As filed with the Securities and Exchange Commission on May 30, 2012

Registration No. 333-178457

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Northern Tier Energy, Inc.

to be converted to a partnership to be named

Northern Tier Energy LP

(Exact name of registrant as specified in its charter)

Delaware	2911	80-0763623
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

38C Grove Street, Suite 100

Ridgefield, Connecticut 06877

(203) 244-6550

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter T. Gelfman

Vice President, General Counsel and Secretary

38C Grove Street, Suite 100

Ridgefield, Connecticut 06877

(203) 244-6550

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas E. McWilliams Brenda K. Lenahan Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002-6760 (713) 758-2222	M. Breen Haire Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1234	Michael J. Volkovitsch Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 30, 2012

Common Units

Representing Limited Partner Interests

Northern Tier Energy LP

This is the initial public offering of our common units representing limited partner interests. Prior to this offering, there has been no public market for our common units. We anticipate that the initial public offering price of our common units will be between $         and $         per common unit.

We have applied to list our common units on the New York Stock Exchange under the symbol “NTI.”

See “Risk Factors” on page 25 to read about factors you should consider before buying our common units. These risks include the following:

•	We may not have sufficient available cash to pay any quarterly distribution on our units.

•

The amount of our quarterly distributions, if any, will vary significantly both quarterly and annually and will be directly dependent on the performance of our business. Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase distributions over time.

•	Restrictions in the agreements governing our indebtedness could limit our ability to make distributions to our unitholders.

•

The price volatility of crude oil, other feedstocks, refined products and fuel and utility services may have a material adverse effect on our earnings, profitability, cash flows and liquidity, and our ability to make distributions to our unitholders.

•	Our results of operations are affected by crude oil differentials, which may fluctuate substantially.

•

Our general partner, the indirect owners of which include ACON Refining Partners, L.L.C., TPG Refining, L.P., and certain members of our management team, has fiduciary duties to its owners, and the interests of its owners may differ significantly from, or conflict with, the interests of our public common unitholders.

•	Our unitholders have limited voting rights and are not entitled to elect our general partner or our general partner’s directors.

•	You will incur immediate and substantial dilution in the net tangible book value of your common units.

•

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation for federal income tax purposes or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our cash available for distribution to you could be substantially reduced.

•	You will be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

PRICE $         PER COMMON UNIT

	Per Common Unit	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Northern Tier Energy LP	$	$

To the extent that the underwriters sell more than          common units, the underwriters have the option to purchase up to an additional          common units at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the common units against payment in New York, New York on or about                     , 2012.

Goldman, Sachs & Co.	Barclays	BofA Merrill Lynch

Credit Suisse	Deutsche Bank Securities	UBS Investment Bank
J.P. Morgan Macquarie Capital Prospectus dated , 2012.

NORTHERN TIER ENERGY

Hardisty
AB
SK
MB
Enbridge P/L
Cromer
MT
Enbridge Portal P/L
Clearbrook
Bakken
ND
New Minnesota P/L
(post expansion
in 2008)
Minnesota P/L
NORTHERN TIER ENERGY
MN
WI
Wood River P/L
IA
IL
Chicago P/L
Bethany
Hartford
Capwood
KS
MO
Ozark P/L
Capline P/L
Cushing
OK
AR
SUPERAMERICA
Superior
St. Paul
Minneapolis
Sioux Falls
Company Operated Convenience Stores
Franchised Convenience Stores
Legend
NORTHERN TIER ENERGY
St. Paul Park Refinery
Other Refineries
Existing Storage

Northern Tier Energy	
Refining Business	**Retail Business**
▪ St. Paul Park Refinery ‣ 74,000 bpd capacity (84,500 bpsd) ▪ 17% interest in Minnesota Pipe Line Company ▪ Storage and transportation assets	▪ 166 operated convenience stores ▪ 67 franchised convenience stores ▪ SuperMom's Bakery

Through and including                     , 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in our common units, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the common units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

i

Industry and Market Data

This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our ranking, market position and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s estimates and assumptions about our markets and our internal research. While we are not aware of any misstatements regarding our market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.

This prospectus contains certain information regarding refinery complexity as measured by the Nelson Complexity Index, which is calculated on an annual basis by the Oil and Gas Journal. Certain data presented in this prospectus is from the Oil and Gas Journal Report dated January 1, 2010.

Trademarks and Trade Names

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere in this prospectus. Because it is abbreviated, this summary is not complete and does not contain all of the information that you should consider before investing in our common units. You should read the entire prospectus carefully before making an investment decision, including the information presented under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto included elsewhere in this prospectus. Unless otherwise indicated, the information presented in this prospectus assumes (i) an initial public offering price of $             per common unit, which represents the midpoint of the price range set forth on the cover of this prospectus, and (ii) that the underwriters’ option to purchase additional common units is not exercised. We have provided definitions for certain terms used in this prospectus in the “Glossary of Industry Terms Used in this Prospectus” beginning on page B-1 of this prospectus.

Unless the context otherwise requires, the terms “we,” “us,” “our,” “Successor” and “Company,” when used in the context of the period (i) prior to the completion of the transactions described in “—IPO Transactions,” refer to Northern Tier Energy LLC and its subsidiaries, which will be contributed to Northern Tier Energy LP in connection with the closing of this offering, and (ii) after the completion of the transactions described in “—IPO Transactions,” refer to Northern Tier Energy LP and its subsidiaries. References to our “general partner” refer to Northern Tier Energy GP LLC. References to “Northern Tier Holdings” refers to Northern Tier Holdings LLC, the owner of our general partner. References to “ACON Refining” refer to ACON Refining Partners, L.L.C. and certain of its affiliates and to “TPG Refining” refer to TPG Refining, L.P. and certain of its affiliates. References to “Marathon Oil” refer to Marathon Oil Corporation, references to “Marathon Petroleum” refer to Marathon Petroleum Corporation, a wholly owned subsidiary of Marathon Oil until June 30, 2011, and references to “Marathon” refer to Marathon Petroleum Company LP, an indirect, wholly owned subsidiary of Marathon Petroleum, and certain affiliates of Marathon Petroleum Company LP. References to the “Marathon Acquisition” refer to the acquisition by us of our St. Paul Park, Minnesota refinery, a 17% interest in the Minnesota Pipe Line Company, our convenience stores and related assets from Marathon, completed in December 2010. We refer to the assets acquired in the Marathon Acquisition as the “Marathon Assets.” The Marathon Acquisition is described in greater detail, including certain related transactions in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Comparability of Historical Results—Marathon Acquisition.”

Northern Tier Energy LP

We are an independent downstream energy limited partnership with refining, retail and pipeline operations that serve the PADD II region of the United States. We operate our assets in two business segments: the refining business and the retail business. For the three months ended March 31, 2012, we had total revenues of approximately $1.0 billion, operating income of $2.7 million, a net loss of $193.6 million and Adjusted EBITDA of $81.5 million. For the year ended December 31, 2011, we had total revenues of $4.3 billion, operating income of $422.6 million, net earnings of $28.3 million and Adjusted EBITDA of $430.7 million. For a definition, and reconciliation, of Adjusted EBITDA to net earnings, see “—Summary Historical Condensed Consolidated Financial and Other Data.”

Refining Business

Our refining business primarily consists of a 74,000 barrels per calendar day (“bpd”) (84,500 barrels per stream day) refinery located in St. Paul Park, Minnesota. Our refinery has a Nelson complexity index of 11.5, which refers to the ability of a refinery to produce finished products based on its investment intensity and cost relative to other refineries. Our refinery’s complexity allows us to process a variety of light, heavy, sweet and sour crudes into higher value refined products.

We are one of only two refineries in Minnesota and one of four refineries in the Upper Great Plains area within the Petroleum Administration for Defense District (“PADD”) II region. Our strategic location allows us direct access, primarily via the Minnesota Pipeline, to what we believe are abundant supplies of advantageously priced crude oils. Of the crude oil processed at our refinery in 2011 and in the first quarter of 2012, approximately 51% and 61%, respectively, was Canadian crude oil and the remainder was comprised of mostly light sweet crude oil from the Bakken Shale in North Dakota. Many of these crude oils have historically priced at a discount to the U.S. benchmark West Texas Intermediate crude oil (“NYMEX WTI”). Further, over the past twelve months, NYMEX WTI has traded at an additional discount relative to waterborne crude oils, such as Brent crude oil (“Brent”).

We expect to continue to benefit from our access to these growing crude oil supplies. By 2025, according to the Canadian Association of Petroleum Producers (“CAPP”), total Canadian crude oil production is expected to grow to 4.7 million bpd from 2010 production of 2.8 million bpd. Crude oil production from the Bakken Shale in North Dakota has also increased significantly, growing from approximately 98,000 bpd in 2005 to approximately 558,000 bpd as of February 2012, and is expected to continue to grow due to improvements in unconventional resource production techniques.

Our location also allows us to distribute our refined products throughout the midwestern United States. Our refinery produces a broad slate of refined products including gasoline, diesel, jet fuel and asphalt, which are then marketed to resellers and consumers primarily in the PADD II region. Approximately 83% and 79% of our total refinery production for the three months ended March 31, 2012 and the year ended December 31, 2011, respectively, was comprised of higher value, light refined products, including gasoline and distillates.

We also own various storage and transportation assets, including a light products terminal, a heavy products terminal, storage tanks, rail loading/unloading facilities and a Mississippi river dock. Approximately 73% and 83% of our gasoline and diesel volumes for the three months ended March 31, 2012 and the year ended December 31, 2011, respectively, were sold via our light products terminal to our company-operated and franchised SuperAmerica branded convenience stores, Marathon branded convenience stores and other resellers. We have a contract with Marathon to supply substantially all of the gasoline and diesel requirements for 90 independently owned and operated Marathon branded convenience stores.

Our refining business also includes our 17% interest in the Minnesota Pipe Line Company LLC (the “Minnesota Pipe Line Company”), which owns and operates the Minnesota Pipeline, a 455,000 bpd crude oil pipeline system that transports crude oil (primarily from Western Canada and North Dakota) for approximately 300 miles from the Enbridge pipeline hub at Clearbrook, Minnesota to our refinery. The Minnesota Pipeline has historically transported the majority of the crude oil used and processed in our refinery.

Retail Business

As of March 31, 2012, our retail business operated 166 convenience stores under the SuperAmerica brand and also supported 67 franchised convenience stores, which are also operated under the SuperAmerica brand. These convenience stores are located primarily in Minnesota and Wisconsin and sell various grades of gasoline and diesel, tobacco products and immediately consumable items such as non-alcoholic beverages, beer, prepared food and a large variety of snacks and prepackaged items. Our refinery supplied substantially all of the gasoline and diesel sold in our company-operated and franchised convenience stores for the three months ended March 31, 2012 and the year ended December 31, 2011.

We also own and operate SuperMom’s Bakery, which prepares and distributes baked goods and other prepared food items for sale in our company-operated and franchised convenience stores and other third party locations.

Refining Industry Overview

Crude oil refining is the process of separating the hydrocarbons present in crude oil for the purpose of converting them into marketable finished, or refined, petroleum products such as gasoline, diesel, jet fuel, asphalt and other products. Refining is primarily a margin-based business where both the feedstock (primarily crude oil) and the refined products are commodities with fluctuating prices. In order to increase profitability, it is important for a refinery to maximize the yields of high value finished products and to minimize the costs of feedstock and operating expenses.

According to the Energy Information Administration (the “EIA”), as of January 1, 2011, there were 137 oil refineries operating in the United States, with the 15 smallest each having a refining capacity of 14,000 bpd or less, and the 10 largest having capacities ranging from 330,000 bpd to 560,640 bpd.

High capital costs, historical excess capacity and environmental regulatory requirements have limited the construction of new refineries in the United States over the past 30 years. According to the EIA, domestic operating refining capacity has increased approximately 5% between January 1982 and January 2011 from 16.1 million bpd to 16.9 million bpd. Much of this increase in capacity is generally the result of efficiency measures and moderate expansions at various refineries, known as “capacity creep,” but some significant expansions at existing refineries have occurred as well. During this same time period, more than 110 generally smaller and less efficient refineries that had limited access to a wide variety of crude oils or were unable to profitably process feedstock into a marketable product mix were closed.

According to the EIA, total demand for refined products in PADD II, which is the region in which we operate, has represented approximately 26% of total U.S. refined products demand from 2006 to 2010. Within PADD II, refined product production capacity is currently insufficient to meet demand. For example, according to the EIA, due to product supply shortfalls within PADD II, net receipts of gasoline, distillate and jet fuel/kerosene from domestic sources outside of PADD II comprised approximately 19%, 17% and 16%, respectively, of demand for these products. Refining capacity in the PADD II region has decreased approximately 3% between January 1982 and January 2011 from approximately 3.8 million bpd to approximately 3.6 million bpd, while more than 25 refineries in the PADD II region have ceased operations. The refined product volumes that are necessary to satisfy the demand in excess of PADD II production are primarily sourced from domestic refineries located outside of PADD II, specifically from the U.S. Gulf Coast.

Our Business Strategy

The primary components of our business strategy are:

•

Make Distributions Equal to the Available Cash We Generate Each Quarter.    The board of directors of our general partner will adopt a policy under which distributions for each quarter will equal the amount of available cash (as described in “Distribution Policy and Restrictions on

Distributions”) we generate each quarter. We do not intend to maintain excess distribution coverage in order to stablize our quarterly distributions or to otherwise reserve cash for future distributions. In addition, our general partner has a non-economic interest and no incentive distribution rights, and, accordingly, our unitholders will receive 100% of our cash distributions. See “Distribution Policy and Restrictions on Distributions.”

•	Focus on Growth Opportunities. We intend to pursue opportunities to grow our business both organically and through acquisitions within the refining, logistics and retail marketing industries.

•

Organic Growth Projects.    We plan to continue to make investments to enhance the operating flexibility of our refinery, to improve our crude oil sourcing advantage and to grow our retail business. We intend to pursue organic growth projects at the refinery to improve the yield of light products we produce and the efficiency of our operations, which we believe should improve profitability. We also plan to make investments in logistics operations, including trucking, terminal and pipeline facilities, to enhance our crude oil sourcing flexibility and to reduce related crude oil purchasing and delivery costs. We also intend to invest in the growth of our retail business with the ultimate objective of having a dedicated outlet for all of our refinery’s gasoline production. We believe that this retail strategy should allow our refinery to reduce its reliance on the wholesale market, improve the capacity utilization of our refinery and increase our profitability.

•

Evaluate Accretive Acquisition Opportunities.    We will selectively pursue accretive acquisitions within our refining and retail business segments, both in our existing areas of operations as well as in new geographic regions that would diversify our operating footprint. In evaluating acquisitions within the refining industry, we will consider, among other factors, sustainable performance of the targeted assets through the refining cycle, access to advantageous sources of crude oil supplies, attractive demand and supply market fundamentals, access to distribution and logistics infrastructure, and potential operating synergies.

•

Focus on Optimizing Crude Oil Supply.    We are focused on optimizing our crude oil purchases for our refining operations and minimizing our crude oil feedstock costs. Our strategic location and the refinery’s complexity allow us to receive and process a variety of light, heavy, sweet and sour crude oils from Western Canada and the United States, many of which have historically priced at a discount to the NYMEX WTI price benchmark.

•

Maintain Significant Liquidity in Our Business.    We benefit from a number of sources of liquidity that provide us with financial flexibility during periods of volatile commodity prices, including cash on hand, our $300 million revolving credit facility, trade credit from our crude oil supplies and other mechanisms. For example, in December 2010, we entered into a crude oil supply and logistics agreement with J.P. Morgan Commodities Canada Corporation (“JPM CCC”), which was later amended and restated in March 2012, to supply our refinery’s crude oil feedstock requirements, which helps reduce the amount of working capital required in our refinery operations. We manage our operations prudently with a focus on maintaining sufficient liquidity to meet unforeseen capital needs. On a pro forma basis for this offering, as of March 31, 2012, we estimate that we would have had approximately $         million of available liquidity comprised of cash on hand and amounts available for borrowing under our $300 million revolving credit facility. Our actual available liquidity may vary from our estimated amount depending on several factors, including fluctuations in inventory and accounts receivable values as well as cash reserves.

•

Selectively Engage in Hedging Activities to Ensure Sufficient Cash Flows to Service Our Fixed Obligations.     We plan to systematically evaluate the merits of entering into commodity derivatives contracts to hedge our refining margins with respect to a portion of our gasoline and diesel production. We will engage in these activities with the purpose of ensuring that we have sufficient cash flows to meet our fixed cost obligations, service our outstanding debt and other liabilities, and meet our capital expenditure requirements.

Commodity derivatives contracts that we may enter into include either exchange-traded contracts in the form of futures contracts or over-the-counter contracts in the form of commodity price swaps that reference benchmark indices.

As of March 31, 2012, approximately 15 million barrels of our future gasoline and diesel production remained hedged under commodity derivatives contracts of which 10 million barrels related to 2012 production and the remainder to 2013 production. Our hedge positions for 2011 and 2012 production were established at the time of the Marathon Acquisition and our plan is to hedge a lesser amount of production than we hedged at the time of the acquisition. Consequently, we plan to increase our exposure to the gross refining margins that we would realize at our refinery on an unhedged basis over time.

During the first quarter of 2012, we settled contracts covering approximately 3 million barrels of our remaining 2012 gasoline and diesel production and recognized a loss of approximately $45 million. Our required payment of the majority of the loss from these settled contracts has been deferred until 2013.

In addition, during the second quarter of 2012, we reset the price of our contracts for the period of July 2012 through December 2012 and recognized a loss of approximately $92 million. We plan to use a portion of the net proceeds of this offering to settle this obligation. If we do not complete this offering, the loss from resetting the price of our derivative contracts will be paid to the counterparty on the same monthly schedule as the original contracts were scheduled to settle.

Our Competitive Strengths

We have a number of competitive strengths that we believe will help us to successfully execute our business strategy:

•

Strategically Located Refinery with Advantageous Access to Crude Oil Supply.    Our refinery is located on approximately 170 acres along the Mississippi River in a strategically advantageous area within the PADD II region. The refinery has the ability to source a variety of crude oils, including heavy Canadian crude oils and light North Dakota crude oils, primarily via the Minnesota Pipeline. Our refinery also has access to crude oils from Cushing, Oklahoma, the U.S. Gulf Coast and other foreign markets. The ability to source and process multiple types of crude oil enables us to capitalize on changing market conditions and, we believe, increase our profitability. For the three months ended March 31, 2012, 61% of the crude oil processed at the refinery was Canadian crude oil, with the remainder comprised of locally produced U.S. crude oils, mostly from the Bakken Shale in North Dakota. Historically, we have purchased our crude oil at a discount to NYMEX WTI as a result of our close proximity to plentiful sources of crude oil in Western Canada and North Dakota. Over the five years ended March 31, 2012, we realized an average discount of $1.56 per barrel of crude oil purchased for our refinery when compared to the average NYMEX WTI price per barrel over the same period. More recently, the increase of the discount at which a barrel of NYMEX WTI traded relative to Brent has allowed refineries, such as ours, that are capable of sourcing and utilizing crude oil that is priced more in line with NYMEX WTI, to realize relatively lower feedstock costs and benefit from the higher refined product prices resulting from higher Brent prices.

•

Attractive Regional Refined Products Supply/Demand Dynamics.    In recent years, demand for refined products in the PADD II region has exceeded regional production, resulting in a need for imports from other regions, specifically from the U.S. Gulf Coast region. Our inland location means that foreign and coastal domestic refiners seeking to access our marketing area would incur additional transportation costs. Over the five years ended March 31, 2012, our refinery has realized an average price premium of $3.45 per barrel for its gasoline and distillates production relative to the prices used in calculating the U.S. Gulf Coast 3:2:1 crack spread and an average price premium of $2.01 per barrel relative to the benchmark PADD II Group 3 3:2:1 crack spread (the “Group 3 3:2:1 crack spread”), in each case assuming a comparable rate of two barrels of gasoline and one barrel of distillate (see footnote 4 in “—Summary Historical Condensed Consolidated Financial and Other Data”).

•

Substantial Refinery Operating Flexibility.    Since 2006, approximately $226 million (including $194 million from January 2006 through November 2010 and $32 million from our inception date of June 23, 2010 through March 2012) has been invested in upgrades and capital projects to modernize the St. Paul Park refinery, improve its operating flexibility, increase its complexity and meet U.S. environmental, health and safety requirements, including revamping the gas oil hydrotreater in 2006 to allow for the production of ultra low sulfur diesel. As a result of these capital expenditures, we believe that we will be able to comply with known prospective fuel quality requirements without incurring significant capital costs or substantially increased operating costs. In addition, we have significant redundancies in our refining assets, which include two crude oil distillation and vacuum towers, two reformers, two sulfur recovery units and five hydrotreating units. These redundancies allow us to continue to receive and process crude oil and other feedstocks in the event a unit goes out of service and allows for increased maintenance flexibility as a redundant unit may be used without having to shut down the entire refinery in the case of a major unit turnaround.

Our refinery has a Nelson complexity index of 11.5. Our refinery’s complexity means we can process lower cost crude oils into higher value light refined products, including transportation fuels, such as gasoline and distillates. Gasoline and distillates comprised approximately 83% and 79% of our total refinery production for the three months ended March 31, 2012 and the year ended December 31, 2011, respectively.

•

Strong Refinery Operating and Safety Track Record.    Our refinery has a strong operating and safety track record as evidenced by our high mechanical availability and low recordable incidents. This performance is due to, among other things, the periodic upgrades and maintenance performed at our refinery. We measure our safety track record primarily through the use of injury frequency rates as determined by the Occupational Safety and Health Administration (“OSHA”). Our refinery had an OSHA Recordable Rate of 0.60 and 0.52 during the three months ended March 31, 2012 and the year ended December 31, 2011, respectively.

•

Integrated Refining and Retail Distribution Operations.    Our business is an integrated refining operation with significant storage assets and a retail distribution network comprising, as of March 31, 2012, 166 company-operated and 67 franchised convenience stores, all of which are operated under the SuperAmerica brand. For the three months ended March 31, 2012 and the year ended December 31, 2011, we sold 73% and 83% of our gasoline and diesel volumes, respectively, via our eight-bay bottom-loading light products terminal located at the refinery, primarily to our retail distribution network and, to a lesser extent, other resellers. Our refinery supplied substantially all of the gasoline and diesel sold in our company-operated and franchised convenience stores during these periods. We also have a contract with Marathon to supply substantially all of the gasoline and diesel requirements of 90 independently owned and operated Marathon branded convenience stores. In addition, we also have (i) a seven-bay heavy products terminal located on the refinery property, (ii) rail facilities for shipping liquefied petroleum gases and asphalt and for receiving butane, isobutane, crude oil and ethanol and (iii) a barge dock on the Mississippi River used primarily for shipping vacuum residuals and slurry.

•

Experienced, Proven and Incentivized Management Team.    Our management team is led by our Chief Executive Officer, Mario E. Rodriguez, formerly a managing director in the global energy investment banking division of Citigroup Global Markets, who has approximately 20 years of experience in the energy and finance industries. Our President and Chief Operating Officer, Hank Kuchta, has over 30 years of industry experience and was formerly President and Chief Operating Officer of Premcor Inc. Premcor operated four refineries in the United States with approximately 750,000 bpd of refining capacity at the time of its sale to Valero Energy Corporation in April 2005. Prior to Premcor, Mr. Kuchta served in various management positions at Phillips 66 Company, Tosco Corporation and Exxon Corporation. Our President of refinery operations, Greg Mullins, previously worked at Marathon for over 30 years and has extensive experience in all aspects of refinery operations and management as well as major project development and project management. Several members of our management team, including our President and Chief Operating Officer; our Vice President, Marketing; our Vice President, Supply; our Vice President, Human Resources; and our Vice President, Chief Information Officer, have experience working together as a management team at Premcor.

Risk Factors

Investing in our common units involves risks that include the volatility of crude oil and other refinery feedstocks, competition, our partnership structure, the tax characteristics of our common units and other material factors. For a discussion of these risks and other considerations that could negatively affect us, see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Our Relationship with ACON Refining and TPG Refining

Following this offering, ACON Refining and TPG Refining will indirectly control and own a substantial majority of the economic interests in Northern Tier Holdings. Following this offering, Northern Tier Holdings will own 100% of our general partner and     % of our units (including 100% of our PIK units).

ACON Investments, L.L.C., an affiliate of ACON Refining, and certain other of its affiliates (“ACON Investments”) manage private equity funds and special purpose investment partnerships. ACON Investments has executed investments in upstream and midstream oil and gas companies as well as in energy infrastructure and energy services. TPG Global LLC (together with its affiliates, “TPG”), an affiliate of TPG Refining, is a leading private investment firm with $49 billion of assets under management as of December 31, 2011. TPG has extensive global experience with investments in the energy sector. We believe we will benefit from ACON Investments’ and TPG’s collective experience in the energy industry.

At the closing of this offering, ACON Funds Management L.L.C. (“ACON Management”), an affiliate of ACON Investment, and TPG VI Management, LLC, an affiliate of TPG (“TPG Management”), will receive a one time, aggregate success fee of $6.0 million pursuant to the management services agreement that will terminate in connection with the closing of this offering. The success fee will be divided equally between ACON Management and TPG Management. In addition, ACON Refining and TPG Refining will receive a distribution of $         million from the net proceeds of this offering.

Our Management

We are managed and operated by the board of directors and executive officers of our general partner, which is owned by Northern Tier Holdings. Following this offering,     % of our units (including 100% of our PIK units) will be owned by Northern Tier Holdings. Northern Tier Holdings, as the owner of our general partner, will have the right to appoint all members of the board of directors of our general partner, including the independent directors. Our unitholders will not be entitled to elect our general partner or its directors or otherwise directly participate in our management or operation. For more information about the executive officers and directors of our general partner, please read “Management.”

Following the consummation of this offering, neither our general partner nor its affiliates will receive any management fee, but we will reimburse our general partner and its affiliates for all expenses they incur and payments they make on our behalf. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us.

Our operations will be conducted through, and our operating assets will be owned by, our wholly owned subsidiary, Northern Tier Energy LLC, and its subsidiaries. All of the employees who conduct our business will be employed by Northern Tier Energy LLC and its subsidiaries. Northern Tier Energy LP does not have any employees.

Conflicts of Interest and Fiduciary Duties

Our general partner has a legal duty to manage us in good faith. However, the officers and directors of our general partner also have fiduciary duties to manage our general partner in a manner beneficial to its indirect owners, which include ACON Refining, TPG Refining and certain members of our management team. As a result, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its owners, on the other hand. Our partnership agreement limits the liability and reduces the duties owed by our general partner to our unitholders. Our partnership agreement also restricts the remedies available to our unitholders for actions that might otherwise constitute a breach of our general partner’s duties. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and each unitholder is treated as having consented to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under Delaware law.

For a more detailed description of the conflicts of interest and the fiduciary duties of our general partner, see “Conflicts of Interest and Fiduciary Duties.” For a description of other relationships with our affiliates, see “Certain Relationships and Related Person Transactions.”

The IPO Transactions

In connection with the closing of this offering, the following transactions will occur:

•

The settlement agreement with Marathon with respect to the contingent consideration arrangements that we entered into in connection with the Marathon Acquisition will become effective. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Comparability of Historical Results—Marathon Acquisition and Related Transactions;”

•

Our management services agreement with ACON Management and TPG Management will terminate. See “Certain Relationships and Related Person Transactions—Agreements with Affiliates of Our General Partner—Management Services Agreement;”

•

Northern Tier Holdings LLC will contribute all of its membership interests in Northern Tier Energy LLC to Northern Tier Energy LP in exchange for                 PIK units and                 common units and the right to receive additional cash or common units as described below;

•	Northern Tier Energy LP will issue common units to the public, representing a % limited partner interest in us, and will use the net proceeds from this offering as described under “Use of Proceeds;”

•

Northern Tier Retail Holdings LLC, a wholly-owned subsidiary of Northern Tier Energy LLC that holds all of the ownership interests in Northern Tier Retail LLC and Northern Tier Bakery LLC, through which we conduct our retail business, will elect to be treated as a corporation for federal income tax purposes, subjecting that subsidiary to corporate-level tax; and

•

Northern Tier Energy Holdings LLC, a wholly-owned subsidiary of Northern Tier Energy LP, will elect to be treated as a corporation for federal income tax purposes, subjecting that subsidiary to corporate-level tax. Northern Tier Energy Holdings LLC will not have any independent operations.

We have granted the underwriters a 30-day option to purchase up to an aggregate of          additional common units. Any net proceeds received from the exercise of this option will be distributed to Northern Tier Holdings. If the underwriters do not exercise this option in full or at all, the common units that would have been sold to the underwriters had they exercised the option in full will be issued to Northern Tier Holdings at the expiration of the option period. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding.

We refer to the above transactions as the “IPO Transactions.”

Organizational Structure

The following chart provides a simplified overview of our organizational structure after giving effect to the IPO Transactions (assuming the underwriter’s option to purchase additional common units is not exercised):

(1)	All of the common interests in Northern Tier Holdings are owned by Northern Tier Investors, LLC, a Delaware limited liability company, the sole member of which is Northern Tier Investors LP, a Delaware limited partnership. All of the limited partnership interests in Northern Tier Investors LP are held by ACON Refining (48.75%), TPG Refining (48.75%) and certain members of our management team (2.5%). All of the limited liability company interests in the general partner of Northern Tier Investors LP, NTI GenPar LLC, a Delaware limited liability company, are held equally by ACON Refining and TPG Refining. Marathon will hold a $45 million preferred interest in Northern Tier Holdings. All of our PIK units will initially be owned by Northern Tier Holdings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Comparability of Historical Results—Marathon Acquisition And Related Transactions.”
(2)	Northern Tier Energy Holdings LLC, which will elect to be treated as a corporation for federal income tax purposes in connection with the closing of this offering, will be a wholly-owned subsidiary of Northern Tier Energy LP and will hold a 0.01% membership interest in Northern Tier Energy LLC.
(3)	Includes 17% of the limited liability company interests of Minnesota Pipe Line Company, LLC and 17% of the stock of MPL Investments, Inc.

(4)	Northern Tier Retail Holdings LLC, a wholly-owned subsidiary of Northern Tier Energy LLC that holds all of the ownership interests in Northern Tier Bakery LLC and Northern Tier Retail LLC, will elect to be treated as a corporation for federal income tax purposes in connection with the closing of this offering.

Principal Executive Offices and Internet Address

Our principal executive offices are located at 38C Grove Street, Suite 100, Ridgefield, Connecticut 06877 and our telephone number at that address is (203) 244-6550. Our website is located at www.ntenergy.com. We expect to make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission (“SEC”), available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

The Offering

Issuer	Northern Tier Energy LP, a Delaware limited partnership.

Common units offered to the public	common units.

Option to purchase additional common units	We have granted the underwriters a 30-day option to purchase up to an aggregate of additional common units.

Units outstanding after this offering	common units and PIK units.

We have granted the underwriters a 30-day option to purchase up to an aggregate of additional common units. If the underwriters do not exercise this option in full or at all, the common units that would have been sold to the underwriters had they exercised the option in full will be issued to Northern Tier Holdings at the expiration of the option period. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding.

Use of proceeds	We expect to receive approximately $ million of net proceeds from the sale of the common units offered by us, based upon the assumed initial public offering price of $ per common unit (the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriting discount of $ million (or $ million if the underwriters exercise in full their option to purchase additional common units) and estimated offering expenses of $ million. Each $1.00 increase (decrease) in the public offering price would increase (decrease) our net proceeds by approximately $ million (assuming no exercise of the underwriters’ option to purchase additional common units).

We intend to use the net proceeds received from this offering to:

•	redeem $29 million of our senior secured notes at a redemption price of 103% of the principal amount thereof, for an estimated $30 million;

•

pay $40 million to Marathon, which represents the cash component of a settlement agreement we entered into with Marathon related to a contingent consideration agreement that was entered into at the time of the Marathon Acquisition;

•

pay $92 million to J. Aron & Company, an affiliate of Goldman, Sachs & Co., for losses incurred during the quarter ending June 30, 2012 as a result of resetting the price of certain derivative contracts; and

•

distribute approximately $         million to Northern Tier Holdings, of which $         million will be used to redeem Marathon’s existing preferred interest in Northern Tier Holdings and $         million will be distributed to ACON Refining, TPG Refining and certain members of our management team.

The remaining net proceeds of $ will be used to fund capital expenditures and for general partnership purposes. See “Use of Proceeds.”

Any net proceeds received from the exercise of the underwriters’ option to purchase additional common units will be distributed to Northern Tier Holdings.

Distribution policy	Within 60 days after the end of each quarter, beginning with the quarter ending , 2012, we expect to make distributions to unitholders of record on the applicable record date. We expect our first distribution will include available cash (as described below) for the period from the closing of this offering through , 2012.

The board of directors of our general partner will adopt a policy pursuant to which distributions for each quarter (including the distributions of additional PIK units on outstanding PIK units) will be in an amount equal to the available cash we generate in such quarter. Distributions on our units will be in cash, but during the PIK period described below, the board of directors of our general partner will cause distributions on the PIK units to be payable by Northern Tier Energy LP in the form of additional PIK units to PIK unitholders of record on the applicable record date as described below. Available cash for each quarter will be determined by the board of directors of our general partner following the end of such quarter. We expect that available cash for each quarter will generally equal our cash flow from operations for the quarter, less cash needed for maintenance capital expenditures, accrued but unpaid expenses, reimbursement of expenses incurred by our general partner and its affiliates, debt service and other contractual obligations and reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate, including reserves for our turnaround and related expenses.

We do not intend to maintain excess distribution coverage for the purpose of maintaining stability or growth in our quarterly distribution or to otherwise reserve cash for distributions, and we do not intend to incur debt to pay quarterly distributions. We expect to finance substantially all of our growth externally, either by debt issuances or additional issuances of equity.

Because our policy will be to distribute (through cash and in-kind distributions) an amount equal to all available cash we generate each quarter, our unitholders will have direct exposure to fluctuations in the amount of cash generated by our business. We expect that the amount of our quarterly distributions, if any, will vary based on our operating cash flow during such quarter. As a result, our quarterly distributions, if any, will not be stable and will vary from quarter to quarter as a direct result of variations in, among other factors, (i) our operating performance, (ii) cash flows caused by, among other things, fluctuations in the prices of crude oil and other feedstocks and the prices we receive for finished products, working capital or capital expenditures and (iii) cash reserves deemed necessary or appropriate by the board of directors of our general partner. Such variations in the amount of our quarterly distributions may be significant. Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase distributions over time. The board of directors of our general partner may change our distribution policy at any time. Our partnership agreement does not require us to pay distributions to our unitholders on a quarterly or other basis.

Certain provisions of the indenture governing our senior secured notes and our revolving credit facility place restrictions on our ability to make cash distributions. Subject to certain exceptions, the restricted payment covenant under the indenture governing our senior secured notes restricts us from making cash distributions unless our fixed charge coverage ratio, as defined in the indenture, is at least 2.0 to 1.0 after giving pro forma effect to such distributions and such cash distributions do not exceed an amount equal to the aggregate net proceeds received by us (either as a result of capital contributions or from the sale of equity or certain debt securities) plus 50% of our consolidated net income (or less 100% of consolidated net loss) accrued on a cumulative basis plus certain other items. As of December 31, 2011 and March 31, 2012, our restricted payments basket under the indenture was equal to approximately $61.4 million and $59.2 million, respectively. On a pro forma basis for this offering, as of December 31, 2011 and March 31, 2012, our restricted payments basket under the indenture would have been equal to approximately $         million and $         million,

respectively. Our revolving credit facility generally restricts our ability to make cash distributions if (a) we fail to have excess availability under the facility at least equal to the greater of (1) 25% of the lesser of (x) the $300 million commitment amount and (y) the then applicable borrowing base and (2) $37.5 million or (b) we fail to maintain a fixed charge coverage ratio, as defined by the revolving credit facility, after giving pro forma effect to such distributions of at least 1.1 to 1.0.

Based upon our forecasted results, we expect that available cash for the twelve months ending June 30, 2013 will be approximately $220.4 million. The following table sets forth our forecast of available cash on a quarterly basis for the twelve months ending June 30, 2013:

Three Months Ending	Available Cash
(in millions)
September 30, 2012	$94.2
December 31, 2012	73.6
March 31, 2013	37.5
June 30, 2013	15.1

The forecasted available cash as of June 30, 2013 is projected to be unfavorably impacted by a planned turnaround during the second quarter of 2013. We expect that available cash for the three months ending September 30, 2013 will be approximately $56.6 million.

Distribution of the full amount in cash for each period is projected to be permitted under the restricted payments basket of the indenture. See “Distribution Policy and Restrictions on Distributions—Forecasted Available Cash.” Unanticipated events may occur which could materially adversely affect the actual results we achieve during the forecast periods.

Consequently, our actual results of operations, cash flows, financial condition and our need for cash reserves during the forecast periods may vary from the forecast, and such variations may be material. Prospective investors are cautioned not to place undue reliance on our forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition. In addition, the board of directors of our general partner may be required to, or elect to, reduce or eliminate our distributions at any time during periods of high prices for refinery feedstocks, such as crude oil, and/or reduced prices or demand for our refined products, among other reasons. See “Risk Factors.”

PIK units	Northern Tier Holdings initially will own all of our PIK units. These units are called “PIK units” because as described below distributions on such units will be “payable in kind.” Distributions on common units will be in cash, but during the PIK period described below, our general partner will cause distributions to be payable by Northern Tier Energy LP on the PIK units in additional PIK units to PIK unitholders of record on the applicable record date. The effect of paying distributions of additional PIK units on PIK units, which we refer to as distributions in kind or distributions of equity, is as if we had paid cash distributions on those PIK units, and the holders of those PIK units had in turn recontributed that cash to us in exchange for additional PIK units. In order to make distributions in kind on these securities, we will have to have sufficient available cash to have paid them in cash and must pay a simultaneous cash distribution to the holders of our common units.

The number of PIK units that will be distributed on a PIK unit in lieu of a quarterly cash distribution will equal a fraction, the numerator of which is the amount of the cash distribution paid on a common unit and the denominator of which is the volume-weighted average price of a common unit for the 10 trading days immediately preceding the ex-dividend date for the associated distribution in respect of the common unit.

This calculation is intended to provide the holders of PIK units with a number of PIK units equal in value on a per unit basis to the cash being distributed to common unitholders.

While the PIK units will not receive cash distributions during the PIK period, the distribution of additional PIK units in lieu of cash distributions may substantially increase the number of units outstanding and the amount of cash required on a quarterly and annual basis to pay distributions on all units.

The PIK period will commence on the date of the closing of the offering and end on the date that is the earlier of (i) and (ii) the date by which we redeem, repurchase, defease or retire all of the senior secured notes, or amend the indenture governing the senior secured notes in a manner that removes restrictions on our ability to distribute all available cash to unitholders.

Immediately following the end of the PIK period, each outstanding PIK unit will be automatically converted into a common unit and entitled to receive any distributions in cash. The purpose of this feature is to support the payment of cash distributions to our common unitholders during periods in which we expect that certain of the provisions of the existing notes indenture may restrict the ability of Northern Tier Energy LLC, our operating subsidiary, to distribute cash to us and thus our ability to distribute all available cash in accordance with our distribution policy.

Incentive distribution rights	None.

Subordination period	None.

Issuance of additional units	Our partnership agreement authorizes us to issue an unlimited number of additional units, including PIK units, units with rights to distributions or in liquidation that are senior to our common units, and rights to buy units for the consideration and on the terms and conditions determined by the board of directors of our general partner, without the approval of our unitholders. See “Common Units Eligible for Future Sale” and “The Partnership Agreement—Issuance of Additional Partnership Interests.”

Limited voting rights	Our general partner manages and operates us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Unitholders will have no right to elect our general partner or our general partner’s directors on an annual or other continuing basis. Our general partner may be removed by a vote of the holders of at least two-thirds of the outstanding units (with holders of the common units and holders of the PIK units voting together as a single class), including any units owned by our general partner and its affiliates (including Northern Tier Holdings). Upon the completion of this offering, Northern Tier Holdings will own an aggregate of approximately % of our outstanding units (approximately % if the underwriters exercise their option to purchase additional common units in full). This will give Northern Tier Holdings the ability to prevent removal of our general partner. See “The Partnership Agreement—Voting Rights.”

Call right	If at any time our general partner and its affiliates (including Northern Tier Holdings) own more than 80% of the units, our general partner will have the right, but not the obligation, to purchase all, but not less than all, of the units held by unaffiliated unitholders at a price not less than their then-current market price, as calculated pursuant to the terms of our partnership agreement. See “The Partnership Agreement—Call Right.”

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for

distributions for the period ending                     , you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be     % or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $         per common unit, we estimate that your average allocable federal taxable income per year will be no more than $         per common unit. See “Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions.”

Material federal income tax consequences	For a discussion of the material federal income tax consequences that may be relevant to prospective unitholders, see “Material Federal Income Tax Consequences.”

Exchange listing	We have applied to list our common units on the New York Stock Exchange (“NYSE”) under the symbol “NTI.”

Summary Historical Condensed Consolidated Financial and Other Data

The following tables present certain summary historical condensed consolidated financial and other data. The combined financial statements for the year ended December 31, 2009, and the eleven months ended November 30, 2010 represent a carve-out financial statement presentation of several operating units of Marathon, which we refer to as “Predecessor.” For more information on the carve-out presentation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Predecessor Carve-Out Financial Statements” and our financial statements and the notes thereto included elsewhere in this prospectus. The historical combined financial data for periods prior to December 1, 2010 presented below do not reflect the consummation of the Marathon Acquisition and the transactions related thereto or our capital structure following the Marathon Acquisition and the transactions related thereto. Northern Tier Energy LLC was formed on June 23, 2010 and entered into certain agreements with Marathon on October 6, 2010 to acquire the Marathon Assets. At the closing of the Marathon Acquisition on December 1, 2010, Northern Tier Energy LLC acquired the Marathon Assets. Northern Tier Energy LLC had no operating activities between its inception date and the closing date of the Marathon Acquisition, although it incurred various transaction and formation costs which have been included in the period June 23, 2010 (inception date) through December 31, 2010 (the “2010 Successor Period”).

The summary historical financial data as of March 31, 2012 and for the three months ended March 31, 2011 and 2012 are derived from unaudited financial statements and the notes thereto included elsewhere in this prospectus. The summary historical financial data as of December 31, 2010 and 2011, for the year ended December 31, 2009, the eleven months ended November 30, 2010, the 2010 Successor Period and the year ended December 31, 2011 are derived from audited financial statements and the notes thereto included elsewhere in this prospectus. The summary historical combined balance sheet data as of November 30, 2010 and December 31, 2009 were derived from audited financial statements and the notes thereto and the summary historical balance sheet data as of March 31, 2011 was derived from unaudited financial statements and the notes thereto that are not included in this prospectus.

On a pro forma basis, net earnings for the year ended December 31, 2011 would have been $24.2 million, adjusted for certain items that will impact earnings following the consummation of the offering. These items include a reduction of interest expense of $3.0 million related to the redemption of a portion of our senior secured notes, increased general and administrative expenses of $3.5 million as a result of being a publicly traded partnership, a $5.7 million tax provision attributable to our retail business becoming a tax paying entity and a reduction of $2.1 million in management fees paid to ACON Management and TPG Management.

As a result of the elections by Northern Tier Retail Holdings LLC, a wholly-owned subsidiary of Northern Tier Energy LLC that holds all of the ownership interests in Northern Tier Retail LLC and Northern Tier Bakery LLC, and Northern Tier Energy Holdings LLC to be treated as corporations for federal income tax purposes, for periods following such election, our financial statements will include a tax provision on income attributable to these subsidiaries. On a pro forma basis after giving effect to such election, we would have recorded a tax benefit of approximately $0.2 million for the three months ended March 31, 2012 and a tax provision of approximately $5.7 million for the year ended December 31, 2011. In addition, we will record a tax provision related to the recognition of deferred taxes equal to the tax effect of the difference between the book and tax basis of the assets of these subsidiaries and liabilities as of the effective date of the election. Assuming we had completed the conversion as of March 31, 2012, the amount of the deferred tax provision would have been approximately $         million.

You should read the tables along with “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Selected Historical Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our financial statements and the notes thereto included elsewhere in this prospectus.

	Predecessor		Successor
	Year Ended December 31, 2009	Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) to December 31, 2010	Year Ended December 31, 2011	Three Months Ended March 31,
					2011	2012
	(Dollars in millions, except per barrel/gallon data)
Consolidated and combined statements of operations data:
Total revenue	$2,940.5	$3,195.2	$344.9	$4,280.8	$940.2	$999.1
Costs, expenses and other:
Cost of sales	2,507.9	2,697.9	307.5	3,508.0	779.0	839.8
Direct operating expenses	238.3	227.0	21.4	260.3	61.9	60.7
Turnaround and related expenses	0.6	9.5	–	22.6	3.3	3.5
Depreciation and amortization	40.2	37.3	2.2	29.5	7.3	8.5
Selling, general and administrative expenses	64.7	59.6	6.4	90.7	18.4	20.3
Formation costs	–	–	3.6	7.4	2.5	–
Contingent consideration income	–	–	–	(55.8)	(31.8)	65.7
Other (income) expense, net	(1.1)	(5.4)	0.1	(4.5)	(1.1)	(2.1)

Operating income	89.9	169.3	3.7	422.6	100.7	2.7

Realized losses from derivative activities	–	–	–	(310.3)	(52.2)	(52.9)
Loss on early extinguishment of derivatives	–	–	–	–	–	(44.6)
Unrealized losses from derivative activities	–	(40.9)	(27.1)	(41.9)	(262.9)	(88.4)
Bargain purchase gain	–	–	51.4	–	–	–
Interest expense	(0.4)	(0.3)	(3.2)	(42.1)	(10.0)	(10.4)

Earnings (loss) before income taxes	89.5	128.1	24.8	28.3	(224.4)	(193.6)
Income tax provision	(34.8)	(67.1)	–	–	(0.1)	–

Net earnings (loss)	$54.7	$61.0	$24.8	$28.3	$(224.5)	$(193.6)

Consolidated and combined statements of cash flow data:
Net cash provided by (used in):
Operating activities	$129.4	$145.4	$–	$209.3	$94.3	$(54.8)
Investing activities	(25.0)	(29.3)	(363.3)	(156.3)	(117.8)	(4.6)
Financing activities	(103.9)	(115.4)	436.1	(2.3)	–	–
Capital expenditures	(29.0)	(29.8)	(2.5)	(45.9)	(6.0)	(5.4)

Consolidated and combined balance sheets data (at period end):
Cash and cash equivalents	$6.0	$6.7	$72.8	$123.5	$49.3	$64.1
Total assets	710.1	717.8	930.6	998.8	924.1	962.7
Total long-term debt	–	–	314.5	301.9	314.5	301.9
Total liabilities	343.9	405.4	645.6	686.6	859.5	843.7
Total equity (1)	366.2	312.4	285.0	312.2	64.6	119.0

	Predecessor		Successor
	Year Ended December 31, 2009	Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) to December 31, 2010	Year Ended December 31, 2011	Three Months Ended March 31,
					2011	2012
	(Dollars in millions, except per barrel/gallon data)
Other data:
Adjusted EBITDA(2)	$135.2	$220.1	$9.9	$430.7	$83.2	$81.5
Refinery segment data:

Refinery feedstocks (bpd):
Light and intermediate crude	59,112	55,402	59,872	56,722	56,453	58,368
Heavy crude	15,427	18,693	14,777	20,730	21,888	14,877
Other feedstocks/ blendstocks	7,024	5,971	6,487	3,698	6,433	2,759

Total throughput	81,563	80,066	81,136	81,150	84,774	76,004

Refinery product yields (bpd):
Gasoline	42,674	41,080	42,485	40,240	41,489	38,902
Distillates	22,876	22,201	26,258	24,841	23,795	24,160
Asphalt	7,688	9,532	9,099	9,888	9,615	8,323
Other	8,888	8,145	4,011	7,110	9,805	5,052

Total production	82,126	80,958	81,853	82,079	84,704	76,437

Refinery gross product margin per barrel of throughput(3)	$9.36	$12.86	$9.94	$20.26	$16.54	$17.71
SPP Refinery 3:2:1 crack spread (per barrel)(4)	$10.35	$15.12	$13.85	$27.92	$27.68	$24.28
Group 3 3:2:1 crack spread (per barrel)(4)	$7.94	$9.34	$9.88	$25.37	$18.98	$22.29

Retail segment data:
Gallons sold (in millions)	335.7	316.0	29.1	324.0	78.1	74.1
Retail fuel margin per gallon (for company-operated stores)(5)	$0.14	$0.17	$0.16	$0.21	$0.15	$0.18

(1)	Total equity for the Predecessor represents a net balance reflecting Marathon’s investment and the effect of participation in Marathon’s centralized cash management programs. All cash receipts were remitted to, and all cash disbursements were funded by, Marathon. Other transactions affecting the net investment include general, administrative and overhead costs incurred by Marathon that were allocated to the Predecessor. There are no terms of settlement or interest charges associated with the net investment balance.

(2)	EBITDA is defined as net earnings before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before turnaround and related expenses, stock-based compensation expense, gains (losses) from derivative activities, contingent consideration, formation costs, bargain purchase gain and adjustments to reflect proportionate EBITDA from the Minnesota Pipeline operations. We believe Adjusted EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. We also believe Adjusted EBITDA may be used by some investors to assess the ability of our assets to generate sufficient cash flow to make distributions to our unitholders.

Adjusted EBITDA, as presented herein, is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. We use non-GAAP financial measures as supplements to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP and should not be considered a substitute for net (loss) earnings as determined in accordance with GAAP.

Set forth below is additional detail as to how we use Adjusted EBITDA as a measure of operating performance, as well as a discussion of the limitations of Adjusted EBITDA as an analytical tool.

Operating Performance.    Management uses Adjusted EBITDA in a number of ways to assess our combined financial and operating performance, and we believe this measure is helpful to management and investors in identifying trends in our performance. We use Adjusted EBITDA as a measure of our combined operating performance exclusive of income and expenses that relate to the financing, derivative activities, income taxes and capital investments of the business, adjusted to reflect EBITDA from the Minnesota Pipeline operations. In addition, Adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure and expenses of the organization.

Limitations. Other companies, including other companies in our industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Adjusted EBITDA also has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include that Adjusted EBITDA:

•	does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	does not reflect the equity income in our Minnesota Pipe Line Company investment, but includes 17% of the calculated EBITDA of Minnesota Pipe Line Company;

•	does not reflect realized and unrealized gains and losses from hedging activities, which may have a substantial impact on our cash flow;

•	does not reflect certain other non-cash income and expenses; and

•	excludes income taxes that may represent a reduction in available cash.

The following table shows the reconciliation of net earnings, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA for the year ended December 31, 2009, the eleven months ended November 30, 2010, the 2010 Successor Period, the year ended December 31, 2011 and the three months ended March 31, 2011 and 2012:

	Predecessor		Successor
	Year Ended December 31, 2009	Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) to December 31, 2010	Year Ended December 31, 2011	Three Months Ended March 31,
					2011	2012
	(In millions)
Net earnings	$54.7	$61.0	$24.8	$28.3	$(224.5)	$(193.6)
Adjustments:
Interest expense	0.4	0.3	3.2	42.1	10.0	10.4
Depreciation and amortization	40.2	37.3	2.2	29.5	7.3	8.5
Income tax provision	34.8	67.1	–	–	0.1	–

EBITDA subtotal	130.1	165.7	30.2	99.9	(207.1)	(174.7)
Minnesota Pipe Line Company proportionate EBITDA	4.2	3.7	0.3	2.8	0.9	0.7
Turnaround and related expenses	0.6	9.5	–	22.6	3.3	3.5
Stock-based compensation expense	0.3	0.3	0.1	1.6	0.3	0.4
Unrealized losses on derivative activities	–	40.9	27.1	41.9	262.9	88.4
Contingent consideration income	–	–	–	(55.8)	(31.8)	65.7
Formation costs	–	–	3.6	7.4	2.5	–
Loss on early extinguishment of derivatives	–	–	–	–	–	44.6
Bargain purchase gain	–	–	(51.4)	–	–	–
Realized losses on derivative activities	–	–	–	310.3	52.2	52.9

Adjusted EBITDA	$135.2	$220.1	$9.9	$430.7	$83.2	$81.5

(3)	Refinery gross product margin per barrel of throughput is a per barrel measurement calculated by subtracting refinery costs of sales from total refinery revenues and dividing the difference by the total throughput for the respective periods presented. Refinery gross product margin per barrel of throughput is a non-GAAP performance measure that we believe is important to investors in evaluating our refinery performance as a general indication of the amount above our cost of products that we are able to sell refined products. Each of the components used in this calculation (revenues and cost of sales) can be reconciled directly to our statements of operations. Our calculation of refinery gross product margin per barrel of throughput may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.

The following table shows the reconciliation of refining gross product margin per barrel of throughput for the year ended December 31, 2009, the eleven months ended November 30, 2010, the 2010 Successor Period, the year ended December 31, 2011 and the three months ended March 31, 2011 and 2012:

	Predecessor		Successor
	Year Ended December 31, 2009	Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) to December 31, 2010	Year Ended December 31, 2011	Three Months Ended March 31,
					2011	2012
	(In millions, except per barrel data)
Refinery revenue	$2,530.7	$2,799.8	$312.2	$3,804.1	$845.2	$894.5
Refinery costs of sales	2,252.1	2,455.9	287.2	3,204.1	719.0	772.0

Refinery gross product margin	$278.6	$343.9	$25.0	$600.0	$126.2	$122.5

Throughput (barrels)	29.8	26.8	2.5	29.6	7.6	6.9

Refinery gross product margin per barrel of throughput	$9.36	$12.86	$9.94	$20.26	$16.54	$17.71

(4)	We use the Group 3 3:2:1 crack spread as a benchmark for our refinery. The Group 3 3:2:1 crack spread is expressed in dollars per barrel and is a proxy for the per barrel margin that a sweet crude oil refinery would earn assuming it produced and sold at PADD II Group 3 prices the benchmark production of two barrels of gasoline and one barrel of ultra low sulfur diesel for every three barrels of light, sweet crude oil input. For more information about the Group 3 3:2:1 crack spread see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Major Influences on Results of Operations.”

Our SPP Refinery 3:2:1 crack spread is derived using a similar methodology as the Group 3 3:2:1 crack spread and is calculated by taking the sum of (i) two times our weighted average per barrel price received for our gasoline products plus (ii) our average per barrel price received for distillate, divided by three; then subtracting from that sum our weighted average cost of crude oil supply per barrel. The SPP Refinery 3:2:1 crack spread is not a full representation of our realized refinery gross product margin because the Group 3 3:2:1 crack spread is composed only of gasoline and distillate, whereas our refinery gross product margin is calculated using all of our refined products including asphalt and other lower margin products.

(5)	Retail fuel margin per gallon is calculated by dividing retail fuel gross margin by the fuel gallons sold at company-operated stores. Retail fuel gross margin is a non-GAAP performance measure that we believe is important to investors in evaluating our retail performance. Our calculation of retail fuel gross margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.

The following table shows the reconciliation of retail gross margin to retail segment operating income for the year ended December 31, 2009, for the eleven months ended November 30, 2010, the 2010 Successor Period and the year ended December 31, 2011 and the three months ended March 31, 2011 and 2012:

	Predecessor		Successor
	Year Ended December 31,	Eleven Months Ended November 30,	June 23, 2010 (inception date) to December 31,	Year Ended December 31,	Three Months Ended March 31,
	2009	2010	2010	2011	2011	2012
	(In millions)
Retail gross margin:
Fuel margin	$47.1	$54.3	$4.7	$66.5	$12.1	$13.3
Merchandise margin	106.9	99.1	7.8	106.3	22.9	23.5

Retail gross margin	154.0	153.4	12.5	172.8	35.0	36.8
Expenses:
Direct operating expenses	100.0	94.9	10.2	131.3	29.6	29.4
Depreciation and amortization	14.2	12.4	0.5	7.2	1.9	1.8
Selling, general and administrative	20.5	19.6	1.3	20.3	5.9	6.0

Retail segment operating income (loss)	$19.3	$26.5	$0.5	$14.0	$(2.4)	$(0.4)

RISK FACTORS

Investing in our common units involves a high degree of risk. You should carefully consider the risks described below together with the other information set forth in this prospectus before making an investment decision. Any of the following risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations could be materially adversely affected. If that occurs, we might not be able to pay distributions on our common units, the trading price of our common units could decline materially, and you could lose all or part of your investment. Although many of our business risks are comparable to those faced by a corporation engaged in a similar business, limited partner interests are inherently different from the capital stock of a corporation and involve additional risks described below. The risks discussed below are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations, and our ability to pay distributions to unitholders.

Risks Related to Our Business and Industry

General Business and Industry Risks

We may not have sufficient available cash to pay any quarterly distribution on our units.

We may not have sufficient available cash each quarter to enable us to pay any distributions to our unitholders. The amount we will be able to distribute on our common units principally depends on the amount of cash we generate from our operations, which is primarily dependent upon the operating margins we generate. Our operating margins, and thus, the cash we generate from operations have been volatile, and we expect that they will fluctuate from quarter to quarter based on, among other things:

•	the cost of refining feedstocks, such as crude oil, that are processed and blended into refined products;

•	the price at which we are able to sell refined products;

•	the level of our direct operating expenses, including expenses such as employee and contract labor, maintenance and energy costs;

•	non-payment or other non-performance by our customers and suppliers; and

•	overall economic and local market conditions.

In addition, while the PIK units will not receive cash distributions during the PIK period, the distribution of additional PIK units in lieu of cash distributions may substantially increase the number of units outstanding and the amount of cash required on a quarterly and annual basis to pay distributions on all units. The actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

•	the level of capital expenditures we make;

•	our debt service requirements;

•	the amount of any accrued but unpaid expenses;

•	the amount of any reimbursement of expenses incurred by our general partner and its affiliates;

•	fluctuations in our working capital needs;

•	our ability to borrow funds and access capital markets;

•

planned and unplanned maintenance at our facility, which, based on determinations by the board of directors of our general partner to maintain reserves, may negatively impact our cash flows in the quarter in which such maintenance occurs;

•	restrictions on distributions and on our ability to make working capital borrowings; and

•	the amount of cash reserves established by our general partner.

Our partnership agreement will not require us to pay a minimum quarterly distribution. The amount of distributions that we pay, if any, and the decision to pay any distribution at all, will be determined by the board of directors of our general partner. Our quarterly distributions, if any, will be subject to significant fluctuations based on the above factors.

For a description of additional restrictions and factors that may affect our ability to pay distributions, see “Distribution Policy and Restrictions on Distributions.”

Restrictions in the agreements governing our indebtedness could limit our ability to make distributions to our unitholders.

Subject to certain exceptions, the indenture governing our senior secured notes and our revolving credit facility prohibit us from making distributions to unitholders if certain defaults exist. In addition, both the indenture and our revolving credit facility contain additional restrictions limiting our ability to pay distributions to unitholders. Subject to certain exceptions, the restricted payments covenant under the indenture governing our senior secured notes restricts us from making cash distributions unless our fixed charge coverage ratio, as defined in the indenture, is at least 2.0 to 1.0 after giving pro forma effect to such distributions and such cash distributions do not exceed an amount equal to the aggregate net proceeds received by us (either as a result of capital contributions or from the sale of equity or certain debt securities) plus 50% of our consolidated net income (or less 100% of consolidated net loss), which is defined to exclude certain non-cash charges, such as net unrealized gains or losses from hedging obligations and impairment charges, accrued on a cumulative basis, plus certain other items. Our revolving credit facility generally restricts our ability to make cash distributions if (a) we fail to have excess availability under the facility at least equal to the greater of (1) 25% of the lesser of (x) the $300 million commitment amount and (y) the then applicable borrowing base and (2) $37.5 million or (b) we fail to maintain a fixed charge coverage ratio, as defined in the revolving credit facility, after giving pro forma effect to such distributions of at least 1.1 to 1.0. Accordingly, we may be restricted by our debt agreements from distributing all of our available cash to our unitholders. See “Description of Indebtedness.”

The amount of our quarterly distributions, if any, will vary significantly both quarterly and annually and will be directly dependent on the performance of our business. Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase distributions over time.

Investors who are looking for an investment that will pay predictable quarterly distributions should not invest in our common units. We expect our business performance will be more cyclical and volatile, and our cash flows will be less stable, than the business performance and cash flows of most publicly traded partnerships. As a result, our quarterly distributions will be cyclical and volatile and are expected to vary quarterly and annually. Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase distributions over time. The amount of our quarterly distributions will be dependent on the performance of our business, which will be volatile as a result of fluctuations in the price of crude oil and other feedstocks and the demand for our finished products. Because our quarterly distributions will be subject to significant fluctuations directly related to the available cash we generate, future quarterly distributions paid to our unitholders will vary significantly from quarter to quarter and may be zero. For example, we are forecasting available cash of $93.0 million for the three months ending September 30, 2012 as compared to $15.1 million for the three months ending June 30, 2013. See “Distribution Policy and Restrictions on Distributions.”

The amount of cash we have available for distribution to unitholders depends primarily on our cash flow and not solely on profitability.

The amount of cash we have available for distribution depends primarily upon our cash flow and not solely on profitability, which may be affected by non-cash items. For example, we may have working capital changes as well as extraordinary capital expenditures and major maintenance expenses in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Capital Spending.” While these items may not affect our profitability in a quarter, they would reduce the amount of cash available for distribution with respect to such quarter. As a result, we may make cash distributions during periods when we report losses and may not make cash distributions during periods when we report net income.

For the year ended December 31, 2011 and the three months ended March 31, 2012, in each case on a pro forma basis, we would not have generated sufficient available cash to have paid the quarterly distributions that we project that we will be able to pay for the twelve months ending June 30, 2013 and for the three months ending September 30, 2013.

We project that we will be able to pay aggregate distributions of $          per unit for the twelve months ending June 30, 2013 and a distribution of $         per unit for the three months ending September 30, 2013. In order to pay these projected distributions, we must generate approximately $         million of available cash in the twelve months ending June 30, 2013 and $         million of available cash in the three months ending September 30, 2013. However, for the years ended December 31, 2011 and March 31, 2012, on a pro forma basis, we would have generated $11.7 million and $9.1 million, respectively, of available cash. The increases in projected available cash compared to the forecasted available cash for the twelve months ending June 30, 2013 is primarily driven by the lower projected realized losses from derivative activities. There can therefore be no assurance that we will generate enough available cash to pay distributions of $          per unit or $         per unit, respectively, or any distribution at all, with respect to the twelve months ending June 30, 2013 and the three months ending September 30, 2013, or any future period. We have a limited operating history upon which to rely in evaluating whether we will have sufficient cash to allow us to pay distributions on our common units. For a description of the price assumptions upon which we have based our projected per unit distribution for the twelve months ending June 30, 2013 and the three months ending September 30, 2013, see “Distribution Policy and Restrictions on Distributions—Assumptions and Considerations.”

The board of directors of our general partner may modify or revoke our distribution policy at any time at its discretion. Our partnership agreement does not require us to pay any distributions at all.

The board of directors of our general partner will adopt a distribution policy pursuant to which we will distribute an amount equal to the available cash we generate each quarter. However, the board may change such policy at any time at its discretion and could elect not to pay distributions for one or more quarters. See “Distribution Policy and Restrictions on Distributions.”

Our partnership agreement does not require us to pay any distributions at all. Accordingly, investors are cautioned not to place undue reliance on the permanence of such a policy in making an investment decision. Any modification or revocation of our distribution policy could substantially reduce or eliminate the amounts of distributions to our unitholders. The amount of distributions we make, if any, and the decision to make any distribution at all will be determined by the board of directors of our general partner, whose interests may differ from those of our public unitholders. Our general partner has limited fiduciary and contractual duties, which may permit it to favor its own interests or the interests of its owners, including ACON Refining and TPG Refining, to the detriment of our public unitholders.

The assumptions underlying the forecast of available cash that we include in “Distribution Policy and Restrictions on Distributions—Forecasted Available Cash” are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

Our forecast of available cash set forth in “Distribution Policy and Restrictions on Distributions—Forecasted Available Cash” includes our forecast of our results of operations and available cash for the twelve months ending June 30, 2013 and the three months ending September 30, 2013. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties, including those discussed in this section, which could cause actual results to differ materially from those forecasted. Such forward-looking statements are based on assumptions and beliefs that we believe to be reasonable; however, assumed facts almost always vary from actual results, and the differences between assumed facts and actual results can be material, depending upon the circumstances. Where we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and based on assumptions believed to have a reasonable basis. It cannot be assured, however, that the stated expectation or belief will occur or be achieved or accomplished. If the forecasted results are not achieved, we would not be able to pay the forecasted annual distribution or any distribution at all, in which event the market price of the common units may decline materially. The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, our management. Neither PricewaterhouseCoopers LLP nor any other independent accountants, have examined, compiled, or performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports included herein relate to our successor’s and predecessor’s historical financial information. Those reports do not extend to the prospective financial information and should not be read to do so. A net loss in any period in which we forecasted net income would disproportionately affect our ability to pay cash distributions under the covenants in our indenture, because 100% of any consolidated net loss decreases the restricted payment basket while only 50% of any consolidated net income increases the basket. The forecasted results relate to the twelve months ending June 30, 2013 and the three months ending September 30, 2013 and are not indicative of the results we may achieve for any other period or of our future performance more generally. Investors should review the forecast of our results of operations for the twelve months ending June 30, 2013 and the three months ending September 30, 2013 together with the other information included elsewhere in this prospectus, including “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our arrangements with Marathon expose us to Marathon related credit and performance risk.

We have a contract with Marathon under which we supply substantially all of the gasoline and diesel requirements for the 90 independently owned and operated Marathon branded stores in our marketing area. Marathon has indemnification obligations to us pursuant to the agreements entered into in connection with the Marathon Acquisition. Marathon’s indemnification obligation resulting from any breach of representations and warranties generally are limited by an indemnification deductible of $25 million and an indemnification ceiling of $100 million and are guaranteed by Marathon Petroleum.

Marathon Petroleum has guaranteed the performance of all of Marathon’s obligations under all of the acquisition agreements entered into in connection with the Marathon Acquisition obligations discussed above. Nevertheless, relying on Marathon’s ability to honor its fuel requirements purchase obligations and indemnity obligations, and on Marathon Petroleum’s ability to honor its guaranty obligations, exposes us to Marathon’s and Marathon Petroleum’s respective credit and business risks. There can be no assurance that claims resulting from any breach of Marathon’s representations and warranties under the acquisition agreements entered into in connection with the Marathon Acquisition will not exceed the $100 million indemnification ceiling. Moreover, selling products to Marathon under the supply contract can expose us to Marathon’s credit and general business risks. An adverse change in Marathon’s or Marathon Petroleum’s business, results of operations or financial condition could adversely affect their respective ability to perform each of these obligations, which could consequently have a material adverse effect on our business, results of operations or liquidity and, as a result, our ability to make distributions.

Our historical financial statements may not be indicative of future performance.

The historical financial statements for periods prior to December 1, 2010 presented in this prospectus reflect carve-out financial statements of several operating units of Marathon, which, except for certain assets that were not acquired (e.g., cash other than in-store cash at our convenience stores and receivables and assets sold to third parties) and certain liabilities (e.g., accounts payable, payroll and benefits payable and deferred taxes) that were not assumed in connection with the Marathon Acquisition, represent the assets and liabilities that were transferred to us upon the closing of the Marathon Acquisition. We now own the assets and operate them as a standalone business. Prior to the closing of the Marathon Acquisition, we had no history of operating these assets, and they were never operated as a standalone business, thus the historical results presented in the financial statements for the periods prior to the Marathon Acquisition are not necessarily comparable to our financial statements following the Marathon Acquisition or indicative of the results for any future period. Additionally, we entered into certain arrangements at the closing of the Marathon Acquisition, including our crude oil supply and logistics agreement with JPM CCC and a lease arrangement with Realty Income Properties 3 LLC (“Realty Income”), that resulted in our working capital needs and operating costs varying from those affecting the assets that we acquired from Marathon. The pre-Marathon Acquisition historical financial information reflects intercompany allocations of expenses which may not be indicative of the actual expenses that would have been incurred had the combined businesses been operating as a company independent from Marathon for the periods presented. In addition, our results of operations for periods subsequent to the closing of this offering may not be comparable to our results of operations for periods prior to the closing of this offering as a result of certain transactions undertaken in connection with this offering described in “Prospectus Summary—IPO Transactions.” See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Comparability of Historical Results” for a discussion of factors that affect comparability. As a result, it is difficult to evaluate our historical results of operations to assess our future prospects and viability.

Our liquidity may be adversely affected by a reduction in third party credit.

We rely on third party credit for approximately 50% of our crude oil and other feedstock purchases. We purchase the remaining crude oil and other feedstocks via a crude oil supply and logistics agreement with JPM CCC, which provides logistical and administrative support to us for both the crude oil we source from them as well as the crude oil we source from our suppliers. We pay for both domestic crude oil purchases and Canadian crude oil purchases during the month following delivery. If our suppliers who sell crude oil and other feedstocks to us on trade credit were to reduce or eliminate our credit lines, we would be required to fund our purchases through our revolving credit facility or our crude oil supply and logistics agreement with JPM CCC, which would have a negative impact on liquidity and, as a result, our ability to make distributions.

We may have capital needs for which our internally generated cash flows and other sources of liquidity may not be adequate.

If we cannot generate sufficient cash flows or otherwise secure sufficient liquidity to support our short-term and long-term capital requirements, we may not be able to meet our payment obligations, comply with certain deadlines related to environmental regulations and standards or pursue our business strategies, any of which could have a material adverse effect on our results of operations or liquidity. We have substantial short-term capital needs and may have substantial long-term capital needs. Our short-term working capital needs are primarily related to financing our refined product inventory and accounts receivable. Our long-term needs for cash include those to support ongoing capital expenditures for equipment maintenance and upgrades during turnarounds at our refinery and to complete our routine and normally scheduled maintenance, regulatory and security expenditures. Our next major turnaround is scheduled for April 2013 for which we have budgeted approximately $50 million. The refinery is expected to be shut down during the month of April 2013 to complete the turnaround. In addition, from time to time, we are required to spend significant amounts for repairs when one or more processing units experiences temporary shutdowns. We continue to utilize significant capital to upgrade equipment, improve facilities, and reduce operational, safety and environmental risks. We may incur substantial compliance costs in connection with any new environmental, health and safety regulations. In addition, the board of directors of our general partner will adopt a distribution policy pursuant to which we will distribute an amount equal to the available cash we generate each quarter to unitholders. As a result, we will need to rely on external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our growth. Our liquidity will affect our ability to satisfy any of these needs.

Competition from companies having greater financial and other resources than we do could materially and adversely affect our business and results of operations.

Our refining operations compete with domestic refiners and marketers in the PADD II region of the United States, as well as with domestic refiners in other PADD regions and foreign refiners that import products into the United States. In addition, we compete with producers and marketers in other industries that supply alternative forms of energy and fuels to satisfy the requirements of our industrial, commercial and individual customers. Certain of our competitors have larger, more complex refineries, and may be able to realize lower per-barrel costs or higher margins per barrel of throughput. Several of our principal competitors are integrated national or international oil companies that are larger and have substantially greater resources than we do and have access to proprietary sources of controlled crude oil production. Unlike these competitors, we obtain substantially all of our feedstocks from unaffiliated sources. Because of their integrated operations and larger capitalization, these companies may be more flexible in responding to volatile industry or market conditions, such as shortages of crude oil supply and other feedstocks or intense price fluctuations.

Newer or upgraded refineries will often be more efficient than our refinery, which may put us at a competitive disadvantage. While we have taken significant measures to maintain and upgrade units in our refinery by installing new equipment and repairing equipment to improve our operations, these actions involve significant uncertainties, since upgraded equipment may not perform at expected throughput levels, the yield and product quality of new equipment may differ from design specifications and modifications may be needed to correct equipment that does not perform as expected. Any of these risks associated with new equipment, redesigned older equipment or repaired equipment could lead to lower revenues or higher costs or otherwise have an adverse effect on future results of operations and financial condition and our ability to make distributions. Over time, our refinery may become obsolete, or be unable to compete, because of the construction of new, more efficient facilities by our competitors.

Our retail operations compete with numerous convenience stores, gasoline service stations, supermarket chains, drug stores, fast food operations and other retail outlets. Increasingly, national high-volume grocery and dry-goods retailers are entering the gasoline retailing business. Many of these competitors are substantially larger than we are. Because of their diversity, integration of operations and greater resources, these companies may be better able to withstand volatile market conditions or levels of low or no profitability. In addition, these retailers may use promotional pricing or discounts, both at the pump and in the store, to encourage in-store merchandise sales. These activities by our competitors could adversely affect our profit margins. Additionally, our convenience stores could lose market share, relating to both gasoline and merchandise, to these and other retailers, which could adversely affect our business, results of operations and cash flows. Our convenience stores compete in large part based on their ability to offer convenience to customers. Consequently, changes in traffic patterns and the type, number and location of competing stores could result in the loss of customers and reduced sales and profitability at affected stores, and adversely affect our ability to make distributions.

Difficult conditions resulting from the ongoing U.S. and worldwide financial and credit crisis, and potential further deteriorating conditions in the United States and globally, may materially adversely affect our business, results of operations, financial condition and our ability to make distributions.

Continued volatility and disruption in worldwide capital and credit markets and potential further deteriorating conditions in the United States and globally could affect our revenues and earnings negatively and could have a material adverse effect on our business, results of operations, financial condition and our ability to make distributions. We are indirectly exposed to risks faced by our suppliers, customers and other business partners. The impact on these constituencies of the risks posed by continued economic turmoil have included, or can include, interruptions or delays in the performance by counterparties to our contracts, reductions and delays in customer purchases, delays in or the inability of customers to obtain financing to purchase our products and the inability of customers to pay for our products. All of these events may significantly adversely impact our business, results of operations and financial condition and, as a result, our ability to make distributions.

The geographic concentration of our refinery and retail assets creates a significant exposure to the risks of the local economy and other local adverse conditions. The location of our refinery also creates the risk of significantly increased transportation costs should the supply/demand balance change in our region such that regional supply exceeds regional demand for refined products.

As our refinery and a significant number of our stores are located in Minnesota, Wisconsin and South Dakota, we primarily market our refined and retail products in a single, relatively limited geographic area. As a result, we are more susceptible to regional economic conditions than the operations of more geographically diversified competitors, and any unforeseen events or circumstances that affect our operating area could also materially adversely affect our revenues and our ability to make distributions. These factors include, among other things, changes in the economy, weather conditions, demographics and population.

Should the supply/demand balance shift in our region as a result of changes in the local economy discussed above, an increase in refining capacity or other reasons, resulting in supply in the PADD II region exceeding demand, we would have to deliver refined products to customers outside of the region and thus incur considerably higher transportation costs, resulting in lower refining margins, if any. Changes in market conditions could have a material adverse effect on our business, financial condition and results of operations and, as a result, our ability to make distributions.

Our operating results are seasonal and generally lower in the first and fourth quarters of the year for our refining business and in the first quarter of the year for our retail business. We depend on favorable weather conditions in the spring and summer months.

Demand for gasoline is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic. Decreased demand during the winter months can lead to lower gasoline prices. As a result, the operating results of our refining business for the first and fourth calendar quarters are generally lower than those for the second and third calendar quarters of each year.

Seasonal fluctuations in traffic also affect sales of motor fuels and merchandise in our retail fuel and convenience stores. As a result, the operating results of our retail business are generally lower for the first quarter of the year. Weather conditions in our operating area also have a significant effect on our retail operating results. Customers are more likely to purchase higher profit margin items at our retail fuel and convenience stores, such as fast foods, fountain drinks and other beverages and more gasoline during the spring and summer months, thereby typically generating higher revenues and gross margins for us in these periods. Unfavorable weather conditions during these months and a resulting lack of the expected seasonal upswings in traffic and sales could have a material adverse effect on our business, financial condition and results of operations.

As the amount of cash we will be able to distribute with respect to a quarter principally depends on the amount of cash we generate from operations and because we do not intend to reserve or borrow cash to pay distributions in subsequent quarters, distributions with respect to the first and fourth quarters of the year may be significantly lower than with respect to the second and third quarters.

Weather conditions and natural disasters could materially and adversely affect our business and operating results.

The effects of weather conditions and natural disasters can lead to volatility in the costs and availability of energy and raw materials or negatively impact our operations or those of our customers and suppliers, which could have a significant adverse effect on our business and results of operations and, as a result, our ability to make cash distributions.

We may not be able to successfully execute our strategy of growth within the refining and retail industry through acquisitions.

A component of our growth strategy is to selectively consider strategic acquisitions within the refining industry and retail market based on sustainable financial performance through the refining cycle, advantageous access to crude oil supplies, attractive refined products market fundamentals and access to distribution and logistics infrastructure. Our ability to do so will be dependent upon a number of factors, including our ability to identify acceptable acquisition candidates, consummate acquisitions on favorable terms, successfully integrate acquired assets and obtain financing to fund acquisitions and to support our growth and many other factors beyond our control. Risks associated with acquisitions include those relating to:

•	diversion of management time and attention from our existing business;

•	challenges in managing the increased scope, geographic diversity and complexity of operations;

•	difficulties in integrating the financial, technological and management standards, processes, procedures and controls of an acquired business with those of our existing operations;

•	liability for known or unknown environmental conditions or other contingent liabilities not covered by indemnification or insurance;

•	greater than anticipated expenditures required for compliance with environmental, safety or other regulatory standards or for investments to improve operating results;

•	our inability to offer competitive terms to our franchisees to grow our franchise business;

•	difficulties in achieving anticipated operational improvements; and

•	incurrence of additional indebtedness to finance acquisitions or capital expenditures relating to acquired assets.

We may not be successful in acquiring additional assets, and any acquisitions that we do consummate may not produce the anticipated benefits or may have adverse effects on our business and operating results.

Our business may suffer if any of the executive officers of our general partner or other key employees discontinues employment with us. Furthermore, a shortage of skilled labor or disruptions in our labor force may make it difficult for us to maintain labor productivity.

Our future success depends to a large extent on the services of the executive officers of our general partner and other key employees and on our continuing ability to recruit, train and retain highly qualified employees in all areas of our operations, including accounting, business operations, finance and other key back-office and mid-office personnel. Furthermore, our operations require skilled and experienced employees with proficiency in multiple tasks. The competition for these employees is intense, and the loss of these executives or employees could harm our business. If any of these executives or other key personnel resign or become unable to continue in their present roles and are not adequately replaced, our business could be materially adversely affected. We do not maintain, nor do we plan to obtain, any insurance against the loss of any of these individuals.

Our operations could be disrupted if our information systems fail, causing increased expenses and loss of sales.

Our business is highly dependent on financial, accounting and other data processing systems and other communications and information systems, including our enterprise resource planning tools. We process a large number of transactions on a daily basis and rely upon the proper functioning of computer systems. If a key system were to fail or experience unscheduled downtime for any reason, even if only for a short period, our operations and financial results could be affected adversely. Our systems could also be damaged or interrupted by a security breach, fire, flood, power loss, telecommunications failure or similar event. Our formal disaster recovery plan may not prevent delays or other complications that could arise from an information systems failure. Further, our business interruption insurance may not compensate us adequately for losses that may occur.

We may incur significant liability under, or costs and capital expenditures to comply with, environmental, health and safety regulations, which are complex and change frequently.

Our refinery, pipelines and retail operations are subject to federal, state and local laws regulating, among other things, the generation, storage, handling, use and transportation of petroleum and hazardous substances, the emission and discharge of materials into the environment, waste management, characteristics and composition of gasoline and diesel and other matters otherwise relating to the protection of the environment. Our operations are also subject to various laws and regulations relating to occupational health and safety. Compliance with the complex array of federal, state and local laws relating to the protection of the environment, health and safety is difficult and likely will require us to make significant expenditures. Moreover, our business is inherently subject to accidental spills, discharges or other releases of petroleum or hazardous substances into the environment including at neighboring areas or third party storage, treatment or disposal facilities. For example, we have performed remediation of known soil and groundwater contamination beneath certain of our retail locations primarily as a result of leaking underground storage tanks, and we will continue to perform remediation of this known contamination until the appropriate regulatory standards have been achieved. Certain environmental laws impose joint and several liability without regard to fault or the legality of the original conduct in connection with the investigation and cleanup of such spills, discharges or releases. As such, we may be required to pay more than our fair share of such investigation or cleanup. We may not be able to operate in compliance with all applicable environmental, health and safety laws, regulations and permits at all times. Violations of applicable legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions and/or facility shutdowns. We may also be required to make significant capital expenditures or incur increased operating costs or change operations to achieve compliance with applicable standards.

We cannot predict what additional environmental, health and safety legislation or regulations will be enacted or become effective in the future or how existing or future laws or regulations will be administered or interpreted with respect to our operations. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time. For example, the United States Environmental Protection Agency (“EPA”) has announced that it plans to propose new “Tier 3” motor vehicle emission and fuel standards sometime in the second half of 2012. It has been reported that these new Tier 3 regulations may, among other things, lower the maximum average sulfur content of gasoline from 30 parts per million to 10 parts per million. If the Tier 3 regulations are eventually implemented and lower the maximum allowable content of sulfur or other constituents in fuels that we produce, we may at some point in the future be required to make significant capital expenditures and/or incur materially increased operating costs to comply with the new standards. Expenditures or costs for environmental, health and safety compliance could have a material adverse effect on our results of operations, financial condition and profitability and, as a result, our ability to make distributions.

We could incur significant costs in cleaning up contamination at our refinery, terminal and convenience stores.

Our refinery site has been used for refining activities for many years. Petroleum hydrocarbons and various substances have been released on or under our refinery site. Marathon performed remediation of known soil and groundwater contamination beneath the refinery for many years, and we will continue to perform remediation of this known contamination until the appropriate regulatory standards have been achieved. These remediation efforts are being overseen by the Minnesota Pollution Control Agency (“MPCA”) pursuant to a remediation settlement agreement entered into by Marathon and MPCA in 2007. Releases of petroleum hydrocarbons have also occurred at several of our convenience stores, and we have performed and will continue to perform remediation of this known contamination until the applicable regulatory standards are met. Costs for such remediation activities are often unpredictable, and there can be no assurance that the future costs will not be material. It is possible that we may identify additional contamination in the future, which could result in additional remediation obligations and expenses, including fines and penalties.

We are subject to strict laws and regulations regarding employee and business process safety, and failure to comply with these laws and regulations could have a material adverse effect on our results of operations and financial condition.

We are subject to the requirements of OSHA and comparable state statutes that regulate the protection of the health and safety of workers. In addition, OSHA requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to employees, state and local governmental authorities, and local residents. Failure to comply with OSHA requirements, including general industry standards, process safety standards and control of occupational exposure to regulated substances, could subject us to significant fines or cause us to spend significant amounts on compliance, which could have a material adverse effect on our results of operations, financial condition and the cash flows of the business and, as a result, our ability to make distributions.

Compliance with and changes in tax laws could adversely affect our performance.

We are subject to extensive tax liabilities, including federal, state and transactional taxes such as excise, sales/use, payroll, franchise, withholding and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. Certain of these liabilities are subject to periodic audits by the respective taxing authority, which could increase our tax liabilities. Subsequent changes to our tax liabilities as a result of these audits may also subject us to interest and penalties. Any such changes in our tax liabilities could adversely affect our ability to make distributions to our unitholders.

Our insurance policies may be inadequate or expensive.

Our insurance coverage does not cover all potential losses, costs or liabilities. We could suffer losses for uninsurable or uninsured risks or in amounts in excess of our existing insurance coverage. Our ability to obtain and maintain adequate insurance may be affected by conditions in the insurance market over which we have no control. In addition, if we experience insurable events, our annual premiums could increase further or insurance may not be available at all or if it is available, on restrictive coverage items. The occurrence of an event that is not fully covered by insurance or the loss of insurance coverage could have a material adverse effect on our business, financial condition, and results of operations and, as a result, our ability to make distributions.

Our level of indebtedness may increase and reduce our financial flexibility.

In the future, we may incur significant indebtedness in order to make future acquisitions or to develop our properties. Our level of indebtedness could affect our operations in several ways, including the following:

•	a significant portion of our cash flows could be used to service our indebtedness;

•	a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

•	the covenants contained in the agreements governing our outstanding indebtedness will limit our ability to borrow additional funds, dispose of assets, pay distributions and make certain investments;

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a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged, and therefore may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing;

•	our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;

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a high level of debt may make it more likely that a reduction in our borrowing base following a periodic redetermination could require us to repay a portion of our then-outstanding bank borrowings; and

•	a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes.

A high level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flows to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our units or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

In addition, our bank borrowing base is subject to periodic redeterminations. We could be forced to repay a portion of our bank borrowings due to redeterminations of our borrowing base. If we are forced to do so, we may not have sufficient funds to make such repayments. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we may have to sell significant assets. Any such sale could have a material adverse effect on our business and financial condition and, as a result, our ability to make distributions.

Increased costs of capital could adversely affect our business.

Our business and operating results can be harmed by factors such as the availability, terms and cost of capital, increases in interest rates or a reduction in credit rating. Changes in any one or more of these factors could cause our cost of doing business to increase, limit our access to capital, limit our ability to pursue acquisition opportunities, reduce our cash flows and place us at a competitive disadvantage. Recent and continuing disruptions and volatility in the global financial markets may lead to an increase in interest rates or a contraction in credit availability impacting our ability to finance our operations.

Additionally, as with other yield-oriented securities, we expect that our unit price will be impacted by the level of our quarterly cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates may affect the yield requirements of investors who invest in our common units, and a rising interest rate environment could have a material adverse impact on our unit price and our ability to issue additional equity to fund our operations or to make acquisitions or to incur debt as well as increasing our interest costs.

We require continued access to capital. In particular, the board of directors of our general partner will adopt a distribution policy pursuant to which we will distribute an amount equal to the available cash we generate each quarter to unitholders. As a result, we will need to rely on external financing sources to fund our growth. A significant reduction in the availability of credit could materially and adversely affect our ability to achieve our planned growth and operating results.

The indenture governing our senior secured notes, our revolving credit facility and our hedge agreements contain certain covenants that may inhibit our ability to make certain investments, incur certain additional indebtedness and engage in certain other transactions, which could adversely affect our ability to pursue our business strategies.

The indenture governing our senior secured notes and our revolving credit facility contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability, among other things, to:

•	incur, assume or guarantee additional debt or issue redeemable stock or preferred stock;

•	make distributions or prepay, redeem, or repurchase certain debt;

•	enter into agreements that restrict distributions from restricted subsidiaries;

•	incur liens;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into new lines of business;

•	enter into transactions with affiliates; and

•	merge, consolidate or sell substantially all of our assets.

A breach of the covenants under the indenture governing the senior secured notes or under the credit agreement governing the revolving credit facility could result in an event of default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under our revolving credit facility would permit the lenders under our revolving credit facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our revolving credit facility or indenture, those creditors could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

In addition, our hedge agreements with J. Aron & Company and Macquarie Bank Limited contain a number of restrictive covenants that limit our ability to, among other things, incur, assume or guarantee funded debt that is secured by a priority lien or sell all or any portion of the refinery. A breach of any of the covenants under these hedge agreements could result in an event of default. Such default allows the counterparties to terminate all outstanding transactions governed by the hedge agreements. If we are unable to find a replacement counterparty for our crack spread hedge agreements, such a termination will limit our capacity to hedge our crack spread risk with respect to any portion of the refinery’s projected monthly production of some or all of its refined products.

These restrictions may affect our ability to grow in accordance with our plans.

We are a holding company and depend upon our subsidiaries for our cash flow.

We are a holding company. All of our operations are conducted and all of our assets are owned by our subsidiaries. Consequently, our cash flow and our ability to meet our obligations or to make distributions to our unitholders in the future will depend upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of dividends or otherwise. The ability of our subsidiaries to make any payments to us will depend on their respective earnings, the terms of their indebtedness, including the terms of any credit facilities and indentures, and legal restrictions.

Risks Primarily Related to Our Refining Business

The price volatility of crude oil, other feedstocks, refined products and fuel and utility services may have a material adverse effect on our earnings, cash flows and liquidity and our ability to make distributions to our unitholders.

Our refining and retail earnings, cash flows and liquidity from operations depend primarily on the margin above operating expenses (including the cost of refinery feedstocks, such as crude oil and natural gas liquids that are processed and blended into refined products) at which we are able to sell refined products. Refining is primarily a margin-based business and, to increase earnings, it is important to maximize the yields of high value finished products while minimizing the costs of feedstock and operating expenses. When the margin between refined product prices and crude oil and other feedstock costs contracts, our earnings, and cash flows are negatively affected. Refining margins historically have been volatile, and are likely to continue to be volatile, as a result of a variety of factors, including fluctuations in the prices of crude oil, other feedstocks, refined products and fuel and utility services. For example, from January 2005 to March 2012, the price for NYMEX WTI crude oil fluctuated between $33.87 and $145.29 per barrel, while the price for U.S. Gulf Coast conventional gasoline fluctuated between $33.52 per barrel and $204.67 per barrel. While an increase or decrease in the price of crude oil may result in a similar increase or decrease in prices for refined products, there may be a time lag in the realization of the similar increase or decrease in prices for refined products. The effect of changes in crude oil prices on our refining margins therefore depends in part on how quickly and how fully refined product prices adjust to reflect these changes.

In addition, the nature of our business requires us to maintain substantial refined product inventories. Because refined products are commodities, we have no control over the changing market value of these inventories. Our refined product inventory is valued at the lower of cost or market value under the last-in, first-out (“LIFO”), inventory valuation methodology. If the market value of our refined product inventory were to decline to an amount less than our LIFO cost, we would record a write-down of inventory and a non-cash charge to cost of sales.

Prices of crude oil, other feedstocks and refined products depend on numerous factors beyond our control, including the supply of and demand for crude oil, other feedstocks, gasoline, diesel, asphalt and other refined products. Such supply and demand are affected by, among other things:

•	changes in global and local economic conditions;

•	domestic and foreign demand for fuel products, especially in the United States, China and India;

•	worldwide political conditions, particularly in significant oil producing regions such as the Middle East, West Africa and Latin America;

•	the level of foreign and domestic production of crude oil and refined products and the volume of crude oil, feedstock and refined products imported into the United States;

•	availability of and access to transportation infrastructure;

•	utilization rates of United States refineries;

•	the ability of the members of the Organization of Petroleum Exporting Countries (“OPEC”) to affect oil prices and maintain production controls;

•	development and marketing of alternative and competing fuels;

•	commodities speculation;

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natural disasters (such as hurricanes and tornadoes), accidents, interruptions in transportation, inclement weather or other events that can cause unscheduled shutdowns or otherwise adversely affect our refineries;

•	federal and state government regulations and taxes; and

•	local factors, including market conditions, weather conditions and the level of operations of other refineries and pipelines in our markets.

Our direct operating expense structure also impacts our earnings. Our major direct operating expenses include employee and contract labor, maintenance and energy costs. Our predominant variable direct operating cost is energy, which is comprised primarily of fuel and other utility services. The volatility in costs of fuel, principally natural gas, and other utility services, principally electricity, used by our refinery and other operations affect our operating costs. Fuel and utility prices have been, and will continue to be, affected by factors outside our control, such as supply and demand for fuel and utility services in both local and regional markets. Natural gas prices have historically been volatile and, typically, electricity prices fluctuate with natural gas prices. Future increases in fuel and utility prices may have a negative effect on our earnings and cash flows. Fuel and other utility services costs constituted approximately 14.2% and 13.3% of our total direct operating expenses for the three months ended March 31, 2012 and the year ended December 31, 2011, respectively.

Volatility in refined product prices also affects our borrowing base under our revolving credit facility. A decline in prices of our refined products reduces the value of our refined product inventory collateral, which, in turn, may reduce the amount available for us to borrow under our revolving credit facility.

Our results of operations are affected by crude oil differentials, which may fluctuate substantially.

Our results of operations are affected by crude oil differentials, which may fluctuate substantially. Since 2010, refined product prices have been more correlated to prices of Brent than to NYMEX WTI, the traditional U.S. crude oil benchmark, as the discount to which a barrel of NYMEX WTI traded relative to a barrel of Brent has widened significantly relative to historical levels. This differential has also been very volatile as a result of various continuing geopolitical events as well as logistical and infrastructure constraints to move crude oil from Cushing, Oklahoma into the U.S. Gulf Coast. Between December 1, 2010 and March 31, 2012, the discount at which a barrel of NYMEX WTI traded relative to a barrel of Brent increased from $2.12 to $19.86. The widening of this price differential benefited refineries, such as ours, that are capable of sourcing and utilizing crude oil that is priced more in line with NYMEX WTI. The refinery not only realized relatively lower feedstock costs but also was able to sell refined products at prices that had been pushed upward by higher Brent prices. The announcement during the fourth quarter of 2011 of the reversal of the Seaway Pipeline, which would carry crude oil from Cushing, Oklahoma to Freeport, Louisiana, caused a temporary reduction in the discount. The initial phase of the Seaway Pipeline reversal came onstream on May 17, 2012. Narrowing of the differential may have a material adverse effect on our business and results from operations and our ability to pay distributions.

The dangers inherent in our operations could cause disruptions and could expose us to potentially significant losses, costs or liabilities and reduce our liquidity. We are particularly vulnerable to disruptions in our operations because all of our refining operations are conducted at a single facility.

Our operations are subject to significant hazards and risks inherent in refining operations and in transporting and storing crude oil, intermediate products and refined products. These hazards and risks include, but are not limited to, natural disasters, fires, explosions, pipeline ruptures and spills, third party interference and mechanical failure of equipment at our facilities, any of which could result in production and distribution difficulties and disruptions, pollution (such as oil spills, etc.), personal injury or wrongful death claims and other damage to our properties and the property of others. For example, in December 2007, a fuel oil tank roof caught on fire at our refinery when an operator was attempting to thaw a level gauge. The tank’s roof was destroyed and the operator was fatally injured during the fire.

There is also risk of mechanical failure and equipment shutdowns both in the normal course of operations and following unforeseen events. In such situations, undamaged refinery processing units may be dependent on, or interact with, damaged process units and, accordingly, are also subject to being shut down. For example, on May 6, 2012, our refinery experienced a temporary shutdown due to a power outage that appears to have originated from outside the plant as a result of high winds and thunderstorms. In the case of such a shutdown, the refinery must initiate a standard start-up process, and such process typically lasts several days. We were able to resume normal operations on May 13, 2012. Because all of our refining operations are conducted at a single refinery, any of such events at our refinery could significantly disrupt our production and distribution of refined products, including the supply of our refined products to our convenience stores, which receive substantially all of their supply of gasoline and diesel from the refinery. Any disruption in our ability to supply our convenience stores would increase the cost of purchasing refined products for our retail business. Any sustained disruption would have a material adverse effect on our business, financial condition, results of operations and cash flows and, as a result, our ability to make distributions.

We are subject to interruptions of supply and distribution as a result of our reliance on pipelines for transportation of crude oil, blendstocks and refined products.

Our refinery receives most of its crude oil and delivers a portion of its refined products through pipelines. The Minnesota Pipeline system is our primary supply route for crude oil and has transported substantially all of the crude oil used at our refinery. We also distribute a portion of our transportation fuels through pipelines owned and operated by Magellan Pipeline Company, L.P. (“Magellan”), including the Aranco Pipeline, which Magellan leases from us. We could experience an interruption of supply or delivery, or an increased cost of receiving crude oil and delivering refined products to market, if the ability of these pipelines to transport crude oil, blendstocks or refined products is disrupted because of accidents, weather interruptions, governmental regulation, terrorism, other third party action or any of the types of events described in the preceding risk factor. For example, there was a leak in 2006 prior to the completion of the expansion of the Minnesota Pipeline, and the refinery was temporarily shut off from any receipts from the Minnesota Pipeline other than crude oil that was already in the tanks at Cottage Grove, Minnesota. At that time, the only alternative to receive crude oil was the Wood River Pipeline, a pipeline extending from Wood River, Illinois to a connection with the Minnesota Pipeline near Pine Bend, Minnesota, which had limited capacity to meet the refinery’s needs. While the refinery can receive crude oil deliveries from the Wood River Pipeline if the Minnesota Pipeline system experiences another disruption, this would result in an increase in the cost of crude oil and therefore lower refining margins.

In addition, due to the common carrier regulatory obligation applicable to interstate oil pipelines, capacity must be prorated among shippers in an equitable manner in accordance with the tariff then in effect in the event there are nominations in excess of capacity. Therefore, nominations by new shippers or increased nominations by existing shippers may reduce the capacity available to us. Any prolonged interruption in the operation or curtailment of available capacity of the pipelines that we rely upon for transportation of crude oil and refined products could have a material adverse effect on our business, financial condition, results of operations and cash flows and, as a result, our ability to make distributions.

We must make substantial capital expenditures on our operating facilities to maintain their reliability and efficiency. If we are unable to complete capital projects at their expected costs and/or in a timely manner, or if the market conditions assumed in our project economics deteriorate, our financial condition, results of operations or cash flows, and our ability to make distributions to unitholders, could be materially and adversely affected.

Delays or cost increases related to the engineering, procurement and construction of new facilities (or improvements and repairs to our existing facilities and equipment) could have a material adverse effect on our business, financial condition or results of operations, and our ability to make distributions to our unitholders. Such delays or cost increases may arise as a result of unpredictable factors in the marketplace, many of which are beyond our control, including:

•	denial or delay in issuing regulatory approvals and/or permits;

•	unplanned increases in the cost of construction materials or labor;

•	disruptions in transportation of modular components and/or construction materials;

•	severe adverse weather conditions, natural disasters or other events (such as equipment malfunctions, explosions, fires or spills) affecting our facilities, or those of our vendors and suppliers;

•	shortages of sufficiently skilled labor, or labor disagreements resulting in unplanned work stoppages;

•	market-related increases in a project’s debt or equity financing costs; and/or

•	nonperformance or force majeure by, or disputes with, our vendors, suppliers, contractors or sub-contractors.

Our refinery consists of many processing units, a number of which have been in operation for many years. Equipment, even if properly maintained, may require significant capital expenditures and expenses to keep it operating at optimum efficiency. For example, as part of installing safety instrumentation systems throughout the refinery to improve operational and safety performance, approximately $17 million was spent from 2006 through March 2012, and we have budgeted for additional related expenditures through 2013 to complete the instrumentation project. One or more of the units may require unscheduled downtime for unanticipated maintenance or repairs that may be more frequent than our scheduled turnarounds for such units. Scheduled and unscheduled maintenance could reduce our revenues during the period of time that the units are not operating. Our next major turnaround is scheduled for April 2013 for which we have budgeted approximately $50 million. The refinery is expected to be shut down during the month of April 2013 to complete the turnaround. We do not intend to reserve cash to pay distributions during periods of scheduled or unscheduled maintenance, though we do intend to reserve for turnaround expenses.

Any one or more of these occurrences could have a significant impact on our business. If we were unable to make up the delays or to recover the related costs, or if market conditions change, it could materially and adversely affect our financial position, results of operations or cash flows and, as a result, our ability to make distributions.

A portion of our workforce is unionized, and we may face labor disruptions that would interfere with our operations.

Approximately 179 of our employees associated with the operations of our refining business are covered by a collective bargaining agreement that expires in December 2013. In addition, 20 of our employees associated with the operations of our retail business are covered by a collective bargaining agreement that expires in August 2012. We may not be able to renegotiate our collective bargaining agreements on satisfactory terms or at all when such agreements expire. A failure to do so may increase our costs associated with our workforce. Other employees of ours who are not presently represented by a union may become so represented in the future as well. In 2006, the unionized refinery employees conducted a strike when Marathon sought to revise certain working terms and conditions. Another work stoppage resulting from, among other things, a dispute over a term or condition of a collective bargaining agreement that covers employees who work at our refinery or in our retail business, could cause disruptions in our business and negatively impact our results of operations and ability to make distributions.

Product liability claims and litigation could adversely affect our business and results of operations.

Product liability is a significant commercial risk. Substantial damage awards have been made in certain jurisdictions against manufacturers and resellers based upon claims for injuries caused by the use of or exposure to various products. Failure of our products to meet required specifications could result in product liability claims from our shippers and customers arising from contaminated or off-specification commingled pipelines and storage tanks and/or defective quality fuels. There can be no assurance that product liability claims against us would not have a material adverse effect on our business or results of operations and on our ability to make distributions.

Laws and regulations restricting emissions of greenhouse gases could force us to incur increased capital and operating costs and could have a material adverse effect on our results of operations and financial condition.

In December 2009, the U.S. Environmental Protection Agency (“EPA”) determined that emissions of carbon dioxide, methane and other “greenhouse gases” (“GHGs”) endanger public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA has begun adopting and implementing regulations to restrict emissions of GHGs under existing provisions of the federal Clean Air Act, as amended (“CAA”). The EPA adopted two sets of rules effective January 2, 2011 regulating GHG emissions under the CAA, one of which requires a reduction in emissions of GHGs from motor vehicles and the other of which regulates emissions of GHGs from certain large stationary sources. While the EPA’s rules relating to emissions of GHGs from large stationary sources of emissions are currently subject to a number of legal challenges, the federal courts have thus far declined to issue any injunctions to prevent the EPA from implementing or requiring state environmental agencies to implement the rules. The EPA has also implemented rules requiring the reporting of GHG emissions from specified large GHG emission sources in the United States, including petroleum refineries, on an annual basis, for emissions occurring after January 1, 2010.

In addition, the U.S. Congress has from time to time considered adopting legislation to reduce emissions of GHGs, and almost one-half of the states have already taken legal measures to reduce emissions of GHGs primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. These cap and trade programs generally work by requiring major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and on an annual basis surrender emission allowances. The number of allowances available for purchase is reduced over time in an effort to achieve the overall GHG emission reduction goal. Minnesota is a participant in the Midwest Regional GHG Reduction Accord, a non-binding resolution that could lead to the creation of a regional GHG cap-and-trade program if the Minnesota legislature and the legislatures of other participating states enact implementing legislation.

The adoption of legislation or regulatory programs to reduce emissions of GHGs could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the refined products that we produce. Consequently, legislation and regulatory programs to reduce emissions of GHGs could have an adverse effect on our business, financial condition and results of operations and, as a result, our ability to make distributions.

In addition, some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events. If any such events were to occur, they could have an adverse effect on our business, financial condition and results of operations and and, as a result, our ability to make distributions.

Renewable fuels mandates may reduce demand for the petroleum fuels we produce, which could have a material adverse effect on our results of operations and financial condition, and our ability to make distributions to our unitholders.

Pursuant to the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007, the EPA has issued Renewable Fuels Standards (“RFS”) implementing mandates to blend renewable fuels into the petroleum fuels produced and sold in the United States. Under RFS, the volume of renewable fuels that obligated refineries like us must blend into their finished petroleum fuels increases annually over time until 2022. We currently purchase renewable identification number credits (“RINS”) for some fuel categories on the open market, as well as waiver credits for cellulosic biofuels from the EPA, in order to comply with the RFS. In the future, we may be required to purchase additional RINS on the open market and waiver credits from the EPA to comply with the RFS. We cannot currently predict the future prices of RINS or waiver credits, but the costs to obtain the necessary number of RINS and waiver credits could be material. Additionally, Minnesota law currently requires that all diesel sold in the state for use in internal combustion engines must contain at least 5% biodiesel. Under this statute, if certain preconditions are met, the minimum biodiesel content in diesel sold in the state will increase to 10% beginning on May 1, 2012, and to 20% beginning on May 1, 2015. The increase to 10% did not occur on May 1, 2012, because the Minnesota commissioners of agriculture, commerce, and pollution control did not certify that all statutory pre-conditions were satisfied by the statutory deadline, but instead jointly recommended delaying the increase to 10% by one year, to May 1, 2013. Minnesota law also currently requires, with limited exceptions, that all gasoline sold or offered for sale in the state must contain the maximum amount of ethanol allowed under federal law for use in all gasoline-powered motor vehicles. On October 13, 2010, the EPA raised the maximum amount of ethanol allowed under federal law from 10% to 15% for cars and light trucks manufactured since 2007, and on January 21, 2011, EPA extended the maximum allowable ethanol content of 15% to apply to cars and light trucks manufactured since 2001. The maximum amount allowed under federal law currently remains at 10% ethanol for all other vehicles. Existing laws and regulations could change, and the minimum volumes of renewable fuels that must be blended with refined petroleum fuels may increase. Because we do not produce renewable fuels, increasing the volume of renewable fuels that must be blended into our products displaces an increasing volume of our refinery’s product pool, potentially resulting in lower earnings and materially adversely affecting our ability to make distributions.

Our pipeline interests are subject to federal and/or state rate regulation, which could reduce our profitability.

Our transportation activities are subject to regulation by multiple governmental agencies, and compliance with such regulation increases our cost of doing business and affects our profitability. Additional proposals and proceedings that affect the oil industry are regularly considered by Congress, the states, the Federal Energy Regulatory Commission (“FERC”) and the courts. We cannot predict when or whether any such proposals may become effective or what impact such proposals may have. Projected expenditures related to the Minnesota Pipeline reflect the recurring costs resulting from compliance with these regulations, and these costs may increase due to future acquisitions, changes in regulation, changes in use, ongoing expenditures to maintain reliability and efficiency or discovery of existing but unknown compliance issues. In addition, if the current lease with Magellan of the Aranco Pipeline were terminated and we were to operate the Aranco Pipeline or, if the Cottage Grove pipelines were required to comply with these regulations, we would incur similar costs.

The Minnesota Pipeline is a common carrier pipeline providing interstate transportation service, which is subject to regulation by FERC under the Interstate Commerce Act (“ICA”). The ICA requires that tariff rates for interstate petroleum pipelines transportation service be just and reasonable and that the rates and terms of service of such pipelines not be unduly discriminatory or unduly preferential. The tariff rates are generally set by the board of managers of the Minnesota Pipe Line Company, which we do not control. Because we currently do not operate the Minnesota Pipeline or control the board of managers of the Minnesota Pipe Line Company, we do not control how the Minnesota Pipeline’s tariff is applied, including the tariff provisions governing the allocation of capacity, or control of decision-making with respect to tariff changes for the pipeline.

FERC can investigate the pipeline’s rates and certain terms of service on its own initiative. In addition, shippers may file with FERC protests against new tariff rates and/or terms and conditions of service or complaints against existing tariff rates and/or terms and conditions of services. Under certain circumstances, FERC could limit the Minnesota Pipe Line Company’s ability to set rates based on its costs, or could order the Minnesota Pipe Line Company to reduce its rates and could require the payment of reparations to complaining shippers for up to two years prior to the complaint or refunds to all shippers in the context of a protest proceeding. If it found the Minnesota Pipeline’s rates or terms of service to be contrary to statutory requirements, FERC could impose conditions it considers appropriate and/or impose penalties. Further, FERC could declare pipeline-related facilities to be common carrier facilities and require that common carrier access be provided or otherwise alter the terms of service and/or rates of such facilities, to the extent applicable. Rate regulation or a successful challenge to the rates the Minnesota Pipeline charges could adversely affect its financial position, cash flows, or results of operations and, thus, our financial position, cash flows or results of operations. Conversely, reduced rates on the Minnesota Pipeline would reduce the rates for transportation of crude oil into our refinery.

FERC currently allows petroleum pipelines to change their rates within prescribed ceiling levels tied to an inflation index. The Minnesota Pipeline currently bases its rates on the indexing methodology. If the Minnesota Pipeline were to attempt to increase rates beyond the maximum allowed by the indexing methodology, it would be required to file a cost-of-service justification, obtain approval from an unaffiliated party that intends to ship on the pipeline (with respect to initial rates for any new service), obtain approval from all current shippers (i.e., settlement), or obtain prior approval to file market-based rates. FERC’s indexing methodology is subject to review every five years. In an order issued in December 2010, FERC announced that, effective July 1, 2011, the index would equal the change in the producer price index for finished goods plus 2.65% (previously, the index was equal to the change in the producer price index for finished goods plus 1.3%). This index is to be in effect through July 2016. If the increases in the index are not sufficient to fully reflect actual increases to our costs, our financial condition could be adversely affected. If the index results in a rate increase that is substantially in excess of the pipeline’s actual cost increases, or it results in a rate decrease that is substantially less than the pipeline’s actual cost decrease, the rates may be protested, and, if such protests are successful, result in the lowering of the pipeline’s rates. FERC’s rate-making methodologies may limit the pipeline’s ability to set rates based on our true costs and may delay or limit the use of rates that reflect increased costs of providing transportation service.

If we were to operate the Aranco Pipeline to provide transportation of crude oil or petroleum products in interstate commerce, we would expect to also be regulated by FERC as an interstate oil pipeline and the Aranco Pipeline would be subject to the same regulatory risks discussed above.

Terrorist attacks and other acts of violence or war may affect the market for our units, the industry in which we conduct our operations and our results of operations and our ability to make distributions to our unitholders.

Terrorist attacks may harm our business results of operations. We cannot provide assurance that there will not be further terrorist attacks against the United States or U.S. businesses. Such attacks or armed conflicts may directly impact our refinery, properties or the securities markets in general. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. Adverse economic conditions could harm the demand for our products or the securities markets in general, which could harm our operating results and ability to make distributions.

While we have insurance that provides some coverage against terrorist attacks, such insurance has become increasingly expensive and difficult to obtain. As a result, insurance providers may not continue to offer this coverage to us on terms that we consider affordable, or at all.

Some of our operations are conducted with partners, which may decrease our ability to manage risks associated with those operations.

We sometimes enter into arrangements to conduct certain business operations, such as pipeline transportation, with partners in order to share risks associated with those operations. However, these arrangements may also decrease our ability to manage risks and costs associated with those operations, particularly where we are not the operator. We could have limited influence over and control of the behaviors and performance of these operations. This could affect our operational performance, financial position and reputation.

We own 17% of the outstanding common interests of the Minnesota Pipe Line Company and 17% of the outstanding preferred shares of MPL Investments, Inc. which owns 100% of the preferred units of the Minnesota Pipe Line Company. The Minnesota Pipe Line Company owns the Minnesota Pipeline, a crude oil pipeline system in Minnesota that transports crude oil to the Twin Cities area and which consistently transports most of our crude oil input. The remaining interests in the Minnesota Pipe Line Company are held by a subsidiary of Koch Industries, Inc., which operates the system and is an affiliate of the only other refinery owner in Minnesota, with a 74.16% interest, and TROF Inc. with an 8.84% interest. For more information about the economic effect of our investments in the Minnesota Pipe Line Company and MPL Investments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” and “—Results of Operations.” Because our investments in the Minnesota Pipe Line Company and MPL Investments are limited, we do not have significant influence over or control of the performance of the Minnesota Pipe Line Company’s operations, which could impact our operational performance, financial position and reputation.

If we are unable to obtain our crude oil supply without the benefit of the crude oil supply and logistics agreement with JPM CCC or similar agreement, our exposure to the risks associated with volatile crude oil prices may increase.

Our supply and logistics agreement with JPM CCC allows us to price all crude oil processed at the refinery one day after it is received at the plant. This arrangement minimizes the amount of in-transit inventory and reduces our exposure to fluctuations in crude oil prices. In excess of 90% of the crude oil delivered at the refinery is handled through our agreement with JPM CCC independent of whether crude oil is sourced from our suppliers or from JPM CCC directly. If we are unable to obtain our crude oil supply through the crude oil supply and logistics agreement or similar agreement, our exposure to crude oil pricing risks may increase as the number of days between when we pay for the crude oil and when the crude oil is delivered to us increases. Such increased exposure could negatively impact our liquidity position due to our increased working capital needs as a result of the increase in the value of crude oil inventory we would have to carry on our balance sheet and, therefore, could adversely affect our ability to make distributions.

Our suppliers source a substantial amount of our crude oil from the Bakken Shale of North Dakota and may experience interruptions of supply from that region.

Our suppliers source a substantial amount of our crude oil from the Bakken Shale of North Dakota. As a result, we may be disproportionately exposed to the impact of delays or interruptions of supply from that region caused by transportation capacity constraints, curtailment of production, unavailability of equipment, facilities, personnel or services, significant governmental regulation, natural disasters, adverse weather conditions, plant closures for scheduled maintenance or interruption of transportation of oil or natural gas produced from the wells in that area.

Our commodity derivative contracts may limit our potential gains, exacerbate potential losses and involve other risks.

We enter into commodity derivatives contracts to hedge our crack spread risk with respect to a portion of our expected gasoline and diesel production. We enter into these hedging arrangements with the intent to secure a minimum fixed cash flow stream on the volume of products hedged during the hedge term. However, our hedging arrangements may fail to fully achieve these objectives for a variety of reasons, including our failure to have adequate hedging contracts, if any, in effect at any particular time and the failure of our hedging arrangements to produce the anticipated results. We may not be able to procure adequate hedging arrangements due to a variety of factors. Moreover, while intended to reduce the adverse effects of fluctuations in crude oil and refined product prices, such transactions may limit our ability to benefit from favorable changes in margins. In addition, our hedging activities may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	the volumes of our actual use of crude oil or production of the applicable refined products is less than the volumes subject to the hedging arrangement;

•	accidents, interruptions in feedstock transportation, inclement weather or other events cause unscheduled shutdowns or otherwise adversely affect our refinery, or those of our suppliers or customers;

•	the counterparties to our futures contracts fail to perform under the contracts; or

•	a sudden, unexpected event materially impacts the commodity or crack spread subject to the hedging arrangement.

As a result, the effectiveness of our hedging strategy could have a material adverse impact on our financial results and our ability to make distributions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure About Market Risk.”

In addition, these hedging activities involve basis risk. Basis risk in a hedging arrangement occurs when the price of the commodity we hedge is more or less variable than the index upon which the hedged commodity is based, thereby making the hedge less effective. For example, a NYMEX index used for hedging certain volumes of crude oil or refined products may have more or less variability than the cost or price for such crude oil or refined products. We do not expect to hedge the basis risk inherent in our derivatives contracts.

Our commodity derivative activities could result in period-to-period earnings volatility.

We do not apply hedge accounting to our commodity derivative contracts and, as a result, unrealized gains and losses are charged to our earnings based on the increase or decrease in the market value of the unsettled position. These gains and losses are reflected in our income statement in periods that differ from when the underlying hedged items (i.e., gross margins) are reflected in our income statement. Such derivative gains or losses in earnings may produce significant period-to-period earnings volatility that is not necessarily reflective of our underlying operational performance.

Derivatives regulation included in current financial reform legislation could impede our ability to manage business and financial risks by restricting our use of derivative instruments as hedges against fluctuating commodity prices.

The U.S. Congress adopted the Dodd-Frank Wall Street Reform and Consumer Protection Act in 2010 (the “Dodd-Frank Act”). This comprehensive financial reform legislation establishes federal oversight and regulation of the over-the-counter derivatives market and entities, such as us, that participate in that market. The legislation was signed into law by the President on July 21, 2010 and requires the Commodity Futures Trading Commission (“CFTC”) and the SEC to promulgate rules and regulations implementing the new legislation within 360 days from the date of enactment. In December 2011, the CFTC extended temporary exemptive relief from the deadline for certain regulations applicable to swaps until no later than July 16, 2012. The CFTC has since adopted regulations to set position limits for certain futures and option contracts in the major energy markets. The CFTC has also proposed to establish minimum capital requirements, although it is not possible at this time to predict whether or when the CFTC will adopt these rules as proposed or include comparable provisions in its rulemaking under the Dodd-Frank Act. The Dodd-Frank Act may also require compliance with margin requirements and with certain clearing and trade-execution requirements in connection with certain derivative activities, although the application of those provisions is uncertain at this time. The legislation may also require the counterparties to our commodity derivative contracts to spinoff some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty, or cause the entity to comply with the capital requirements, which could result in increased costs to counterparties such as us.

The Dodd-Frank Act and any new regulations could significantly increase the cost of some commodity derivative contracts (including through requirements to post collateral, which could adversely affect our available liquidity), materially alter the terms of some commodity derivative contracts, reduce the availability of some derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing commodity derivative contracts and potentially increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the Dodd-Frank Act and any new regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to make distributions or plan for and fund capital expenditures. Increased volatility may make us less attractive to certain types of investors. Finally, the Dodd-Frank Act was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. If the Dodd-Frank Act and any new regulations result in lower commodity prices, our revenues could be adversely affected. Any of these consequences could adversely affect our business, financial condition and results of operations and therefore could have an adverse effect on our ability to make distributions.

Risks Primarily Related to Our Retail Business

Our retail business depends on one principal supplier for a substantial portion of its merchandise inventory. A change of merchandise suppliers, a disruption in merchandise supply, a significant change in our relationship with our principal merchandise supplier or material changes in the payment terms or availability of trade credit provided by our merchandise suppliers could have a material adverse effect on our retail business and results of operations or liquidity.

Eby-Brown Company (“Eby-Brown”) is a wholesale grocer that has been the primary supplier of general merchandise, including most tobacco and grocery items, for all our retail stores since 1993. For the three months ended March 31, 2012 and the year ended December 31, 2011, our retail business purchased approximately 80% of its convenience store inside merchandise requirements from Eby-Brown. Our retail business also purchases a variety of merchandise, including soda, beer, bread, dairy products, ice cream and snack foods, directly from a number of manufacturers and their wholesalers. A change of merchandise suppliers, a disruption in merchandise supply or a significant change in our relationship with Eby-Brown could have a material adverse effect on our retail business and results of operations. In addition, our retail business is impacted by the availability of trade credit to fund merchandise purchases. Any material changes in the payments terms, including payment discounts, or availability of trade credit provided by our merchandise suppliers could adversely affect our liquidity or results of operations and, as a result, our ability to make distributions.

If the locations of our current convenience stores become unattractive to customers and attractive alternative locations are not available for a reasonable price, then our ability to maintain and grow our retail business will be adversely affected.

We believe that the success of any retail store depends in substantial part on its location. There can be no assurance that the locations of our retail stores will continue to be attractive to customers as demographic patterns change. Neighborhood or economic conditions where retail stores are located could decline in the future, resulting in potentially reduced sales in these locations. If we cannot obtain desirable locations at reasonable prices, our ability to maintain and grow our retail business could be adversely affected, which could have an adverse effect on our business, financial condition or results of operations and, as a result, our ability to make distributions.

The growth of our retail business depends in part on our ability to open and profitably operate new convenience stores and to successfully integrate acquired sites and businesses in the future.

We may not be able to open new convenience stores and any new stores we open may be unprofitable. Additionally, acquiring sites and businesses in the future involves risks that could cause our actual growth or operating results to be lower than expected. If these events were to occur, each would have a material adverse impact on our financial results. There are several factors that could affect our ability to open and profitably operate new stores or to successfully integrate acquired sites and businesses. These factors include:

•	competition in targeted market areas;

•	difficulties during the acquisition process in discovering certain liabilities of the businesses that we acquire;

•	the inability to identify and acquire suitable sites or to negotiate acceptable leases for such sites;

•	difficulties associated with the growth of our financial controls, information systems, management resources and human resources needed to support our future growth;

•	difficulties with hiring, training and retaining skilled personnel, including store managers;

•	difficulties in adapting distribution and other operational and management systems to an expanded network of stores;

•	the potential inability to obtain adequate financing to fund our expansion;

•	limitations on investments contained in our revolving credit facility and other debt instruments;

•	difficulties in obtaining governmental and other third-party consents, permits and licenses needed to operate additional stores;

•	difficulties in obtaining any cost savings, accretion and financial improvements anticipated from future acquired stores or their integration; and

•	challenges associated with the consummation and integration of any future acquisition.

Our retail store franchisees are independent business operators that could take actions that harm our brand, reputation or goodwill, which could adversely affect our business, results of operations, financial condition or cash flows.

Our retail store franchisees are independent business operators, not employees, and, as such, we cannot control their operations. These franchisees could hire and fail to train unqualified sales associates and other employees, or operate the franchised retail stores in a manner inconsistent with our operating standards. If our retail store franchisees provide diminished quality of service to customers, or if they engage or are accused of engaging in unlawful or tortious acts, such as sexual harassment or discriminatory practices in violation of applicable laws, then our brand, reputation or goodwill could be harmed, which could have an adverse effect on our business, results of operations, financial condition or cash flows and, as a result, our ability to make distributions.

Additionally, as independent business operators, our retail store franchisees could occasionally disagree with us or with our strategies regarding our retail business or with our interpretation of the rights and obligations set forth under our retail franchise agreement. This could lead to disputes with our retail store franchisees, which we expect to occur from time to time in the future as we continue to offer and sell retail store franchises. To the extent we have such disputes, the attention of our management and our retail store franchisees could be diverted, which could have an adverse effect on our business, results of operations, financial condition or cash flows and, as a result, our ability to make distributions.

Credit and debit card data loss, litigation and/or liability could significantly harm our reputation and adversely impact our business.

In connection with credit and debit card sales at our retail stores, we transmit confidential credit and debit card information securely over public networks. Third parties may have the technology or know-how to breach the security of this customer information, and our security measures may not effectively prohibit others from obtaining improper access to this information. If a person is able to circumvent our security measures, he or she could destroy or steal valuable information or disrupt our operations. Any security breach could expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and any resulting negative publicity could significantly harm our reputation.

Our failure or inability to enforce our current and future trademarks and trade names could adversely affect our efforts to establish brand equity and expand our retail franchising business.

Our ability to successfully expand our retail franchising business will depend on our ability to establish brand equity through the use of our current and future trademarks, service marks, trade dress and other proprietary intellectual property, including our name and logos. Some or all of these intellectual property rights may not be enforceable, even if registered, against any prior users of similar intellectual property or our competitors who seek to use similar intellectual property in areas where we operate or intend to conduct operations. If we fail to enforce any of our intellectual property rights, then we may be unable to capitalize on our efforts to establish brand equity.

We could encounter claims from prior users of similar intellectual property in areas where we operate or intend to conduct operations, which could result in additional expenditures and divert our management’s time and attention from our operations. Conversely, competing businesses, including any of our former retail store franchisees, could infringe on our intellectual property, which would necessarily require us to defend our intellectual property possibly at a significant cost to us.

Our retail business is vulnerable to changes in consumer preferences, economic conditions and other trends and factors that could harm our business, results of operations, financial condition or cash flows.

Our retail business is affected by consumer preferences, national, regional and local economic conditions, demographic trends and consumer confidence in the economy. Factors such as traffic patterns, weather conditions, local demographics and the number and locations of competing retail service stations and convenience stores also affect the performance of our retail stores. In addition, we cannot ensure that our retail customers will continue to frequent our retail stores or that we will be able to find new retail store franchisees or encourage our existing retail store franchisees to grow their franchised business or renew their franchise rights. Adverse changes in any of these trends or factors could reduce our retail customer traffic or sales, or impose limits on our pricing, which could adversely affect our business, results of operations, financial condition or cash flows and, as a result, our ability to make distributions.

We face the risk of litigation in connection with our retail operations.

We are from time to time the subject of complaints or litigation from our consumers alleging illness, injury or other health or operational concerns. Adverse publicity resulting from these allegations may materially adversely affect us and our brand, regardless of whether the allegations are valid or whether we are liable. In addition, employee claims against us based on, among other things, discrimination, harassment or wrongful termination, or labor code violations may divert financial and management resources that would otherwise be used to benefit our future performance. There is also a risk of litigation from our franchisees. We have been subject to a variety of these and other claims from time to time and a significant increase in the number of these claims or the number that are successful could materially adversely affect our business, prospects, financial condition, operating results or cash flows and, as a result, our ability to make distributions.

Failure of our retail business to comply with state and local laws regulating the sale of alcohol and tobacco products could result in the loss of necessary licenses and the imposition of fines and penalties on us, which could have a material adverse effect on our business, liquidity and results of operations.

State and local laws regulate the sale of alcohol and tobacco products. In certain areas where our stores are located, state or local laws limit the hours of operation for the sale of alcohol, or prohibit the sale of alcohol, and permit the sale of alcohol and tobacco products only to persons older than a certain age. State and local regulatory agencies have the authority to approve, revoke, suspend or deny applications for, and renewals of, permits and licenses relating to the sale of alcohol and tobacco products and to issue fines to stores for the improper sale of alcohol and tobacco products. Most jurisdictions, in their permit and license applications, require an applicant to disclose past denials, suspensions, or revocations of permits or licenses relating to the sale of alcohol and tobacco products in any jurisdiction. Thus, if we experience a denial, suspension, or revocation in one jurisdiction, then it could have an adverse effect on our ability to obtain permits and licenses relating to the sale of alcohol and tobacco products in other jurisdictions. In addition, the failure of our retail business to comply with state and local laws regulating the sale of alcohol and tobacco products could result in the loss of necessary licenses and the imposition of fines and penalties on us. Such a loss or imposition could have a material adverse effect on our business, liquidity and results of operations and, as a result, our ability to make distributions.

Risks Related to an Investment in Us

The board of directors of our general partner will adopt a policy to distribute an amount equal to the available cash we generate each quarter, which could limit our ability to grow and make acquisitions.

The board of directors of our general partner will adopt a policy to distribute an amount equal to the available cash we generate each quarter to our unitholders, beginning with the quarter ending                     , 2012. As a result, we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. As such, to the extent we are unable to finance growth externally, our distribution policy will significantly impair our ability to grow.

In addition, because of our distribution policy, our growth, if any, may not be as robust as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures or as in-kind distributions, current unitholders will experience dilution and the payment of distributions on those additional units will decrease the amount we distribute on each outstanding unit. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, would reduce the available cash that we have to distribute to our unitholders. See “Distribution Policy and Restrictions on Distributions.”

Our general partner, the indirect owners of which include ACON Refining, TPG Refining and certain members of our management team, has fiduciary duties to its owners, and the interests of ACON Refining, TPG Refining and certain members of our management team may differ significantly from, or conflict with, the interests of our public unitholders.

Our general partner is responsible for managing us. Although our general partner has fiduciary duties to manage us in a manner that it believes is in our best interests, the fiduciary duties are specifically limited by the express terms of our partnership agreement, and the directors and officers of our general partner also have fiduciary duties to manage our general partner in a manner beneficial to its owners, which include ACON Refining, TPG Refining and certain members of our management team. The interests of ACON Refining, TPG Refining and these management team members may differ from, or conflict with, the interests of our unitholders. In resolving these conflicts, our general partner may favor its own interests or the interests of its owners over our interests and those of our unitholders.

The potential conflicts of interest include, among others, the following:

•

Neither our partnership agreement nor any other agreement will require the owners of our general partner to pursue a business strategy that favors us. The affiliates of our general partner have fiduciary duties to make decisions in their own best interests and in the best interest of their owners, which may be contrary to our interests. In addition, our general partner is allowed to take into account the interests of parties other than us or our unitholders, such as its owners, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders.

•

Our general partner has limited its liability and reduced its fiduciary duties under our partnership agreement and has also restricted the remedies available to our unitholders for actions that, without those limitations and reductions, might constitute breaches of fiduciary duty. As a result of purchasing common units, unitholders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law.

•

The board of directors of our general partner will determine the amount and timing of asset purchases and sales, capital expenditures, borrowings, repayment of indebtedness and issuances of additional partnership interests, each of which can affect the amount of cash that is available for distribution to our unitholders.

•

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf. There is no limitation in our partnership agreement on the amounts our general partner can cause us to pay it or its affiliates.

•	Our general partner may exercise its rights to call and purchase all of our common units and PIK units if at any time it and its affiliates own more than 80% of the units.

•

Our general partner will control the enforcement of obligations owed to us by it and its affiliates. In addition, our general partner will decide whether to retain separate counsel or others to perform services for us.

•	Our general partner determines which costs incurred by it and its affiliates are reimbursable by us.

See “Conflicts of Interest and Fiduciary Duties.”

Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner and restricts the remedies available to us and our common unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner, while also restricting the remedies available to our common unitholders for actions that, without these limitations and reductions, might constitute breaches of fiduciary duty. Delaware partnership law permits such contractual reductions of fiduciary duty. By purchasing common units, common unitholders consent to some actions that might otherwise constitute a breach of fiduciary or other duties applicable under state law. Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example:

•

Our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, our common unitholders. Decisions made by our general partner in its individual capacity will be made by its owners and not by the board of directors of our general partner. Examples include the exercise of the general partner’s call right, its voting rights with respect to any common units or PIK units it may own and its determination whether or not to consent to any merger or consolidation or amendment to our partnership agreement.

•

Our partnership agreement provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decisions were not adverse to the interests of our partnership.

•

Our partnership agreement provides that our general partner and the officers and directors of our general partner will not be liable for monetary damages to us for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those persons acted in bad faith or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.

•

Our partnership agreement provides that our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our limited partners if a transaction with an affiliate or the resolution of a conflict of interest is:

•	Approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval; or

•	Approved by the vote of a majority of the outstanding units, excluding any units owned by our general partner and its affiliates.

In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our unitholders or the conflicts committee then it will be presumed that, in making its decision, taking any action or failing to act, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. See “Conflicts of Interest and Fiduciary Duties.”

By purchasing a common unit, a unitholder will become bound by the provisions of our partnership agreement, including the provisions described above. See “Description of Our Common Units—Transfer of Common Units.”

Northern Tier Holdings has the power to appoint and remove our general partner’s directors.

Upon the consummation of this offering, Northern Tier Holdings will have the power to elect all of the members of the board of directors of our general partner. Our general partner has control over all decisions related to our operations. See “Management—Our Management.” Our public unitholders do not have an ability to influence any operating decisions and will not be able to prevent us from entering into any transactions. Furthermore, the goals and objectives of the owners of our general partner may not be consistent with those of our public unitholders.

Common units and PIK units are subject to our general partner’s call right.

If at any time our general partner and its affiliates own more than 80% of the units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the units held by unaffiliated unitholders at a price not less than their then-current market price, as calculated pursuant to the terms of our partnership agreement. As a result, you may be required to sell your units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional units and then exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. See “The Partnership Agreement—Call Right.”

Our unitholders have limited voting rights and are not entitled to elect our general partner or our general partner’s directors.

Unlike the holders of common stock in a corporation, our unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right to elect our general partner or our general partner’s board of directors on an annual or other continuing basis. The board of directors of our general partner, including the independent directors, will be chosen entirely by Northern Tier Holdings as the direct owner of the general partner and not by our common unitholders. Unlike publicly traded corporations, we will not hold annual meetings of our unitholders to elect directors or conduct other matters routinely conducted at annual meetings of stockholders. Furthermore, even if our unitholders are dissatisfied with the performance of our general partner, they will have no practical ability to remove our general partner. These limitations could adversely affect the price at which the common units will trade.

Our public unitholders will not have sufficient voting power to remove our general partner without Northern Tier Holdings’ consent.

Our general partner may only be removed by a vote of the holders of at least two-thirds of the outstanding units, including any units owned by our general partner and its affiliates (including Northern Tier Holdings). Following the closing of this offering, Northern Tier Holdings will own approximately     % of our units (or approximately     % of our units if the underwriters exercise their option to purchase additional common units in full), which means holders of common units purchased in this offering will not be able to remove the general partner, under any circumstances, unless Northern Tier Holdings sells some of the units that it owns or we sell additional units to the public.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units (other than our general partner and its affiliates and permitted transferees).

Our partnership agreement restricts unitholders’ voting rights by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, may not vote on any matter. Our partnership agreement also contains provisions limiting the ability of common unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the ability of our common unitholders to influence the manner or direction of management.

Cost reimbursements due to our general partner and its affiliates will reduce cash available for distribution to you.

Prior to making any distribution on our outstanding units, we will reimburse our general partner for all expenses it incurs on our behalf including, without limitation, salary, bonus, incentive compensation and other amounts paid to its employees and executive officers who perform services for us. There are no limits contained in our partnership agreement on the amounts or types of expenses for which our general partner and its affiliates may be reimbursed. The payment of these amounts, including allocated overhead, to our general partner and its affiliates could adversely affect our ability to make distributions to our unitholders. See “Distribution Policy and Restrictions on Distributions,” “Certain Relationships and Related Person Transactions” and “Conflicts of Interest and Fiduciary Duties—Conflicts of Interest.”

Unitholders may have liability to repay distributions.

In the event that: (1) we make distributions to our unitholders when our nonrecourse liabilities exceed the sum of (a) the fair market value of our assets not subject to recourse liability and (b) the excess of the fair market value of our assets subject to recourse liability over such liability, or a distribution causes such a result, and (2) a unitholder knows at the time of the distribution of such circumstances, such unitholder will be liable for a period of three years from the time of the impermissible distribution to repay the distribution under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”).

Likewise, upon the winding up of the partnership, in the event that (1) we do not distribute assets in the following order: (a) to creditors in satisfaction of their liabilities; (b) to partners and former partners in satisfaction of liabilities for distributions owed under our partnership agreement; (c) to partners for the return of their contribution; and finally (d) to the partners in the proportions in which the partners share in distributions and (2) a unitholder knows at the time of such circumstances, then such unitholder will be liable for a period of three years from the impermissible distribution to repay the distribution under Section 17-807 of the Delaware Act.

A purchaser of common units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to us that are known by the purchaser at the time it became a limited partner and for unknown obligations if the liabilities could be determined from our partnership agreement.

Our general partner’s interest in us and the control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest in us to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in our partnership agreement on the ability of the owners of our general partner to transfer their equity interests in our general partner to a third party. The new equity owner of our general partner would then be in a position to replace the board of directors and the officers of our general partner with its own choices and to influence the decisions taken by the board of directors and officers of our general partner.

There is no existing market for our common units, and we do not know if one will develop to provide you with adequate liquidity. If our unit price fluctuates after this offering, you could lose a significant part of your investment.

Prior to this offering, there has not been a public market for our common units. If an active trading market does not develop, you may have difficulty selling any of our common units that you buy. The initial public offering price for the common units will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common units at prices equal to or greater than the price paid by you in this offering. The market price of our common units may be influenced by many factors including:

•	our operating and financial performance;

•	quarterly variations in our financial indicators, such as net (loss) earnings per unit, net earnings (loss) and revenues;

•	the amount of distributions we make and our earnings or those of other companies in our industry or other publicly traded partnerships;

•	strategic actions by our competitors;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•	speculation in the press or investment community;

•	sales of our common units by us or other unitholders, or the perception that such sales may occur;

•	changes in accounting principles;

•	additions or departures of key management personnel;

•	actions by our unitholders;

•	general market conditions, including fluctuations in commodity prices; and

•	domestic and international economic, legal and regulatory factors unrelated to our performance.

As a result of these factors, investors in our common units may not be able to resell their common units at or above the initial offering price. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may materially reduce the market price of our common units, regardless of our operating performance.

Our new standalone finance and accounting information systems may fail to operate effectively or as intended, which could adversely affect the reliability of our financial statements.

Pursuant to a transition services agreement, Marathon agreed to provide us with, among other things, administrative and support services, including finance, accounting and information system services, for up to 18 months following the closing of the Marathon Acquisition to allow us time to build the infrastructure required to operate these functions independently. During the fourth quarter of 2011, we transitioned the finance, accounting information system services and functions from Marathon to our own standalone information systems and processes. It is possible that we will discover material shortcomings in our new standalone finance accounting information systems and processes, including those that may represent material weaknesses in our internal control over financial reporting, that are not currently known to us. Any such defects could adversely affect the reliability of our financial statements.

If, after this offering, we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, or our internal control over financial reporting are not effective, the reliability of our financial statements may be questioned, and our unit price may suffer.

Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to perform a comprehensive evaluation of its and its subsidiaries’ internal controls. To comply with these requirements, we will be required to document and test our internal control procedures, our management will be required to assess and issue a report concerning our internal control over financial reporting, and, under the Sarbanes-Oxley Act, our independent auditors will be required to issue an opinion on management’s assessment and the effectiveness of our internal control over financial reporting. Our compliance with Section 404 of the Sarbanes-Oxley Act will first be reported on in connection with the filing of our second Annual Report on Form 10-K. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. During the course of its testing, our management may identify material weaknesses, which may not be remedied in time to meet the deadline imposed by the SEC rules implementing Section 404. If our management cannot favorably assess the effectiveness of our internal control over financial reporting, or our auditors identify material weaknesses in our internal control, investor confidence in our financial results may weaken, and the price of our common units may suffer.

You will incur immediate and substantial dilution in net tangible book value per common unit.

The initial public offering price of our common units is substantially higher than the pro forma net tangible book value of our outstanding units. As a result, if you purchase common units in this offering, you will incur immediate and substantial dilution in the amount of $         per common unit. See “Dilution.”

We may issue additional common units and other equity interests without your approval, which would dilute your existing ownership interests.

Under our partnership agreement, we are authorized to issue an unlimited number of additional interests without a vote of the unitholders. For example, we will issue additional PIK units, in lieu of making cash distributions, to the holders of the PIK units during the PIK period. In addition, at the end of the PIK period, the PIK units will convert into common units. The issuance by us of additional common units or other equity interests of equal or senior rank will have the following effects:

•	the proportionate ownership interest of unitholders immediately prior to the issuance will decrease;

•	the amount of cash distributions on each unit will decrease;

•	the ratio of our taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit will be diminished; and

•	the market price of the common units may decline.

In addition, our partnership agreement does not prohibit the issuance of equity interests by our subsidiary, which may effectively rank senior to the common units.

Our general partner may redeem, retire, repurchase or otherwise refinance the senior secured notes or otherwise amend the indenture in a manner that terminates the PIK period. Any such action may require us to incur substantial costs.

At any time, our general partner may, in its sole discretion and on terms determined in its sole discretion, redeem, retire, repurchase or otherwise refinance the senior secured notes or otherwise amend the indenture in a manner that terminates the PIK period. Following the termination of the PIK period, distributions in respect of any outstanding PIK units will be paid in cash (and any PIK units will automatically convert into an equal number of common units). Under our partnership agreement, such a decision will explicitly be deemed not to be a violation of the fiduciary duties that might otherwise be owed by our general partner to our unitholders. The redemption, retirement, repurchase or refinancing of the senior secured notes or any amendment to the indenture may be at a substantial expense to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Description of Our Indebtedness—Senior Secured Notes” for a discussion of our ability to redeem the senior secured notes and the redemption price related thereto.

Units eligible for future sale may cause the price of our common units to decline.

Sales of substantial amounts of our common units in the public market, or the perception that these sales may occur, could cause the market price of our common units to decline. This could also impair our ability to raise additional capital through the sale of our equity interests.

There will be units         outstanding following this offering.         common units are being sold to the public in this offering (or         common units if the underwriters exercise their option to purchase additional common units in full) and an aggregate of         common units and PIK units will be owned by Northern Tier Holdings (or         common units and         PIK units if the underwriters exercise their option to purchase additional common units in full). The common units sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), by persons other than “affiliates,” as that term is defined in Rule 144 under the Securities Act.

In addition, we are party to a registration rights agreement with Northern Tier Holdings and certain of its indirect owners pursuant to which we may be required to register the sale of the units they hold under the Securities Act and applicable state securities laws.

In connection with this offering, we, Northern Tier Holdings, our general partner and our general partner’s directors and executive officers will enter into lock-up agreements, pursuant to which they will agree, subject to certain exceptions, not to sell or transfer, directly or indirectly, any of our units until 180 days from the date of this prospectus, subject to extension in certain circumstances. Following termination of these lockup agreements, all units held by Northern Tier Holdings, our general partner and our general partner’s directors and executive officers will be freely tradable under Rule 144, subject to the volume and other limitations of Rule 144. See “Common Units Eligible for Future Sale.”

We will incur increased costs as a result of being a publicly traded partnership.

As a publicly traded partnership, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. In addition, the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as rules implemented by the SEC and the NYSE, require, or will require, publicly traded entities to adopt various corporate governance practices that will further increase our costs. Before we are able to pay distributions to our unitholders, we must first pay our expenses, including the costs of being a public company and other operating expenses. As a result, the amount of cash we have available for distribution to our unitholders will be affected by our expenses, including the costs associated with being a publicly traded partnership. We estimate that we will incur approximately $3.5 million of estimated incremental costs per year, some of which will be direct charges associated with being a publicly traded partnership and some of which will be allocated to us by our general partner and its affiliates; however, it is possible that our actual incremental costs of being a publicly traded partnership will be higher than we currently estimate.

Prior to this offering, we have not filed reports with the SEC. Following this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We expect these requirements will increase our legal and financial compliance costs and make compliance activities more time-consuming and costly. For example, as a result of becoming a publicly traded partnership, we are required to have at least three independent directors and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal control over financial reporting. In addition, we will incur additional costs associated with our publicly traded company reporting requirements.

As a publicly traded limited partnership we qualify for, and will rely on, certain exemptions from the New York Stock Exchange’s corporate governance requirements.

As a publicly traded partnership, we qualify for, and will rely on, certain exemptions from the NYSE’s corporate governance requirements, including:

•	the requirement that a majority of the board of directors of our general partner consist of independent directors;

•	the requirement that the board of directors of our general partner have a nominating/corporate governance committee that is composed entirely of independent directors; and

•	the requirement that the board of directors of our general partner have a compensation committee that is composed entirely of independent directors.

As a result of these exemptions, our general partner’s board of directors will not be comprised of a majority of independent directors, our general partner’s compensation committee may not be comprised entirely of independent directors and our general partner’s board of directors does not currently intend to establish a nominating/corporate governance committee. Accordingly, unitholders will not have the same protections afforded to equityholders of companies that are subject to all of the corporate governance requirements of the NYSE. See “Management.”

Tax Risks

In addition to reading the following risk factors, you should read “Material Federal Income Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation for federal income tax purposes, or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our cash available for distribution to you could be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service (the “IRS”) on this or any other tax matter affecting us. To maintain our status as a partnership for federal income tax purposes, current law requires that 90% or more of our gross income for every taxable year consist of “qualifying income,” as defined in Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”). “Qualifying income” includes (i) income and gains derived from the refining, transportation, processing and marketing of crude oil, natural gas and products thereof, (ii) interest (other than from a financial business), (iii) dividends, (iv) gains from the sale of real property and (v) gains from the sale or other disposition of capital assets held for the production of qualifying income.

Despite the fact that we are organized as a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe, based upon our current operations, that we will be so treated, a change in our business (or a change in current law) could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35% and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

The tax treatment of publicly traded partnerships or an investment in our units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial changes at any time. For example, members of Congress have recently considered substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may be applied retroactively and could impose additional administrative requirements on us or make it more difficult or impossible to meet the exception for certain publicly traded partnerships to be treated as partnerships for federal income tax purposes. We are unable to predict whether any of these changes, or other proposals will be reintroduced or will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

You will be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

Because our unitholders will be treated as partners to whom we will allocate taxable income that could be different in amount than the cash we distribute, you will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from that income.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Following this offering, Northern Tier Holdings will own more than 50% of the total interests in our capital and profits. If transfers within a twelve-month period of common units and PIK units by Northern Tier Holdings, by itself or in combination with other transfers of common units, represent 50% or more of the total interests in our capital and profits, we will be considered to have terminated our partnership for federal income tax purposes. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in its taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. See “Material Federal Income Tax Consequences—Disposition of Units—Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

Tax gain or loss on the disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale. See “Material Federal Income Tax Consequences—Disposition of Units—Recognition of Gain or Loss” for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (“IRAs”), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file federal tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to you.

The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. Our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution.

We will treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform to all aspects of existing and proposed U.S. Treasury regulations (the “Treasury Regulations”). A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. See “Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions we will adopt.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations, and although the U.S. Treasury Department issued proposed Treasury Regulations allowing a similar monthly simplifying convention, such regulations are not final and do not specifically authorize the use of the proration method we have adopted. Accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to successfully challenge our proration method, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders.

A unitholder whose common units are loaned to a “short seller” to cover a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

Because there is no tax concept of loaning a partnership interest, a unitholder whose common units are loaned to a “short seller” to cover a short sale of common units may be considered as having disposed of the loaned units. In that case, he may no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units. See “Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Treatment of Short Sales” for a further discussion of the foregoing.

Unitholders may be subject to state and local taxes and return filing requirements in jurisdictions where they do not live as a result of investing in our common units.

In addition to federal income taxes, unitholders may become subject to other taxes, including state, local and non-U.S. taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by jurisdictions in which we conduct business or own property in the future, even if they do not live in any of those jurisdictions. We currently conduct business or own property in several states, each of which imposes an income tax on corporations and other entities and a personal income tax. We may own property or conduct business in other states or non-U.S. countries in the future. Unitholders may be required to file state and local income tax returns and pay state and local income taxes in some or all of those various jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. It is the unitholder’s responsibility to file all federal, state, local and non-U.S. tax returns.

As part of the IPO Transactions, some of our subsidiaries will elect to be treated as corporations for federal income tax purposes and will become subject to corporate-level income taxes.

As part of the IPO Transactions, certain of our subsidiaries, including Northern Tier Retail Holdings LLC, which holds all of the ownership interests in Northern Tier Retail LLC and Northern Tier Bakery LLC, and Northern Tier Energy Holdings LLC, will elect to be treated as corporations for federal income tax purposes, which will subject them to corporate-level income taxes and may reduce the cash available for distribution to us and, in turn, to unitholders. In the future, we may conduct additional operations through these subsidiaries or additional subsidiaries that are subject to corporate-level income taxes. Our historical financial statements do not reflect the corporate-level taxes that these subsidiaries would be required to pay in the future, which may affect the financial statements’ usefulness in predicting our future earnings and ability to distribute cash. Additionally, any losses in these subsidiaries will not be available to offset income generated by our other business operations, and may necessitate additional cash contributions that would reduce the cash available for distribution to unitholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “project,” “potential,” “may,” “will,” “are likely” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. All statements herein about our forecast of available cash and our forecasted results for the twelve months ending June 30, 2013 and the three months ending September 30, 2013 constitute forward-looking statements. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate, and any and all of our forward-looking statements in this prospectus may turn out to be inaccurate.

Forward-looking statements appear in a number of places in this prospectus, including “Prospectus Summary,” “Risk Factors,” “Distribution Policy and Restrictions on Distributions,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Business,” and include statements with respect to, among other things:

•	our ability to make distributions on the common units;

•	the volatile nature of our business and the variable nature of our distributions;

•	the ability of our general partner to modify or revoke our distribution policy at any time;

•	our ability to forecast our future financial condition, results of operations, future compliance with covenants in our debt instruments and our future sales and expenses;

•	our forecast of available cash and our forecasted results for the twelve months ending June 30, 2013 and the three months ending September 30, 2013;

•	the estimated ratio of taxable income to distributions;

•	our business strategy and prospects;

•	technology;

•	our cash flows and liquidity;

•	our financial strategy, budget, projections and operating results;

•	the amount, nature and timing of capital expenditures;

•	the availability and terms of capital;

•	competition and government regulations;

•	general economic conditions and trends in the refining industry;

•	effectiveness of our risk management activities;

•	our environmental liabilities;

•	our counterparty credit risk;

•	governmental regulation and taxation of the refining industry; and

•	developments in oil-producing and natural gas-producing countries.

Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•	the overall demand for specialty hydrocarbon products, fuels and other refined products;

•	our ability to produce products and fuels that meet our customers’ unique and precise specifications;

•	the impact of fluctuations and rapid increases or decreases in crude oil, refined products, fuel and utility services prices and crack spreads, including the impact of these factors on our liquidity;

•	fluctuations in refinery capacity;

•	accidents or other unscheduled shutdowns affecting our refineries, machinery, or equipment, or those of our suppliers or customers;

•	changes in the cost or availability of transportation for feedstocks and refined products;

•	the results of our hedging and other risk management activities;

•	our ability to comply with covenants contained in our debt instruments;

•	labor relations;

•	relationships with our partners and franchisees;

•	successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships;

•	our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms;

•	currently unknown liabilities in connection with the Marathon Acquisition;

•	environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves;

•	dependence on one principal supplier for merchandise;

•	maintenance of our credit ratings and ability to receive open credit lines from our suppliers;

•	the effects of competition;

•	continued creditworthiness of, and performance by, counterparties;

•	the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Act;

•	shortages or cost increases of power supplies, natural gas, materials or labor;

•	weather interference with business operations;

•	seasonal trends in the industries in which we operate;

•	fluctuations in the debt markets;

•	potential product liability claims and other litigation;

•	accidents or other unscheduled shutdowns or disruptions;

•	changes in economic conditions, generally, and in the markets we serve, consumer behavior, and travel and tourism trends; and

•	changes in our treatment as a partnership for U.S. income or state tax purposes.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. Our future results will depend upon various other risks and uncertainties, including those described elsewhere in this prospectus under the heading, “Risk Factors.” Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

USE OF PROCEEDS

We expect to receive approximately $         million of net proceeds from the sale of the common units offered by us, based upon the assumed initial public offering price of $         per unit (the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriting discount of approximately $         million (or approximately $         million if the underwriters exercise in full their option to purchase additional common units) and estimated offering expenses of $         million (including a $6.0 million fee payable to ACON Management and TPG Management pursuant to a management services agreement entered into at the time of the Marathon Acquisition). Each $1.00 increase (decrease) in the public offering price would increase (decrease) our net proceeds by approximately $         million (assuming no exercise of the underwriters’ option to purchase additional common units).

We intend to use the net proceeds to:

•	redeem $29 million of our senior secured notes at a redemption price of 103% of the principal amount thereof, for an estimated $30 million;

•

pay $40 million to Marathon, which represents the cash component of a settlement agreement we entered into with Marathon related to a contingent consideration agreement that was entered into at the time of the Marathon Acquisition;

•

pay $92 million to J. Aron & Company, an affiliate of Goldman, Sachs & Co., for losses incurred during the quarter ending June 30, 2012 as a result of resetting the price of certain derivative contracts; and

•

distribute approximately $         million to Northern Tier Holdings, of which $         million will be used to redeem Marathon’s existing preferred interest in Northern Tier Holdings and $         million will be distributed to ACON Refining, TPG Refining and certain members of our management team.

The remaining net proceeds of $         million will be used to fund capital expenditures and general partnership purposes.

The senior secured notes were issued in December 2010 in connection with the consummation of the Marathon Acquisition. The senior secured notes mature in December 2017 and bear an annual interest rate of 10.5%. $261 million of our senior secured notes will remain outstanding after the application of proceeds from this offering. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Description of Our Indebtedness—Senior Secured Notes.”

We have granted the underwriters a 30-day option to purchase up to an aggregate of          additional common units. If the underwriters do not exercise this option in full or at all, the common units that would have been sold to the underwriters had they exercised the option in full will be issued to Northern Tier Holdings at the expiration of the option period. Any net proceeds received from the exercise of the underwriters’ option to purchase additional common units will be distributed to Northern Tier Holdings.

CAPITALIZATION

The following table sets forth cash and cash equivalents and capitalization as of March 31, 2012:

•	on an actual basis for Northern Tier Energy LLC; and

•	on an as adjusted basis for Northern Tier Energy LP, after giving effect to this offering, the use of proceeds and the other transactions described in “Prospectus Summary—The IPO Transactions.”

You should read the following table in conjunction with “Prospectus Summary—The IPO Transactions,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto appearing elsewhere in this prospectus.

	As of March 31, 2012
	Northern Tier Energy LLC	Northern Tier Energy LP
	Actual	As adjusted
	(in millions)
Cash and cash equivalents(1)	$64.1	$

Long-term debt, including current maturities:
Senior secured notes	$290.0	$
Revolving credit facility(2)	—
Lease financing obligation(3)	11.9

Total long-term debt, including current maturities	301.9

Member’s/Partners’ interest:
Member’s/partners’ interest(4)	116.0	—
Common units: none issued and outstanding; issued and outstanding, pro forma	—
PIK units: none issued and outstanding; issued and outstanding, pro forma	—
General partner interest	—
Additional paid-in capital	—

Total member’s/partners’ interest	116.0

Total capitalization	$417.9	$

(1)	As of April 30, 2012, cash and cash equivalents were $142 million.
(2)	As of April 30, 2012, we had no borrowings outstanding under our revolving credit facility and had $62 million in outstanding letters of credit.
(3)	Relates to specific properties that did not qualify for operating lease treatment under the sale leaseback of 135 SuperAmerica convenience stores with Realty Income, a third party equity real estate investment trust.
(4)	On May 18, 2012, the Company declared a dividend and on May 22, 2012 the Company paid the dividend to Northern Tier Holdings in the amount of $40 million.

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of units sold in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of March 31, 2012, after giving effect to the offering of common units and the application of the related net proceeds, and assuming the underwriters’ option to purchase additional common units is not exercised, our net tangible book value was $         million, or $         per unit. Net tangible book value excludes $         million of net intangible assets. Purchasers of common units in this offering will experience immediate and substantial dilution in net tangible book value per unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per unit		$—
Pro forma net tangible book value per unit before the offering	$
Increase in net tangible book value per unit attributable to purchasers in the offering

Less: Pro forma net tangible book value per unit after the offering(1)		$—

Immediate dilution in net tangible book value per unit to purchasers in the offering(2)(3)		$—

(1)	Determined by dividing the net tangible book value of the contributed assets and liabilities by the number of units ( common units and PIK units to be issued to Northern Tier Holdings).
(2)	Determined by dividing our pro forma net tangible book value, after giving effect to the application of the expected net proceeds of the offering by the total number of units ( common units and PIK units to be issued to Northern Tier Holdings) to be outstanding after the offering.
(3)	If the initial public offering price were to increase or decrease by $1.00 per common unit, then dilution in net tangible book value per unit would equal $ and $ , respectively.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by Northern Tier Holdings and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus:

	Units Acquired			Total Consideration
	Number	Percent		Amount	Percent
Northern Tier Holdings(1)			%	$		%
Purchasers in this offering(2)			%			%

Total			%	$		%

(1)	The assets contributed by Northern Tier Holdings were recorded at historical cost in accordance with GAAP. Book value of the consideration provided by Northern Tier Holdings, as of March 31, 2012, equals parent net investment, which was $ million and is not affected by this offering.
(2)	Assumes the underwriters’ option to purchase additional common units is not exercised.

DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our distribution policy and restrictions on distributions in conjunction with the specific assumptions upon which our distribution policy is based. See “—Assumptions and Considerations” below. For additional information regarding our historical and our pro forma operating results, you should refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements included elsewhere in this prospectus. In addition, you should read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

General

Our Distribution Policy

Within 60 days after the end of each quarter, beginning with the quarter ending                     , 2012, we expect to make distributions to unitholders of record on the applicable record date. We expect our first distribution will include available cash (as described below) for the period from the closing of this offering through                     , 2012.

The board of directors of our general partner will adopt a policy pursuant to which distributions for each quarter (including the distributions of additional PIK units on outstanding PIK units) will equal the amount of available cash we generate in such quarter. Distributions on our units will be in cash, but during the PIK period described below, the board of directors of our general partner will cause distributions on the PIK units to be payable by Northern Tier Energy LP in the form of additional PIK units to the PIK unitholders of record on the applicable record date as described below. Available cash for each quarter will be determined by the board of directors of our general partner following the end of such quarter. We expect that available cash for each quarter will generally equal our cash flow from operations for the quarter, less cash needed for maintenance capital expenditures, accrued but unpaid expenses, reimbursement of expenses incurred by our general partner and its affiliates, debt service and other contractual obligations and reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate, including reserves for our turnaround and related expenses. In advance of scheduled turnarounds at our refinery, the board of directors of our general partner currently intends to reserve amounts to fund expenditures associated with such scheduled turnarounds. Such a decision by the board of directors may have an adverse impact on the available cash in the quarter(s) in which the reserves are withheld and a corresponding mitigating impact on the future quarter(s) in which the reserves are utilized. Actual turnaround and related expenses will be funded with cash reserves or borrowings under our revolving credit facility. We do not intend to maintain excess distribution coverage or reserve cash for the purpose of maintaining stability or growth in our quarterly distribution. We do not intend to incur debt to pay quarterly distributions. We expect to finance substantially all of our growth externally, either by debt issuances or additional issuances of equity.

Because our policy will be to distribute (through cash and in-kind distributions) an amount equal to all available cash we generate each quarter, our unitholders will have direct exposure to fluctuations in the amount of cash generated by our business. We expect that the amount of our quarterly distributions, if any, will vary based on our operating cash flow during each quarter. Our quarterly distributions, if any, will not be stable and will vary from quarter to quarter and year to year as a direct result of variations in, among other factors, (i) our operating performance, (ii) cash flows caused by, among other things, fluctuations in the prices of crude oil and other feedstocks and the price we receive for refined products, working capital or capital expenditures and (iii) any cash reserves deemed necessary and appropriate by the board of directors of our general partner. Such variations in the amount of our quarterly distributions may be significant. Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase distributions over time. The board of directors of our general partner may change the foregoing distribution policy at any time. Our partnership agreement does not require us to pay distributions to our unitholders on a quarterly or other basis.

Notwithstanding our distribution policy, certain provisions of the indenture governing the senior secured notes and our revolving credit facility will restrict the ability of Northern Tier Energy LLC, our operating subsidiary, to distribute cash to us. The PIK units described below are designed to support the payment of cash distributions to our common unitholders during any period in which the provisions of our indenture may restrict our ability to distribute available cash to all unitholders in accordance with our distribution policy.

As discussed above, during the PIK period described below, the board of directors of our general partner will cause distributions on our PIK units to be payable in additional PIK units. The number of PIK units that will be distributed on a PIK unit in lieu of a quarterly cash distribution will equal a fraction, the numerator of which is the amount of the cash distribution paid on a common units and the denominator of which is the volume-weighted average price of a common unit for the 10 trading days immediately preceding the ex-dividend date for the associated distribution in respect of a common unit. This calculation is intended to provide the holders of PIK units with a number of PIK units equal in value on a per unit basis to the cash being simultaneously distributed to common unitholders. While the PIK units will not receive cash distributions during the PIK period, the distribution of additional PIK units in lieu of cash distributions may substantially increase the number of units outstanding and the amount of cash required on a quarterly and annual basis to pay distributions on all units. The effect of paying distributions of additional PIK units on PIK units is as if we had paid cash distributions on those PIK units, and the holders of those PIK units had in turn recontributed that cash to us in exchange for additional PIK units. The PIK period will commence on the date of the closing of the offering and end on the date that is the earlier of (i)                  and (ii) the date by which we redeem, repurchase, defease or retire all of the senior secured notes, or amend the indenture governing the senior secured notes in a manner that removes restrictions on our ability to distribute all available cash to unitholders. Immediately following the end of the PIK period, each outstanding PIK unit will be automatically converted into a common unit and entitled to receive any distributions in cash. See “How We Make Distributions—Partnership Interests” for a further description of the features of our equity capital structure. Northern Tier Holdings will initially hold all of our PIK units.

Limitations on Cash Distributions; Our Ability to Change Our Distribution Policy

There is no guarantee that unitholders will receive quarterly cash distributions from us. Our distribution policy may be changed at any time and is subject to certain restrictions, including:

•

Our unitholders have no contractual or other legal right to receive distributions from us on a quarterly or other basis. The board of directors of our general partner will adopt a policy at or prior to the closing of this offering pursuant to which distributions for each quarter (including the distributions of additional PIK units on outstanding PIK units) will equal the amount of the available cash we generate in such quarter, as determined quarterly by the board of directors of our general partner, but it may change this policy at any time.

•

Subject to certain exceptions, the indenture governing our senior secured notes and our revolving credit facility place restrictions on our ability to make cash distributions. Subject to certain exceptions, the restricted payment covenant under the indenture governing our senior secured notes restricts us from making cash distributions unless our fixed charge coverage ratio, as defined in the indenture, is at least 2.0 to 1.0 after giving pro forma effect to such distributions and such cash distributions do not exceed an amount equal to the aggregate net proceeds received by us (either as a result of capital contributions or from the sale of equity or certain debt securities) plus 50% of our consolidated net income (or less 100% of consolidated net loss), which is defined to exclude certain non-cash charges, such as net unrealized gains or losses from hedging obligations and impairment charges, accrued on a cumulative basis, plus certain other items. Our revolving credit facility generally restricts our ability to make cash distributions if (a) we fail to have excess availability under the facility at least equal to the greater of (1) 25% of the lesser of (x) the $300 million commitment amount and (y) the then applicable borrowing base and (2) $37.5 million or (b) we fail to maintain a fixed charge coverage ratio, as defined in the revolving credit facility, after giving pro forma effect to such distributions of at least 1.1 to 1.0.

•

As of December 31, 2011 and March 31, 2012, our restricted payments basket under the indenture was equal to approximately $61.4 million and $59.2 million, respectively. On a pro forma basis for this offering, the contribution of a portion of the proceeds of this offering to Northern Tier Energy LLC and the use of the proceeds from this offering, as of December 31, 2011 and March 31, 2012, our restricted payments basket under the indenture would have been equal to approximately $         million and $         million, respectively. These financial tests and covenants are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Description of Our Indebtedness.” Should we be unable to satisfy the restrictions described above or if we are otherwise in default under our revolving credit facility or the indenture, we may be required to reduce or eliminate cash distributions to you notwithstanding our distribution policy.

•

Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase quarterly distributions over time. Furthermore, none of our limited partner interests will be subordinate in right of distributions to the common units sold in this offering.

•

Our general partner will have the authority to establish cash reserves for the prudent conduct of our business, and the establishment of or increase in those reserves could result in a reduction in cash distributions to our unitholders. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish. Any decision to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

•

Prior to making any distributions on our units, we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur on our behalf. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us, but does not limit the amount of expenses for which our general partner and its affiliates may be reimbursed. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of cash to pay distributions to our unitholders.

•

We may lack sufficient cash to make distributions to our unitholders due to a number of factors that would adversely affect us, including but not limited to decreases in sales or increases in operating expenses, principal and interest payments on debt, working capital requirements, capital expenditures, disruptions in the operations of our refinery or anticipated cash needs. See “Risk Factors” for information regarding these factors.

•	Under Section 17-607 of the Delaware Act, we may not make a distribution to our limited partners if the distribution would cause our liabilities to exceed the fair value of our assets.

We have a limited operating history upon which to rely in evaluating our ability to make distributions on our common units. While we believe, based on our financial forecast and related assumptions, that we should have sufficient cash to enable us to pay the forecasted aggregate distribution in cash on all of our units for the twelve months ending June 30, 2013 and for the three months ending September 30, 2013, we may be unable to pay the forecasted distribution or any amount on our units.

We expect to generally distribute a significant percentage of our cash from operations to our unitholders on a quarterly basis, after, among other things, the establishment of cash reserves and payment of our expenses. Therefore, our growth, if any, may not be comparable to those businesses that reinvest most or all of their cash to expand ongoing operations. Moreover, any future growth may be slower than our historical growth. We expect that we will rely upon external financing sources in large part, including bank borrowings and issuances of debt and equity interests, to fund our expansion capital expenditures. To the extent we are unable to finance growth externally, our distribution policy could significantly impair our ability to grow.

Unaudited Pro Forma Available Cash

The following table illustrates, on a pro forma basis for the year ended December 31, 2011 and for the year ended March 31, 2012, our available cash assuming that the IPO Transactions had occurred as of January 1, 2011.

If we had completed the IPO Transactions on January 1, 2011, our unaudited pro forma available cash for the year ended December 31, 2011 and the year ended March 31, 2012 would have been $11.7 million and $9.1 million, respectively. This amount would have enabled us to make an annualized distribution of $             and $             per unit on all of our outstanding units for the year ended December 31, 2011 and the year ended March 31, 2012, respectively (assuming that distributions on the PIK units are made in cash and not in additional PIK units). Our pro forma available cash for the year ended December 31, 2011 and the year ended March 31, 2012 includes a realized loss from derivative activities of $310.3 million and $311.0 million, respectively. The hedge positions resulting in this realized loss were established at the time of the Marathon Acquisition. Our plan going forward is to hedge a lesser amount of production than we hedged at the time of the acquisition. Consequently, we plan to increase our exposure to the gross refining margins that we would realize at our refinery on an unhedged basis.

Available cash is a cash accounting concept, while our consolidated financial statements have been prepared on an accrual basis. The amount of pro forma available cash should only be viewed as a general indication of the amount of available cash that we might have generated had we been formed and completed the IPO Transactions in earlier periods.

	Year Ended December 31, 2011	Twelve Months Ended March 31, 2012
	(in millions except per unit data)
Revenue	$4,280.8	$4,339.7
Costs, expenses and other:
Cost of sales	3,508.0	3,568.8
Direct operating expenses	260.3	259.1
Turnaround and related expenses	22.6	22.8
Depreciation and amortization	29.5	30.7
Selling, general and administrative	90.7	92.6
Formation costs	7.4	4.9
Contingent consideration income (loss)	(55.8)	41.7
Other (income) expense, net	(4.5)	(5.5)

Operating income	422.6	324.6
Realized losses from derivative activities	(310.3)	(311.0)
Loss on early extinguishment of derivatives	—	(44.6)
Unrealized losses from derivative activities	(41.9)	132.6
Interest expense, net	(42.1)	(42.5)

Earnings before income taxes	28.3	59.1

Income tax provision	—	—

Net earnings	$28.3	$59.1

Adjustments to reconcile net earnings to Adjusted EBITDA:
Interest expense	$42.1	$42.5
Depreciation and amortization	29.5	30.7

EBITDA	99.9	132.3
Minnesota Pipeline proportionate EBITDA	2.8	2.6
Turnaround and related expenses	22.6	22.8
Stock-based compensation expense	1.6	1.7
Unrealized losses from derivative activities	41.9	(132.6)
Loss on early extinguishment of derivatives	—	44.6
Realized losses on derivative activities	310.3	311.0
Contingent consideration income	(55.8)	41.7
Formation costs	7.4	4.9

Adjusted EBITDA(a)	$430.7	$429.0

	Year Ended December 31, 2011		Twelve Months Ended March 31, 2012
	(in millions except per unit data)
Adjusted EBITDA(a)		$430.7		$429.0
Adjustments to reconcile Adjusted EBITDA to pro forma available cash:
Less:
Pro forma incremental general and administrative expenses(b)		3.5		3.5
Pro forma income tax paid(c)		5.7		6.6
Cash interest expense		37.9		38.0
Minnesota Pipeline proportionate EBITDA		2.8		2.6
Actual turnaround and related expenses		22.6		22.8
Maintenance capital expenditures		45.9		45.3
Turnaround and related expenses reserve(d)		18.0		18.0
Realized losses on derivative activities		310.3		311.0
Plus:
Pro forma interest expense(e)		3.0		3.0
Pro forma management fee(f)		2.1		2.1
Use of cash reserves or borrowings to fund actual turnaround and related expenses		22.6		22.8

Pro forma available cash		$11.7		$9.1

Actual and implied cash distributions based on pro forma available cash(g):
Aggregate pro forma available cash per unit
Cash distributions to common unitholders
Available cash attributable to PIK units(h)

Indenture(i):
Restricted payments basket(j)	$		$
Fixed charge coverage ratio		2.8x		2.8x
Revolving credit facility:
Fixed charge coverage ratio(k)		1.2x		1.1x

(a)	For a definition of Adjusted EBITDA, see “Prospectus Summary—Summary Historical Condensed Consolidated Financial and Other Data.”
(b)	Represents an adjustment for estimated incremental general and administrative expenses that we expect we will incur as a publicly traded partnership, including costs associated with SEC reporting requirements, annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and director compensation.
(c)	Represents the estimated income tax provision resulting from Northern Tier Retail Holdings LLC, our subsidiary that conducts our retail business, and Northern Tier Energy Holdings LLC electing to be treated as corporations for federal income tax purposes.
(d)	Represents a reserve of cash to fund expenditures associated with scheduled turnarounds of our refinery. We estimate total turnaround and related expenses at our St. Paul Park refinery of approximately $110 million over a six-year turnaround cycle. Therefore, we estimate reserving approximately $18 million of available cash per year for turnaround and related expenses.

(e)	Reflects the reduction in interest expense related to the redemption of $29 million of our senior secured notes with a portion of the proceeds of this offering.
(f)	Represents the reduction in management fees paid to ACON Management and TPG Management pursuant to the management services agreement which will terminate in connection with the closing of this offering. At the closing of this offering, ACON Management and TPG Management will receive a success fee of $6.0 million pursuant to the management services agreement. See “Certain Relationships and Related Person Transactions—Agreements with Affiliates of Our General Partner—Management Services Agreement.”
(g)	Based on common units and PIK units outstanding and assumes no dilution with respect to distributions of additional PIK units on outstanding PIK units for each quarter in the period presented.
(h)	Available cash represented by distributions of additional PIK units on outstanding PIK units for any quarter is to be retained for general partnership purposes.
(i)	Subject to certain exceptions, the restricted payment covenant under the indenture governing our senior secured notes restricts us from making cash distributions unless our fixed charge coverage ratio, as defined in the indenture, is at least 2.0 to 1.0 and such cash distributions do not exceed an amount equal to the aggregate net proceeds received by us (either as a result of capital contributions or from the sale of equity or certain debt securities) plus 50% of our consolidated net income (or less 100% of consolidated net loss) accrued on a cumulative basis plus certain other items.
(j)	Represents the amount of the restricted payments basket before giving effect to the reduction in the basket as a result of the distributions assumed to be paid in respect of the common units as contemplated above.
(k)	Our revolving credit facility generally restricts our ability to make cash distributions if (a) we fail to have excess availability under the facility at least equal to the greater of (1) 25% of the lesser of (x) the $300 million commitment amount and (y) the then applicable borrowing base and (2) $37.5 million or (b) we fail to maintain a fixed charge coverage ratio, as defined in the revolving credit facility, after giving pro forma effect to such distributions of at least 1.1 to 1.0.

Forecasted Available Cash

We do not as a matter of course make projections as to future sales, earnings or other results. However, we have prepared the prospective financial information set forth below for the twelve months ending June 30, 2013 and the three months ending September 30, 2013 to supplement the historical consolidated financial information included elsewhere in this prospectus. The table presents our expectations regarding our ability to generate $220.4 million of available cash for the twelve months ending June 30, 2013 and $56.6 million for the three months ending September 30, 2013. The accompanying prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and our expected future financial performance. However, this information is not fact and should not be relied upon as being indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information. The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, our management. Neither PricewaterhouseCoopers LLP nor any other independent accountants, has examined, compiled, or performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports included in the registration statement relate to our successor’s and predecessor’s historical financial information. Those reports do not extend to the prospective financial information and should not be read to do so.

In “—Assumptions and Considerations” below, we discuss the major assumptions underlying this estimate. We can give you no assurance that our assumptions will be realized or that we will generate any available cash, in which event we will not be able to pay quarterly cash distributions on our common units.

When considering our ability to generate available cash and how we calculate forecasted available cash, investors should keep in mind all of the risk factors and other cautionary statements under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” which describe factors that could cause our results of operations and available cash to vary significantly from our estimates.

The assumptions and estimates underlying the prospective financial information are inherently uncertain. Although such assumptions and estimates are considered, as of the date of this prospectus, to be reasonable by our management team, such assumptions and estimates are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Such forward-looking statements are based on assumptions and views that we believe to be reasonable; however, assumed facts almost always vary from actual results, and the differences between assumed facts and actual results can be material, depending upon the circumstances. Where we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and based on assumptions believed to have a reasonable basis. It cannot be assured, however, that the stated expectation or belief will occur or be achieved or accomplished. Accordingly, there can be no assurance that the prospective results are indicative of our future performance or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast to reflect events or circumstances after the date of this prospectus. In light of the above, the statement that we believe that we will have sufficient available cash to allow us to pay the forecasted quarterly distributions on all of our outstanding common units for the twelve months ending June 30, 2013 and the three months ending September 30, 2013 should not be regarded as a representation by us or the underwriters or any other person that we will make such distributions. Therefore, you are cautioned not to place undue reliance on this information.

The following table shows how we calculate estimated available cash for the twelve months ending June 30, 2013 and for the three months ending September 30, 2013. The assumptions that we believe are relevant to particular line items in the table below are explained in the corresponding footnotes and in “—Assumptions and Considerations.”

	For the Three Months Ending				For the Twelve Months Ending June 30, 2013	For the Three Months Ending September 30, 2013
	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013
	(dollars in millions except per barrel/gallon data)
Operating Data:
Refinery segment data:
Refinery feedstocks (bpd):
Light and intermediate crude oil	59,000	59,000	59,000	39,550	54,151	59,000
Heavy crude oil	15,000	15,000	15,000	10,055	13,767	15,000
Other feedstocks / blendstocks	716	3,034	4,383	593	2,174	885

Total throughput	74,716	77,034	78,383	50,198	70,092	74,885
Refinery product yields (bpd):
Gasoline	37,543	40,162	41,493	25,166	36,091	37,543
Distillates	26,880	26,850	26,834	18,018	24,652	26,880
Asphalt	7,970	7,831	7,760	5,343	7,228	7,970
Other	3,047	3,007	2,989	2,184	2,808	3,047

Total production	75,440	77,850	79,076	50,711	70,779	75,440

Refinery gross product margin per barrel of throughput	$22.64	$19.14	$17.21	$18.55	$19.44	$19.17
Forecasted SPP Refinery 3:2:1 crack spread (per barrel)	$22.01	$18.18	$16.45	$17.41	$18.51	$17.78
Forecasted Group 3 3:2:1 crack spread (per barrel)	$20.13	$16.29	$14.56	$15.52	$16.63	$15.90
Forecasted WTI (per barrel)	$108.75	$110.25	$113.25	$114.75	$111.75	$115.75
Retail segment data:
Company operated stores:
Gallons sold (in millions)	85	82	76	82	325	85
Retail fuel margin ($/gallon)	$0.17	$0.17	$0.18	$0.17	$0.17	$0.17
Statement of operations data:
Total revenue	$1,151.2	$1,161.3	$1,167.0	$830.3	$4,309.8	$1,193.9
Cost, expenses and other:
Cost of sales	949.0	982.1	1,007.1	701.7	3,639.9	1,015.3
Direct operating expenses	67.0	66.9	66.8	60.6	261.3	67.0
Turnaround and related expenses	5.4	2.7	33.8	16.3	58.2	–
Depreciation & amortization	8.0	8.0	8.8	8.8	33.6	8.8
Selling, general & administrative expenses	19.9	19.8	19.6	19.8	79.1	19.8
Other income, net	(3.0)	(3.0)	(3.1)	(3.0)	(12.1)	(3.0)

Operating income	104.9	84.8	34.0	26.1	249.8	86.0
Realized (loss) gain from derivative activities	1.2	0.9	(3.3)	(4.6)	(5.8)	(3.4)
Unrealized gain (loss) from derivative activities	(1.2)	(0.9)	3.3	4.6	5.8	3.4
Interest expense	(9.0)	(8.9)	(9.0)	(8.9)	(35.8)	(8.9)

Earnings before income taxes	95.9	75.9	25.0	17.2	214.0	77.1
Income tax provision	(1.7)	(0.9)	(0.6)	(1.6)	(4.8)	(1.7)

Net earnings	$94.2	$75.0	$24.4	$15.6	$209.2	$75.4

	For the Three Months Ending								For the Twelve Months Ending June 30, 2013		For the Three Months Ending September 30, 2013
	September 30, 2012		December 31, 2012		March 31, 2013		June 30, 2013
	(dollars in millions except per unit data)
Net earnings		$94.2		$75.0		$24.4		$15.6		$209.2		$75.4

Adjustments to reconcile net earnings to Adjusted EBITDA:
Interest expense		9.0		8.9		9.0		8.9		35.8		8.9
Depreciation & amortization		8.0		8.0		8.8		8.8		33.6		8.8
Income tax provision		1.7		0.9		0.6		1.6		4.8		1.7

EBITDA subtotal		$112.9		$92.8		$42.8		$34.9		$283.4		$94.8

Minnesota Pipeline proportionate EBITDA		2.8		2.8		2.8		2.9		11.3		2.8
Turnaround and related expenses		5.4		2.7		33.8		16.3		58.2		–
Stock based compensation		0.6		0.6		0.6		0.6		2.4		0.6
Unrealized gains from derivative activities		1.2		0.9		(3.3)		(4.6)		(5.8)		(3.4)
Realized losses from derivative activities		(1.2)		(0.9)		3.3		4.6		5.8		3.4

Adjusted EBITDA(a)		$121.7		$98.9		$80.0		$54.7		$355.3		$98.2

Adjustments to reconcile Adjusted EBITDA to available cash:
Less:
Cash interest expense		8.0		7.8		7.8		7.8		31.4		7.9
Income tax provision		1.7		0.9		0.6		1.6		4.8		1.7
Debt service related to early retirement of derivatives(b)		–		2.3		19.1		9.6		31.0		9.6
Minnesota Pipeline proportionate EBITDA		2.8		2.8		2.8		2.9		11.3		2.8
Actual turnaround and related expenses		5.4		2.7		33.8		16.3		58.2		–
Maintenance capital expenditures		11.7		7.9		4.4		8.6		32.6		11.7
Turnaround and related expenses reserve		4.5		4.5		4.5		4.5		18.0		4.5
Realized losses from derivative activities		(1.2)		(0.9)		3.3		4.6		5.8		3.4
Plus:
Use of cash reserves or borrowings to fund actual turnaround and related expenses		5.4		2.7		33.8		16.3		58.2		–

Available cash		$94.2		$73.6		$37.5		$15.1		$220.4		$56.6

Actual and implied cash distributions based on available cash(c):
Available cash per unit
Cash distributions to common unitholders
Available cash attributable to PIK units(d)
Common units outstanding as of the distribution record date for the period presented
PIK units outstanding as of the distribution record date for period presented

Sensitivity Analysis:
Changes in available cash if:
$1/bbl increase in Group 3 3:2:1 crack spread		$5.9		$6.1		$6.1		$3.9		$22.0		$5.9
$1/bbl increase in crude oil differential		6.8		6.8		6.7		4.5		24.8		6.8
1,000 bpd increase in throughput		2.0		2.2		2.1		1.1		7.4		1.7
Indenture:
Restricted payments basket	$		$		$		$		$		$
Fixed charge coverage ratio		6.5x		7.1x		6.7x		6.7x		6.7x		5.7x
Revolving credit facility:
Fixed charge coverage ratio		6.6x		7.6x		8.9x		9.5x		9.5x		8.7x

(a)	For a definition of Adjusted EBITDA, see “Prospectus Summary—Summary Historical Condensed Consolidated Financial and Other Data.”
(b)	Represents payments for realized losses on early extinguishment of derivative contracts. These realized losses were incurred during the first quarter of 2012 and we entered into deferred payment terms with the counterparty.
(c)	Based on common units and PIK units outstanding as of July 1, 2012. For each distribution, the number of outstanding units is increased to reflect the additional PIK units issued to the holders of PIK units in respect of the prior quarter’s distribution, assuming a constant price per common unit of $ (the mid-point of the range set forth on the cover page of this prospectus).
(d)	Available cash attributable to PIK units represents the amount of cash that would have been distributed to holders of PIK units if such units were entitled to receive their distributions in cash during the forecast period.

Assumptions and Considerations

General

The accompanying financial forecast and specific significant forecast assumptions assume that the IPO Transactions had occurred as of July 1, 2012.

Our next major turnaround is scheduled for April 2013. The refinery is expected to be shut down during the month of April 2013 to complete the turnaround. Therefore, we have included a financial forecast for the three months ending September 30, 2013 to provide an additional quarterly estimate of available cash following completion of the planned turnaround. Our assumptions and considerations for the three months ending September 30, 2013 are materially consistent with our assumptions and considerations described below with respect to the twelve months ending June 30, 2013.

Utilization

For the twelve months ending June 30, 2013, we estimate that our refinery will operate at an average throughput of 67,900 barrels per day of crude oil on an annual basis after making an allowance for downtime associated with the major turnaround on the refinery anticipated in 2013. We have assumed that the refinery is shut down for the month of April 2013. For more information on our planned turnaround, see “—Turnaround and Related Expenses” and “—Turnaround and Related Expenses Reserve.” Our refinery has a capacity of approximately 74,000 barrels per calendar day and 84,500 barrels per stream day of crude oil. For the year ended December 31, 2011 and the year ended March 31, 2012 the St. Paul Park refinery operated at an average throughput of 77,452 barrels per day and 76,188 barrels per day, respectively.

Revenue

We project revenue of $4.3 billion over the twelve months ending June 30, 2013. During each of the year ended March 31, 2012 and the year ended December 31, 2011, we generated revenue of $4.3 billion.

Refining Segment

We forecast revenue from our refining segment of approximately $3.7 billion, of which approximately $992 million relates to intercompany sales to our SuperAmerica owned and operated convenience stores. Revenue from our refining segment for the year ended December 31, 2011 and the year ended March 31, 2012 was approximately $3.8 billion and $3.9 billion, respectively, of which approximately $1.0 billion and $1.0 billion, respectively, related to intercompany sales to our SuperAmerica owned and operated convenience stores.

Group 3 3:2:1 Crack Spread.    Our estimates for gasoline and distillate prices are based on the PADD II Group 3 3:2:1 crack spread, which in turn is derived from Group 3 benchmark pricing for gasoline and distillate and WTI benchmark pricing for crude oil. The Group 3 3:2:1 crack spread is a proxy for the per barrel margin that a sweet crude oil refinery would earn assuming it produced and sold at Group 3 prices the benchmark production of two barrels of gasoline and one barrel of ultra low sulfur diesel for every three barrels of WTI crude oil input. We forecast a Group 3 3:2:1 crack spread of $16.63 per barrel for the twelve months ending June 30, 2013. The NYMEX 3:2:1 forward crack spread over the same period, as of April 30, 2012, was $19.94 per barrel.

Gasoline.    We estimate revenue from gasoline sales based on forecast future product prices multiplied by the number of barrels of gasoline we estimate that we will produce and sell during the twelve months ending June 30, 2013. We forecast that we will sell approximately 14.8 million barrels of gasoline at a weighted average price of $127.32 per barrel during the twelve months ending June 30, 2013. Forecast future product prices are estimated assuming that the purchaser will pay all shipping costs. We project the weighted average selling price of gasoline based on projected estimates of WTI and the projected Group 3 gasoline benchmark price differential to WTI. We assumed a weighted average gasoline price premium to WTI of $15.83 per barrel. As an element of this price premium, we have assumed a favorable basis differential of $1.95 per barrel at the St. Paul Park refinery as compared to the Group 3 benchmark pricing. This is comparable to the average Group 3 gasoline benchmark basis differential the refinery has realized based on historical data going back further than five years. The NYMEX RBOB forward price differential to WTI over the twelve months ending June 30, 2013, as of April 30, 2012, was $16.04 per barrel. Based on these assumptions, we forecast our net gasoline revenues for the twelve months ending June 30, 2013 to be approximately $1.9 billion, of which approximately $913 million relates to intercompany sales to our SuperAmerica owned and operated convenience stores. For the year ended December 31, 2011, we sold approximately 16.0 million barrels of gasoline at a weighted average price of $119.36 per barrel and realized net gasoline revenues of approximately $1.9 billion, of which approximately $965 million was to SuperAmerica. For the year ended March 31, 2012, we sold approximately 16.0 million barrels of gasoline at a weighted average price of $120.63 per barrel and realized net gasoline revenues of approximately $1.9 billion, of which approximately $960 million was to SuperAmerica.

Distillate.    We estimate revenue from distillate sales based on forecast future product prices multiplied by the number of barrels of distillate we estimate that we will produce and sell during the twelve months ending June 30, 2013. Forecast future product prices are estimated assuming that the purchaser will pay all shipping costs. We forecast that we will sell approximately 9.2 million barrels of distillate at a weighted average price of $135.49 per barrel during the twelve months ending June 30, 2013. We project the weighted average selling price of distillate based on projected estimates of WTI and the projected Group 3 distillate benchmark price differential to WTI. We assumed a weighted average distillate price premium to WTI of $24.02 per barrel. As an element of this price premium, we have assumed a favorable basis differential of $1.76 per barrel at the St. Paul Park refinery as compared to the Group 3 benchmark pricing. This is comparable to the average Group 3 distillate benchmark basis differential the refinery has realized based on historical data going back further than five years. The NYMEX U.S. Gulf Coast ultra low sulfur diesel forward price differential to WTI over the twelve months ending June 30, 2013, as of April 30, 2012, was $27.75. Based on these assumptions, we forecast our net distillate revenues for the twelve months ending June 30, 2013 to be approximately $1.2 billion, of which approximately $79 million relates to intercompany sales to our SuperAmerica owned and operated convenience stores. For the year ended December 31, 2011, we sold approximately 9.1 million barrels of distillate at a weighted average price of $129.91 per barrel and realized net distillate revenues of approximately $1.2 billion. For the year ended March 31, 2012, we sold approximately 9.2 million barrels of distillate at a weighted average price of $132.44 per barrel and realized net distillate revenues of approximately $1.2 billion.

Asphalt.    We estimate asphalt revenue based on forecast future product prices multiplied by the number of barrels of asphalt we estimate that we will produce and sell during the twelve months ending June 30, 2013. Forecast future product prices are estimated assuming that the purchaser will pay all shipping costs. We forecast that we will sell approximately 2.6 million barrels of asphalt at a weighted average price of $75.56 per barrel during the twelve months ending June 30, 2013. We have assumed sales to our customers at a weighted average discount of $35.89 per barrel to the applicable WTI price over the twelve months ending June 30, 2013. The $35.89 per barrel discount to WTI is calculated from a regression formula derived from monthly Western Canadian Select crude oil prices and St. Paul Park refinery realized asphalt prices based on historical data going back further than five years. The WTI benchmark price per barrel is forecast based on our view of future prices. Based on these assumptions, we forecast our net asphalt revenues for the twelve months ending June 30, 2013 to be approximately $200 million. For the year ended December 31, 2011, we sold approximately 3.9 million barrels of asphalt at a weighted average price of $66.90 per barrel and realized net asphalt revenues of approximately $259 million. For the year ended March 31, 2012, we sold approximately 3.8 million barrels of asphalt at a weighted average price of $70.72 per barrel and realized net asphalt revenues of approximately $267 million. The reduction in forecasted asphalt production from the year ended

December 31, 2011 and the year ended March 31, 2012 is due to our assumption that our refinery will run a lighter slate of crude oil to take advantage of favorable North Dakota light crude oil differentials and we will maximize production of distillate in the forecast period.

Other Products.    The St. Paul Park refinery produces and sells propane, propylene, liquid sulfur and No. 6 fuel oil in addition to the products described above. We forecast that we will sell approximately 1.0 million barrels of these products at a weighted average price of $89.99 per barrel during the twelve months ending June 30, 2013. Based on these forecasted prices and the volumes, we forecast net revenues of other products to be approximately $91 million during the twelve months ending June 30, 2013. For the year ended December 31, 2011, we sold approximately 2.4 million barrels of other products at a weighted average price of $86.93 per barrel and realized net revenues of approximately $211 million. For the year ended March 31, 2012, we sold approximately 2.2 million barrels of other products at a weighted average price of $85.63 per barrel and realized net revenues of approximately $184 million. The reduction in forecasted production of other products from the year ended December 31, 2011 and the year ended March 31, 2012 is due to our assumption that our refinery will run a lighter slate of crude oil to take advantage of favorable North Dakota light crude oil differentials and we will maximize production of distillate in the forecast period.

Other Revenue.    Other revenue consists of excise taxes, renewable identification number (RIN) credit sales and other miscellaneous revenues not specifically identified above. We forecast other revenue of approximately $270 million over the twelve months ending June 30, 2013, of which approximately $266 million are excise taxes. For the year ended December 31, 2011, we recognized other revenue of approximately $241 million, of which approximately $233 million were excise taxes. For the year ended March 31, 2012, we recognized other revenue of approximately $251 million, of which approximately $242 million were excise taxes.

Retail Segment

Revenue from our retail segment includes the sale of gasoline and diesel (“light products”) and merchandise, supplied to us both from our SuperMom’s Bakery and third party vendors, from our company owned and operated SuperAmerica stores, royalty fees from our franchised SuperAmerica stores, sales to third parties from our SuperMom’s Bakery and excise and sales taxes. We project revenue from our retail segment of approximately $1.6 billion for the twelve months ending June 30, 2013. We project that we will sell approximately 325 million barrels of light products in the retail segment at an average margin of $0.17 per gallon. We project approximately $346 million of merchandise revenue for the twelve months ending June 30, 2013. For the year ended December 31, 2011, we sold approximately 324 million barrels of light products at a weighted average margin of $0.21 per gallon. In addition, we sold approximately $340 million of merchandise revenue and realized total revenue from our retail segment of approximately $1.5 billion. For the year ended March 31, 2012, we sold approximately 320 million barrels of light products at a weighted average margin of $0.20 per gallon. In addition, we sold approximately $344 million of merchandise revenue and realized total revenue from our retail segment of approximately $1.5 billion.

Cost of Sales

We estimate that our cost of sales for the twelve months ending June 30, 2013 will be approximately $3.6 billion, or approximately 84% of sales. Cost of sales for the year ended December 31, 2011 was approximately $3.5 billion, or approximately 82% of sales. Cost of sales for the year ended March 31, 2012 was approximately $3.6 billion, or approximately 82% of sales.

Refining Segment

Cost of sales for our refining segment includes the purchased raw material costs for crude oil, natural gasoline, normal butane, isobutane, ethanol, biodiesel and other costs. Our feedstock and raw material costs consist of blending components for the finished products production process, which are driven primarily by commodity prices and volumes. We assume that our product yield will be approximately 101.0% over the twelve months ending June 30, 2013. For the year ended December 31, 2011, our product yield was 101.1%. For the year ended March 31, 2012, our product yield was 101.3%.

Crude Oil.    We estimate that we will purchase approximately 24.8 million barrels of crude oil for the twelve months ending June 30, 2013. We estimate crude oil costs of approximately $2.7 billion and that our realized crude oil cost will be $107.86 per barrel for the twelve months ending June 30, 2013. We forecast that the St. Paul Park refinery will realize an average crude oil price discount of $3.61 per barrel to the benchmark WTI price. Our crude oil discount is based on our projection of the weighted average price of our benchmark crude oils’ discount to WTI. We believe the St. Paul Park refinery will continue to realize favorable crude differentials to WTI. We believe these favorable differentials will continue due to the continued logistical bottlenecks in the U.S. Gulf Coast for sweet crude, and north of Cushing, Oklahoma, for Canadian heavy crude oil. We believe these bottlenecks will cause the favorable crude oil price differentials off WTI for the crude oils processed at our refinery to continue. Our average crude oil price discount relative to WTI realized for the seven years ended December 31, 2011 was $2.25 per barrel. For the year ended December 31, 2011, we purchased approximately 28.3 million barrels of crude oil at a weighted average price of $94.69 per barrel for a total crude oil cost of approximately $2.7 billion. For the year ended March 31, 2012, we purchased approximately 27.9 million barrels of crude oil at a weighted average price of $97.22 per barrel for a total crude oil cost of approximately $2.7 billion.

Feedstocks and Blendstocks.    Cost of sales also includes the cost of natural gasoline, normal butane, isobutane, ethanol and biodiesel, among others, that we blend into our gasoline and distillate finished products, excise taxes and transportation/terminal charges. We forecast these elements of cost of sales to be approximately $529 million over the twelve months ending June 30, 2013, of which approximately $266 million is excise taxes. For the year ended December 31, 2011, these elements of cost of sales were approximately $527 million, of which approximately $233 million was excise taxes. For the year March 31, 2012, these elements of cost of sales were approximately $546 million, of which approximately $242 million was excise taxes.

Retail Segment

Cost of sales from our retail segment includes the cost of gasoline and diesel products purchased from our refining segment sold at our company owned and operated SuperAmerica stores, the cost of merchandise sold to third parties by our SuperMom’s Bakery and at our company owned and operated SuperAmerica stores and excise and sales taxes. We forecast cost of sales from our retail segment of approximately $1.4 billion for the twelve months ending June 30, 2013. For the year ended December 31, 2011, cost of sales from our retail segment was approximately $1.3 billion. For the year ended March 31, 2012, cost of sales from our retail segment was approximately $1.3 billion.

Direct Operating Expenses

Refining Segment

Direct operating expenses include all direct and indirect labor at the facility, materials, supplies, and other expenses associated with the operation and maintenance of the facility. We estimate that our direct operating expenses for the twelve months ending June 30, 2013 will be approximately $129 million. Refining segment direct operating expenses for the year ended December 31, 2011 were $129 million. Refining segment direct operating expenses for the year ended March 31, 2012 were $128 million.

Retail Segment

Direct operating expenses include all direct and indirect labor at our retail stores and our SuperMom’s Bakery, rent expense, credit card fees and other costs of operating our SuperAmerica stores. We estimate that our direct operating expenses for the twelve months ending June 30, 2013 will be approximately $132 million. Retail segment direct operating expenses for the year ended December 31, 2011 were $131 million. Retail segment direct operating expenses for the year ended March 31, 2012 were $131 million.

Turnaround and Related Expenses

Turnaround and related expenses represent the costs of required major maintenance projects on the refinery processing units. We expect to perform our major turnaround during 2013. We plan to shut down the refinery during the month of April to complete the turnaround. Expected turnaround expense for the twelve months ending June 30, 2013 is approximately $58 million, of which approximately $50 million is attributed to the major turnaround in 2013. Turnaround and related expenses for the year ended December 31, 2011 were $23 million. Turnaround and related expenses for the year ended March 31, 2012 were $23 million. We intend to use cash reserves or borrowings under our revolving credit facility to fund actual turnaround and related expenses. See “—Turnaround and Related Expenses Reserve.”

Depreciation and Amortization Expense

We estimate the depreciation and amortization expense for the twelve months ending June 30, 2013 to be approximately $34 million, of which approximately $8 million is the depreciation of assets in our retail segment. Depreciation and amortization expense for the year ended December 31, 2011 was approximately $30 million. Depreciation and amortization expense for the twelve months ended March 31, 2012 was approximately $31 million. The increase in forecasted depreciation expense from the year ended December 31, 2011 and the year ended March 31, 2012 is due to the incremental depreciation expense on capital expenditures made during the six months ending June 30, 2012 and during the forecast period.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include salary and benefits costs for executive management, stock based compensation, accounting and information technology personnel, legal, audit, tax and other professional service costs. We estimate that our selling, general and administrative expense will be approximately $77 million for the twelve months ending June 30, 2013, of which approximately $14 million is attributed to our retail segment and approximately $48 million is related to our corporate infrastructure. Our selling, general and administrative expense estimate includes approximately $3.5 million of incremental expenses that we expect to incur as a public traded partnership. Selling, general and administrative expenses for the year ended December 31, 2011 were approximately $91 million. Selling, general and administrative expenses for the year ended March 31, 2012 were approximately $93 million. The forecasted net reduction in selling, general and administrative expense is due to incremental costs incurred during the year ended December 31, 2011 as we developed our standalone infrastructure while we also paid Marathon for transition services.

Realized Losses from Derivative Activities

As of the time of this offering, approximately 50% of our remaining 2012 production is hedged and 20% of our 2013 production is hedged. For the twelve months ending June 30, 2013, we estimate losses of approximately $6 million will be realized on these derivative instruments.

In addition, during the first quarter of 2012, we selectively bought back some of our 2012 hedges, for which we realized losses of approximately $45 million. Payment of these realized losses was deferred and will be paid to our counterparties throughout 2012 and 2013. These payments will decrease our available cash for the twelve months ending June 30, 2013.

During the second quarter of 2012, we reset the price of our remaining derivative contracts for the period of July 2012 through December 2012 and recognized a loss of $92 million. We plan to use a portion of the net proceeds of this offering to settle this obligation. If this offering is not completed the loss from resetting the price of our derivative contracts will be paid to the counterparty on the same monthly schedule as the original contracts were scheduled to settle.

Interest Expense

Interest expense relates primarily to interest incurred on our senior secured notes as well as commitment fees and interest on our revolving credit facility and the amortization of deferred financing costs. We expect to use a portion of the net proceeds from this offering to redeem 10% of our senior secured notes at 103% of par value, or $30 million. We do not expect to draw on our revolving credit facility during the twelve months ending June 30, 2013. We expect to incur approximately $36 million in net interest expense during the twelve months ending June 30, 2013, of which approximately $4 million is non-cash interest expense attributable to the amortization of financing costs on our senior secured debt. Interest expense for the year ended December 31, 2011 was approximately $42 million. Interest expense for the twelve months ended March 31, 2012 was approximately $43 million.

Other (Income) Expense, Net

Included in other income are the dividends and equity income related to our 17% interests in the Minnesota Pipe Line Company, LLC and MPL Investments, Inc. For the twelve months ending June 30, 2013, we estimate distributions of net income to us from these investments of approximately $12 million. For the year ended December 31, 2011 and the twelve months ended March 31, 2012, we received income distributions from these interests of approximately $9 million and $10 million, respectively.

Income Tax Expense

We estimate that we will pay approximately $5 million in federal and state income tax during the twelve months ending June 30, 2013, all of which is attributable to our retail segment. We estimate that we will pay no federal income tax for our refining segment during the twelve months ending June 30, 2013.

Maintenance Capital Expenditures

We estimate maintenance capital expenditures over the forecast period of approximately $33 million, of which approximately $4 million is attributed to the retail segment. Capital expenditures for the year ended December 31, 2011 were approximately $46 million, of which approximately $9 million is attributed to the retail segment and $3 million were corporate related. Capital expenditures for the twelve months ended March 31, 2012 were approximately $45 million, of which approximately $9 million is attributed to the retail segment and $2 million were corporate related.

Turnaround and Related Expenses Reserve

In advance of scheduled turnarounds at our refinery, the board of directors of our general partner intends to elect to reserve amounts to fund expenditures associated with such scheduled turnarounds. Such a decision by the board of directors may have an adverse impact on the available cash in the quarter(s) in which the reserves are withheld and a corresponding mitigating impact on the future quarter(s) in which the reserves are utilized.

We estimate total turnaround expense at St. Paul Park refinery of approximately $110 million over a six year turnaround cycle. Therefore, we estimate reserving approximately $18 million of available cash for turnaround expense over the forecast period. Expected turnaround expense for the twelve months ending June 30, 2013 is approximately $58 million, of which approximately $50 million is attributed to the major turnaround scheduled for April 2013.

Regulatory, Industry and Economic Factors

Our forecast for the twelve months ending June 30, 2013, is based on the following assumptions related to regulatory, industry and economic factors:

•	No material nonperformance or credit-related defaults by suppliers, customer or vendors;

•	No new regulation or interpretation of existing regulations that, in either case, would be materially adverse to our business;

•	No material accidents, weather-related incidents, floods, unplanned turnarounds or other downtime or similar unanticipated events that would reduce our capacity utilization below 91.8%;

•	No material adverse change in the market in which we operate resulting from reduced demand for gasoline, distillate, asphalt or our other products;

•	No material decreases in the prices we receive for our products; and

•	No material changes to market or overall economic conditions.

Actual conditions may differ materially from those anticipated in this section as a result of a number of factors, including, but not limited to, those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Compliance with Debt Covenants

Our ability to make distributions could be affected if we do not remain in compliance with the covenants in the indenture governing our senior secured notes and our revolving credit facility. We have assumed we will remain in compliance with such covenants.

Subject to certain exceptions, the restricted payments covenant under the indenture governing our senior secured notes restricts us from making cash distributions unless our fixed charge coverage ratio, as defined in the senior secured notes agreement, is at least 2.0 to 1.0 after giving pro forma effect to such distributions and such cash distributions do not exceed an amount equal to the aggregate net proceeds received by us (either as a result of capital contributions or from the sale of equity or certain debt securities) plus 50% of our consolidated net income (or less 100% of consolidated net loss), which is defined to exclude certain non-cash charges, such as net unrealized gains or losses from hedging obligations and impairment charges, accrued on a cumulative basis, plus certain other items.

The restricted payments covenant in our indenture could limit our ability to distribute all available cash in quarters in which our net earnings significantly exceed our forecast because only 50% of those earnings will increase the restricted payment basket. Additionally, a net loss in any period in which we forecasted net earnings would disproportionately affect our ability to pay cash distributions because 100% of any consolidated net loss decreases the restricted payment basket while only 50% of any consolidated net income increases the basket.

Our revolving credit facility generally restricts our ability to make cash distributions if (a) we fail to have excess availability under the facility at least equal to the greater of (1) 25% of the lesser of (x) the $300 million commitment amount and (y) the then applicable borrowing base and (2) $37.5 million or (b) we fail to maintain a fixed charge coverage ratio, as defined in the revolving credit facility, after giving pro forma effect to such distributions of at least 1.1 to 1.0.

Sensitivity Analysis

Our available cash is significantly impacted by volatility in prevailing crack spreads, crude oil prices and throughput at our refinery. In the paragraphs below, we discuss the impact of changes in these variables, while holding all other variables constant, on our ability to generate our estimated available cash for the twelve months ending June 30, 2013.

Crack Spread Volatility

Crack spreads measure the difference between the price received from the sale of light products and the price paid for crude oil. Holding all other variables constant, and excluding the impact of our current hedges, we expect a $1.00 change in the Group 3 3:2:1 crack spread per barrel would change our forecasted available cash by $22 million for the twelve months ending June 30, 2013.

Crude Oil Price Volatility

We are exposed to significant fluctuations in the price of crude oil. Holding all other variables constant, and excluding the impact of our current hedges, we expect a $1.00 change in the per barrel price of WTI would change our forecasted available cash by $25 million for the twelve months ending June 30, 2013.

Refinery Throughput

Holding all other variables constant, and excluding the impact of our current hedges, we expect a 1,000 bpd change in our refinery feedstock would change our forecasted available cash by $7.4 million for the twelve months ending June 30, 2013.

HOW WE MAKE DISTRIBUTIONS

General

Within 60 days after the end of each quarter, beginning with the quarter ending             , 2012, we expect to make distributions, as determined by the board of directors of our general partner, to unitholders of record on the applicable record date.

Method of Distributions

The board of directors of our general partner will adopt a policy pursuant to which distributions for each quarter will be in an amount equal to the available cash we generate in such quarter. Available cash for each quarter will be determined by the board of directors of our general partner following the end of such quarter. We do not intend to maintain excess distribution coverage for the purpose of maintaining stability or growth in our quarterly distributions or to otherwise reserve cash for distributions, and we do not intend to incur debt to pay quarterly distributions. Accordingly, there is no guarantee that we will pay any distribution on our units in any quarter. We do not have a legal obligation to pay distributions, and the amount of distributions paid under our policy and the decision to make any distribution will be determined by the board of directors of our general partner.

Partnership Interests

At the closing of this offering, we will have outstanding a non-economic general partner interest, common units and PIK units.

Common Units

At the closing of this offering, we will have              common units outstanding. Each common unit will be entitled to receive cash distributions. Common units will not accrue arrearages.

PIK Units

At the closing of this offering, we will have              PIK units outstanding. Northern Tier Holdings will initially own all of our PIK units. During the PIK period, the board of directors of our general partner will cause distributions in respect of our PIK units to be payable by Northern Tier Energy LP in additional PIK units to PIK unitholders of record on the applicable record date. The number of PIK units that will be distributed on a PIK unit in lieu of a quarterly cash distribution will equal a fraction, the numerator of which is the amount of the cash distribution paid on a common units and the denominator of which is the volume-weighted average price of a common unit for the 10 trading days immediately preceding the ex-dividend date for the associated distribution in respect of a common unit. This calculation is intended to provide the holders of PIK units with a number of PIK units equal in value on a per unit basis to the cash being simultaneously distributed to common unitholders. While the PIK units will not receive cash distributions during the PIK period, the distribution of additional PIK units in lieu of cash distributions may substantially increase the number of units outstanding and the amount of cash required on a quarterly and annual basis to pay distributions on all units. The effect of paying distributions of additional PIK units on PIK units, which we refer to as distributions in kind or distributions of equity, is as if we had paid cash distributions on those PIK units, and the holders of those PIK units had in turn recontributed that cash to us in exchange for additional PIK units. In order to make distributions in kind on these securities, we will have to have sufficient available cash to have paid them in cash and must pay a simultaneous cash distribution to the holders of our common units.

The PIK period will commence on the date of the closing of the offering and end on the date that is the earlier of (i)              and (ii) the date by which we redeem, repurchase, defease or retire all of the senior secured notes, or amend the indenture governing the senior secured notes in a manner that removes restrictions on our ability to to distribute all available cash to all unitholders. Immediately following the end of the PIK period, each outstanding PIK unit will be automatically converted into a common unit and entitled to receive any distributions in cash. The purpose of this feature is to support the payment of cash distributions to our common unitholders during periods in which we expect that certain of the provisions of the indenture may restrict the ability of Northern Tier Energy LLC, our operating subsidiary, to distribute cash to us and thus our ability to distribute all available cash in accordance with our distribution policy. The PIK units will not accrue arrearages.

The number of PIK units that may be distributed on PIK units in lieu of a quarterly cash distribution will equal a fraction, the numerator of which is the amount of the cash distribution paid on a common unit and the denominator of which is the volume-weighted average price of a common unit for the 10 trading days immediately preceding the ex-dividend date for the associated distribution in respect of the common units.

General Partner Interest

Our general partner owns a non-economic general partner interest in us and thus will not be entitled to distributions that we make prior to any liquidation in respect of such interest. However, it may acquire common units and other equity interests in the future and would be entitled to receive pro rata distributions therefrom.

Adjustments to Capital Accounts upon Issuance of Additional Common Units

We will make adjustments to capital accounts upon the issuance of additional common units (including additional PIK units). In doing so, we will generally allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to our unitholders prior to such issuance on a pro rata basis so that after such issuance the capital account balances attributable to all common units are equal.

SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA

The following tables present certain selected historical condensed consolidated financial data. The combined financial statements as of and for the years ended December 31, 2007, 2008 and 2009 and the eleven months ended November 30, 2010 represent a carve-out financial statement presentation of several operating units of Marathon, which we refer to as “Predecessor.” For more information on the carve-out presentation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Predecessor Carve-Out Financial Statements” and our financial statements and the notes thereto included elsewhere in this prospectus. The historical financial data for periods prior to December 1, 2010 presented below do not reflect the consummation of the Marathon Acquisition and the transactions related thereto or our capital structure following the Marathon Acquisition and the transactions related thereto. Northern Tier Energy LLC was formed on June 23, 2010 and entered into certain agreements with Marathon on October 6, 2010 to acquire the Marathon Assets. At the closing of the Marathon Acquisition on December 1, 2010, Northern Tier Energy LLC acquired the Marathon Assets. Northern Tier Energy LLC had no operating activities between its June 23, 2010 inception date and the closing date of the Marathon Acquisition, although it incurred various transaction and formation costs which have been included in the 2010 Successor Period.

The selected historical financial data as of March 31, 2012 and for the three months ended March 31, 2011 and 2012 are derived from unaudited financial statements and the notes thereto included elsewhere in this prospectus. The selected historical financial data as of December 31, 2010 and 2011, and for the year ended December 31, 2009, the eleven months ended November 30, 2010, the 2010 Successor Period and the year ended December 31, 2011 are derived from audited financial statements and the notes thereto included elsewhere in this prospectus. The selected historical combined financial data as of December 31, 2007, 2008, 2009 and November 30, 2010 and for the years ended December 31, 2007 and 2008 are derived from audited financial statements and the notes thereto and the summary historical balance sheet data as of March 31, 2011 was derived from unaudited financial statements and the notes thereto not included in this prospectus.

The historical financial and other data presented below are not necessarily indicative of the results expected for any future period.

You should read these tables along with “Prospectus Summary—The IPO Transactions,” “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Predecessor Carve-Out Financial Statements,” “Business” and financial statements and the notes thereto, included elsewhere in this prospectus.

	Predecessor				Successor
	Year Ended December 31,			Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) to December 31, 2010	Year Ended December 31, 2011	Three Months Ended March 31,

	2007	2008	2009				2011	2012
	(In millions)
Consolidated and Combined statements of operations data:
Total revenue	$3,522.8	$4,122.4	$2,940.5	$3,195.2	$344.9	$4,280.8	$940.2	$999.1
Costs and expenses:
Costs of sales	2,820.0	3,659.0	2,507.9	2,697.9	307.5	3,508.0	779.0	839.8
Direct operating expenses	249.0	252.7	238.3	227.0	21.4	260.3	61.9	60.7
Turnaround and related expenses	32.6	3.7	0.6	9.5	—	22.6	3.3	3.5
Depreciation and amortization	33.7	39.2	40.2	37.3	2.2	29.5	7.3	8.5
Selling, general and administrative expenses	61.7	67.7	64.7	59.6	6.4	90.7	18.4	20.3
Formation costs	—	—	—	—	3.6	7.4	2.5	—
Contingent consideration income	—	—	—	—	—	(55.8)	(31.8)	65.7
Other (income) expense, net	0.7	1.2	(1.1)	(5.4)	0.1	(4.5)	(1.1)	(2.1)

Operating income	325.1	98.9	89.9	169.3	3.7	422.6	100.7	2.7
Realized losses from derivative activities	—	—	—	—	—	(310.3)	(52.2)	(52.9)
Unrealized losses from derivative activities	—	—	—	(40.9)	(27.1)	(41.9)	(262.9)	(88.4)
Loss on early extinguishment of derivatives	—	—	—	—	—	—	—	(44.6)
Bargain purchase gain	—	—	—	—	51.4	—	—	—
Interest expense	0.2	(0.5)	(0.4)	(0.3)	(3.2)	(42.1)	(10.0)	(10.4)

Earnings (loss) before income taxes	325.3	98.4	89.5	128.1	24.8	28.3	(224.4)	(193.6)
Income tax provision	(129.9)	(39.8)	(34.8)	(67.1)	—	—	(0.1)	–

Net earnings (loss)	$195.4	$58.6	$54.7	$61.0	$24.8	$28.3	$(224.5)	$(193.6)

Consolidated and combined statements of cash flow data:
Net cash provided by (used in):
Operating activities	$282.7	$47.1	$129.4	$145.4	$—	$209.3	$94.3	$(54.8)
Investing activities	(111.0)	(84.6)	(25.0)	(29.3)	(363.3)	(156.3)	(117.8)	(4.6)
Financing activities	(171.7)	34.5	(103.9)	(115.4)	436.1	(2.3)	—	—
Capital expenditures	(75.8)	(45.0)	(29.0)	(29.8)	(2.5)	(45.9)	(6.0)	(5.4)
Consolidated and combined balance sheets data (at period end):
Cash and cash equivalents	$8.5	$5.5	$6.0	$6.7	$72.8	$123.5	$49.3	$64.1
Total assets	737.3	708.2	710.1	717.8	930.6	998.8	924.1	962.7
Total long-term debt	—	—	—	—	314.5	301.9	314.5	301.9
Total liabilities	415.1	292.7	343.9	405.4	645.6	686.6	859.5	843.7
Total equity	322.2	415.5	366.2	312.4	285.0	312.2	64.6	119.0

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs and expected performance. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those we discuss under “Risk Factors” elsewhere in this prospectus. We caution that assumptions, expectations, projections, intentions or beliefs about future events may, and often do, vary from actual results and the differences can be material. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are an independent downstream energy company with refining, retail and pipeline operations that serve the PADD II region of the United States. We operate our assets in two business segments: the refining business and the retail business. For the three months ended March 31, 2012, we had total revenues of $1.0 billion, operating income of $2.7 million, a net loss of $193.6 million and Adjusted EBITDA of $81.5 million. For the year ended December 31, 2011, we had total revenues of $4.3 billion, operating income of $422.6 million, net earnings of $28.3 million and Adjusted EBITDA of $430.7 million. For a definition, and reconciliation, of Adjusted EBITDA to net (loss) earnings, see “Prospectus Summary—Summary Historical Condensed Consolidated Financial and Other Data.”

Refining Business

Our refining business primarily consists of a 74,000 bpd (84,500 barrels per stream day) refinery located in St. Paul Park, Minnesota. Our refinery has a Nelson complexity index of 11.5, which refers to the number, type and capacity of processing units at the refinery. We are one of only two refineries in Minnesota and one of four refineries in the Upper Great Plains area within the PADD II region. Our refinery’s complexity allows us to process a variety of light, heavy, sweet and sour crudes, many of which have historically priced at a discount to the NYMEX WTI price benchmark, meaning we can process lower cost crude oils into higher value refined products. The PADD II region covers the following states: Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, South Dakota, Ohio, Oklahoma, Tennessee and Wisconsin. Our strategic location allows us direct access, primarily via the Minnesota Pipeline, to sources of crude oil from Western Canada and North Dakota, as well as the ability to distribute our refined products throughout the midwestern United States. Our refinery produces a broad slate of refined products including gasoline, diesel, jet fuel and asphalt, which are then marketed to resellers and consumers primarily in the PADD II region. Approximately 83% and 79% of our total refinery production for the three months ended March 31, 2012 and the year ended December 31, 2011, respectively, comprised higher value, light refined products, including gasoline and distillates. Our refinery crude capacity utilization rates have ranged from approximately 80% to approximately 88% over the last five years.

We also own various storage and transportation assets, including a light products terminal, a heavy products terminal, storage tanks, rail loading/unloading facilities and a Mississippi river dock. Approximately 73% and 83% of our gasoline and diesel volumes for three months ended March 31, 2012 and the year ended December 31, 2011, respectively, were sold via our light products terminal located at the refinery to our company-operated and franchised SuperAmerica branded convenience stores, Marathon branded convenience stores and other resellers. We have a contract with Marathon to supply substantially all of the gasoline and diesel requirements for 90 independently owned and operated Marathon branded convenience stores.

Our refining business also includes our 17% interest in the Minnesota Pipe Line Company and MPL Investments, which owns and operates the Minnesota Pipeline, a 455,000 bpd crude oil pipeline system that transports crude oil (primarily from Western Canada and North Dakota) for approximately 300 miles from the Enbridge pipeline hub at Clearbrook, Minnesota to our refinery. The Minnesota Pipeline has historically transported the majority of the crude oil used and processed in our refinery.

Retail Business

As of March 31, 2012, our retail business operated 166 convenience stores under the SuperAmerica brand and also supported 67 franchised convenience stores, which are also operated under the SuperAmerica brand. These convenience stores are located primarily in Minnesota and Wisconsin and sell various grades of gasoline and diesel, tobacco products and immediately consumable items such as non-alcoholic beverages, beer, prepared food and a large variety of snacks and prepackaged items. Our refinery supplied substantially all of the gasoline and diesel sold in our company-operated and franchised convenience stores for the three months ended March 31, 2012 and the year ended December 31, 2011.

We also own and operate SuperMom’s Bakery, which prepares and distributes baked goods and other prepared food items for sale in our company-operated and franchised convenience stores and other third party locations.

Outlook

Transportation fuels demand in the Upper Great Plains of the PADD II region currently exceeds supply from local refineries. Therefore, demand is fulfilled by products that are imported into the region mostly via pipeline from other parts of the Midwest, the Rocky Mountains and the U.S. Gulf Coast. Overall refined product demand declined in 2008 as a result of prevailing economic conditions and began to improve in the first quarter of 2010. While there continues to be a significant global macroeconomic risk that may affect the pace of growth in the United States, we have experienced improved overall product demand in our geographic area of operations relative to prior years.

Our operating performance has benefited from the widening of the price relationship between the traditional crude oil pricing benchmark, NYMEX WTI, and the international waterborne crude oil pricing benchmark, Brent. We purchase crude oil which is priced based off NYMEX WTI. Refined products prices are set by global markets and are typically priced off Brent. Therefore, we have enjoyed a benefit during the year ended December 31, 2011 and the first quarter of 2012 from the overall widening of the price differential between our cost of crude oil and the price of the products we sell. The widening differential may have been attributable to several factors, including geopolitical events in the Middle East, the suspension of crude oil exports from Libya, new U.N. sanctions on Iran’s oil exports, and limited pipeline and other infrastructure to transport crude oil from Cushing, Oklahoma, where NYMEX WTI is settled, to alternative markets. More recently, during the beginning of the second quarter of 2012, the discount to which NYMEX WTI trades relative to Brent has narrowed due to a number of factors, including recently announced changes in the pipeline infrastructure serving Cushing, Oklahoma. The narrowing of this margin will affect the prices at which we sell our refined products relative to our cost of crude oil and can therefore cause a reduction in our refining margins. Please see “Risk Factors—Risks Primarily Related to Our Refining Business—Our results of operations are affected by crude oil differentials, which may fluctuate substantially.”

Predecessor Carve-Out Financial Statements

As described in the financial statements and notes thereto included elsewhere in this prospectus, this prospectus includes financial statements for the year ended December 31, 2009, and the eleven months ended November 30, 2010 for the St. Paul Park Refinery and Retail Marketing Business,

representing a carve-out financial statement presentation of several operating units of Marathon (the “Predecessor Financial Statements”). All significant intercompany accounts and transactions have been eliminated in the Predecessor Financial Statements.

The Predecessor Financial Statements were prepared to reflect the way we have operated our business subsequent to the Marathon Acquisition, which is in two segments: the refining segment and the retail segment. Except for certain assets that were not acquired (e.g., cash other than in-store cash at our convenience stores, receivables and assets sold to third parties pursuant to a sale-leaseback arrangement between us, Speedway SuperAmerica LLC, an affiliate of Marathon, and Realty Income, a third party equity real estate investment trust, and a crude oil supply and logistics purchase agreement with JPM CCC) and certain liabilities (e.g., accounts payable, payroll and benefits payable and deferred taxes) that were not assumed in connection with the Marathon Acquisition, the Predecessor Financial Statements represent the Marathon Assets. In addition, the Predecessor Financial Statements include allocations of selling, general and administrative costs and other overhead costs of Marathon Oil and its affiliates that are attributable to the operations of the Marathon Assets. We believe the assumptions, allocations and methodologies underlying the Predecessor Financial Statements are reasonable. However, the Predecessor Financial Statements do not include all of the actual expenses that would have been incurred had the Marathon Assets been operated on a standalone basis during the periods presented and do not reflect the Marathon Assets’ combined results of operations, financial position and cash flows had it been operated on a standalone basis during the periods presented.

Comparability of Historical Results

Marathon Acquisition and Related Transactions

We commenced operations in December 2010 through the acquisition of our St. Paul Park, Minnesota refinery, a 17% interest in the Minnesota Pipe Line Company and in MPL Investments, our convenience stores and related assets from Marathon for $554 million, which included cash and the issuance to Marathon of $80 million of a noncontrolling preferred membership interest in our parent, Northern Tier Holdings.

Prior to the Marathon Acquisition, the business was operated as several operating units of Marathon, and participated in Marathon’s centralized cash management programs. All cash receipts were remitted to and all cash disbursements were funded by Marathon. Following the Marathon Acquisition, we operate as a standalone company, and our results of operations may not be comparable to the historical results of operations for the periods presented, primarily for the reasons described below:

•

In connection with the Marathon Acquisition, we entered into a contingent consideration arrangement with Marathon. This arrangement would have required earn-out payments if our annual consolidated EBITDA, adjusted for certain agreed items (the “Agreement Adjusted EBITDA”), exceeded $165 million during any year in each of the eight years following the Marathon Acquisition. Specifically, we would have been required to pay Marathon 40% of the amount by which the Agreement Adjusted EBITDA exceeded $165 million, subject to certain reductions, in any year in the eight years following the Marathon Acquisition. Total payments to Marathon under this agreement could not have exceeded $125 million over the eight years following the Marathon Acquisition.

•

Conversely, Marathon would have been required to make margin support payments to us of up to $30 million per year if the Agreement Adjusted EBITDA was less than $145 million, subject to certain reductions, in either of the twelve-month periods ending November 30, 2011 and 2012. Any such payments made by Marathon would have increased the maximum amount that we would have been required to pay Marathon over the earn-out period as described above. For the year ended December 31, 2011, we were not required to make any earn-out payments under the agreements. As of December 31, 2011, we recorded a receivable of $30 million relating to the margin support component of the contingent consideration arrangement for the twelve months ended November 30, 2011. Marathon has disputed approximately $12 million of this amount. In connection with the resolution of this dispute, we entered into a settlement agreement with Marathon on May 4, 2012. Under the terms of this settlement agreement, Marathon will receive $40 million of the net proceeds from this offering, and Northern Tier Holdings will redeem Marathon’s existing preferred interest with a portion of the net proceeds from this offering and issue Marathon a new $45 million preferred interest in Northern Tier Holdings in consideration for relinquishing all claims with respect to earn-out payments under the contingent consideration agreement. We have also agreed, pursuant to the settlement agreement, to relinquish all claims to margin support payments under the contingent consideration agreement. The settlement agreement is contingent upon the consummation of this offering.

At March 31, 2012, in addition to the $30 million receivable discussed above, we had recorded at fair value, an asset of $2.8 million related to the margin support component for the twelve months ended November 30, 2012 and a liability of $79.2 million related to the earn-out component. Upon the consummation of this offering, we will reverse any amounts recorded for the margin support and earn-out arrangements and record a liability of $85 million.

•	In connection with the Marathon Acquisition, certain additional transactions were consummated, and we entered into certain agreements with respect to our operations, including the following:

•

Senior Secured Notes.    We issued $290 million of the 10.5% senior secured notes due December 1, 2017. We pay interest on the senior secured notes on June 1 and December 1 of each year. The net proceeds from the sale of the senior secured notes were used to fund part of the Marathon Acquisition. See “Liquidity and Capital Resources—Description of Our Indebtedness—Senior Secured Notes.”

•

Asset-Based Revolving Credit Facility.    We entered into a $300 million senior secured asset-based revolving credit facility, which is subject to a borrowing base. We did not draw on the revolving credit facility to fund the Marathon Acquisition, other than to the extent utilized through the issuance of letters of credit. The revolving credit facility is available through December 1, 2015. See “Liquidity and Capital Resources—Description of Our Indebtedness—Senior Secured Asset-Based Revolving Credit Facility.”

•

Sale-Leaseback Arrangement.    Marathon sold certain real property interests, including the land underlying 135 of the SuperAmerica convenience stores associated with our retail business and SuperMom’s Bakery, to Realty Income, a third party equity real estate investment trust. In connection with the closing of the Marathon Acquisition, Realty Income leased those properties to us on a long-term basis.

•

Crude Oil Inventory Purchase Agreement.    JPM CCC purchased substantially all of the crude oil inventory associated with operations of the refinery directly from Marathon pursuant to an inventory purchase agreement with Marathon.

•

Crude Oil Supply and Logistics Agreement.    In December 2010, we entered into a crude oil supply and logistics agreement with JPM CCC, which agreement was amended and restated in March 2012. JPM CCC assists us in the purchase of the crude oil requirements of our refinery and provides transportation and other logistical services for delivery of the crude oil to our storage tanks at Cottage Grove, Minnesota, which are approximately two miles from our refinery. We pay the price of the crude oil plus certain agreed fees and expenses. We believe this crude oil supply and logistics agreement significantly reduces our need to maintain crude oil inventories and allows us to take title to and price our crude oil at the refinery, as opposed to the crude oil origination point, reducing the time we are exposed to market fluctuations before the finished product output is sold. For more information, see “Business—Crude Oil Supply.”

•

Transition Services Agreement.    Marathon agreed to provide us with administrative and support services pursuant to a transition services agreement, including finance and accounting, human resources and information systems services, as well as support services in connection with our transition from being a part of Marathon’s systems and infrastructure to having our own systems and infrastructure. Marathon is no longer providing any transition services under the agreement. For more information, see “Certain Relationships and Related Person Transactions—Transactions with Marathon.”

•

The Marathon Acquisition has been accounted for under the purchase method of accounting for business combinations which requires that the assets acquired and liabilities assumed be adjusted to their estimated fair value at the date of the acquisition. This treatment changed the accounting basis for the assets acquired and liabilities assumed from Marathon as of December 1, 2010.

•

In October 2010, at our request, Marathon initiated a crack spread derivative strategy to mitigate refining margin risk on a portion of the business’s 2011 and 2012 projected refinery production. In connection with the Marathon Acquisition, we assumed all corresponding rights and obligations for derivative instruments executed pursuant to this strategy. We incurred $97.5 million and $310.3 million of realized losses and $88.4 million and $41.9 million of unrealized losses for the three months ended March 31, 2012 and the year ended December 31, 2011, respectively, related to these derivative activities.

The IPO Transactions

Our results of operations for periods subsequent to the closing of this offering may not be comparable to our results of operations for periods prior to the closing of this offering as a result of certain aspects of this offering and the other IPO Transactions described in “Prospectus Summary—The IPO Transactions,” including the following:

•

We expect that our general and administrative expenses will increase as a result of this offering. Specifically, we will incur certain expenses relating to being a publicly traded partnership, including the Exchange Act reporting expenses; expenses associated with Sarbanes-Oxley Act compliance; expenses associated with the listing of the NYSE; independent auditors fees expenses associated with tax return and Schedule K-1 preparation and distribution; legal fees, investor relations expenses; transfer agent fees; director and officer liability insurance costs; and director compensation.

•

Northern Tier Energy LLC and its subsidiaries have historically not been subject to federal income and certain state income taxes. After consummation of this offering, Northern Tier Retail Holdings LLC, the subsidiary of Northern Tier Energy LLC through which we conduct our retail business, and Northern Tier Energy Holdings LLC will elect to be treated as corporations for federal income tax purposes, subjecting these subsidiaries to corporate-level tax. As a result of the election by Northern Tier Retail Holdings LLC and Northern Tier Energy Holdings LLC to be treated as corporations for federal income tax purposes, for periods following such election, our financial statements will include a tax provision on income attributable to these subsidiaries. On a pro forma basis after giving effect to such election, we would have recorded a tax benefit of approximately $0.2 million for the three months ended March 31, 2012 and a tax provision of approximately $5.7 million for the year ended December 31, 2011. In addition, we will record a tax provision related to the recognition of deferred taxes equal to the tax effect of the difference between the book and tax basis of the assets of these subsidiaries and liabilities as of the effective date of the election. Assuming we had completed the conversion as of March 31, 2012, the amount of the deferred tax provision would have been approximately $         million.

•

In 2010, we entered into a management services agreement with ACON Management and TPG Management pursuant to which they provided us with ongoing management, advisory and consulting services in exchange for management fees. This management services agreement will terminate in connection with the closing of this offering. See “Certain Relationships and Related Person Transactions—Agreements with Affiliates of Our General Partner—Management Services Agreement.”

Major Influences on Results of Operations

Refining

Our earnings and cash flows from our refining business segment are primarily affected by the relationship between refined product prices and the prices for crude oil and other feedstocks. Refining is primarily a margin-based business, and in order to increase profitability, it is important for the refinery to maximize the yields of high value finished products and to minimize the costs of feedstock and operating expenses. Feedstocks are petroleum products, such as crude oil and natural gas liquids that are processed and blended into refined products. The cost to acquire feedstocks and the price for which refined products are ultimately sold depend on several factors, many of which are beyond our control, including the supply of, and demand for, crude oil, gasoline and other refined products, which depend on changes in domestic and foreign economies, weather conditions, domestic and foreign political affairs, production levels, availability of and access to transportation infrastructure, the availability of imports, the marketing of competitive fuel, and the extent of government regulation, among other factors.

Feedstock and refined product prices are also affected by other factors, such as product pipeline capacity, local market conditions and the operating levels of competing refineries. Crude oil costs and the prices of refined products have historically been subject to wide fluctuations. An expansion or upgrade of our competitors’ facilities, price volatility, international political and economic developments and other factors beyond our control are likely to continue to play an important role in refining industry economics. These factors can impact, among other things, the level of inventories in the market, resulting in price volatility and a negative impact on product margins. Moreover, the refining industry typically experiences seasonal fluctuations in demand for refined products, such as increases in the demand for gasoline during the summer driving season and for home heating oil during the winter, primarily in the Northeast. In addition to current market conditions, there are long-term factors that may impact the demand for refined products. These factors include mandated renewable fuels standards, proposed climate change laws and regulations, and increased mileage standards for vehicles.

In order to assess our operating performance, we compare our refinery gross product margin against an industry refining margin benchmark. The industry refining margin benchmark we use is referred to as Group 3 3:2:1 crack spread, which is calculated by assuming that three barrels of benchmark light sweet crude oil is converted into two barrels of reformulated gasoline and one barrel of ultra low sulfur diesel. Because we calculate the benchmark refining margin using the market value of PADD II Group 3 conventional gasoline and ultra low -sulfur diesel against the market value of NYMEX WTI, we refer to the benchmark as the Group 3 3:2:1 crack spread. The Group 3 3:2:1 crack spread is expressed in dollars per barrel and is a proxy for the per barrel margin that a sweet crude oil refinery would earn assuming it produced and sold at PADD II Group 3 prices the benchmark production of gasoline and ultra low sulfur diesel.

Our direct operating expense structure is also important to our profitability. Major direct operating expenses include employee and contract labor, maintenance and energy. Our predominant variable direct operating cost is energy, which is comprised primarily of fuel and other utility services. The costs of fuel, principally natural gas, and other utility services, principally electricity, used by our refinery and other operations have historically been volatile.

Consistent, safe and reliable operations at our refinery are key to our financial performance and results of operations. Unplanned downtime at our refinery may result in lost margin opportunity, increased maintenance expense and a temporary increase in working capital investment and related inventory position. We seek to mitigate the financial impact of planned downtime, such as major turnaround maintenance, through a diligent planning process that takes into account the margin environment, the availability of resources to perform needed maintenance, contractual commitments, feedstock logistics and other factors. Periodically, we have planned maintenance turnarounds at our refinery, which are expensed as incurred. The refinery generally undergoes a major facility turnaround every five to six years, and the last full plant turnaround was completed in 2007. The length of the turnaround is contingent upon the scope of work to be completed. A major turnaround of either of the two main refinery units (fluid catalytic cracking unit and alkylation unit) generally takes two to four weeks to complete, and is planned and accomplished in a manner that allows for reduced production during maintenance instead of a complete shutdown. We completed a partial turnaround in April 2011, principally to replace a catalyst in the distillate and gas oil hydrotreaters, and to conduct basic maintenance on the No. 1 crude unit. At the end of March 2012, we started a planned turnaround of the alkylation unit that was completed according to schedule in mid May 2012. The next major turnaround is scheduled for 2013.

Because petroleum feedstocks and products are essentially commodities, we have no control over the changing market. Therefore, the lower the target inventory we are able to maintain, the lesser is the impact of commodity price volatility on our petroleum product inventory position. Our inventory of crude oil and refined products is valued at the lower of cost or market value under the LIFO cost flow assumption. For periods in which the market price declines below our LIFO cost basis, we are subject to significant fluctuations in the recorded value of our inventory and related cost of products sold. Since 2009, we have experienced LIFO liquidations based upon permanent decreased levels in our inventories. These LIFO liquidations resulted in decreased cost of sales and increased income from operations of $1.7 million, $2.1 million, $2.1 million and $4.1 million for the year ended December 31, 2009, the eleven months ended November 30, 2010, the Successor Period ended December 31, 2010 and the year ended December 31, 2011, respectively. There were no such liquidations in the three months ended March 31, 2011 and 2012.

At the closing of the Marathon Acquisition, we entered into a crude oil supply and logistics agreement with JPM CCC pursuant to which JPM CCC assists us in the purchase of the crude oil requirements of our refinery and provides transportation and other logistical services for delivery of the crude oil to our storage tanks in Cottage Grove, Minnesota. In March 2012, we amended and restated the crude oil supply and logistics agreement with JPM CCC. We pay JPM CCC the price of the crude oil plus certain agreed fees and expenses. We believe this crude oil supply and logistics agreement significantly reduces our crude inventories and allows us to take title to and price our crude oil at the refinery, as opposed to the crude oil origination point, reducing the time we are exposed to market fluctuations before the finished product output is sold.

In addition, we may hedge a portion of our gasoline and distillate production with the purpose of ensuring we can meet our fixed cost obligations, service our outstanding debt and other liabilities and meet our capital expenditure obligations. We have entered into hedge agreements that govern all cash-settled commodity transactions that we enter into with J. Aron & Company and Macquarie Bank Limited for the purpose of managing our risk with respect to the crack spread created by the purchase of crude oil for future delivery and the sale of refined products, including gasoline, diesel, jet fuel and heating fuel, for future delivery. As market conditions permit, we have the capacity to hedge our crack spread risk with respect to a portion of the refinery’s projected monthly production of some or all of these refined products. Consistent with that policy, as of March 31, 2012, we had hedged approximately 15 million barrels of future gasoline and diesel production, of which 10 million barrels related to 2012 production and the remainder to 2013 production. We intend to hedge significantly less than what we hedged at the time of the Marathon Acquisition on an ongoing basis. Consequently, we plan to increase our exposure to the gross refining margins that we would realize at our refinery on an unhedged basis over time.

During the first quarter of 2012, we settled contracts covering approximately 3 million barrels of our remaining 2012 gasoline and diesel production and recognized a loss of approximately $45 million. Our required payment of the majority of the loss from these settled contracts has been deferred until 2013. In addition, during the second quarter of 2012, we reset the price of our contracts for the period of July 2012 through December 2012 and recognized a loss of approximately $92 million. We plan to use a portion of the net proceeds of this offering to settle this obligation. If we do not complete this offering, the loss from resetting the price of our derivative contracts will be paid to the counterparty on the same monthly schedule as the original contracts were scheduled to settle.

Our refining business experiences seasonal effects. Demand for gasoline is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic. Decreased demand during the winter months can lower gasoline prices. As a result, our operating results of our refining business for the first and fourth calendar quarters are generally lower than those for the second and third calendar quarters of each year.

Retail

Our earnings and cash flows from our retail business segment are primarily affected by the volumes and margins of gasoline and diesel sold, and by the sales and margins of merchandise sold at our convenience stores. Seasonal fluctuations in traffic also affect sales of motor fuels and merchandise in our convenience stores. As a result, the operating results of our retail segment are generally lower for the first quarter of the year. Weather conditions in our operating area also have a significant effect on our retail operating results. Customers are more likely to purchase higher profit margin items at our convenience stores, such as fast foods, fountain drinks and other beverages and more gasoline during the spring and summer months, thereby typically generating higher revenues and gross margins for us in these periods. Margins for transportation fuel sales are equal to the sales price (which includes the motor fuel taxes) less the delivered cost of the fuel and motor fuel taxes, and are measured on a cents per gallon basis. Fuel margins are impacted by local supply, demand and competition. Margins for retail merchandise sold are equal to retail merchandise sales less the delivered cost of the merchandise, net of any supplier discounts and inventory shrinkage, and are measured as a percentage of merchandise sales. Merchandise sales are impacted by convenience or location, branding and competition. Franchisees are required to pay us an initial license fee (generally, $10,000 for licensees located in Minnesota and Wisconsin and $2,000 for licensees located in South Dakota) and a royalty fee for all products and merchandise sold at the convenience store, including motor fuel and diesel. The initial term of the license is generally 10 years, which is renewable by the licensee for a renewal term of 10 years, subject to the licensee satisfying certain conditions. The license agreements also require that, if a franchise store is located within our distribution area, then the franchise store must purchase a high minimum percentage (often 85% to 100%) of its motor fuel supply, including gasoline and distillate, from us. However, if a franchise store is not located within our distribution area, then the franchise store is not required to purchase any portion of its motor fuel supply from us. As of March 31, 2012, 31 of the 67 existing franchise stores located within our distribution area and, thus, required to purchase a high minimum percentage of their motor fuel supply from us.

Results of Operations

We operate our business in two segments: the refining segment and the retail segment. Each of these segments is organized and managed based upon the nature of the products and services they offer. Through the refining segment, we operate the St. Paul Park, Minnesota, refinery, terminal and related assets, and through the retail segment, we operate 166 convenience stores primarily in Minnesota. The retail segment also includes the operations of SuperMom’s Bakery and SuperAmerica Franchising LLC, our wholly owned subsidiary (“SAF”), through which we conduct our franchising operations.

In this “Results of Operations” section, we first review our business on a combined and consolidated basis, and then separately review the results of operations of each of the refining segment and the retail segment. Detailed explanations of the period over period changes in our results of operations are contained in the discussion of individual segments. For partial year periods that do not have a corresponding period of the same duration, comparisons are made on a run rate basis comparing the partial period results with the prior year’s average monthly results for the corresponding period of time.

We refer to our financial statement line items in the explanation of our period over period changes in results of operations. Below are general definitions of what those line items include and represent.

Revenue.    Revenue primarily includes the sale of refined products in our refining segment and sales of fuel and merchandise to retail consumers in our retail segment. All sales are recorded net of customer discounts and rebates and inclusive of federal and state excise taxes. Refining revenue includes intersegment sales of refined products to the retail segment. For purposes of presenting sales on a combined basis, such intersegment transactions are eliminated. Retail revenue primarily includes sales of fuel and merchandise to customers inclusive of related excise taxes and net of any applicable discounts. Also included in retail revenue is royalty income, revenues from car wash operations and SuperMom’s Bakery sales to third parties.

Cost of sales.    Refining cost of sales primarily include costs of crude and refinery feedstocks purchased, ethanol and other refined products purchased and excise taxes paid to various government authorities. Retail cost of sales consists of cost of fuel, merchandise and other products, costs of sales for SuperMom’s Bakery merchandise sales to third parties and excise taxes paid to various government authorities. Retail cost of sales includes intersegment purchases of refined products from the refining segment. For purposes of presenting cost of sales on a combined and consolidated basis, such intersegment transactions are eliminated.

Direct operating expenses.    Direct operating expenses include the operating expenses of the refinery and costs of operating the convenience stores and the bakery. Refining direct operating expenses primarily include direct costs of labor, maintenance materials and services, chemicals and catalysts, utilities and other direct operating expenses of the refinery. Retail direct operating expenses consist primarily of salaries, labor and benefits, bankcard processing fees, contracted services, repair and maintenance, utilities and rent expense.

Turnaround and related expenses.    Turnaround and related expenses represent the costs of required major maintenance projects on refinery processing units. A turnaround is a standard industry operation to refurbish and maintain a refinery and usually requires the shutdown and inspection of major processing units. Processing units require major maintenance every five to six years.

Depreciation and amortization.    Depreciation and amortization represents an allocation to expense within the statement of operations of the carrying value of capital and intangible assets. The value is allocated based on the straight-line method over the estimated useful life of the related asset.

Selling, general and administrative.    Selling, general and administrative expenses primarily include corporate costs, administrative expenses, shared service costs and marketing expenses.

Formation costs.    Formation costs represent costs incurred in the creation of Northern Tier Energy LLC and its subsidiaries. No such costs existed for periods prior to the Marathon Acquisition.

Contingent consideration (income) expense.    Contingent consideration income (expense) relates to changes in the estimated fair value of our margin support and earn-out arrangements with Marathon. No such arrangement existed for periods prior to December 1, 2010.

Other income (expense), net.    Other income (expense), net primarily represents income (expense) from our equity method investment in the Minnesota Pipe Line Company and dividend income from our cost method investment in MPL Investments.

Gain (loss) from derivative activities.    Gain (loss) from derivative activities primarily includes losses incurred on our crack spread derivative strategy initiated in October 2010 in anticipation of the Marathon Acquisition to mitigate market price risk. Included in gain (loss) from derivative activities are realized gains or losses related to settled contracts during the period and unrealized gains or losses on outstanding derivatives to partially hedge the crack spread margins for our refining business through 2012. The offsetting benefits related to these unrealized losses should be realized over future periods as improved crack spreads are realized. Going forward, we plan to hedge a lesser amount of our production than we hedged at the time of the acquisition.

Bargain purchase gain.    Bargain purchase gain represents the excess of the estimated fair value of the net assets acquired in the Marathon Acquisition over the total purchase consideration.

Interest expense, net.    Interest expense, net subsequent to December 1, 2010 relates primarily to interest incurred on the notes as well as commitment fees and interest on the revolving credit facility and the amortization of deferred financing costs.

The historical financial data presented below are not necessarily indicative of the results to be expected for any future period. The historical financial data for the year ended December 31, 2009 and for the eleven months ended November 30, 2010, do not reflect the consummation of the Marathon Acquisition or our capital structure following the Marathon Acquisition. See “—Predecessor Carve-out Financial Statements.”

Consolidated and Combined Financial Data

	Predecessor		Successor
	Year Ended December 31, 2009	Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) to December 31, 2010	Year Ended December 31, 2011	Three Months Ended March 31,
					2011	2012
	(in millions)
Revenue	$2,940.5	$3,195.2	$344.9	$4,280.8	$940.2	$999.1
Costs, expenses and other:
Costs of sales	2,507.9	2,697.9	307.5	3,508.0	779.0	839.8
Direct operating expenses	238.3	227.0	21.4	260.3	61.9	60.7
Turnaround and related expenses	0.6	9.5	—	22.6	3.3	3.5
Depreciation and amortization	40.2	37.3	2.2	29.5	7.3	8.5
Selling, general and administrative	64.7	59.6	6.4	90.7	18.4	20.3
Formation costs	—	—	3.6	7.4	2.5	–
Contingent consideration (income)	—	—	—	(55.8)	(31.8)	65.7
Other (income) expense, net	(1.1)	(5.4)	0.1	(4.5)	(1.1)	(2.1)

Operating income	89.9	169.3	3.7	422.6	100.7	2.7
Realized losses from derivative activities	—	—	—	(310.3)	(52.2)	(52.9)
Loss on early extinguishment of derivatives	—	—	—	—	—	(44.6)
Unrealized losses from derivative activities	—	(40.9)	(27.1)	(41.9)	(262.9)	(88.4)
Bargain purchase gain	—	—	51.4	—	–	–
Interest expense, net	(0.4)	(0.3)	(3.2)	(42.1)	(10.0)	(10.4)

Earnings (loss) before income taxes	89.5	128.1	24.8	28.3	(224.4)	(193.6)
Income tax provision	(34.8)	(67.1)	—	—	(0.1)	–

Net earnings (loss)	$54.7	$61.0	$24.8	$28.3	$(224.5)	$(193.6)

Three Months Ended March 31, 2012 (Successor) Compared to the Three Months Ended March 31, 2011 (Successor)

Revenue.    Revenue for the three months ended March 31, 2012 was $999.1 million compared to $940.2 million for the three months ended March 31, 2011, an increase of 6.3%. Refining segment revenue increased 5.8% and retail segment revenue increased 1.1% compared to the three months ended March 31, 2011. The refining segment benefited from higher average prices across our principal products driven primarily by increased market prices for refined products offset by lower volumes. Retail revenue also benefited from higher average fuel prices and higher merchandise sales that were partially offset by lower fuel sales volumes. Excise taxes included in revenue totaled $65.6 million and $56.7 million for the three months ended March 31, 2012 and 2011, respectively.

Cost of sales.    Cost of sales totaled $839.8 million for the three months ended March 31, 2012 compared to $779.0 million for the three months ended March 31, 2011, an increase of 7.8%, due primarily to higher priced crude oil and other feedstock costs. Cost of sales as a percentage of revenue increased from 82.9% for the three months ended March 31, 2011 to 84.1% for the three months ended March 31, 2012. The increase relates primarily to our refining segment where costs of crude oil and other feedstocks have increased at a higher rate than the increases in average selling prices of our refined products compared to the prior year period. Excise taxes included in cost of sales were $65.6 million and $56.7 million for the three months ended March 31, 2012 and 2011, respectively.

Direct operating expenses.    Direct operating expenses totaled $60.7 million for the three months ended March 31, 2012 compared to $61.9 million for the three months ended March 31, 2011, a decrease of 1.9%, due primarily to lower utility expenses at the refinery, which were driven by lower utility rates and reduced usage due to favorable weather conditions in the first quarter of 2012.

Turnaround and related expenses.    Turnaround and related expenses totaled $3.5 million for the three months ended March 31, 2012 compared to $3.3 million for the three months ended March 31, 2011. Both periods include costs related to preparation for partial turnarounds planned for the second quarter of each year.

Depreciation and amortization.    Depreciation and amortization was $8.5 million for the three months ended March 31, 2012 compared to $7.3 million for the three months ended March 31, 2011, an increase of 16.4%. This increase was primarily due to depreciation of assets placed in service since March 31, 2011 at our refinery and related to our systems implementation project.

Selling, general and administrative expenses.    Selling, general and administrative expenses were $20.3 million for the three months ended March 31, 2012 compared to $18.4 million for the three months ended March 31, 2011. This increase of 10.3% from the prior year period relates primarily to higher administrative costs as we continue to incur a significant level of third party systems support during the process optimization portion of our standalone systems implementation.

Formation costs.    Formation costs for the three months ended March 31, 2011 were $2.5 million, all attributable to the Marathon Acquisition. We did not incur any such costs in the three months ended March 31, 2012.

Contingent consideration loss (income).    Contingent consideration loss was $65.7 million for the three months ended March 31, 2012 compared to contingent consideration income of $31.8 million for the three months ended March 31, 2011. Both the contingent consideration income and loss relate to updated financial performance estimates for the period of performance under the margin support and earn-out agreements with Marathon related primarily to changes in the forward markets for our refined products.

Other income, net.    Other income, net was $2.1 million for the three months ended March 31, 2012 compared to $1.1 million for the three months ended March 31, 2011. This change is driven primarily by increases in equity income from our investment in the Minnesota Pipe Line Company.

Loss from derivative activities.    For the three months ended March 31, 2012, we had realized losses of $52.9 million related to settled contracts compared to $52.2 million in the prior year period. Offsetting benefits related to these losses were recognized through improved operating margins. We incurred unrealized losses on outstanding derivatives of $88.4 million for the three months ended March 31, 2012 compared to $262.9 million during the three months ended March 31, 2011. These derivatives were entered into to partially hedge the crack spread margins for our refining business. The offsetting benefits related to these unrealized losses should be realized over future periods as improved operating margins are realized. In addition to these losses, during the three months ended March 31, 2012, we entered into arrangements to settle a portion of our existing derivative instruments ahead of their respective expiration dates and incurred $44.6 million of realized losses related to these early extinguishments. The cash payments for these early extinguishments have been deferred and will come due between December 2012 and December 2013.

Interest expense, net.    Interest expense, net was $10.4 million for the three months ended March 31, 2012 and $10.0 million for the three months ended March 31, 2011. These interest charges relate primarily to the issuance of our senior secured notes as well as commitment fees and interest on the ABL Facility and the amortization of deferred financing costs.

Income tax provision.    Income tax expense was less than $0.1 million for the three months ended March 31, 2012 and for the three months ended March 31, 2011. We operate as a pass-through entity for federal tax purposes and, as such, only state taxes have been recognized.

Net loss.    Our net loss was $193.6 million for the three months ended March 31, 2012 compared to a net loss of $224.5 million for the three months ended March 31, 2011. This reduction in the loss of 13.8% was primarily attributable to the decrease of $129.2 million related to derivatives activities, which were partially offset by losses from our contingent consideration arrangement with Marathon in the 2012 quarter compared to income in the 2011 quarter.

Year Ended December 31, 2011 (Successor) Compared to the Eleven Months Ended November 30, 2010 (Predecessor)

Revenue.    Revenue for the year ended December 31, 2011 was $4,280.8 million compared to $3,195.2 million for the eleven months ended November 30, 2010, an increase of 22.8% from the average monthly run rate for the 2010 period. Refining segment revenue increased 24.5% and retail segment revenue increased 7.3% compared to the average monthly run rate for the eleven months ended November 30, 2010. The refining segment benefited from higher average prices across our principal products driven primarily by increased market prices for refined products. Retail revenue also benefited from higher average fuel prices that were partially offset by lower sales volumes and lower merchandise sales. Excise taxes included in revenue totaled $242.9 million and $271.8 million for the year ended December 31, 2011 and the eleven months ended November 30, 2010, respectively.

Cost of sales.    Cost of sales totaled $3,508.0 million for the year ended December 31, 2011 compared to $2,697.9 million for the eleven months ended November 30, 2010, an increase of 19.2% from the average monthly run rate for the 2010 period, due primarily to higher priced crude oil and other feedstock costs. Cost of sales as a percentage of revenue decreased from 84.4% for the eleven months ended November 30, 2010 to 81.9% for the year ended December 31, 2011 due to the increased revenues resulting from higher refined product average prices. Excise taxes included in cost of sales were $242.9 million and $271.8 million for the year ended December 31, 2011 and the eleven months ended November 30, 2010, respectively.

Direct operating expenses.    Direct operating expenses totaled $260.3 million for the year ended December 31, 2011 compared to $227.0 million for the eleven months ended November 30, 2010, an increase of 5.1% from the average monthly run rate for the 2010 period, due to higher rent costs in our retail segment as a result of the sale-leaseback arrangement entered into in connection with the Marathon Acquisition and higher credit card processing fees in our retail segment as a result of the higher revenues.

Turnaround and related expenses.    Turnaround and related expenses totaled $22.6 million for the year ended December 31, 2011 compared to $9.5 million for the eleven months ended November 30, 2010. The increase from the 2010 period is primarily due to the timing and scope of the scheduled turnaround projects undertaken in the respective periods. The 2011 period included a scheduled partial turnaround at the refinery in April principally to replace a catalyst in the distillate and gas oil hydrotreaters and to conduct basic maintenance on the No. 1 crude unit.

Depreciation and amortization.    Depreciation and amortization was $29.5 million for the year ended December 31, 2011 compared to $37.3 million for the eleven months ended November 30,

2010, a decrease of 27.5% from the average monthly run rate for the 2010 period. As part of the Marathon Acquisition, the real estate for the majority of our convenience stores was sold and as a result we are no longer depreciating these convenience store buildings. Additionally, as a result of purchase accounting, the book value of our refinery was increased and its estimated useful life was extended. The impact of these purchase accounting adjustments is a net decrease in overall refinery depreciation.

Selling, general and administrative expenses.    Selling, general and administrative expenses were $90.7 million for the year ended December 31, 2011 compared to $59.6 million for the eleven months ended November 30, 2010. This increase of 39.5% from the average monthly run rate for the 2010 period reflects higher administrative costs as we developed our standalone infrastructure throughout the year while continuing to pay transition services fees of $21.1 million in 2011 to utilize Marathon systems. As a result, there was a period of overlap and redundant cost structures during this infrastructure development.

Formation costs.    Formation costs for the year ended December 31, 2011 were $7.4 million, all attributable to the Marathon Acquisition. We did not incur any such costs in the eleven months ended November 30, 2010.

Contingent consideration income.    Contingent consideration income was $55.8 million for the year ended December 31, 2011, which is due to updated financial performance estimates for the period of performance under the margin support and earn-out provisions included in the Marathon Acquisition agreements.

Other income, net.    Other income, net was $4.5 million for the year ended December 31, 2011 compared to $5.4 million for the eleven months ended November 30, 2010. This change is driven primarily by changes in equity income from our investment in the Minnesota Pipe Line Company.

Loss from derivative activities.    For the year ended December 31, 2011, we had realized losses of $310.3 million related to settled contracts. Offsetting benefits related to these losses were recognized through improved operating margins. We incurred unrealized losses of $41.9 million for the year ended December 31, 2011 on outstanding derivatives entered into to partially hedge the crack spread margins for our refining business through 2012. We incurred unrealized losses on these outstanding derivatives of $40.9 million for the eleven months ended November 30, 2010. The offsetting benefits related to these unrealized losses should be realized over future periods as improved operating margins are realized.

Interest expense, net.    Interest expense, net was $42.1 million for the year ended December 31, 2011 compared to $0.3 million for the eleven months ended November 30, 2010. This increase was primarily attributable to the issuance of the notes as well as commitment fees and interest on our revolving credit facility and the amortization of deferred financing costs.

Income tax provision.    Income tax expense was less than $0.1 million for the year ended December 31, 2011 compared to $67.1 million for the eleven months ended November 30, 2010. The effective tax rate was 52.4% for the eleven months ended November 30, 2010. The effective rate was impacted primarily by the establishment of a valuation allowance against capital losses incurred on derivative activities. The effective tax rate is not comparable to the year ended December 31, 2011. From the date of the Marathon Acquisition, only state taxes have been recognized and no federal provision was recognized. We operated as a pass-through entity for federal income tax purposes for the year ended December 31, 2011.

Net earnings.    Our net earnings were $28.3 million for the year ended December 31, 2011 compared to net earnings of $61.0 million for the eleven months ended November 30, 2010. This decrease of 57.5% from the average monthly run rate for the 2010 period was primarily attributable to the realized loss on derivative activities of $310.3 million and an increase in interest expense, partially offset by increased operating income and lower income taxes.

2010 Successor Period from June 23, 2010 (inception date) through December 31, 2010

Northern Tier Energy LLC was formed on June 23, 2010 and entered into certain agreements with Marathon on October 6, 2010 to acquire the Marathon Assets. At the closing of the Marathon Acquisition on December 1, 2010, Northern Tier Energy LLC acquired the Marathon Assets. Northern Tier Energy LLC had no operating activities between its June 23, 2010 inception date and the closing date of the Marathon Acquisition, although it incurred various transaction and formation costs which have been included in the 2010 Successor Period.

The discussion below presents a comparison of the 2010 Successor Period and 2009 monthly average run rates, and does not seek to compare the 2010 Successor Period to the equivalent period in the prior year.

Revenue for the 2010 Successor Period was $344.9 million. Revenue for the 2010 Successor Period was favorably impacted by price increases across both the refining and retail segments. Refining and retail segment revenues increased 48.1% and 9.4% compared to 2009 average monthly run rate revenues. Cost of sales for the 2010 Successor Period was $307.5 million. Excise taxes included in both revenue and cost of sales were $25.1 million for the 2010 Successor Period. Cost of sales as a percentage of revenue was 89.2% for the 2010 Successor Period compared to 85.3% for 2009.

The 2010 Successor Period included two significant non-recurring items: formation costs of $3.6 million and a bargain purchase gain of $51.4 million, both related to the Marathon Acquisition. Additionally, during the 2010 Successor Period, we incurred unrealized losses of $27.1 million on outstanding derivatives entered into in 2010 to partially hedge the crack spread margins for our refining business for 2011 through 2012. The offsetting benefits related to these unrealized losses will be realized over future periods as the improved crack spread margins are realized.

Our net earnings were $24.8 million for the 2010 Successor Period, compared to 2009 average monthly run rate net earnings of $4.6 million. The net earnings in the 2010 Successor Period include $3.6 million of formation costs, $27.1 million of unrealized derivative losses and a $51.4 million bargain purchase gain, all of which were related to the Marathon Acquisition and did not occur in the 2009 period.

Eleven Months Ended November 30, 2010 Compared to Year Ended December 31, 2009

Revenue.    Revenue for the eleven months ended November 30, 2010 was $3,195.2 million compared to $2,940.5 million for the year ended December 31, 2009, an 18.5% increase versus the average monthly run rate for 2009. Refining and retail segment revenue increased to $2,799.8 million and $1,206.8 million, respectively, which represent increases of 20.7% and 16.6%, respectively, versus the 2009 average monthly run rate levels. These increases were primarily due to increases in the market prices for refined products across the periods. Federal and state excise taxes included in revenue totaled $271.8 million and $289.6 million for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively.

Cost of sales.    Cost of sales for the eleven months ended November 30, 2010 was $2,697.9 million compared to $2,507.9 million for the year ended December 31, 2009, a 17.3% increase versus the average monthly run rate for 2009. This increase is primarily due to increased market prices for crude oil in the 2010 period. Cost of sales as a percentage of revenue was 84.4% and 85.3% for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively. Excise taxes included in cost of sales were $271.8 million and $289.6 million for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively.

Direct operating expenses.    Direct operating expenses for the eleven months ended November 30, 2010 were $227.0 million compared to $238.3 million for the year ended December 31, 2009, a 3.9% increase versus the 2009 average monthly run rate. The increase was primarily due to higher utility costs in the refining segment and higher credit card fees in retail segment.

Turnaround and related expenses.    Turnaround and related expenses totaled $9.5 million for the eleven months ended November 30, 2010 compared to $0.6 million for the year ended December 31, 2009. This increase is primarily due to a scheduled partial turnaround at the refinery during September and October 2010.

Depreciation and amortization.    Depreciation and amortization was $37.3 million for the eleven months ended November 30, 2010 and $40.2 million for the year ended December 31, 2009, a 1.2% increase versus the 2009 average monthly run rate. The increase versus the prior year relates primarily to the on-going investment in our refinery infrastructure.

Selling, general and administrative expenses.    Selling, general and administrative expenses for the eleven months ended November 30, 2010 were $59.6 million compared to $64.7 million for the year ended December 31, 2009, a 0.5% increase versus the 2009 average monthly run rate.

Other income, net.    Other income, net was $5.4 million for the eleven months ended November 30, 2010 compared to other income, net of $1.1 million for the year ended December 31, 2009. This improvement is due to higher equity income from our investment in the Minnesota Pipe Line Company.

Loss from derivative activities.    We incurred unrealized losses of $40.9 million for the eleven months ended November 30, 2010 on outstanding derivatives entered into during 2010. The offsetting benefits relating to these unrealized losses should be realized over future periods as improved operating margins are realized. No such derivative activity existed for the year ended December 31, 2009.

Interest expense, net.    Interest expense, net was $0.3 million for the eleven months ended November 30, 2010 and $0.4 million for the year ended December 31, 2009.

Income tax provision.    Income tax expense was $67.1 million for the eleven months ended November 30, 2010 and $34.8 million for the year ended December 31, 2009. The effective tax rate was 52.4% for the eleven months ended November 30, 2010 and 38.9% for the year ended December 31, 2009. The effective rate for the eleven months ended November 30, 2010 was impacted primarily by the establishment of a valuation allowance against capital losses incurred on derivative activities.

Net earnings.    Our net earnings were $61.0 million for the eleven months ended November 30, 2010 and $54.7 million for the year ended December 31, 2009. The increase in net earnings is primarily due to the improved gross product margin in our refining business in the 2010 period. Refinery gross product margin per barrel of throughput were $12.86 for the eleven months ended November 30, 2010 and $9.36 for the year ended December 31, 2009.

Segment Financial Data

The segment financial data for the refining segment discussed below under “—Refining Segment” include intersegment sales of refined products to the retail segment. Similarly, the segment financial data for the retail segment discussed below under “—Retail Segment” contain intersegment purchases of refined products from the refining segment. For purposes of presenting our combined and consolidated results, such intersegment transactions are eliminated, as shown in the following tables.

	Successor
	Three Months Ended March 31, 2012
	Refining	Retail	Other/Elim	Consolidated
	(in millions)
Revenue:
Sales and other revenue	$654.5	$344.6	$—	$999.1
Intersegment sales	240.0	—	(240.0)	—

Segment revenue	$894.5	$344.6	$(240.0)	$999.1

Cost of sales:
Cost of sales	$772.0	$67.8	$—	$839.8
Intersegment purchases	—	240.0	(240.0)	—

Segment cost of sales	$772.0	$307.8	$(240.0)	$839.8

	Successor
	Three Months Ended March 31, 2011
	Refining	Retail	Other/Elim	Combined
	(in millions)
Revenue:
Sales and other revenue	$599.5	$340.7	$—	$940.2
Intersegment sales	245.7	—	(245.7)	—

Segment revenue	$845.2	$340.7	$(245.7)	$940.2

Cost of sales:
Cost of sales	$719.0	$60.0	$—	$779.0
Intersegment purchases	—	245.7	(245.7)	—

Segment cost of sales	$719.0	$305.7	$(245.7)	$779.0

	Successor
	Year Ended December 31, 2011
	Refining	Retail	Other/Elim	Consolidated
	(in millions)
Revenue:
Sales and other revenue	$2,761.0	$1,519.8	$—	$4,280.8
Intersegment sales	1,043.1	—	(1,043.1)	—

Segment revenue	$3,804.1	$1,519.8	$(1,043.1)	$4,280.8

Cost of sales:
Cost of sales	$3,204.1	$303.9	$—	$3,508.0
Intersegment purchases	—	1,043.1	(1,043.1)	—

Segment cost of sales	$3,204.1	$1,347.0	$(1,043.1)	$3,508.0

	Successor
	June 23, 2010 (inception date) to December 31, 2010
	Refinery	Retail	Other/Elim	Consolidated
	(in millions)
Revenue:
Sales and other revenue	$242.0	$102.9	$—	$344.9
Intersegment sales	70.2	—	(70.2)	—

Segment revenue	$312.2	$102.9	$(70.2)	$344.9

Cost of sales:
Cost of sales	$287.2	$20.2	$0.1	$307.5
Intersegment purchases	—	70.2	(70.2)	—

Segment cost of sales	$287.2	$90.4	$(70.1)	$307.5

	Predecessor
	Eleven Months Ended November 30, 2010
	Refinery	Retail	Other	Combined
	(in millions)
Revenue:
Sales and other revenue	$1,988.4	$1,206.8	$—	$3,195.2
Intersegment sales	811.4	—	(811.4)	—

Segment revenue	$2,799.8	$1,206.8	$(811.4)	$3,195.2

Cost of sales:
Cost of sales	$2,455.9	$242.0	$—	$2,697.9
Intersegment purchases	—	811.4	(811.4)	—

Segment cost of sales	$2,455.9	$1,053.4	$(811.4)	$2,697.9

	Predecessor
	Year Ended December 31, 2009
	Refinery	Retail	Other	Combined
	(in millions)
Revenue:
Sales and other revenue	$1,811.3	$1,129.2	$—	$2,940.5
Intersegment sales	719.4	—	(719.4)	—

Segment revenue	$2,530.7	$1,129.2	$(719.4)	$2,940.5

Cost of sales:
Cost of sales	$2,252.1	$255.8	$—	$2,507.9
Intersegment purchases	—	719.4	(719.4)	—

Segment cost of sales	$2,252.1	$975.2	$(719.4)	$2,507.9

Refining Segment

	Predecessor		Successor
	Year Ended December 31, 2009	Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) to December 31, 2010	Year Ended December 31, 2011	Three Months Ended March 31,

					2011	2012
	(Dollars in millions, except per barrel data)
Revenue	$2,530.7	$2,799.8	$312.2	$3,804.1	$845.2	$894.5

Costs, expenses and other:
Cost of sales	2,252.1	2,455.9	287.2	3,204.1	719.0	772.0
Direct operating expenses	138.3	132.2	11.2	129.0	32.3	31.3
Turnaround and related expenses	0.6	9.5	—	22.6	3.3	3.5
Depreciation and amortization	26.0	24.9	1.7	21.5	5.1	5.8
Selling, general and administrative	44.2	40.0	3.1	45.3	8.6	6.1
Other income, net	(1.1)	(5.5)	(0.1)	(6.6)	(1.6)	(2.9)

Operating income	$70.6	$142.8	$9.1	$388.2	$78.5	$78.7

Key Operating Statistics:
Total refinery production (bpd)(1)	82,126	80,958	81,853	82,079	84,704	76,437
Total refinery throughput (bpd)	81,563	80,066	81,136	81,150	84,774	76,004
Refined products sold (bpd)(2)	87,572	86,682	95,122	86,038	81,686	77,923
Per barrel of throughput:
Refinery gross margin(3)	$9.36	$12.86	$9.94	$20.26	$16.54	$17.71
Direct operating expenses(4)	$4.65	$4.94	$4.45	$4.36	$4.23	$4.53
Per barrel of refined products sold:
Refinery gross margin(3)	$8.72	$11.88	$8.48	$19.11	$17.17	$17.28
Direct operating expenses(4)	$4.33	$4.56	$3.80	$4.11	$4.39	$4.41

Refinery product yields (bpd):
Gasoline	42,674	41,080	42,485	40,240	41,489	38,902
Distillate(5)	22,876	22,201	26,258	24,841	23,795	24,160
Asphalt	7,688	9,532	9,099	9,888	9,615	8,323
Other(6)	8,888	8,145	4,011	7,110	9,805	5,052

Total	82,126	80,958	81,853	82,079	84,704	76,437

Refinery throughput (bpd):
Crude oil	74,539	74,095	74,649	77,452	78,341	73,245
Other feedstocks(7)	7,024	5,971	6,487	3,698	6,433	2,759

Total	81,563	80,066	81,136	81,150	84,774	76,004

Market Statistics:
Crude Oil Average Pricing:
West Texas Intermediate ($/barrel)	$62.09	$78.69	$89.23	$95.11	$94.60	$103.05
PADD II / Group 3 Average Pricing:
Unleaded 87 Gasoline ($/barrel)	$69.95	$86.86	$96.97	$117.60	$110.54	$122.38
Ultra Low Sulfur Diesel ($/barrel)	$70.20	$90.38	$103.38	$126.26	$119.66	$131.28

(1)	Excludes fuel and coke on catalyst, which are used in our refining process. Also excludes purchased refined products.
(2)	Includes produced and purchased refined products, including ethanol and biodiesel.
(3)

Refinery gross product margin per barrel of throughput is a per barrel measurement calculated by subtracting refinery costs of sales from total refinery revenues and dividing the difference by the total throughput or total refined products sold for the respective periods presented. Refinery gross product margin per barrel of throughput is a non-GAAP performance measure that we believe is important to investors in evaluating our refinery performance as a general indication of the amount above our cost of products that we are able to sell refined products. Each of the components used in this calculation (revenues and cost of sales) can be reconciled directly to our statement of income. Our calculation of refinery gross product margin per barrel of throughput may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. For a reconciliation of refinery gross product margin per barrel to refining segment revenue, the most directly comparable GAAP measure, see “Prospectus Summary—Summary Historical Condensed Consolidated Financial and Other Data.”

(4)	Direct operating expenses per barrel is calculated by dividing direct operating expenses by the total barrels of throughput or total barrels of refined products sold for the respective periods presented.
(5)	Distillate includes diesel, jet fuel and kerosene.
(6)	Other refinery products include propane, propylene, liquid sulfur, light cycle oil and No. 6 fuel oil, among others. None of these products, by itself, contributes significantly to overall refinery product yields.
(7)	Other feedstocks include gas oil, natural gasoline, normal butane and isobutane, among others. None of these feedstocks, by itself, contributes significantly to overall refinery throughput.

Three Months Ended March 31, 2012 (Successor) Compared to the Three Months Ended March 31, 2011 (Successor)

Revenue. Revenue for the three months ended March 31, 2012 was $894.5 million compared to $845.2 million for the three months ended March 31, 2011, an increase of 5.8%. This increase was primarily due to an increase in average prices across our principal refined products sold offset by lower sales volumes in the three months ended March 31, 2012. The lower volumes in the three months ended March 31, 2012 are due to reduced throughput during the first two months of the quarter in response to weak demand locally. Excise taxes included in revenue were $63.5 million and $54.4 million for the three months ended March 31, 2012 and 2011, respectively.

Cost of sales. Cost of sales totaled $772.0 million for the three months ended March 31, 2012 compared to $719.0 million for the three months ended March 31, 2011, a 7.4% increase. This increase was primarily due to an increase in raw material costs driven principally by higher prices of crude oil in the three months ended March 31, 2012. Cost of sales as a percentage of revenue was 86.3% and 85.1% for the three months ended March 31, 2012 and 2011, respectively. This increase in cost of sales as a percentage of revenue is the result of the prices for our refined products increasing in a lesser amount than the increase in the cost of crude oil and other feedstocks. Excise taxes included in cost of sales were $63.5 million and $54.4 million for the three months ended March 31, 2012 and 2011, respectively.

Refinery gross product margin per barrel of throughput was $17.71 for the three months ended March 31, 2012 compared to $16.54 for the three months ended March 31, 2011, an increase of $1.17, or 7.1%, which is mostly attributable to improved crack spreads in the three months ended March 31, 2012.

Direct operating expenses. Direct operating expenses totaled $31.3 million for the three months ended March 31, 2012 compared to $32.3 million for the three months ended March 31, 2011, a 3.1% decrease. This decrease was due primarily to lower utility expenses at the refinery, which resulted from lower utility rates and reduced overall usage in the three months ended March 31, 2012.

Turnaround and related expenses. Turnaround and related expenses totaled $3.5 million for the three months ended March 31, 2012 compared to $3.3 million for the three months ended March 31,

2011. Both periods include costs related to preparation for partial turnarounds planned for the second quarter of each year.

Depreciation and amortization. Depreciation and amortization was $5.8 million for the three months ended March 31, 2012 compared to $5.1 million for the three months ended March 31, 2011, an increase of 13.7%. This increase was primarily due to increased assets placed in service as a result of our capital expenditures since March 31, 2011, the most significant of which was our boiler replacement project which was placed in service in the fourth quarter of 2011.

Selling, general and administrative expenses. Selling, general and administrative expenses were $6.1 million and $8.6 million for the three months ended March 31, 2012 and 2011, respectively, a decrease of 29.1%. This decrease was due to the termination of our transition services agreement with Marathon in the fourth quarter of 2011, as a result of which we did not incur expenses related to the agreement in the three months ended March 31, 2012. We are no longer using Marathon’s systems infrastructure.

Other income, net. Other income, net was $2.9 million for the three months ended March 31, 2012 compared to $1.6 million for the three months ended March 31, 2011. This increase was driven primarily by an increase in equity income from our investment in the Minnesota Pipe Line Company.

Operating income. Income from operations was $78.7 million for the three months ended March 31, 2012 compared to $78.5 million for the three months ended March 31, 2011. This increase from the prior year period is due to increased equity income from Minnesota Pipe Line Company offset by slightly lower product margins. Overall expense levels were essentially flat.

Year Ended December 31, 2011 (Successor) Compared to the Eleven Months Ended November 30, 2010 (Predecessor)

Revenue.    Revenue for the year ended December 31, 2011 was $3,804.1 million compared to $2,799.8 million for the eleven months ended November 30, 2010, an increase of 24.5% from the average monthly run rate for the 2010 period. This increase was primarily due to an increase in third -party sales driven by higher average prices across our principal refined products sold and an increase in intersegment sales driven by a similar increase in average prices across our principal refined products sold. Excise taxes included in revenue were $232.8 million and $263.0 million for the year ended December 31, 2011 and the eleven months ended November 30, 2010, respectively.

Cost of sales.    Cost of sales totaled $3,204.1 million for the year ended December 31, 2011 compared to $2,455.9 million for the eleven months ended November 30, 2010, a 19.6% increase from the average monthly run rate for the 2010 period. This increase was primarily due to an increase in raw material costs driven principally by higher prices of crude oil and other feedstocks. Cost of sales as a percentage of revenue was 84.2% and 87.7% for the year ended December 31, 2011 and the eleven months ended November 30, 2010, respectively. This improvement is the result of higher revenue driven by market prices relative to the increased cost of crude. Excise taxes included in cost of sales were $232.8 million and $263.0 million for the year ended December 31, 2011 and the eleven months ended November 30, 2010, respectively.

Refinery gross product margin per barrel of throughput was $20.26 for the year ended December 31, 2011 compared to $12.86 for the eleven months ended November 30, 2010, an increase of $7.40, or 57.5%, which is primarily due to improved market conditions and favorable crude pricing.

Direct operating expenses.    Direct operating expenses totaled $129.0 million for the year ended December 31, 2011 compared to $132.2 million for the eleven months ended November 30, 2010, a 10.6% decrease from the average monthly run rate for the 2010 period. This variance was due to a decrease in normal maintenance costs for the year ended December 31, 2011. These resources were directed towards turnaround and related activities in 2011 as a result of the refinery turnaround in April 2011.

Turnaround and related expenses.    Turnaround and related expenses totaled $22.6 million for the year ended December 31, 2011 compared to $9.5 million for the eleven months ended November 30, 2010. The increase from the 2010 period is primarily due to the timing and scope of the scheduled turnaround projects undertaken in 2011. The 2011 period included a scheduled partial turnaround at the refinery in April principally to replace a catalyst in the distillate and gas oil hydrotreaters and to conduct basic maintenance on the No. 1 crude unit.

Depreciation and amortization.    Depreciation and amortization was $21.5 million for the year ended December 31, 2011 compared to $24.9 million for the eleven months ended November 30, 2010, a decrease of 20.9% compared to the average monthly run rate for the 2010 period. This decrease was primarily due to the impact of an adjustment to the book value of our refinery as a result of the Marathon Acquisition as well as a change in the estimated useful life of the refinery assets.

Selling, general and administrative expenses.    Selling, general and administrative expenses were $45.3 million and $40.0 million for the year ended December 31, 2011 and the eleven months ended November 30, 2010, respectively. This 3.8% increase compared to the average monthly run rate for the 2010 period reflects higher administrative costs as we developed in 2011 our standalone infrastructure while continuing to pay transition services fees in 2011 to utilize Marathon systems.

Other income, net.    Other income, net was $6.6 million for the year ended December 31, 2011 compared to $5.5 million for the eleven months ended November 30, 2010. This change is driven primarily by changes in equity income from our investment in the Minnesota Pipe Line Company.

Operating income.    Income from operations was $388.2 million for the year ended December 31, 2011 compared to $142.8 million for the eleven months ended November 30, 2010. This increase was primarily due to higher crack spreads across our principal refined products sold which helped to increase our refinery gross product margin.

2010 Successor Period from June 23, 2010 (inception date) through December 31, 2010

The discussion below presents a comparison of the 2010 Successor Period and 2009 monthly average run rates, and does not seek to compare the 2010 Successor Period to the equivalent period in the prior year.

Revenue for the 2010 Successor Period was $312.2 million. The revenue for the period represents a 48.1% increase over the average monthly run rate for 2009. The increase relates primarily to an 8.6% increase in sales volumes per day and market pricing increases for refined products when compared to the average for 2009. Cost of sales totaled $287.2 million for the 2010 Successor Period. Cost of sales as a percentage of revenue was 92.0% and excise taxes included in both revenue and cost of sales were $24.3 million for the 2010 Successor Period. Refinery gross product margin per barrel of throughput was $9.94 for the 2010 Successor Period compared to $9.36 per barrel average monthly run rate for 2009.

Operating income for the 2010 Successor Period totaled $9.1 million, an improvement of $3.2 million versus the average monthly run rate of fiscal 2009. The improvement in operating income is due to the increased volumes of refined products sold and improved Group 3 3:2:1 crack spreads.

Eleven Months Ended November 30, 2010 Compared to Year Ended December 31, 2009

Revenue.    Revenue for the eleven months ended November 30, 2010 was $2,799.8 million compared to $2,530.7 million for the year ended December 31, 2009. The increase of 20.7% versus the 2009 average monthly run rate is due to an increase in the market prices for refined products which more than offset a 1.0% decline in sales volume per day. Included in revenue were excise taxes of $263.0 million and $280.3 million for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively.

Cost of sales.    Cost of sales for the eleven months ended November 30, 2010 was $2,455.9 million compared to $2,252.1 million for the year ended December 31, 2009. The cost of sales for the eleven months represents a 19.0% increase over the average monthly run rate for fiscal 2009. The increase relates primarily to market increases in crude oil costs in the 2010 period compared to the average for 2009. Cost of sales as a percentage of revenue was 87.7% and 89.0% for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively. Excise taxes included in cost of sales were $263.0 million and $280.3 million for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively.

Refinery gross product margin per barrel of throughput was $12.86 for the eleven months ended November 30, 2010 and $9.36 for the year ended December 31, 2009. The increase was primarily due to improved market crack spreads in the 2010 period.

Direct operating expenses.    Direct operating expenses for the eleven months ended November 30, 2010 totaled $132.2 million compared to $138.3 million for the year ended December 31, 2009, a 4.4% increase compared to the 2009 average run monthly rate. The increase in direct operating expenses compared to the 2009 run rate is primarily due to higher utility costs during the 2010 period.

Turnaround and related expenses.    Turnaround and related expenses totaled $9.5 million and $0.6 million for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively. The increase in turnaround costs versus the prior year is due to the timing, nature and extent of turnaround activities completed in the two periods. The 2010 period included a scheduled partial turnaround at the refinery during September and October 2010. The units involved in this turnaround were the No. 2 crude unit, No. 2 vacuum unit and No. 2 sulfur recovery/Shell Claus Off-Gas Treating unit.

Depreciation and amortization.    Depreciation and amortization for the eleven months ended November 30, 2010 totaled $24.9 million compared to $26.0 million for the year ended December 31, 2009. The 4.4% increase versus average 2009 monthly run rate levels relates to the ongoing investment in the refinery infrastructure.

Selling, general and administrative expenses.    Selling, general and administrative expenses totaled $40.0 million and $44.2 million for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively, representing a reduction of 1.1% compared to the average monthly run rate levels of 2009. This reduction was primarily due to reduced shared service allocations from Marathon in the 2010 period.

Other income, net.    Other income, net for the eleven months ended November 30, 2010 totaled $5.5 million compared to $1.1 million for the year ended December 31, 2009. This increase is due to higher equity income from our investment in the Minnesota Pipe Line Company.

Operating income.    Income from operations for the eleven months ended November 30, 2010 totaled $142.8 million compared to $70.6 million for the year ended December 31, 2009. The increase is due to the higher crack spreads and refining gross product margin and an increase in equity income from our investment in the Minnesota Pipe Line Company.

Retail Segment

	Predecessor		Successor
	Year Ended December 31, 2009	Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) to December 31, 2010	Year Ended December 31, 2011	Three Months Ended March 31,
					2011	2012
	(Dollars in millions, except per gallon data)
Revenue	$1,129.2	$1,206.8	$102.9	$1,519.8	$340.7	$344.6
Costs, expenses and other:
Cost of sales	975.2	1,053.4	90.4	1,347.0	305.7	307.8
Direct operating expenses	100.0	94.9	10.2	131.3	29.6	29.4
Depreciation and amortization	14.2	12.4	0.5	7.2	1.9	1.8
Selling, general and administrative	20.5	19.6	1.3	20.3	5.9	6.0

Operating income (loss)	$19.3	$26.5	$0.5	$14.0	$(2.4)	$(0.4)

Operating data:
Company owned stores:
Fuel gallons sold (in millions)	335.7	316.0	29.1	324.0	78.1	74.1
Fuel margin per gallon(1)	$0.14	$0.17	$0.16	$0.21	$0.15	$0.18
Merchandise sales (in millions)	$328.4	$309.8	$26.8	$340.3	$75.3	$78.8
Merchandise margin %(2)	26.8%	26.3%	24.1%	25.4%	25.5%	25.8%
Number of stores at period end	166	166	166	16.6	166	166
Franchisee stores:
Fuel gallons sold	51.3	46.3	4.1	51.5	12.2	10.0
Royalty income	$1.6	$1.5	$0.1	$1.7	$0.4	$0.5
Number of stores at period end	68	67	67	67	67	67
Market Statistics:
PADD II gasoline prices ($/gallon)	$2.34	$2.76	$2.76	$3.53	$3.30	$3.58

(1)	Retail fuel margin per gallon is calculated by dividing retail fuel gross margin by the fuel gallons sold at company-operated stores. Retail fuel gross margin is a non-GAAP performance measure that we believe is important to investors in evaluating our retail performance. Our calculation of retail fuel gross margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. For a reconciliation of retail fuel gross margin to retail segment operating income, the most directly comparable GAAP measure, see “Prospectus Summary—Summary Historical Condensed Consolidated Financial and Other Data.”
(2)	Merchandise margin is expressed as a percentage of merchandise sales and is calculated by subtracting costs of merchandise from merchandise sales for company-operated stores, and then dividing by merchandise sales. Merchandise margin is a non-GAAP performance measure that we believe is important to investors in evaluating our retail performance. Our calculation of merchandise margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. For a reconciliation of merchandise margin to retail segment operating income, the most directly comparable GAAP measure, see “Prospectus Summary—Summary Historical Condensed Consolidated Financial and Other Data.”

Three Months Ended March 31, 2012 (Successor) Compared to the Three Months Ended March 31, 2011 (Successor)

Revenue.    Revenue for the three months ended March 31, 2012 was $344.6 million compared to $340.7 million for the three months ended March 31, 2011, an increase of 1.1%. This increase was primarily due to an increase in merchandise sales of $3.5 million, which was partially offset by a reduction in fuel sales driven primarily by lower sales volumes. We experienced a 5.1% decrease in fuel gallons sold in our retail segment compared to the prior year period mostly attributable to higher priced gasoline. Excise taxes included in revenue were $2.1 million for the three months ended March 31, 2012 and $2.3 million for the three months ended March 31, 2011.

Cost of sales.    Cost of sales totaled $307.8 million for the three months ended March 31, 2012 and $305.7 million for the three months ended March 31, 2011, an increase of 0.7%. Cost of sales as a percentage of revenue was 89.3% and 89.7% for the three months ended March 31, 2012 and 2011, respectively. Excise taxes included in cost of sales were $2.1 million for the three months ended March 31, 2012 and $2.3 million for the three months ended March 31, 2011. For company-operated stores, retail fuel margin per gallon was $0.18 for the three months ended March 31, 2012 compared to $0.15 per gallon for the three months ended March 31, 2011. The increased fuel margin per gallon in the 2012 period is due to generally favorable local market conditions.

Direct operating expenses.    Direct operating expenses totaled $29.4 million for the three months ended March 31, 2012 compared to $29.6 million for the three months ended March 31, 2011, a decrease of 0.7% from the 2011 period.

Depreciation and amortization.    Depreciation and amortization was $1.8 million for the three months ended March 31, 2012 compared to $1.9 million for the three months ended March 31, 2011, a decrease of 5.3%. During 2011, our continuing involvement ended for a subset of our retail stores for which we had not achieved sales-leaseback treatment initially. As such, the related fair value of the assets for these stores was removed from the consolidated balance sheet and no longer depreciated. This reduction in depreciation was partially offset by increases related to our capital expenditures since March 31, 2011.

Selling, general and administrative expenses.    Selling, general and administrative expenses were $6.0 million and $5.9 million for the three months ended March 31, 2012 and 2011, respectively, which represents an increase of 1.7% from the 2011 period.

Operating loss.    Operating loss was $0.4 million for the three months ended March 31, 2012 compared to $2.4 million for the three months ended March 31, 2011, an improvement of $2.0 million. The improvement is primarily attributable to increased fuel margins per gallon and higher merchandise revenues.

Year Ended December 31, 2011 (Successor) Compared to the Eleven Months Ended November 30, 2010 (Predecessor)

Revenue.    Revenue for the year ended December 31, 2011 was $1,519.8 million compared to $1,206.8 million for the eleven months ended November 30, 2010, an increase of 15.4% from the average monthly run rate for the 2010 period. This increase was primarily due to an increase in fuel sales driven by higher average prices of the fuels sold. Partially offsetting this increase was the impact of lower fuel volumes sold and lower merchandise sales. Poor weather conditions early in the year and higher priced gasoline resulted in 6.0% less fuel gallons sold in our retail segment compared to the average monthly run rate for the 2010 period. Excise taxes included in revenue were $10.1 million for the year ended December 31, 2011 and $8.8 million for the eleven months ended November 30, 2010.

Cost of sales.    Cost of sales totaled $1,347.0 million for the year ended December 31, 2011 compared to $1,053.4 million for the eleven months ended November 30, 2010, an increase of 17.2% from the average monthly run rate for the 2010 period. This increase was primarily due to higher prices for purchased fuel. Cost of sales as a percentage of revenue was 88.6% and 87.3% for the year ended December 30, 2011 and the eleven months ended November 30, 2010, respectively. Excise taxes included in cost of sales were $10.1 million for the year ended December 31, 2011 and $8.8 million for the eleven months ended November 30, 2010. For company-operated stores, retail fuel margin per gallon was $0.21 for the year ended December 31, 2011 and $0.17 per gallon for the eleven months ended November 30, 2010. The increased fuel margin per gallon in 2011 is due to generally stronger local market conditions.

Direct operating expenses.    Direct operating expenses totaled $131.3 million for the year ended December 31, 2011 compared to $94.9 million for the eleven months ended November 30, 2010, an increase of 26.8% from the average monthly run rate for the 2010 period. This increase was primarily due to higher rent expense as well as increased credit card fees due to higher fuel prices. Concurrent with the Marathon Acquisition, we entered into a sale-leaseback arrangement for the majority of our convenience stores. We therefore have operating leases for the majority of our convenience stores, which results in higher rent expense.

Depreciation and amortization.    Depreciation and amortization was $7.2 million for the year ended December 31, 2011 compared to $12.4 million for the eleven months ended November 30, 2010, a decrease of 46.8% from the average monthly run rate for the 2010 period. Due to the sale-leaseback arrangement noted above, we have operating leases for the majority of our convenience stores, which results in lower depreciation costs.

Selling, general and administrative expenses.    Selling, general and administrative expenses were $20.3 million and $19.6 million for the year ended December 31, 2011 and the eleven months ended November 30, 2010, respectively, which represents a decrease of 5.1% from the average monthly run rate for the 2010 period. This decrease is primarily the result of timing differences for certain services incurred such as advertising expenses and other administrative expenses.

Operating income.    Income from operations was $14.0 million for the year ended December 31, 2011 compared to $26.5 million for the eleven months ended November 30, 2010, a decrease of 51.6% from the average monthly run rate for the 2010 period. The decrease in operating income is attributable to increased direct operating expenses caused by higher rents, lower merchandise volumes and increased credit card fees, which more than offset improved fuel margins and lower depreciation and selling, general and administrative expenses.

2010 Successor Period from June 23, 2010 (inception date) through December 31, 2010

The discussion below presents a comparison of the 2010 Successor Period and 2009 monthly average run rates, and does not seek to compare the 2010 Successor Period to the equivalent period in the prior year.

Revenue for the 2010 Successor Period was $102.9 million, an increase of 9.4% compared to the monthly average run rate for fiscal 2009. The increase in the 2010 Successor Period as compared to the 2009 average monthly run rate is due to higher average market prices for fuel and a 4.0% increase in fuel volumes, which more than offset a 2.1% decline in merchandise revenue in the period. Cost of sales for the 2010 Successor Period was $90.4 million, an 11.2% increase from the 2009 average monthly run rate. Cost of sales as a percentage of revenue was 87.9% for the 2010 Successor Period compared to 86.4% for 2009. Excise taxes included in revenue and cost of sales were $0.8 million for the 2010 Successor Period. For company-operated stores, retail fuel margin per gallon was $0.16 for the 2010 Successor Period compared to $0.14 during 2009.

Income from operations for the 2010 Successor Period totaled $0.5 million compared to average monthly run rate operating income of $1.6 million for 2009.

Eleven Months Ended November 30, 2010 Compared to Year Ended December 31, 2009

Revenue.    Revenue for the eleven months ended November 30, 2010 was $1,206.8 million compared to $1,129.2 million for the year ended December 31, 2009, an increase of 16.6% compared to the average monthly run rate for 2009. The increase in the 2010 period as compared to the 2009 average monthly run rate levels is due to higher average market prices for fuel, a 2.7% increase in fuel volumes and a 2.9% increase in merchandise revenue in the period. Excise taxes included in revenue totaled $8.8 million and $9.3 million for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively.

Cost of sales.    Cost of sales for the eleven months ended November 30, 2010 was $1,053.4 million compared to $975.2 million for the year ended December 31, 2009, an increase of 17.8% from the 2009 average monthly run rate due to higher average fuel costs in the 2010 period. Cost of sales as a percentage of revenue was 87.3% and 86.4% for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively. Excise taxes included in cost of sales were $8.8 million and $9.3 million for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively. For company-operated stores, retail fuel margin per gallon was $0.17 for the eleven months ended November 30, 2010 and $0.14 per gallon for the year ended December 31, 2009.

Direct operating expenses.    Direct operating expenses totaled $94.9 million and $100.0 million for the eleven months ended November 30, 2010 and year ended December 31, 2009, respectively, a 3.5% increase compared to the 2009 average monthly run rate levels. This increase in the period is primarily due to higher credit card fees associated with the higher average selling prices for fuel.

Depreciation and amortization.    Depreciation and amortization was $12.4 million for the eleven months ended November 30, 2010 compared to $14.2 million for the year ended December 31, 2009, a 4.7% decrease from the average monthly run rate for 2009.

Selling, general and administrative expenses.    Selling, general and administrative expenses for the eleven months ended November 30, 2010 were $19.6 million compared to $20.5 million for the year ended December 31, 2009, a 4.3% increase from the average monthly run rate levels for 2009.

Operating income.    Income from operations the eleven months ended November 30, 2010 totaled $26.5 million compared to $19.3 million for the year ended December 31, 2009, an increase of 49.8% from the 2009 average monthly run rate levels. The improvement in operating income for the 2010 period is primarily due to higher fuel margins per gallon and higher fuel volumes compared to the 2009 average monthly run rate levels.

Adjusted EBITDA

Our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with the board of directors of our general partner, creditors, analysts and investors concerning our financial performance. We also believe Adjusted EBITDA may be used by some investors to assess the ability of our assets to generate sufficient cash flow to make distributions to our unitholders. The revolving credit facility and other contractual obligations also include similar measures as a basis for certain covenants under those agreements which may differ from the Adjusted EBITDA definition described below.

Adjusted EBITDA is not a presentation made in accordance with GAAP and our computation of Adjusted EBITDA may vary from others in our industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the agreements governing the notes, the revolving credit facility, earn-out, margin support and management services. Adjusted EBITDA should not be considered as an alternative to operating earnings or net (loss) earnings as measures of operating performance. In addition, Adjusted EBITDA is not presented as and should not be considered an alternative to cash flows from operations as a measure of liquidity. Adjusted EBITDA is defined as EBITDA before turnaround and related expenses, stock-based compensation expense, gains (losses) from derivative activities, contingent consideration, formation costs, bargain purchase gain and adjustments to reflect proportionate EBITDA from the Minnesota Pipeline operations. Other companies, including other companies in our industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Adjusted EBITDA also has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include that Adjusted EBITDA:

•	does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	does not reflect the equity income in our Minnesota Pipe Line Company investment, but includes 17% of the calculated EBITDA of the Minnesota Pipe Line Company;

•	does not reflect realized and unrealized gains and losses from hedging activities, which may have a substantial impact on our cash flow;

•	does not reflect certain other non-cash income and expenses; and

•	excludes income taxes that may represent a reduction in available cash.

The following tables reconcile net (loss) earnings as reflected in the results of operations tables and segment footnote disclosures to Adjusted EBITDA for the periods presented:

	Successor
	Three Months Ended March 31, 2012
	Refining	Retail	Other	Total
	(in millions)
Net (loss) earnings	$78.7	$(0.4)	$(271.9)	$(193.6)
Adjustments:
Interest expense	—	—	10.4	10.4
Depreciation and amortization	5.8	1.8	0.9	8.5

EBITDA subtotal	84.5	1.4	(260.6)	(174.7)
Minnesota Pipe Line proportionate EBITDA	0.7	—	—	0.7
Turnaround and related expenses	3.5	—	—	3.5
Stock-based compensation expense	—	—	0.4	0.4
Unrealized losses on derivative activities	—	—	88.4	88.4
Contingent consideration	—	—	65.7	65.7
Early extinguishment of derivatives	—	—	44.6	44.6
Realized losses on derivative activities	—	—	52.9	52.9

Adjusted EBITDA	$88.7	$1.4	$(8.6)	$81.5

	Successor
	Three Months Ended March 31, 2011
	Refining	Retail	Other	Total
(in millions)	(in millions)
Net (loss) earnings	$78.5	$(2.4)	$(300.6)	$(224.5)
Adjustments:
Interest expense	—	—	10.0	10.0
Income tax provision	—	—	0.1	0.1
Depreciation and amortization	5.1	1.9	0.3	7.3

EBITDA subtotal	83.6	(0.5)	(290.2)	(207.1)
Minnesota Pipe Line proportionate EBITDA	0.9	—	—	0.9
Turnaround and related expenses	3.3	—	—	3.3
Stock-based compensation expense	—	—	0.3	0.3
Unrealized losses on derivative activities	—	—	262.9	262.9
Contingent consideration	—	—	(31.8)	(31.8)
Formation costs	—	—	2.5	2.5
Realized losses on derivative activities	—	—	52.2	52.2

Adjusted EBITDA	$87.8	$(0.5)	$(4.1)	$83.2

	Successor
	Year Ended December 31, 2011
	Refining	Retail	Other	Total
	(in millions)
Net (loss) earnings	$388.2	$14.0	$(373.9)	$28.3
Adjustments:
Interest expense	—	—	42.1	42.1
Depreciation and amortization	21.5	7.2	0.8	29.5

EBITDA subtotal	409.7	21.2	(331.0)	99.9
Minnesota Pipe Line proportionate EBITDA	2.8	—	—	2.8
Turnaround and related expenses	22.6	—	—	22.6
Stock-based compensation expense	—	—	1.6	1.6
Unrealized losses on derivative activities	—	—	41.9	41.9
Contingent consideration	—	—	(55.8)	(55.8)
Formation costs	—	—	7.4	7.4
Realized losses on derivative activities	—	—	310.3	310.3

Adjusted EBITDA	$435.1	$21.2	$(25.6)	$430.7

	Successor
	June 23, 2010 (inception date) to December 31, 2010
	Refining	Retail	Other	Total
	(in millions)
Net (loss) earnings	$9.1	$0.5	$15.2	$24.8
Adjustments:
Interest expense	—	—	3.2	3.2
Depreciation and amortization	1.7	0.5	—	2.2

EBITDA subtotal	10.8	1.0	18.4	30.2
Minnesota Pipeline proportionate EBITDA	0.3	—	—	0.3
Stock-based compensation expense	—	—	0.1	0.1
Unrealized losses on derivative activities	—	—	27.1	27.1
Formation costs	—	—	3.6	3.6
Bargain purchase gain	—	—	(51.4)	(51.4)

Adjusted EBITDA	$11.1	$1.0	$(2.2)	$9.9

	Predecessor
	Eleven Months Ended November 30, 2010
	Refining	Retail	Other	Total
	(in millions)
Net (loss) earnings	$142.8	$26.5	$(108.3)	$61.0
Adjustments:
Interest expense	—	—	0.3	0.3
Depreciation and amortization	24.9	12.4	—	37.3
Income tax provision	—	—	67.1	67.1

EBITDA subtotal	167.7	38.9	(40.9)	165.7
Minnesota Pipeline proportionate EBITDA	3.7	—	—	3.7
Turnaround and related expenses	9.5	—	—	9.5
Stock-based compensation expense	0.3	—	—	0.3
Unrealized losses on derivative activities	—	—	40.9	40.9

Adjusted EBITDA	$181.2	$38.9	$—	$220.1

	Predecessor
	Year Ended December 31, 2009
	Refining	Retail	Other	Total
	(in millions)
Net (loss) earnings	$70.6	$19.3	$(35.2)	$54.7
Adjustments:
Interest expense	—	—	0.4	0.4
Depreciation and amortization	26.0	14.2	—	40.2
Income tax provision	—	—	34.8	34.8

EBITDA subtotal	96.6	33.5	—	130.1
Minnesota Pipeline proportionate EBITDA	4.2	—	—	4.2
Turnaround and related expenses	0.6	—	—	0.6
Stock-based compensation expense	0.3	—	—	0.3

Adjusted EBITDA	$101.7	$33.5	$—	$135.2

Liquidity and Capital Resources

Our primary sources of liquidity have traditionally been cash generated from our operating activities and borrowings under our revolving credit facility. Our ability to generate sufficient cash flows from our operating activities will continue to be primarily dependent on producing or purchasing and selling sufficient quantities of refined products and merchandise at margins sufficient to cover fixed and variable expenses. For discussions on our refinery gross product margin per barrel and retail fuel margin per gallon and merchandise margin for company-operated stores, see “—Results of Operations—Refining Segment” and “—Results of Operations—Retail Segment,” and for discussions on factors that affect our results of operations, see “—Major Influences on Results of Operations.” For more information on our revolving credit facility, see “—Description of Our Indebtedness—Senior Secured Asset-Based Revolving Credit Facility.”

Based on current and anticipated levels of operations and conditions in our industry and markets, we believe that cash on hand, together with cash flows from operations and borrowings available to us under our revolving credit facility, will be adequate to meet our working capital, capital expenditures, any debt service and other cash requirements for at least the next twelve months.

The indenture governing our senior secured notes and our revolving credit facility may substantially restrict our ability to make distributions to our unitholders. Subject to certain exceptions, the restricted payment covenant under the indenture governing our senior secured notes restricts us from making cash distributions unless our fixed charge coverage ratio is at least 2.0 to 1.0 after giving pro forma effect to such distributions and such cash distributions do not exceed an amount equal to the aggregate net proceeds received by us (either as a result of capital contributions or from the sale of equity or certain debt securities) plus 50% of our consolidated net income (or less 100% of consolidated net loss), which is defined to exclude certain non-cash charges, such as net unrealized gains or losses from hedging obligations and impairment charges, accrued on a cumulative basis, plus certain other items. Our revolving credit facility generally restricts our ability to make cash distributions if (a) we fail to have excess availability under the facility at least equal to the greater of (1) 25% of the lesser of (x) the $300 million commitment amount and (y) the then applicable borrowing base and (2) $37.5 million or (b) we fail to maintain a fixed charge coverage ratio after giving pro forma effect to such distributions of at least 1.1 to 1.0.

As of December 31, 2011 and March 31, 2012, our restricted payments basket under the indenture was equal to approximately $61.4 million and $59.2 million, respectively. On a pro forma basis for this offering, the contribution of a portion of the proceeds of this offering to Northern Tier Energy LLC and the use of the proceeds of this offering, as of December 31, 2011 and March 31, 2012, our restricted payments basket under the indenture would have been equal to approximately $         million and $         million, respectively.

During the second quarter of 2012, we declared and paid a $40.0 million dividend to Northern Tier Holdings.

We use a variety of hedging instruments to enhance the stability of our cash flows. In general, we attempt to hedge risks related to the variability of our future cash flow and profitability resulting from changes in applicable commodity prices or interest rates so that we can maintain cash flows sufficient to meet debt service, required capital expenditures and similar requirements. See “—Quantitative and Qualitative Disclosures About Market Risk.” During the first quarter of 2012, we agreed to settle a portion of our existing derivative instruments ahead of their respective expiration dates and recognized a $44.6 million loss related to the early extinguishment. The cash payments for the settlement of these derivative instruments have been deferred and will begin to come due in December 2012. As of March 31, 2012, $7.9 million of this liability is included in current liabilities and $36.7 million is included in non-current liabilities with the final amount to be paid in December 2013.

Cash Flows

The following table sets forth our cash flows for the periods indicated:

	Predecessor		Successor
	Year Ended December 31, 2009	Eleven Months Ended November 30, 2010	June 23, 2010 (inception date) to December 31, 2010	Year Ended December 31, 2011	Three Months Ended March 31,
					2011	2012
	(In millions)
Net cash provided by (used in) operating activities	$129.4	$145.4	$—	$209.3	$94.3	$(54.8)
Net cash used in investing activities	(25.0)	(29.3)	(363.3)	(156.3)	(117.8)	(4.6)
Net cash provided by (used in) financing activities	(103.9)	(115.4)	436.1	(2.3)	—	—

Net increase (decrease) in cash and cash equivalents	0.5	0.7	72.8	50.7	(23.5)	(59.4)
Cash and cash equivalents at beginning of period	5.5	6.0	—	72.8	72.8	123.5

Cash and cash equivalents at end of period	$6.0	$6.7	$72.8	$123.5	$49.3	$64.1

Net Cash Provided By Operating Activities.    Net cash used by operating activities for the three months ended March 31, 2012 was $54.8 million. The most significant providers of cash were our operating income ($2.7 million) adjusted for non-cash adjustments, such as depreciation and amortization expense ($8.5 million) and non-cash contingent consideration loss ($65.7 million). Offsetting these impacts were realized losses from derivative activities ($52.9 million), increases in accounts receivable ($45.0 million) and decreases in accounts payable and accrued expenses ($23.5 million).

Net cash provided by operating activities for the three months ended March 31, 2011 was $94.3 million. The most significant providers of cash were operating income ($100.7 million) adjusted for non-cash adjustments, such as depreciation and amortization ($7.3 million) and contingent consideration income ($31.8 million). Additionally, cash was provided by reduced accounts receivables ($18.5 million) and other current assets ($19.9 million) and increased accounts payable and accrued expenses ($81.0 million). Offsetting these sources of cash were realized losses from derivative activities ($52.2 million) and increased inventory ($40.0 million).

Net cash provided by operating activities for the year ended December 31, 2011 was $209.3 million. The most significant providers of cash were our net earnings ($28.3 million) adjusted for non-cash adjustments, such as depreciation and amortization expense ($29.5 million), unrealized losses from derivative activities ($41.9 million) and non-cash contingent consideration income ($55.8 million). Additionally, cash was provided by decreases in accounts receivable ($18.3 million) and increases in accounts payable and accrued expenses ($146.4 million).

Net cash used in operating activities for the 2010 Successor Period was less than $0.1 million. The most significant providers of cash were net earnings ($24.8 million) and adjustments to reconcile net earnings to net cash provided from operating activities, such as depreciation and amortization ($2.2 million), unrealized losses from derivative activities ($27.1 million), changes in inventories ($38.6 million) and changes in accounts payable and accrued expenses ($86.4 million). These increases in cash were offset by a net cash outflow from changes in current receivables ($100.2 million), changes in other current assets ($27.7 million) and an adjustment for non-cash bargain purchase gain ($51.4 million).

Net cash provided by operating for the eleven months ended November 30, 2010 was $145.4 million. The most significant providers of cash were net earnings ($61.0 million) and adjustments to reconcile net earnings to net cash provided from operating activities, such as depreciation and amortization ($37.3 million), unrealized losses from derivative activities ($40.9 million) and changes in accounts payable and accrued expenses ($23.8 million). These increases in cash were partially offset by a net cash outflow from changes in current receivables ($17.5 million).

Net cash provided by operating activities for the fiscal year ended December 31, 2009 was $129.4 million. The most significant providers of cash were our net earnings ($54.7 million) and adjustments to reconcile net earnings to net cash provided from operating activities, such as depreciation and amortization ($40.2 million) and changes in current accounts payable and accrued expenses ($31.2 million) and receivables from/payables to related parties ($23.8 million). These increases in cash were partially offset by a net cash outflow from changes in accounts receivables ($14.7 million) and inventories ($6.8 million).

Changes in accounts payable and receivable and accrued expenses described above primarily relate to the changes in our total revenue, costs and expenses for such period discussed above under “Results of Operations.” Other factors affecting these changes were not material.

Net Cash Used In Investing Activities.    Net cash used in investing activities for the three months ended March 31, 2012 was $4.6 million, relating primarily to capital expenditures ($5.4 million) offset by return of capital on our equity and cost basis investments ($0.8 million).

Net cash used in investing activities for the three months ended March 31, 2011 was $117.8 million, relating primarily to capital expenditures ($6.0 million) and cash paid to Marathon Oil as part of the Marathon Acquisition ($112.8 million).

Net cash used in investing activities for the year ended December 31, 2011 was $156.3 million, relating primarily to capital expenditures ($45.9 million) and cash paid to Marathon Oil with respect to a payable related to crude oil inventory purchased as part of Marathon Acquisition ($112.8 million). Capital spending for the year ended December 31, 2011 primarily included a multi-year boiler replacement project at the refinery, safety related enhancements and facility improvements at the refinery and the implementation of our new information and accounting systems.

Net cash used in investing activities for the 2010 Successor Period was $363.3 million, primarily relating to net cash paid for the Marathon Acquisition ($360.8 million).

Net cash used in investing activities for the eleven months ended November 30, 2010 was $29.3 million, primarily relating to capital expenditures ($29.8 million). Capital spending for the eleven months ended November 30, 2010 primarily included ongoing expenditures related to the revamp of the No. 2 crude unit, the multi-year boiler replacement project at the refinery, safety related enhancements and facility improvements at the refinery.

Net cash used in investing activities for the year ended December 31, 2009 was $25.0 million, primarily relating to capital expenditures ($29.0 million), partially offset by the return of capital on our cost method investment ($3.3 million). Capital spending for 2009 included ongoing expenditures related to the revamp of the No. 2 crude unit, the multi-year boiler replacement project at the refinery, safety related enhancements and facility improvements.

Net Cash Provided By (Used In) Financing Activities.    Net cash used in financing activities was $2.3 million for the year ended December 31, 2011, representing tax distributions to Northern Tier Holdings, LLC. Net cash from financing activities for the 2010 Successor Period were $436.1 million representing borrowing from our senior secured notes ($290.0 million) and investments from members ($180.2 million) offset by financing costs related to the establishment of our credit facilities ($34.1 million). Net cash used in financing activities for the eleven months ended November 30, 2010 and the year ended December 31, 2009 were $115.4 million and $103.9 million, respectively, each representing net distributions to Marathon.

Working Capital

Working capital at March 31, 2012 was negative $25.3 million, consisting of $413.8 million in total current assets and $439.1 million in total current liabilities. The working capital at March 31, 2012 was impacted by the short-term derivative liability for unrealized losses of $185.5 million related to our crack spread risk management program. It is expected that these unrealized losses will be offset by future margin improvements that will be realized from sales of refined products at improved crack spreads over the next two years.

Working capital at December 31, 2011 was $77.4 million, consisting of $425.0 million in total current assets and $347.6 million in total current liabilities. The working capital at December 31, 2011 was impacted by the short-term derivative liability for unrealized losses of $109.9 million related to our crack spread risk management program. The offsetting benefits related to these unrealized losses should be realized over future periods as improved crack spread margins are realized. Working capital at December 31, 2010 was $108.6 million, consisting of $358.1 million in total current assets and $249.5 million in total current liabilities.

At the closing of the Marathon Acquisition, we entered into a crude oil and supply and logistics agreement with JPM CCC pursuant to which JPM CCC assists us in the purchase of the crude oil requirements of our refinery and provides transportation and other logistical services for delivery of the crude oil to our storage tanks at Cottage Grove, Minnesota, which are approximately two miles from our refinery. In March 2012, we amended and restated the crude oil supply and logistics agreement with JPM CCC. Upon delivery of the crude oil to us we pay JPM CCC the price of the crude oil plus certain agreed fees and expenses. We believe this crude oil supply and logistics agreement significantly reduces our crude inventories and allows us to take title to and price our crude oil at the refinery, as opposed to the crude oil origination point, reducing the time we are exposed to market fluctuations before the finished product output is sold.

Acquisition Financing

We financed the Marathon Acquisition through a combination of capital contributions from ACON Refining, TPG Refining, and certain members of our senior management, the issuance of an $80 million noncontrolling preferred membership interest to Marathon, the issuance of $290 million in notes and through certain third-party transactions. See “—Comparability of Historical Results.”

Capital Spending

Capital spending was $5.4 million for the three months ended March 31, 2012, which primarily included safety related enhancements and facility improvements at the refinery and the implementation of our new information and accounting systems. We currently expect to spend approximately $40 million in capital expenditures during 2012.

Capital spending for the year ended December 31, 2011 primarily included a multi-year boiler replacement project at the refinery, safety related enhancements and facility improvements at the refinery and the implementation of our new information and accounting systems. We completed a multi-year boiler replacement project, which entailed $19.9 million of capital expenditures over the project life, $12.7 million during the period from 2008 through November 30, 2010 and $7.2 million during the period from December 1, 2010 through December 31, 2011.

Contractual Obligations and Commitments

We have the following contractual obligations and commitments as of December 31, 2011:

	Payments Due by Period
	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years	Total
	(in millions)
Long-term debt(a)	$32.3	$64.7	$62.8	$320.5	$480.3
Lease obligations(b)	22.2	43.6	42.1	180.3	288.2
Capital expenditures(c)	1.4	—	—	—	1.4
Environmental remediation costs	4.2	1.5	1.0	1.9	8.6

(a)	Long-term debt represents (i) the repayment of the $290 million of notes at their 2017 maturity date, (ii) cash interest payments for the notes through the 2017 maturity date and (iii) commitment fees of 0.625% on an assumed $300 million undrawn balance under our revolving credit facility with a maturity date of 2015.
(b)	Lease obligations represent payments for a variety of facilities and equipment under lease, including existing real property leases and payments pursuant to our lease arrangement with Realty Income, office equipment and vehicles, as well as rail tracks for storage of rail tank cars near the refinery and numerous rail tank cars.
(c)	Capital expenditures represent our contractual commitments to acquire property, plant and equipment.

Off-Balance Sheet Arrangements

Historically we have not had any off-balance sheet arrangements. In connection with the closing of the Marathon Acquisition, we entered into a lease arrangement with Realty Income, pursuant to which we leased 135 SuperAmerica convenience stores and one support facility over a 15-year initial term at an aggregate annual rent fixed for five years at an annual rate of $20.3 million, with consumer price index-based rent increases thereafter. For more information on the sale-leaseback arrangement, see “—Comparability of Historical Results.”

Description of Our Indebtedness

Senior Secured Asset-Based Revolving Credit Facility

Summarized below are the principal terms of our revolving credit facility. This summary is not a description of all of the terms of such indebtedness and is qualified in its entirety by reference to our credit facility, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

At the closing of the Marathon Acquisition, we and certain of our subsidiaries (the “ABL Borrowers”) entered into an asset-backed lending facility with JP Morgan Chase Bank, N.A. as administrative agent and collateral agent (the “ABL Agent”), Bank of America, N.A., as syndication agent, and lenders party thereto. Our revolving credit facility provides for revolving credit financing through December 1, 2015 in an aggregate principal amount of up to $300 million (of which $150 million may be utilized for the issuance of letters of credit and up to $30 million may be short-term borrowings upon same-day notice, referred to as swingline loans) and may be increased up to a maximum aggregate principal amount of $400 million, subject to borrowing base availability and lender approval. Availability under our revolving credit facility at any time will be the lesser of (a) the aggregate commitments under our revolving credit facility and (b) the borrowing base, less any outstanding borrowings and letters of credit. The borrowing base is calculated based on a percentage of eligible accounts receivable, petroleum inventory and other assets.

Borrowings under our revolving credit facility bear interest, at our option, at either (a) an alternative base rate, plus an applicable margin (ranging between 1.75% and 2.25%) or (b) a LIBOR rate plus an applicable margin (ranging between 2.75% and 3.25%). The alternative base rate is the greater of (a) the prime rate, (b) the Federal Funds Effective rate plus 50 basis points, or (c) one-month LIBOR rate plus 100 basis points and a spread of up to 225 basis points based upon percentage utilization of this facility. In addition to paying interest on outstanding borrowings, we are also required to pay an annual commitment fee ranging from 0.375% to 0.625% and letter of credit fees.

As of December 31, 2011 and the three months ended March 31, 2012, the availability under our revolving credit facility was $108.0 million and $156.7 million respectively. This availability is net of $61.6 million in outstanding letters of credit. We had no borrowings under our revolving credit facility at either December 31, 2011 or March 31, 2012.

In order to borrow under our revolving credit facility, if the amount available under our revolving credit facility is less than the greater of (i) 15% of the lesser of (x) the $300 million commitment amount and (y) the then-applicable borrowing base and (ii) $22.5 million, the ABL Borrowers must comply with a minimum fixed charge coverage ratio of at least 1.0 to 1.0. As of December 31, 2011, the fixed charge coverage ratio was 1.2 to 1.0.

Our revolving credit facility contains a negative covenant restricting the ABL Borrowers’ ability to incur additional debt, subject to certain exceptions, including, but not limited to, the following:

•	indebtedness existing under our revolving credit facility or that was existing as of December 1, 2010, as set forth in our revolving credit facility;

•

intercompany indebtedness, provided that such indebtedness would be permitted as an investment under our revolving credit facility, such indebtedness is evidenced by an intercompany note in the specified form or such indebtedness was in existence as of December 1, 2010 and such indebtedness is evidenced by an intercompany note;

•	certain guarantees by the ABL Borrowers and their affiliates;

•

indebtedness incurred exclusively to finance the acquisition, lease, construction, repair, renovations, replacement, expansion or improvement of any fixed or capital assets or otherwise incurred in respect of capital expenditures, not to exceed the greater of (i) $20 million and (ii) 2.5% of the ABL Borrowers’ total assets (in each case determined as of the date of incurrence);

•	the extension, refinancing, refunding, replacement or renewal of any permitted indebtedness, subject to certain exceptions, as described in our revolving credit facility;

•

indebtedness incurred by us, or any of our subsidiaries, with respect to letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, provided that upon the drawing of such letters of credit or the incurrence of such indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

•

indebtedness of an entity that becomes a subsidiary after December 1, 2010 and indebtedness acquired or assumed in connection with acquisitions permitted under our revolving credit facility, so long as (i) such indebtedness exists at the time such entity becomes a subsidiary or at the time of such permitted acquisition and is not created in contemplation of or in connection with a permitted acquisition and (ii) such indebtedness is not guaranteed by us or our subsidiaries;

•

indebtedness of any of our subsidiaries issued or incurred to finance acquisitions permitted under our revolving credit facility, subject to certain exceptions as described in our revolving credit facility;

•	indebtedness and guarantees with respect to the 10.5% senior secured notes in an aggregate principal amount that is not in excess of $290 million;

•	other indebtedness in an aggregate principal amount not exceeding $50 million; and

•

unsecured subordinated indebtedness of ours or any subsidiary and any other unsecured indebtedness so long as at the time of any such incurrence and after giving pro forma effect to such incurrence, there is excess availability under our revolving credit facility equal to or in excess of the greater of (a) 17.5% of the lesser of (x) the revolving credit commitment under our revolving credit facility and (y) the borrowing base under our revolving credit facility and (B) $26.25 million.

In addition, our revolving credit facility contains negative covenants that restrict the ABL Borrowers ability to, among other things, incur certain additional debt, grant certain liens, enter into certain guarantees, enter into certain mergers, make certain loans and investments, dispose of certain assets, prepay certain debt, make cash distributions, modify certain material agreements or organizational documents, or change the business we conduct.

Our revolving credit facility also contains certain customary representations and warranties, affirmative covenants and events of default. Events of default include, among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting our revolving credit facility to be in full force and effect, and change of control. If such an event of default occurs, the lenders under our revolving credit facility would be entitled to take various actions, including the acceleration of amounts due under our revolving credit facility and all actions permitted to be taken by a secured creditor.

Senior Secured Notes

Summarized below are the principal terms of our 10.5% senior secured notes due 2017. This summary is not a description of all of the terms of such indebtedness and is qualified in its entirety by reference to the indenture governing the terms of the notes, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

In December 2010, in connection with the consummation of the Marathon Acquisition, we (the “Issuer”) and Northern Tier Finance Corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”) privately placed $290 million in aggregate principal amount of our 10.50% senior secured notes due 2017, which we refer to as the senior secured notes. The proceeds from the offering of senior secured notes were used as part of the financing for the Marathon Acquisition. Deutsche Bank Trust Company Americas acts as trustee for the senior secured notes.

The senior secured notes are guaranteed, jointly and severally, on a senior secured basis, by all of our existing and future direct and indirect subsidiaries that borrow under, or guarantee, any obligation under our revolving credit facility, or that guarantee our indebtedness or the indebtedness of another subsidiary and any other material wholly-owned domestic subsidiaries. The senior secured notes and the note guarantees are secured, subject to permitted liens, by (a) a first-priority security interest in substantially all present and hereinafter acquired tangible and intangible assets of the Issuers and each of the subsidiary guarantors in which liens have been granted in relation to the 10.5% senior secured notes due 2017 (other than those items described in clause (b) below), and (b) a second-priority security interest in the (i) inventory, (ii) accounts receivable, (iii) investment property, general intangibles (excluding trademarks, trade names and other intellectual property), documents, instruments, deposit accounts and other bank and securities accounts (with certain exceptions), and cash and cash equivalents, in each case, relating to the items in clauses (i) and (ii), (iv) all books and records relating to the items in subclauses (i), (ii), and (iii), (v) all proceeds of or supporting obligation relating to the foregoing, and (vi) certain other related assets, in each case owned or hereinafter acquired by the issuers and each of the subsidiary guarantors.

The senior secured notes are the Issuers’ general senior secured obligations that are effectively subordinated to the Issuers’ obligations under our revolving credit facility, structurally subordinated to any existing and future indebtedness and claims of holders of preferred stock and other liabilities of the Issuers’ direct or indirect subsidiaries that are not guarantors of the notes (other than Northern Tier Finance Corporation), and pari passu in right of payment with all of the Issuers’ existing and future indebtedness that is not subordinated. The notes rank effectively senior to all of the Issuers’ existing and future unsecured indebtedness to the extent of the value of the collateral, effectively equal to the obligations under certain hedge agreements and any future indebtedness which is permitted to be secured on a pari passu basis with the notes to the extent of the value of the collateral and senior in right of payment to any future subordinated indebtedness of the Issuers.

At any time and from time to time prior to December 1, 2013, but not more than once in any twelve-month period commencing on December 1, 2010, the Issuers may redeem in such twelve-month period up to 10% of the aggregate principal amount of notes issued under the indenture (together with any additional notes) at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date.

At any time prior to December 1, 2013, the Issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of notes issued under the indenture (together with any additional notes) at a redemption price of 110.50% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date, with all or a portion of the net cash proceeds of one or more qualified equity offerings; provided that (1) at least 65% of the aggregate principal amount of notes issued under the indenture (including any additional notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Issuers and their subsidiaries); and (2) the redemption must occur within 90 days of the date of the closing of such qualified equity offering.

At any time prior to December 1, 2013, the Issuers may, on any one or more occasions, redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus an applicable make-whole premium as of, and accrued and unpaid interest to, but excluding, the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at the Issuers’ option prior to December 1, 2013.

On or after December 1, 2013, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning on December 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2013	107.875%
2014	105.250%
2015	102.625%
2016 and thereafter	100.000%

The indenture governing the senior secured notes contains certain covenants that, among other things, limit the ability of our and certain of our subsidiaries to, subject to certain exceptions:

•

incur, assume or guarantee additional debt or issue redeemable stock and preferred stock if our fixed charge coverage ratio, after giving effect to the issuance, assumption or guarantee of such additional debt or the issuance of such redeemable stock or preferred stock, for the immediately preceding quarter would have been less than 2.0 to 1.0, determined on a pro forma basis;

•	declare or pay dividends on or make any other payment or distribution on account of our or any of our restricted subsidiaries’ equity interests;

•	make any payment with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value our equity interests;

•	purchase, repurchase, redeem, defease or otherwise acquire or retire for value or give any irrevocable notice of redemption with respect to certain subordinated debt;

•	make certain restricted investments;

•	make loans or advances, or sell, lease or transfer any of our property or assets;

•	merge, consolidate, lease or sell substantially all of our assets;

•	create, incur, assume or otherwise cause or suffer to exist or become effective any lien;

•	conduct any business or enter into or permit to exist any contract or transaction with any affiliate involving aggregate payments or consideration in excess of $5.0 million;

•	suffer a change of control;

•	enter into new lines of business; and

•	enter into agreements that restrict distributions from certain subsidiaries.

The senior secured notes also provide for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such notes to become or to be declared to be due and payable.

Inflation

Inflation in the United States has been relatively low in recent years and did not have a material impact on our results of operations for the year ended December 31, 2009, the eleven months ended November 30, 2010, the 2010 Successor Period and the year ended December 31, 2011. Although the impact of inflation has been insignificant in recent years, it is still a factor in the United States economy.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our consolidated financial statements. We provide expanded discussion of our more significant accounting policies, estimates and judgments below. We believe these accounting policies reflect our more significant estimates and assumptions used in preparation of our consolidated financial statements. See Note 2 to our audited financial statements for a discussion of additional accounting policies and estimates made by management.

Contingent Consideration and Margin Support Arrangements

We entered into a contingent consideration agreement with Marathon as part of the Marathon Acquisition. This agreement would have required us to make earn-out payments to Marathon if the Agreement Adjusted EBITDA exceeded $165 million, less, among other things, any rental expense accrued pursuant to the sale-leaseback arrangement with Realty Income, during any year in each of the eight years following the Marathon Acquisition. Agreement Adjusted EBITDA adjusts for, among other items, (i) any unrealized gains or losses relating to derivative activities, (ii) any gains or losses generated by the liquidation of any LIFO inventory layers, (iii) any losses related to lower of cost or market inventory adjustments, and (iv) any gains on the sale of property, plant or equipment and certain other assets. Specifically, we would have been required to pay Marathon 40% of the amount by which Agreement Adjusted EBITDA exceeded the specified threshold, not to exceed $125 million over the eight years following the Marathon Acquisition. For the year ended December 31, 2011, we were not required to make any earn-out payment under the agreement. The Marathon Acquisition agreements also include a margin support component that would have required Marathon to pay us up to $30 million per year to the extent the Agreement Adjusted EBITDA had been $145 million, less, among other things, any rental expense accrued pursuant to the sale-leaseback arrangement with Realty Income, in either of the twelve-month periods ending November 30, 2011 or 2012 up to a maximum of $60 million. Any such payments made by Marathon would have increased the amount that we would have been required to pay Marathon over the earn-out period. Subsequent fair value adjustments to these collective contingent consideration arrangements (earn-out arrangement and margin support arrangement) would have been recorded in the statement of operations based on quarterly remeasurements. These subsequent fair value adjustments would have been made based on our estimates of the Agreement Adjusted EBITDA expected over the earn-out period. As such, there are inherent risks related to the accuracy of such estimates. See Note 13 to our audited financial statements for further information on our fair value measurements.

As of March 31, 2012, we recorded a receivable of $30 million relating to the margin support component of the contingent consideration arrangement for the twelve months ended November 30, 2011. Marathon has disputed approximately $12 million of this amount. In connection with the resolution of this dispute, we entered into a settlement agreement with Marathon on May 4, 2012. Under the terms of this settlement agreement, Marathon will receive $40 million of the net proceeds from this offering, and Northern Tier Holdings will redeem Marathon’s existing preferred interest with a portion of the net proceeds from this offering and issue Marathon a new $45 million preferred interest in Northern Tier Holdings, in consideration for relinquishing all claims with respect to earn-out payments under the contingent consideration agreement. We have also agreed, pursuant to the settlement agreement, to relinquish all claims to margin support payments under the contingent consideration agreement. The settlement agreement is contingent upon the consummation of this offering.

At March 31, 2012, in addition to the $30 million receivable discussed above, we had recorded at fair value, an asset of $2.8 million related to the margin support component for the twelve months ended November 30, 2012 and a liability of $79.2 million related to the earn-out component. Upon the consummation of this offering, we will reverse any amounts recorded for the margin support and earn-out arrangements and record a liability of $85 million.

Investment in the Minnesota Pipe Line Company and MPL Investments

Our 17% common interest in the Minnesota Pipe Line Company is accounted for using the equity method of accounting and carried at our share of net assets in accordance with the Financial Accounting Standards Board, or the FASB, Accounting Standards Codification paragraph 323-30-35-3. Income from equity method investment represents our proportionate share of net (loss) earnings attributed to common owners generated by the Minnesota Pipe Line Company.

The equity method investment is assessed for impairment whenever changes in the facts and circumstances indicate a loss in value has occurred. When the loss is deemed to be other than temporary, the carrying value of the equity method investment is written down to fair value, and the amount of the write-down is included in net (loss) earnings.

The investment in MPL Investments, over which we do not have significant influence and whose stock does not have a readily determinable fair value, is carried at cost. MPL Investments owns all of the preferred membership units of the Minnesota Pipe Line Company. Dividends received from MPL Investments are recorded as return of capital from cost method investment and in other income.

Inventories

Inventories are carried at the lower of cost or net realizable value. Cost of inventories is determined primarily under the LIFO method. However, we maintain other inventories in the retail segment whose cost is primarily determined using the first-in, first-out (“FIFO”) method. The refining segment has a LIFO pool for crude oil and refinery feedstocks and a separate LIFO pool for refined products. The retail segment has a LIFO pool for refined products for inventory held by the retail stores.

Intangible Assets

Intangible assets primarily include a retail marketing trade name, franchise agreements, refinery licensed technology agreements and refinery permits and plans. The marketing trade name has an indefinite life and therefore is not amortized, but rather is tested for impairment annually and when events or changes in circumstances indicate that the fair value of the intangible asset has been reduced below carrying value. The other intangibles are amortized on a straight-line basis over the expected remaining lives of the related contracts, as applicable, which range from 8 to 15 years. Amortized intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected undiscounted future cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset.

Major Maintenance Activities

We incur costs for planned major refinery maintenance, referred to as “turnarounds.” These types of costs include contractor repair services, materials and supplies, equipment rentals and labor costs. Such costs are expensed in the period incurred.

Environmental Costs

Environmental expenditures are capitalized if the costs mitigate or prevent future contamination or if the costs improve environmental safety or efficiency of the existing assets. We provide for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. The timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure and are discounted when the estimated amounts are reasonably fixed and determinable. If recoveries of remediation costs from third parties are probable, a receivable is recorded and is discounted when the estimated amount is reasonably fixed and determinable.

Asset Retirement Obligations

The fair value of asset retirement obligations is recognized in the period in which the obligations are incurred if a reasonable estimate of fair value can be made. Conditional asset retirement obligations for removal and disposal of fire-retardant material from certain refining assets and asset retirement obligations for the removal of underground storage tanks from leased convenient stores have been recognized. The amounts recorded for such obligations are based on the most probable current cost projections. Asset retirement obligations have not been recognized for the removal of materials and equipment from or the closure of certain refinery, pipeline, terminal and retail marketing assets because the fair value cannot be reasonably estimated since the settlement dates of the obligations are indeterminable.

Current inflation rates and credit-adjusted-risk-free interest rates are used to estimate the fair value of asset retirement obligations. Depreciation of capitalized asset retirement costs and accretion of asset retirement obligations are recorded over time. Depreciation is determined on a straight-line basis, while accretion escalates over the lives of the assets.

Derivative Financial Instruments

We are exposed to earnings and cash flow volatility based on the timing and change in refined product prices versus crude oil prices. To manage these risks, we use derivative instruments associated with the purchase or sale of crude oil and refined products. Crack spread option contracts are used to hedge the volatility of refining margins. We also may use futures contracts to manage price risks associated with inventory quantities above or below target levels. We have not designated any derivative instruments as hedges for accounting purposes and we do not enter into derivative contracts for speculative purposes. All derivative instruments are recorded in the consolidated balance sheet at fair value and are classified depending on the maturity date of the underlying contracts. Changes in the fair value of its contracts are accounted for by marking them to market and recognizing any resulting gains or losses in its statements of operations. These gains or losses are reported within operating activities on the consolidated statement of cash flows.

Income Taxes

Subsequent to the Marathon Acquisition, we are structured as limited liability companies and are therefore pass-through entities for federal income tax purposes. As a result, we do not incur federal income taxes. Prior to the Marathon Acquisition, our taxable income was historically included in the consolidated U.S. federal income tax returns of Marathon and also in a number of state income tax returns, which were filed as consolidated returns.

Prior to the Marathon Acquisition, the provision for income taxes was computed as if we were a standalone tax-paying entity and as if we paid the amount of our current federal and state tax liabilities to Marathon in each period. As such, the accrual and payment of the current federal and state tax liabilities is recorded within the net investment in the combined financial statements in the period incurred.

Prior to the Marathon Acquisition, deferred tax assets and liabilities were recognized based on temporary differences between the financial statement carrying amounts of our assets and liabilities and their tax bases as reported in Marathon’s tax filings with the respective taxing authorities. The realization of deferred tax assets was assessed periodically based on several interrelated factors. These factors included the expectation to generate sufficient future taxable income in order to utilize tax credits and operating loss carry-forwards.

For more information, see Note 5 to our audited historical financial statements included elsewhere in this prospectus.

Recent Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS” (“ASU 2011-04”). ASU 2011-04 changes the terminology used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements to ensure consistency between U.S. GAAP and International Financial Reporting Standards (“IFRS”). ASU 2011-04 also expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This new guidance is to be applied prospectively. ASU 2011-04 will be effective for our quarterly and annual financial statements beginning with the first quarter of 2012. We believe that the adoption of this standard will not materially impact our consolidated financial statements because the guidance only provides for enhanced disclosure requirements.

On January 1, 2012, we adopted ASU No. 2011-05, “Comprehensive Income (ASC Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”), which amends current comprehensive income guidance. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of shareholders’ equity. Instead, we must report comprehensive income in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. Also effective January 1, 2012, we adopted ASU No. 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (“ASU 2011-12”). ASU 2011-12 defers the effectiveness for the requirement to present on the face of our financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income.

In December 2011, the FASB issued ASU No. 2011-11, “Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). ASU 2011-11 retains the existing offsetting requirements and enhances the disclosure requirements to allow investors to better compare financial statements prepared under U.S. GAAP with those prepared under IFRS. This new guidance is to be applied retrospectively. ASU 2011-11 will be effective for our quarterly and annual financial statements beginning with the first quarter of 2013. We believe that the adoption of ASU 2011-11 will not have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks, including changes in commodity prices and interest rates. We may use financial instruments such as puts, calls, swaps, forward agreements and other financial instruments to mitigate the effects of the identified risks. In general, we attempt to hedge risks related to the variability of our future cash flow and profitability resulting from changes in applicable commodity prices or interest rates so that we can maintain cash flows sufficient to meet debt service, required capital expenditures and similar requirements.

Commodity Price Risk

As a refiner of petroleum products, we have exposure to market pricing for products sold in the future. In order to realize value from our processing capacity, we must achieve a positive spread between the cost of raw materials and the value of finished products (i.e., refinery gross product margin or crack spread). The physical commodities that comprise our raw materials and finished goods are typically bought and sold at a spot or index price that can be highly variable. The timing, direction and overall change in refined product prices versus crude oil prices will impact profit margins and could have a significant impact on our earnings and cash flows. Assuming all other factors remained constant, a $1 per barrel change in our average refinery gross product margin, based on our 2011 average refinery throughput of 81,150 bpd, would result in a change of $29.6 million in our overall gross margin.

The prices of crude oil, refined products and other commodities are subject to fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors that are beyond our control. We monitor these risks and, where appropriate under our hedging policy, we will seek to reduce the volatility of our cash flows by hedging a significant and operationally reasonable volume of our gasoline and diesel production for a three-to-four year period on a rolling basis. We enter into hedging transactions designed to mitigate the impact of commodity price fluctuations on our business by locking in or fixing a percentage of the anticipated or planned gross margin in future periods. We will not enter into financial instruments for purposes of speculating on commodity prices. However, we may execute derivative financial instruments pursuant to our hedging policy that are not considered to be hedges within the applicable accounting guidelines.

In addition, the crude oil supply and logistics agreement with JPM CCC allows us to take title to, and price, our crude oil at the refinery, as opposed to the crude oil origination point, reducing the time we are exposed to market fluctuations before the finished refined products are sold. Furthermore, this agreement enables us to mitigate potential working capital fluctuations relating to crude oil price volatility.

Basis Risk

The effectiveness of our derivative strategies is dependent upon the correlation of the price index utilized for the hedging activity and the cash or spot price of the physical commodity for which price risk is being mitigated. Basis risk is a term we use to define that relationship. Basis risk can exist due to several factors, for example the location differences between the derivative instrument and the underlying physical commodity. Our selection of the appropriate index to utilize in a hedging strategy is a prime consideration in our basis risk exposure. In hedging NYMEX or U.S. Gulf Coast (or any other relevant benchmark) crack spreads, we experience location basis as the settlement price of NYMEX refined products (related more to New York Harbor cash markets) or U.S. Gulf Coast refined products (related more to U.S. Gulf Coast cash markets) may be different than the prices of refined products in our Upper Great Plains pricing area. The risk associated with not hedging the basis when using NYMEX or U.S. Gulf Coast forward contracts to fix future margins is if the crack spread increases based on prices traded on NYMEX or U.S. Gulf Coast while pricing in our market remains flat or decreases, then we would be in a position to lose money on the derivative position while not earning an offsetting additional margin on the physical position based on the pricing in our market.

Commodities Price and Basis Risk Management Activities

We have entered into the hedge agreements that govern all cash-settled commodity transactions that we enter into with J. Aron & Company and Macquarie Bank Limited for the purpose of managing our risk with respect to the crack spread created by the purchase of crude oil for future delivery and the sale of refined petroleum products, including gasoline, diesel, jet fuel and heating fuel, for future delivery. Under the agreement, as market conditions permit, we have the capacity to hedge our crack spread risk with respect to significant percentages of the refinery’s projected monthly production of some or all of these refined products on a three-to-four-year rolling basis. As of March 31, 2012, we have hedged approximately 15 million barrels of future gasoline and diesel production under commodity derivatives contracts that are either exchange-traded contracts in the form of futures contracts or over-the-counter contracts in the form of commodity price swaps that reference benchmark indices such as NYMEX or U.S. Gulf Coast. Our hedge positions for 2011 and 2012 production were established at the time of the Marathon Acquisition, and our plan is to hedge a lesser amount of the production than we hedged at the time of the acquisition. Consequently, we plan to increase our exposure to the gross refining margins that we would realize at our refinery on an unhedged basis over time.

During the first quarter of 2012, we settled contracts covering approximately 3 million barrels of our remaining 2012 gasoline and diesel production and recognized a loss of approximately $45 million. Our required payment of the majority of the loss from these settled contracts has been deferred until 2013.

In addition, during the second quarter of 2012, we reset the price of our remaining contracts for the period of July 2012 through December 2012 and recognized a loss of approximately $92 million. We plan to use a portion of the net proceeds of this offering to settle this obligation. If this offering is not completed the loss from resetting the price of our derivative contracts will be paid to the counterparty on the same monthly schedule as the original contracts were scheduled to settle.

Our open positions at March 31, 2012 will expire at various times during the remainder of 2012 and 2013. We prepared a sensitivity analysis to estimate our exposure to market risk associated with our derivative instruments. This analysis may differ from actual results. Based on our open positions of 15 million barrels, a $1.00 per barrel change in quoted market prices of our derivative instruments, assuming all other factors remain constant, could change the fair value of our derivative instruments and our net (loss) earnings by approximately $15.0 million.

We may enter into additional futures derivatives contracts at times when we believe market conditions or other circumstances suggest that it is prudent to do so. Although we have historically been hedged at higher rates, we intend to hedge significantly less than what we hedged at the time of the Marathon Acquisition on an ongoing basis. We may use commodity derivatives contracts such as puts, calls, swaps, forward agreements and other financial instruments to mitigate the effects of the identified risks; however, it is our plan to hedge a lesser amount of production than we historically have, which will increase our exposure to the gross refining margins that we would realize at our refinery on an unhedged basis. Additionally, we may take advantage of opportunities to modify our derivative portfolio to change the percentage of our hedged refined product volumes when circumstances suggest that it is prudent to do so.

Interest Rate Risk

As of December 31, 2011 and March 31, 2012, the availability under our revolving credit facility was $108.0 million and $156.7 million, respectively. This availability is net of $61.6 million in outstanding letters of credit. We had no borrowings under our revolving credit facility at December 31, 2011 or at March 31, 2012. Borrowings under our revolving credit facility bear interest, at our election, at either an alternative base rate, plus an applicable margin (which ranges between 1.75% and 2.25% pursuant to a grid based on average excess availability) or a LIBOR rate, plus an applicable margin (which ranges between 2.75% and 3.25% pursuant to a grid based on average excess availability). See “—Liquidity and Capital Resources—Description of Our Indebtedness—Senior Secured Asset-Based Revolving Credit Facility.”

We have interest rate exposure on a portion of the cost of crude oil payable to JPM CCC for the crude oil inventory that they purchase for delivery to our refinery under the crude oil supply and logistics agreement. This exposure is offset with the credits we receive from JPM CCC for the trade terms granted by suppliers to them on crude oil purchases intended for our refinery. Our interest rate exposure is the spread between 3-months and 1-month LIBOR. A widening of the spread between these two rates may result in a higher cost of crude oil to us.

Credit Risk

We are subject to risk of losses resulting from nonpayment or nonperformance by our customers. We will continue to closely monitor the creditworthiness of customers to whom we grant credit and establish credit limits in accordance with our credit policy.

BUSINESS

Overview

We are an independent downstream energy company with refining, retail, and pipeline operations that serve the PADD II region of the United States. We operate our assets in two business segments: the refining business and the retail business. For the three months ended March 31, 2012, we had total revenues of approximately $1.0 billion, operating income of $2.7 million, a net loss of $193.6 million and Adjusted EBITDA of $81.5 million. For the year ended December 31, 2011, we had total revenues of $4.3 billion, operating income of $422.6 million, net earnings of $28.3 million and Adjusted EBITDA of $430.7 million. For a definition, and reconciliation, of Adjusted EBITDA to net earnings, see “Prospectus Summary—Summary Historical Condensed Consolidated Financial and Other Data.”

Refining Business

Our refining business primarily consists of a 74,000 bpd (84,500 barrels per stream day) refinery located in St. Paul Park, Minnesota. Our refinery has a Nelson complexity index of 11.5, which refers to the ability of a refinery to produce finished products based on its investment intensity and cost relative to other refineries. Our refinery’s complexity allows us to process a variety of light, heavy, sweet and sour crudes into higher value refined products.

We are one of only two refineries in Minnesota and one of four refineries in the Upper Great Plains area within the PADD II region. Our strategic location allows us direct access, primarily via the Minnesota Pipeline, to what we believe are abundant supplies of advantageously priced crude oils. Of the crude oil processed at our refinery in 2011 and in the first quarter of 2012, approximately 51% and 61%, respectively, was Canadian crude oil and the remainder was comprised of mostly light sweet crude oil from the Bakken Shale in North Dakota. Many of these crude oils have historically priced at a discount to NYMEX WTI. Further, over the past twelve months, NYMEX WTI has traded at an additional discount relative to waterborne crude oils such as Brent, which has contributed to strong refining margins at our St. Paul Park refinery.

We expect to continue to benefit from our access to these growing crude oil supplies. By 2025, according to the CAPP, total Canadian crude oil production is expected to grow to 4.7 million bpd from 2010 production of 2.8 million bpd. Crude oil production from the Bakken Shale in North Dakota has also increased significantly, growing from approximately 98,000 bpd in 2005 to approximately 558,000 bpd as of February 2012, and is expected to continue to grow due to improvements in unconventional resource production techniques.

Our location also allows us to distribute our refined products throughout the midwestern United States. Our refinery produces a broad slate of refined products including gasoline, diesel, jet fuel and asphalt, which are then marketed to resellers and consumers primarily in the PADD II region. Approximately 83% and 79% of our total refinery production for the three months ended March 31, 2012 and the year ended December 31, 2011, respectively, comprised higher value, light refined products, including gasoline and distillates.

We also own various storage and transportation assets, including a light products terminal, a heavy products terminal, storage tanks, rail loading/unloading facilities and a Mississippi river dock. Approximately 73% and 83% of our gasoline and diesel volumes for the three months ended March 31, 2012 and the year ended December 31, 2011, respectively, were sold via our light products terminal to our company-operated and franchised SuperAmerica branded convenience stores, Marathon branded convenience stores and other resellers. We have a contract with Marathon to supply substantially all of the gasoline and diesel requirements for 90 independently owned and operated Marathon branded convenience stores.

Our refining business also includes our 17% interest in the Minnesota Pipe Line Company, which owns and operates the Minnesota Pipeline, a 455,000 bpd crude oil pipeline system that transports crude oil (primarily from Western Canada and North Dakota) for approximately 300 miles from the Enbridge pipeline hub at Clearbrook, Minnesota to our refinery. The Minnesota Pipeline has historically transported the majority of the crude oil used and processed in our refinery.

Retail Business

As of March 31, 2012, our retail business operated 166 convenience stores under the SuperAmerica brand and also supported 67 franchised convenience stores, which are also operated under the SuperAmerica brand. These convenience stores are located primarily in Minnesota and Wisconsin and sell various grades of gasoline and diesel, tobacco products and immediately consumable items such as non-alcoholic beverages, beer, prepared food and a large variety of snacks and prepackaged items. Our refinery supplied substantially all of the gasoline and diesel sold in our company-operated and franchised convenience stores for the three months ended March 31, 2012 and the year ended December 31, 2011.

We also own and operate SuperMom’s Bakery, which prepares and distributes baked goods and other prepared food items for sale in our company-operated and franchised convenience stores and other third party locations.

Refining Industry Overview

Crude oil refining is the process of separating the hydrocarbons present in crude oil for the purpose of converting them into marketable finished, or refined, petroleum products such as gasoline, diesel, jet fuel, asphalt and other products. Refining is primarily a margin-based business where both the feedstock (primarily crude oil) and the refined products are commodities with fluctuating prices. In order to increase profitability, it is important for a refinery to maximize the yields of high value finished products and to minimize the costs of feedstock and operating expenses.

According to the EIA, as of January 1, 2011, there were 137 oil refineries operating in the United States, with the 15 smallest each having a refining capacity of 14,000 bpd or less, and the 10 largest having capacities ranging from 330,000 bpd to 560,640 bpd.

High capital costs, historical excess capacity and environmental regulatory requirements have limited the construction of new refineries in the United States over the past 30 years. According to the EIA, domestic operating refining capacity has increased approximately 5% between January 1982 and January 2011 from 16.1 million bpd to 16.9 million bpd. Much of this increase in capacity is generally the result of efficiency measures and moderate expansions at various refineries, known as “capacity creep,” but some significant expansions at existing refineries have occurred as well. During this same time period, more than 110 generally smaller and less efficient refineries that had limited access to a wide variety of crude oils or were unable to profitably process feedstock into a marketable product mix were closed.

According to the EIA, total demand for refined products in PADD II, which is the region in which we operate, has represented approximately 26% of total U.S. refined products demand from 2006 to 2010. Within PADD II, refined product production capacity is currently insufficient to meet demand. For example, according to the EIA, due to product supply shortfalls within PADD II, net receipts of gasoline, distillate and jet fuel/kerosene from domestic sources outside of PADD II comprised approximately 19%, 17% and 16%, respectively, of demand for these products. Refining capacity in the PADD II region has decreased approximately 3% between January 1982 and January 2011 from approximately

3.8 million bpd to approximately 3.6 million bpd, while more than 25 refineries in the PADD II region have ceased operations. The refined product volumes that are necessary to satisfy the demand in excess of PADD II production are primarily sourced from domestic refineries located outside of PADD II, specifically from the U.S. Gulf Coast.

The following tables illustrate the balance of certain refined products in PADD II from 2005 – 2010:

PADD II Gasoline Balance (mbpd)

	2005	2006	2007	2008	2009	2010
Production by Refineries Within PADD II	1,816	1,796	1,769	1,713	1,778	1,807
Net Receipts of Products from Domestic Sources Outside PADD II	673	691	673	594	550	482
Ethanol	136	138	179	243	222	231
Exports to Non-U.S. Sources	0	2	11	19	1	5
Imports from Non-U.S. Sources	2	1	2	1	1	3
Other	(1)	1	(15)	(26)	(17)	(2)

Total	2,626	2,629	2,619	2,544	2,535	2,526

PADD II Distillate Balance (mbpd)

	2005	2006	2007	2008	2009	2010
Production by Refineries Within PADD II	908	914	927	987	898	963
Net Receipts of Products from Domestic Sources Outside PADD II	344	332	336	249	180	195
Exports to Non-U.S. Sources	(9)	(2)	(6)	(12)	(6)	(3)
Imports from Non-U.S. Sources	4	6	6	5	4	6
Other	2	5	(8)	(7)	1	1

Total	1,249	1,255	1,255	1,222	1,077	1,162

PADD II Jet Fuel/Kerosene Balance (mbpd)

	2005	2006	2007	2008	2009	2010
Production by Refineries Within PADD II	230	220	202	209	208	219
Net Receipts of Products from Domestic Sources Outside PADD II	145	119	115	74	49	41
Exports to Non-U.S. Sources	(1)	(4)	(7)	(10)	(5)	(4)
Imports from Non-U.S. Sources	0	0	0	0	0
Other	(3)	2	1	2	(4)	(1)

Total	371	337	311	275	248	255

Source: EIA; see “Market and Industry Data and Forecasts.”

Our Business Strategy

The primary components of our business strategy are:

•	Make Distributions Equal to the Available Cash We Generate Each Quarter. The board of directors of our general partner will adopt a policy under which distributions for each quarter will equal the amount of available cash (as described in “Distribution Policy and Restrictions on Distributions”) we generate each quarter. We do not intend to maintain excess distribution coverage in order to stabilize our quarterly distributions or to otherwise reserve cash for future distribution rights. In addition, our general partner has a non-economic interest and no incentive distribution rights, and accordingly, our unitholders will receive 100% of our cash distributions. See “Distribution Policy and Restrictions on Distributions.”

•	Focus on Growth Opportunities. We intend to pursue opportunities to grow our business both organically and through acquisitions within the refining, logistics and retail marketing industries.

•

Organic Growth Projects.    We plan to continue to make investments to enhance the operating flexibility of our refinery, to improve our crude oil sourcing advantage and to grow our retail business. We intend to pursue organic growth projects at the refinery to improve the yield of light products we produce and the efficiency of our operations, which we believe should improve profitability. We also plan to make investments in logistics operations, including trucking, terminal and pipeline facilities, to enhance our crude oil sourcing flexibility and to reduce related crude oil purchasing and delivery costs. We also intend to invest in the growth of our retail business with the ultimate objective of having a dedicated outlet for all of our refinery’s gasoline production. We believe that this retail strategy should allow our refinery to reduce its reliance on the wholesale market, improve the capacity utilization of our refinery and increase our profitability.

•

Evaluate Accretive Acquisition Opportunities.    We will selectively pursue accretive acquisitions within our refining and retail business segments, both in our existing areas of operations as well as in new geographic regions that would diversify our operating footprint. In evaluating acquisitions within the refining industry, we will consider, among other factors, sustainable financial performance of the targeted assets through the refining cycle, access to advantageous sources of crude oil supplies, attractive demand and supply market fundamentals, access to distribution and logistics infrastructure, and potential operating synergies.

•

Focus on Optimizing Crude Oil Supply.    We are focused on optimizing our crude oil purchases for our refining operations and minimizing our crude oil feedstock costs. Our strategic location and the refinery’s complexity allow us to receive and process a variety of light, heavy, sweet and sour crude oils from Western Canada and the United States, many of which have historically priced at a discount to the NYMEX WTI price benchmark.

•

Maintain Significant Liquidity in Our Business.    We benefit from a number of sources of liquidity that provide us with financial flexibility during periods of volatile commodity prices, including cash on hand, our $300 million revolving credit facility, trade credit from our crude oil supplies and other mechanisms. For example, in December 2010, we entered into a crude oil supply and logistics agreement with JPM CCC, which was amended in March 2012, to supply our refinery’s crude oil feedstock requirements, which helps reduce the amount of working capital required in our refinery operations. We manage our operations prudently with a focus on maintaining sufficient liquidity to meet unforeseen capital needs. On a pro forma basis for this offering, as of March 31, 2012, we estimate that we would have had approximately $           million of available liquidity comprised of cash on hand and amounts available for borrowing under our $300 million revolving credit facility. Our actual available liquidity may vary from our estimated amount depending on several factors, including fluctuations in inventory and accounts receivable values as well as cash reserves.

•

Selectively Engage in Hedging Activities to Ensure Sufficient Cash Flows to Service Our Fixed Obligations. We plan to systematically evaluate the merits of entering into commodity derivatives contracts to hedge our refining margins with respect to a portion of our gasoline and diesel production. We will engage in these activities with the purpose of ensuring that we have sufficient cash flows to meet our fixed cost obligations, service our outstanding debt and other liabilities, and meet our capital expenditure requirements.

Commodity derivatives contracts that we may enter into include either exchange-traded contracts in the form of futures contracts or over-the-counter contracts in the form of commodity price swaps that reference benchmark indices.

As of March 31, 2012, approximately 15 million barrels of our future gasoline and diesel production remained hedged under commodity derivatives contracts, of which 10 million barrels related to 2012 production and the remainder to 2013 production. Our hedge positions for 2011 and 2012 production were established at the time of the Marathon Acquisition and our plan is to hedge a lesser amount of production than we hedged at the time of the acquisition. Consequently, we plan to increase our exposure to the gross refining margins that we would realize at our refinery on an unhedged basis over time.

During the first quarter of 2012, we settled contracts covering approximately 3 million barrels of our remaining 2012 gasoline and diesel production and recognized a loss of approximately $45 million. Our required payment of the majority of the loss from these settled contracts has been deferred until 2013.

In addition, during the second quarter of 2012, we reset the price of our contracts for the period of July 2012 through December 2012 and recognized a loss of approximately $92 million. We plan to use a portion of the net proceeds of this offering to settle this obligation. If this offering is not completed the loss from resetting the price of our derivative contracts will be paid to the counterparty on the same monthly schedule as the original contracts were scheduled to settle.

Our Competitive Strengths

We have a number of competitive strengths that we believe will help us to successfully execute our business strategy:

•

Strategically Located Refinery with Advantageous Access to Crude Oil Supply.    Our refinery is located on approximately 170 acres along the Mississippi River in a strategically advantageous area within the PADD II region. The refinery has the ability to source a variety of crude oils, including heavy Canadian crude oils and light North Dakota crude oils, primarily via the Minnesota Pipeline. Our refinery also has access to crude oils from Cushing, Oklahoma, the U.S. Gulf Coast and other foreign markets. The ability to source and process multiple types of crude oil enables us to capitalize on changing market conditions and, we believe, increase our profitability. For the three months ended March 31, 2012, 61% of the crude oil processed at the refinery was Canadian crude oil, with the remainder comprised of locally produced U.S. crude oils, mostly from the Bakken Shale in North Dakota. Historically, we have purchased our crude oil at a discount to NYMEX WTI as a result of our close proximity to plentiful sources of crude oil in Western Canada and North Dakota. Over the five years ended March 31, 2012, we realized an average discount of $1.56 per barrel of crude oil purchased for our refinery when compared to the average NYMEX WTI price per barrel over the same period. More recently, the increase of the discount at which a barrel of NYMEX WTI traded relative to Brent has allowed refineries, such as ours, that are capable of sourcing and utilizing crude oil that is priced more in line with NYMEX WTI, to realize relatively lower feedstock costs and benefit from the higher refined product prices resulting from higher Brent prices.

The following chart highlights the recent trend in this discount:

Recent Trends in Crude Oil Prices and the WTI / Brent Differential

Source: Bloomberg; see “Market and Industry Data and Forecasts.”

•

Attractive Regional Refined Products Supply/Demand Dynamics.    In recent years, demand for refined products in the PADD II region has exceeded regional production, resulting in a need for imports from other regions, specifically from the U.S. Gulf Coast region. Our inland location means that foreign and coastal domestic refiners seeking to access our marketing area would incur additional transportation costs. Over the five years ended March 31, 2012, our refinery has realized an average price premium of $3.45 per barrel for its gasoline and distillates production relative to the prices used in calculating the U.S. Gulf Coast 3:2:1 crack spread and an average price premium of $2.01 per barrel relative to the benchmark Group 3 3:2:1 crack spread, in each case assuming a comparable rate of two barrels of gasoline and one barrel of distillate (see footnote 4 in “Prospectus Summary—Summary Historical Condensed Consolidated Financial and Other Data”).

•

Substantial Refinery Operating Flexibility.    Since 2006, approximately $226 million (including $194 million from January 2006 through November 2010 and $32 million from our inception date of June 23, 2010 through March 2012) has been invested in upgrades and capital projects to modernize the St. Paul Park refinery, improve its operating flexibility, increase its complexity and meet U.S. environmental, health and safety requirements, including revamping the gas oil hydrotreater in 2006 to allow for the production of ultra low sulfur diesel. As a result of these capital expenditures, we believe that we will be able to comply with known prospective fuel quality requirements without incurring significant capital costs or substantially increased operating costs. In addition, we have significant redundancies in our refining assets, which include two crude oil distillation and vacuum towers, two reformers, two sulfur recovery units and five hydrotreating units. These redundancies allow us to continue to receive and process crude oil and other feedstocks in the event a unit goes out of service and allows for increased maintenance flexibility as a redundant unit may be used without having to shut down the entire refinery in the case of a major unit turnaround.

Our refinery has a Nelson complexity index of 11.5. Our refinery’s complexity means we can process lower cost crude oils into higher value light refined products, including transportation fuels, such as gasoline and distillates. Gasoline and distillates comprised approximately 83% and 79% of our total refinery production for the three months ended March 31, 2012 and the year ended December 31, 2011, respectively.

•

Strong Refinery Operating and Safety Track Record.    Our refinery has a strong operating and safety track record as evidenced by our high mechanical availability and low recordable incidents. This performance is due to, among other things, the periodic upgrades and maintenance performed at our refinery. We measure our safety track record primarily through the use of injury frequency rates as determined by OSHA. Our refinery had an OSHA Recordable Rate of 0.60 and 0.52 during the three months ended March 31, 2012 and the year ended December 31, 2011, respectively.

•

Integrated Refining and Retail Distribution Operations.    Our business is an integrated refining operation with significant storage assets and a retail distribution network comprising, as of March 31, 2012, 166 company-operated and 67 franchised convenience stores, all of which are operated under the SuperAmerica brand. For the three months ended March 31, 2012 and the year ended December 31, 2011, we sold 73% and 83% of our gasoline and diesel volumes, respectively, via our eight-bay bottom-loading light products terminal located at the refinery, primarily to our retail distribution network and, to a lesser extent, other resellers. Our refinery supplied substantially all of the gasoline and diesel sold in our company-operated and franchised convenience stores during these periods. We also have a contract with Marathon to supply substantially all of the gasoline and diesel requirements of 90 independently owned and operated Marathon branded convenience stores. In addition, we also have (i) a seven-bay heavy products terminal located on the refinery property, (ii) rail facilities for shipping liquefied petroleum gases and asphalt and for receiving butane, isobutane, crude oil and ethanol and (iii) a barge dock on the Mississippi River used primarily for shipping vacuum residuals and slurry.

•

Experienced, Proven and Incentivized Management Team.    Our management team is led by our Chief Executive Officer, Mario E. Rodriguez, formerly a managing director in the global energy investment banking division of Citigroup Global Markets, who has approximately 20 years of experience in the energy and finance industries. Our President and Chief Operating Officer, Hank Kuchta, has over 30 years of industry experience and was formerly President and Chief Operating Officer of Premcor Inc. Premcor operated four refineries in the United States with approximately 750,000 bpd of refining capacity at the time of its sale to Valero Energy Corporation in April 2005. Prior to Premcor, Mr. Kuchta served in various management positions at Phillips 66 Company, Tosco Corporation and Exxon Corporation. Our President of refinery operations, Greg Mullins, previously worked at Marathon for over 30 years and has extensive experience in all aspects of refinery operations and management as well as major project development and project management. Several members of our management team, including our President and Chief Operating Officer; our Vice President, Marketing; our Vice President, Supply; our Vice President, Human Resources; and our Vice President, Chief Information Officer, have experience working together as a management team at Premcor.

Our Refining Business

Our refinery occupies approximately 170 acres along the Mississippi River in the southeast of St. Paul Park, Minnesota and was originally built in 1939. The refinery was acquired by Ashland Oil, Inc. in 1970 from Northwestern Refining, was jointly owned by Ashland Oil, Inc. and Marathon from 1998 through 2005 and became fully owned by Marathon in 2005. Our refinery is a 74,000 bpd (84,500 barrels per stream day) cracking facility with operations including crude fractionation, catalytic cracking, hydrotreating, reforming, alkylation, sulfur recovery and a hydrogen plant. A major refinery improvement and expansion project was completed in 1993 to enable the refinery to produce environmentally compatible low sulfur fuels. In 2006, the gas oil hydrotreater was revamped, which enables us to produce ultra low sulfur diesel, at a capital cost of approximately $24 million. The fluid catalytic cracking unit was expanded in 2007 for a total capital cost of approximately $37 million, which improved gasoline yield and increased capacity from 27,100 bpd to 28,500 bpd. We completed a multi-year boiler replacement project, which entailed $19.9 million of capital expenditures over the project life, $12.7 million during the period from 2008 through November 30, 2010 and $7.2 million during the period from December 1, 2010 through December 31, 2011. We currently expect to spend approximately $40 million in capital expenditures in 2012. Our capital expenditures in the three months ended March 31, 2012 were $5.4 million.

A refinery’s location can have an important impact on its refining margins because location can influence access to feedstocks and efficient distribution for refined products. There are five regions in the United States, the PADDs, that have historically experienced varying levels of refining profitability due to regional market conditions. Refiners located in the U.S. Gulf Coast region operate in a highly competitive market due to the fact that this region (“PADD III”) accounts for approximately 38% of the total number of operable U.S. refineries as of January 1, 2011 and approximately 49% of the country’s refining capacity as of January 2011. Our refinery is located in the strategically advantageous PADD II region. In recent years, demand for refined products in the PADD II region has exceeded regional capacity, resulting in a need for imports from other regions, specifically from the U.S. Gulf Coast region. Our inland location means that foreign and coastal domestic refiners seeking to access our marketing area would incur additional transportation costs. This favorable supply/demand imbalance has allowed our refinery to generate higher refining margins, as measured by the U.S. Gulf Coast 3:2:1 crack spread. We have realized, on average, a premium of $2.01 per barrel of refined product relative to the benchmark Group 3 3:2:1 crack spread over the past five years through March 31, 2012 assuming a comparable rate of two barrels of gasoline and one barrel of distillate for each of the U.S. Gulf Coast 3:2:1 crack spread and the Group 3 3:2:1 crack spread.

The refinery is an integrated refining operation with significant storage and transportation assets. Our transportation assets include our 17% interest in the Minnesota Pipe Line Company, an eight-bay light product terminal located approximately two miles from the refinery, a seven-bay heavy product loading rack located on the refinery property, rail facilities for shipping LPG and asphalt and receiving butane, isobutane and ethanol and a barge dock on the Mississippi River used primarily for shipping vacuum residue and slurry. As of March 31, 2012, our storage assets included 84 hydrocarbon storage tanks with a total capacity of 3.7 million barrels (156 million gallons), 0.8 million barrels of crude oil storage and 2.9 million barrels of feedstock and product storage.

Process Summary

Our refinery is a 74,000 bpd (84,500 barrels per stream day) cracking facility with operations including crude fractionation, catalytic cracking, hydrotreating, reforming, alkylation, sulfur recovery and a hydrogen plant. We have significant redundancy in our refining assets, which include two crude oil distillation and vacuum towers, two reformers, two sulfur recovery units and five hydrotreating units. This redundancy allows us to continue to receive and process crude oil even if one tower goes out of service and also allows for increased maintenance flexibility as a redundant unit may be used without having to shut down the entire refinery in the case of a major unit turnaround. During the three months ended March 31, 2012 and the year ended December 31, 2011, the refinery processed nearly 73,245 bpd and 77,452 bpd of crude oil, respectively, and 2,759 bpd and 3,698 bpd of other charge and blendstocks, respectively. The facility processes a mix of light sweet, synthetic and heavy sour crude oils, predominately from Canada and North Dakota, into products such as gasoline, diesel, jet fuel, asphalt, kerosene, propane, LPG, propylene and sulfur. Our refinery crude capacity utilization rates have ranged from approximately 80% to approximately 88% over the last five years. Please see below a simplified process flow diagram of the major refining units at our refinery.

The following table summarizes our refinery’s major process unit capacities. Unit capacities are shown in barrels per stream day.

Major Process Unit Capacities

(Barrels per stream day)

Process Unit	Capacity	% of Crude Oil Capacity
No. 1 Crude Oil Unit	37,000	44%
No. 2 Crude Oil Unit	47,000	56%
Vacuum Distillation Unit #1	19,000	23%
Vacuum Distillation Unit #2	22,500	27%
Catalytic Reforming Unit #1	13,000	15%
Catalytic Reforming Unit #2	6,500	8%
Fluid Catalytic Cracking Unit	28,500	40%
HF Alkylation Unit	5,500	7%
C4/C5/C6 Isom Unit	8,500	10%
Isom Desulfurizer	8,500	10%
Naphtha Hydrotreater #1	13,500	16%
Naphtha Hydrotreater #2	7,000	8%
Kerosene Hydrotreater	7,500	9%
Distillate Hydrotreater	21,500	26%
Gas Oil Hydrotreater	29,500	35%
Hydrogen Plant (MSCF/D)	8,500	—
Sulfur Recovery Units (Long Tons/day)	100	—
TailGas Recovery Units (Long Tons/day)	4	—

The complexity of a refinery refers to the number, type and capacity of processing units at the refinery and is measured by its Nelson complexity index. Our refinery has a Nelson complexity index of 11.5. Our refinery’s complexity allows us to process lower cost crude oils into higher value light refined products or transportation fuels (gasoline and distillates), which comprised approximately 83% and 79% of our total refinery production for the three months ended March 31, 2012 and the year ended December 31, 2011, respectively.

Raw Material Supply

The primary input for our refinery is crude oil, which represented approximately 96% and 95% of our total refinery throughput volumes for the three months ended March 31, 2012 and the year ended December 31, 2011, respectively. We processed approximately 73,245 bpd and 77,452 bpd of crude oil for the three months ended March 31, 2012 and the year ended December 31, 2011, respectively. The following table describes the historical feedstocks for our refinery:

	Three Months Ended March 31,				Year Ended December 31,
	2012	%	2011	%	2011	%	2010	%	2009	%
	(bpd)
Refinery Throughput Crude Oil Feedstocks by Location:
Canadian and Other International	44,816	61%	40,489	52%	39,295	51%	41,156	56%	48,213	65%
Domestic	28,429	39%	37,852	48%	38,157	49%	32,986	44%	26,326	35%

Total Crude Oil	73,245	100%	78,341	100%	77,452	100%	74,142	100%	74,539	100%

Crude Oil Feedstocks by Type:
Light and Intermediate(1)	58,368	80%	56,453	72%	56,722	73%	55,782	75%	59,112	79%
Heavy(2)	14,877	20%	21,888	28%	20,730	27%	18,360	25%	15,427	21%

Total Crude Oil	73,245	100%	78,341	100%	77,452	100%	74,142	100%	74,539	100%

Other Feedstocks/Blendstocks(2):
Natural Gasoline	53	2%	3,628	56%	1,910	52%	3,839	64%	4,790	68%
Butanes	2,115	77%	2,269	35%	1,236	33%	1,242	21%	1,004	14%
Gasoil	0	0%	0	0%	0	0%	446	7%	733	11%
Other	591	21%	536	9%	552	15%	488	8%	497	7%

Total Other Feedstocks/Blendstocks	2,759	100%	6,433	100%	3,698	100%	6,015	100%	7,024	100%

Total Inputs	76,004		84,774		81,150		80,157		81,563

(1)	Crude oil is classified as light, intermediate or heavy, according to its measured American Petroleum Institute, or API, gravity. API gravity, which is expressed in degrees, is a scale developed for measuring the relative density of various petroleum liquids. It also serves as an approximate measure of crude oil’s value, as the higher the API gravity, the richer the yield in high value refined oil products, such as gasoline, diesel and jet fuel. For purposes of categorizing our crude oil feedstocks by type, light crude oil has an API gravity of 33 degrees or more, intermediate crude oil has API gravity between 28 and 33 degrees, and heavy crude has an API gravity of 28 degrees or less.

(2)	Other Feedstocks/Blendstocks includes only feedstocks/blendstocks that are used at the refinery, and does not include ethanol and biodiesel. Although we also purchase ethanol and biodiesel to supplement the fuels produced at the refinery, we do not include these in the table as those items are blended at the terminal located adjacent to the refinery or at terminals on the Magellan Pipe Line system.

Of the crude oil processed at our refinery for the three months ended March 31, 2012 and the year ended December 31, 2011, approximately 61% and 51%, respectively, was Canadian crude oil and the remainder was comprised of mostly light sweet crude oil from North Dakota. There is an abundant supply of Canadian crude oil, according to the EIA. Canada exported approximately 2.0 million bpd of crude oil into the United States in 2010, making it the largest exporter to the United States and representing 21% of all U.S. imports from foreign sources. By 2025, according to CAPP, total Canadian crude oil production is expected to grow to 4.7 million bpd from 2010 production of 2.8 million bpd. Additionally, U.S. demand for western Canadian oil supply is expected to reach 2.7 million bpd by 2015.

Crude production from North Dakota has increased significantly from approximately 98,000 bpd in 2005 to approximately 558,000 bpd as of February 2012, according to the EIA. The chart below shows crude oil bpd production in North Dakota, and illustrates the rapid increase in production attributable to the Bakken Shale. We believe production from the Bakken Shale will continue to increase due to continued growth in unconventional production.

North Dakota Crude Oil Production (thousands of BPD)

Source: EIA; see “Market and Industry Data and Forecasts.”

Crude Oil Supply

In March 2012, we entered into an amended and restated crude oil supply and logistics agreement with JPM CCC pursuant to which JPM CCC assists us in the purchase of the crude oil requirements of our refinery. Once we identify cargos of crude oil and pricing terms that meet our requirements, we notify JPM CCC, which then provides, for a fee, credit, transportation and other logistical services for delivery of the crude oil to the Cottage Grove, Minnesota, storage tanks, which are approximately two miles from our refinery. Title to the crude oil passes from JPM CCC to us as the crude oil exits the storage tanks located at Cottage Grove and moves to the refinery. The Cottage Grove storage tanks are leased by JPM CCC from us for the duration of the crude oil supply and logistics agreement. We believe our crude oil supply and logistics agreement significantly reduces the investment that we are required to maintain in crude inventories and allows us to take title to, and price our crude oil, at the refinery, as opposed to the crude oil origination point. We also benefit from the reduction in the time we are exposed to market fluctuations before the finished product output is sold.

The approximately 455,000 bpd Minnesota Pipeline system is our primary supply route for crude oil to our refinery and has transported a significant majority of our crude oil since its major expansion in 2008. The Minnesota Pipeline extends from Clearbrook, Minnesota to the refinery and receives crude oil from Western Canada and North Dakota through connections with various Enbridge pipelines. The Minnesota Pipeline is an interstate crude oil pipeline regulated by FERC pursuant to the ICA. Access to capacity on the Minnesota Pipeline is governed by the pipeline’s tariff, which is filed with FERC and must comply with the applicable provisions of the ICA. Pursuant to the rules and regulations applicable to the Minnesota Pipeline, if nominations are received for more crude oil than the pipeline can transport in a given month, capacity is pro-rated based on each shipper’s relative use of the line over the preceding twelve-month period ending the month prior to the month the excess nominations were received, with further reductions as necessary to accommodate new shippers. For the three months ended March 31, 2012 and the year ended December 31, 2011, our shipments comprised approximately 25% of the total volumes shipped on the Minnesota Pipeline. Our 17% interest in the Minnesota Pipe Line Company mitigates the impact of tariff rate increases on the pipeline, as we receive a pro rata share of tariffs. See “—Pipeline Assets” for more information regarding the Minnesota Pipeline system.

In addition to the Minnesota Pipeline, the refinery is also capable of receiving crude oil from the Wood River Pipeline (owned and operated by affiliates of Koch Industries, Inc.). The Wood River Pipeline extends from Wood River, Illinois to a connection with the Minnesota Pipeline near Pine Bend, Minnesota, allowing for deliveries to the refinery and providing the refinery with access to crude supply from the Cushing, Oklahoma area via the Ozark Pipeline and to crude supply from the U.S. Gulf Coast and foreign markets via Capline and Capwood pipelines.

Below is a map illustrating the pipelines that provide the refinery with access to its crude oil supply:

Other Feedstocks/Blendstocks

The refinery also purchases ethanol and biodiesel, as well as conventional petroleum based blendstocks such as natural gasoline to supplement the fuels produced at the refinery. We purchase ethanol for blending with gasoline to meet the EPA’s oxygenated fuel mandate levels. The state of Minnesota has a current mandate for all gasoline power motor vehicles for 10% ethanol blending in gasoline or the maximum amount of ethanol allowed under federal law, whichever is greater. The same legislation will require 20% ethanol blending in gasoline or the maximum amount of ethanol allowed under federal law, whichever is greater, effective August 30, 2013. Federal law currently allows a maximum of 15% ethanol for cars and light trucks manufactured since 2001, and 10% ethanol for all other vehicles. In addition, there is a biodiesel mandate in Minnesota requiring the blending of diesel with 5% bio-fuel. If certain preconditions are met, the minimum biodiesel content in diesel sold in the state will increase to 10% beginning on May 1, 2012, and to 20% beginning on May 1, 2015. The increase to 10% did not occur on May 1, 2012, because the Minnesota Commissioners of Agriculture, Commerce and Pollution Control did not certify that all statutory pre-conditions were satisfied by the statutory deadline, but instead jointly recommended delaying the increase to 10% by one year, to May 1, 2013. We purchase ethanol and biodiesel blendstocks pursuant to month-to-month agreements with market related pricing provisions and receive those volumes primarily via truck. We purchase natural gasoline blendstock from third parties that is delivered to us via third party pipeline.

Refined Products—Production, Sales and Transportation

On average over the last three fiscal years, the refinery produced approximately 81,700 bpd of refined products, of which 51% was gasoline, 29% were distillates (including ultra low sulfur diesel and jet fuel), 11% was asphalt and the remainder was made up of propane, heavy fuel and other specialty products. The following table identifies the product yield of our refinery for each of the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009
	(bpd)
Refinery product yields:
Gasoline	38,902	41,489	40,240	41,199	42,674
Distillate	24,160	23,795	24,841	22,546	22,876
Asphalt	8,323	9,615	9,888	9,495	7,688
Other	5,052	9,805	7,110	7,794	8,888

Total Production	76,437	84,704	82,079	81,034	82,126

For the years ended December 2009, 2010 and 2011 and the three months ended March 31, 2011 and 2012, gasoline accounted for 52%, 51%, 54%, 53% and 53% of our total revenue for the refining business for such periods, respectively, and distillates accounted for 20%, 28%, 33%, 33% and 36% of our total revenue for the refining business for such periods, respectively.

Approximately 90% of the refinery business’s gasoline and diesel volumes were sold within the state of Minnesota for the three months ended March 31, 2012 and the year ended December 31, 2011, with the remainder being sold within Iowa, Nebraska, Oklahoma, South and North Dakota and Wisconsin. Our refinery supplied substantially all of the gasoline and diesel sold in our company-operated or franchised convenience stores for the three months ended March 31, 2012 and the year ended December 31, 2011, as well as supplied 90 independently owned and operated Marathon branded stores in our marketing area.

Primary distribution for the fuels is through our light products terminal, which is equipped with an eight-bay, bottom-loading truck rack and located adjacent to the refinery. Approximately 73% and 83%

of our gasoline and diesel volumes for the three months ended March 31, 2012 and the year ended December 31, 2011, respectively, were transported via this light products terminal to our company-operated or franchised SuperAmerica convenience stores, Marathon branded convenience stores and other resellers throughout our market area. Light refined products, which include gasoline and distillates, are distributed from the refinery through a pipeline and terminal system owned by Magellan, which has facilities throughout the Upper Great Plains. Asphalt and heavy fuel oil are transported from the refinery via truck from our seven-bay heavy products terminal and via rail and barge through our rail facilities and Mississippi River barge dock and are sold to a broad customer base. See “—Refining Operations Customers” below.

Refining Operations Suppliers

The primary input for our refinery is crude oil, which represented approximately 96% of our total refinery throughput volumes for the three months ended March 31, 2012 and the year ended December 31, 2011. JPM CCC assists us in the purchase of the crude oil requirements of our refinery and provides transportation and other logistical services for delivery of the crude oil to our storage tanks at Cottage Grove, Minnesota, which are approximately two miles from our refinery. We also purchase ethanol and biodiesel, as well as conventional petroleum based blendstocks such as natural gasoline to supplement the fuels produced at the refinery. For more information, see “—Crude Oil Supply” and “—Other Feedstocks/Blendstocks.

Refining Operations Customers

Our refinery supplies substantially all of the gasoline and diesel sold in our company-operated and franchised convenience stores, as well as substantially all of the gasoline and diesel sold in 90 independently owned and operated Marathon branded stores in our marketing area. For the three months ended March 31, 2012 and the year ended December 31, 2011, Marathon branded stores accounted for approximately 8% and 9% of our refined product sales volumes, respectively. For more information about our contract with Marathon, see “—Certain Relationships and Related Person Transactions—Transactions with Marathon” and for information about the risks associated with our commercial relationship with Marathon, see “Risk Factors—General Business and Industry Risks—Our arrangements with Marathon expose us to Marathon related credit and performance risk.”

Asphalt and heavy fuel oil are sold to a broad customer base, including asphalt paving contractors, government entities (states, counties, cities and townships), and asphalt roofing shingle manufacturers.

Turnaround and Refinery Reliability

Periodically, we have planned maintenance turnarounds at our refinery, which require the temporary shutdown of certain operating units. The refinery generally undergoes a major facility turnaround every five to six years, and the last full plant turnaround was completed in 2007. The length of the turnaround is contingent upon the scope of work to be completed. A major turnaround of either of the two main refinery units (fluid catalytic cracking unit and Alkylation unit) generally takes two to four weeks to complete, and is planned and accomplished in a manner that allows for reduced production during maintenance instead of a complete shutdown. We completed a partial turnaround in April 2011, during which we replaced a catalyst in the distillate and gas oil hydrotreaters and conducted basic maintenance on the No. 1 crude unit. At the end of March 2012, we started a planned turnaround of the alkylation unit that was completed in early May 2012. The next major turnaround is scheduled for 2013.

Seasonality

Our refining business experiences seasonal effects, as the demand for gasoline products is generally higher during summer months than during winter months due to seasonal increases in highway traffic. Demand for diesel during winter months also decreases due to declines in agricultural work. As a result, our results of operations related to our refinery business for the first and fourth calendar quarters are generally lower than for those for the second and third calendar quarters. In addition, unseasonably cool weather in summer months and/or unseasonably warm weather in winter months in the markets in which we sell our refined products can impact the demand for gasoline and diesel.

Seasonal fluctuations in traffic also affect sales of motor fuels and merchandise in our convenience stores. Weather conditions in our operating area also have a significant effect on our retail operating results. Customers are more likely to purchase higher profit margin items at our convenience stores, such as fast foods, fountain drinks and other beverages and more gasoline during the spring and summer months, thereby typically generating higher revenues and gross margins for us in these periods. Unfavorable weather conditions during these months and a resulting lack of the expected seasonal upswings in traffic and sales could impact the demand for such higher profit margin items in those months.

Pipeline Assets

We acquired 17% of the outstanding common interests of the Minnesota Pipe Line Company and a 17% interest in MPL Investments which owns 100% of the preferred interests of the Minnesota Pipe Line Company. The Minnesota Pipe Line Company owns the Minnesota Pipeline, a crude oil pipeline system in Minnesota that transports crude oil to the St. Paul area and which supplies most of our crude oil input. The remaining interests in the Minnesota Pipe Line Company are held by a subsidiary of Koch Industries, Inc., the owner of the only other refinery in Minnesota, with a 74.16% interest, and TROF, Inc. with an 8.84% interest. The Minnesota Pipeline system is also operated by a subsidiary of Koch Industries, Inc. Because we do not operate the Minnesota Pipeline or control the board of managers of the Minnesota Pipe Line Company, we do not control how the Minnesota Pipeline tariff is applied, including the tariff provisions governing the allocation of capacity, or control the decision-making with respect to tariff changes for the pipeline.

The Minnesota Pipeline system has multiple lines that run approximately 300 miles from Clearbrook in Clearwater County, Minnesota to Dakota County, Minnesota, transporting crude oil received through the Enbridge pipeline connections at Clearbrook from Western Canada and North Dakota to our refinery and Koch Industries’s Flint Hills Resources refinery in Minnesota. The system consists of a 24” pipeline, two parallel 16” pipelines and a partial third 16” pipeline with a combined capacity of approximately 455,000 bpd with further expansion capability to 640,000 bpd with the construction of an additional compressor station.

We also own an 8.6 mile 8” products pipeline, referred to as the Aranco Pipeline, which is leased to Magellan and used to ship refined products. The Aranco Pipeline extends from the refinery to a pipeline operated by Magellan as part of its products pipeline system. The pipeline is operated by Magellan as part of their products system. The annual lease fee is approximately $450,000. The term of the lease agreement is year-to-year and both parties have the right to terminate upon notice at least 180 days prior to the expiration of the then-current annual term. We sent Magellan a termination notice in November 2011 and expect to either renegotiate the existing lease or terminate it as of May 31, 2012. We are currently negotiating a new lease agreement with Magellan and the current lease will remain in effect while the negotiations are ongoing. In addition, we own the Cottage Grove pipelines, which are 16” and 12” pipelines extending from the Cottage Grove tank farm, which is used to house the Cottage Grove storage tanks, to the refinery.

Our Retail Business

We have a retail-marketing network of 233 convenience stores, as of March 31, 2012, located throughout Minnesota, Wisconsin and South Dakota, of which we operate 166 stores and support 67 franchised stores, as set forth by location in the table below. All of our company-operated and franchised convenience stores are operated under the SuperAmerica brand. We also own and operate SuperMom’s Bakery, which prepares and distributes baked goods and other prepared items for sale in our retail outlets and for other third parties. Substantially all of the fuel gallons sold at the 233 convenience stores for the three months ended March 31, 2012 and the year ended December 31, 2011, was supplied by our refining business.

In December 2010, we entered into a lease arrangement with Realty Income, pursuant to which we leased 135 SuperAmerica convenience stores and one support facility over a 15-year initial term at an aggregate annual rent fixed for five years at an annual rate of $20.3 million, with consumer price index-based rent increases thereafter. The stores covered under the lease are located in Minnesota and Wisconsin, and average approximately 3,500 leasable square feet on approximately 1.14 acres. In addition, the individual locations have, on average, 6.5 multi-pump gasoline dispensers, and are seasoned stores with long-term operating histories. Additionally, 30 of our other company-operated properties are leased pursuant to a combination of ground leases and real property leases with third parties and one company-operated property is owned by us. The table below sets forth our company-operated and franchised stores by state as of March 31, 2012.

Location	Company- Operated	Franchised	Total
Minnesota	159	61	220
Wisconsin	6	5	11
South Dakota	1	1	2

Total	166	67	233

Below is a map illustrating the locations of our convenience stores as of March 31, 2012:

Of our company-operated sites, approximately 80% are open 24 hours per day and the remaining sites are open at least 16 hours per day. Our average store size is approximately 3,400 square feet with approximately 97% of our stores being 2,400 or more square feet. Our convenience stores typically offer tobacco products and immediately consumable items such as non-alcoholic beverages, beer and a large variety of snacks and prepackaged items. A significant number of the sites also offer state sanctioned lottery games, ATM services, money orders and car washes. We also provide support to 67 franchised convenience stores, selling gasoline, merchandise, and other services through SAF. SAF has license agreements in place with each franchisee that, among other things, cover the term of the franchise (generally 10 years), set forth the monthly royalty payments to be paid by franchisees to SAF, authorize the use of proprietary marks and provide for consultation services for the construction and opening of stores. Franchisees are required to pay to SAF an initial license fee (generally, $10,000 for licensees located in Minnesota and Wisconsin and $2,000 for licensees located in South Dakota) and a royalty fee for all products and merchandise sold at the convenience store, including motor fuel, along with a separate diesel royalty fee. The license agreements also require that, if a franchise store is located within our distribution area, then the franchise store must purchase a high minimum percentage (often 85% to 100%) of its motor fuel supply, including gasoline and distillate, from us. However, if a franchise store is not located within our distribution area, then the franchise store is not required to purchase any portion of its motor fuel supply from us. As of March 31, 2012, 31 of the 67 existing franchise stores are located within our distribution area and, thus, are required to purchase a high minimum percentage of their motor fuel supply from us.

Annual sales of refined products through our 166 owned and leased convenience stores averaged 342 million gallons over the period 2007-2011. The demand for gasoline is seasonal in nature, with higher demand during the summer months. 22.9% of the retail segment’s revenues were generated from non-fuel sales, including items like cigarettes, beer, milk, food and general merchandise for the three months ended March 31, 2012. The following table summarizes the results of our retail business for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009
Company-operated
Fuel gallons sold (in millions)	74.1	78.1	324.0	345.1	335.7
Retail fuel margin ($/gallon)(1)	$0.18	$0.15	$0.21	$0.17	$0.14
Merchandise sales ($ in millions)	$78.8	$75.3	$340.3	$336.4	$328.4
Merchandise margin(%)(2)	25.8%	25.5%	25.4%	26.1%	26.8%
Number of outlets at year end	166	166	166	166	166

Franchised Stores
Fuel gallons sold (in millions)	10.0	12.2	51.5	52.4	51.3
Royalty income (in millions)	$0.5	$0.4	$1.7	$1.6	$1.6
Number of outlets at year end	67	67	67	67	68

(1)	Retail fuel margin per gallon is calculated by dividing retail fuel gross margin by the fuel gallons sold at company-operated stores. Retail fuel gross margin is a non-GAAP performance measure that we believe is important to investors in evaluating our retail performance. Our calculation of retail fuel gross margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. For a reconciliation of retail fuel gross margin to retail segment operating income, the most directly comparable GAAP measure, see “Prospectus Summary—Summary Historical Condensed Consolidated Financial and Other Data.”
(2)

Merchandise margin is expressed as a percentage of the merchandise sales, calculated by subtracting the costs of merchandise from the merchandise sales, and then dividing by merchandise sales. Merchandise margin is a non-GAAP performance measure that we believe is important to investors in evaluating our retail performance. Our calculation of merchandise margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. For a reconciliation of merchandise margin to retail segment operating income, the most directly comparable GAAP measure, see “Prospectus Summary—Summary Historical Condensed Consolidated Financial and Other Data.”

Retail Operations Suppliers

Our refinery supplies substantially all of the gasoline and diesel sold in our company-operated and franchised convenience stores. We also own and operate SuperMom’s Bakery, which prepares and distributes baked goods and other prepared food items for sale in our SuperAmerica company-operated and franchised convenience stores and other third party locations.

Eby-Brown has been the primary supplier of general retail merchandise, including most tobacco and grocery items, for all our company-operated and franchised convenience stores since 1993. For the three months ended March 31, 2012 and the year ended December 31, 2011, our retail business purchased approximately 80% of its convenience store inside merchandise requirements from Eby-Brown. Our retail business also purchases a variety of merchandise, including soda, beer, bread, dairy products, ice cream and snack foods, directly from a number of third-party manufacturers and their wholesalers. All merchandise is delivered directly to our stores by Eby-Brown, other third-party vendors or our SuperMom’s Bakery business. We do not maintain additional product inventories other than what is in our stores and at SuperMom’s Bakery. For information about the risks associated with our commercial relationship with Eby-Brown, see “Risk Factors—Risks Related to Our Business and Industry—Risks Primarily Related to Our Retail Business—Our retail business depends on one principal supplier for a substantial portion of its merchandise inventory. A change of merchandise suppliers, a disruption in merchandise supply, a significant change in our relationship with our principal merchandise supplier or material changes in the payment terms or availability of trade credit provided by our merchandise suppliers could have a material adverse effect on our retail business and results of operations or liquidity.”

Retail Operations Customers

Our retail customers primarily include retail end-users, motorists and commercial drivers. We have a retail-marketing network of 233 convenience stores, as of March 31, 2012, located throughout Minnesota, Wisconsin and South Dakota, of which we operate 166 stores and support 67 franchised stores.

Competition

Petroleum refining and marketing is highly competitive. With respect to our wholesale gasoline and distillate sales and marketing, we compete directly with Koch Industries’s Flint Hills Resources Refinery in Pine Bend, Minnesota, as well as the other refiners in the PADD II region and, to a lesser extent, major U.S. and foreign refiners. Many of our principal competitors are integrated, multinational oil companies that are substantially larger and more recognized than we are. The principal competitive factors affecting our refining segment are costs of crude oil and other feedstocks, refinery efficiency, refinery product mix and costs of product distribution and transportation. We have no crude oil reserves and are not engaged in the exploration or production of crude oil. We believe that we will be able to obtain adequate crude oil and other feedstocks at generally competitive prices for the foreseeable future.

Our major retail competitors include Holiday and Kwik Trip. The principal competitive factors affecting our retail segment are location of stores, product price and quality, appearance and cleanliness of stores and brand identification. We expect to continue to face competition from large, integrated oil companies, as well as from other convenience stores that sell motor fuels. Increasingly, grocery and dry goods retailers such as Wal-Mart are entering the motor fuel retailing business.

Insurance and Risk Management

Our operations are subject to significant hazards and risks inherent in refining operations and in transporting and storing crude oil, intermediate products and refined products. Our property damage and business interruption coverage at the refinery has a maximum loss limit of $1 billion combined, with no sublimit for business interruption. Our business interruption coverage is for 24 months from the date of the loss, subject to a deductible of 45 days with a minimum loss of $15 million. Our property damage insurance has a deductible of $1 million. In addition, we have a full suite of insurance covering workers compensation, general products liability, directors’ and officers’ liability, environmental liability, safety and other applicable risk management programs. See also “Risk Factors—General Business and Industry Risks—Our insurance policies may be inadequate or expensive.”

Environmental Regulations

Refining Operations

Our refinery operations are subject to stringent and complex federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may obligate us to obtain permits to conduct regulated activities; incur significant capital expenditures to install pollution control equipment; restrict the manner in which we may release materials into the environment; require remedial activities to mitigate pollution from former or current operations; apply specific health and safety criteria addressing worker protection; and impose substantial liabilities on us for pollution resulting from our operations. Certain of these environmental laws impose joint and several, strict liability for costs required to remediate and restore sites where petroleum hydrocarbons, wastes or other materials have been released or disposed. Failure to comply with environmental laws and regulations may result in the triggering of administrative, civil and criminal measures, including the assessment of monetary penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or prohibiting some or all of our operations.

The clear trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment and any changes in environmental laws and regulations that result in more restrictive and costly emission limits, operational controls, fuel specifications, waste handling, disposal or remediation requirements could have a material adverse effect on our operations and financial position. In the event of future increases in costs, we may be unable to pass on those increases to our customers. There can be no assurance that our future environmental compliance expenditures will not become material.

Air Emissions

Our operations are subject to the federal Clean Air Act, as amended, and comparable state and local laws. Under the Clean Air Act, facilities that emit regulated pollutants, including volatile organic compounds, particulates, sulfur, nitrogen oxides or hazardous air pollutants, face increasingly stringent regulations, including requirements to install various levels of control technology on sources of pollutants. In addition, the petroleum refining sector is subject to stringent new regulations adopted by the EPA, that impose maximum achievable control technology, (“MACT”) requirements on refinery equipment emitting certain listed hazardous air pollutants. Air permits are required for our refining operations that result in the emission of regulated air contaminants. These permits incorporate stringent control technology requirements and are subject to extensive review and periodic renewal.

Over the past decade, the EPA has pursued a National Petroleum Refinery Initiative, which is a coordinated, integrated compliance and enforcement strategy to address federal Clean Air Act compliance issues at the nation’s largest petroleum refineries. In connection with the initiative, Marathon entered into an environmental settlement agreement with the EPA, the U.S. Department of Justice and the state of Minnesota in May 2001 (the “2001 Consent Decree”), pursuant to which pollution control equipment was installed to significantly reduce emissions from stacks, wastewater vents, valves and flares at the refinery, and which imposes additional, and in some cases more stringent, standards and requirements on the refinery beyond applicable regulatory requirements. We are currently participating in negotiations with the EPA, the Minnesota Pollution Control Authority (“MPCA”) and Marathon concerning termination of the 2001 Consent Decree as to our refinery. The EPA and the MPCA have proposed modification of the 2001 Consent Decree to reflect the change in ownership of the refinery and to add our subsidiary as a named party. Once the 2001 Consent Decree has been modified, the EPA proposes to terminate the 2001 Consent Decree as to our refinery and to have the MPCA issue an Amended Title V Air Permit to the refinery. The Amended Title V Permit would incorporate the emission limits and requirements set forth in the 2001 Consent Decree. Negotiations regarding modification and termination of the 2001 Consent Decree, as well as submittal of an amended Title V Permit application, are ongoing.

The refinery is obligated to comply with the conditions of its Title V Permit as well as emissions limitations and other requirements imposed under the Clean Air Act and similar state laws and regulations. These requirements are complex and stringent. Any failure to comply with such requirements may result in fines, penalties, and corrective action orders. Such fines, penalties, and corrective action orders could reduce the profitability of our refining operations.

Fuel Quality Requirements

Pursuant to the Energy Policy Act of 2005 and the Energy Independence and Securing Act of 2007, the EPA has issued RFS implementing mandates to blend renewable fuels into petroleum fuels produced and sold in the United States. We are subject to RFS. Under the RFS, the EPA establishes a volume of renewable fuels that obligated refineries must blend into their finished petroleum fuels. The obligated volume increases annually over time until 2022. Our refinery currently generates a surplus of RINS under the RFS for some fuel categories, but we must purchase RINS on the open market for other fuel categories. We must also purchase waiver credits for cellulosic biofuels from the EPA. In the future, we may be required to purchase additional RINS on the open market and waiver credits from the EPA to comply with the RFS. We cannot currently predict the future prices of RINS or waiver credits, but the costs to obtain the necessary number of RINS and waiver credits could be material.

Minnesota law currently requires that all diesel sold in the state for combustion in internal combustion engines must contain at least 5% biodiesel. Under this statute, if certain preconditions are met, the minimum biodiesel content in diesel sold in the state will increase to 10% beginning on May 1, 2012, and to 20% beginning on May 1, 2015. The increase to 10% did not occur on May 1, 2012, because the Minnesota commissioners of agriculture, commerce, and pollution control did not certify that all statutory pre-conditions were satisfied by the statutory deadlines, but instead jointly recommended delaying the increase to 10% by one year, to May 1, 2013. We recently completed installing a new tank at our refinery to store biodiesel to enable us to comply with this mandate at a total cost of approximately $3.0 million dollars. Minnesota law also currently requires, with limited exceptions, that all gasoline sold or offered for sale in the state must contain the maximum amount of ethanol allowed under federal law for use in all gasoline powered motor vehicles. Federal law currently allows a maximum of 15% ethanol for cars and light trucks manufactured since 2001, and 10% ethanol for all other vehicles. Fuels produced at our refinery are currently blended with the appropriate amounts of ethanol or biodiesel to ensure that they comply with applicable federal and state renewable fuel standards. Blending renewable fuels into our finished petroleum fuels to comply with these requirements will displace an increasing volume of a refinery’s product pool.

We also are required to meet the new Mobile Source Air Toxics (“MSAT II”) regulations to reduce the benzene content of gasoline. Under the MSAT II regulations, benzene in the finished gasoline pool was required to be reduced to an annual average of 0.62 volume percent by January 1, 2011 with or without the use of benzene credits and compliance was required to be demonstrated by January 1, 2012. Beginning on July 1, 2012, we must also maintain an annual average of 1.30 volume percent benzene without the use of benzene credits. A refinery may generate benzene credits by making reductions in the benzene content of the gasoline that it produces beyond what is required by the applicable regulations. These credits may be utilized by the refinery that generates them for future compliance, or they may be sold to other refineries. Our refinery’s average benzene content for 2012 may exceed the 0.62% limit. If that occurs, we anticipate using benzene credits we have accumulated in prior years and benzene credits purchased on the open market in order to comply with MSAT II requirements. We are also considering operational changes to lower the benzene content of the gasoline we produce. We may be required to purchase additional benzene credits to meet our compliance obligations in the future. The cost for purchase of credits is variable and market driven. If the market price of credits increases in the future, the costs to obtain the necessary number of benzene credits could become material.

We are also subject to other fuel quality requirements under federal and state law, including federal standards governing the maximum sulfur content of gasoline and diesel fuel manufactured at the refinery. If we fail to comply with any of these fuel quality requirements, we could be subject to fines, penalties and corrective action orders. Moreover, fuel quality standards could change in the future requiring us to incur significant costs to ensure that the fuels we produce continue to comply with all applicable requirements. For example, EPA has announced that it plans to propose new “Tier 3” motor vehicle emission and fuel standards sometime in the second half of 2012. It has been reported that these new Tier 3 regulations may, among other things, lower the maximum average sulfur content of gasoline from 30 parts per million to 10 parts per million. If the Tier 3 regulations are eventually implemented and lower the maximum allowable content of sulfur or other constituents in fuels that we produce, we may at some point in the future be required to make significant capital expenditures and/or incur materially increased operating costs to comply with the new standards.

Climate Change

In response to certain scientific studies suggesting that emissions of greenhouse gases (“GHGs”) including carbon dioxide and methane, are contributing to the warming of the Earth’s atmosphere and other climatic conditions, both houses of Congress have actively considered legislation to reduce emissions of GHGs, and almost one-half of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions or major producers of fuels to acquire and surrender emission allowances, with the number of allowances available for purchase reduced each year until the overall GHG emission reduction goal is achieved. These allowances would be expected to escalate significantly in cost over time. Although it is not possible at this time to predict if or when Congress may pass climate change legislation, any future federal laws that may be adopted to address GHG emissions would likely require us to incur increased operating costs and could adversely affect demand for the refined petroleum products we produce.

In addition, on December 15, 2009, the EPA published its findings that emissions of GHGs present an endangerment to public health and the environment. These findings allow the EPA to adopt and implement regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. The EPA has adopted two sets of regulations under the Clean Air Act. The first limits emissions of GHGs from motor vehicles beginning with the 2012 model year. The EPA has asserted that these final motor vehicle GHG emission standards trigger Clean Air Act construction and operating permit requirements for stationary sources, commencing when the motor vehicle standards took effect on January 2, 2011. On June 3, 2010, the EPA published its final rule to address the permitting of GHG emissions from stationary sources under the Prevention of Significant Deterioration (“PSD”) and Title V permitting programs. This rule “tailors” these permitting programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. Facilities required to obtain PSD permits for their GHG emissions also will be required to reduce those emissions according to “best available control technology” standards (“BACT”) for GHG that have yet to be fully developed. The EPA issued guidance in November 2010 to industry and permitting authorities on how to determine BACT for GHG emissions from new and modified sources. In addition, on October 30, 2009, the EPA published a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the United States, including refineries, on an annual basis, beginning in 2011 for emissions occurring after January 1, 2010. We have been monitoring GHG emissions, and submitted our first annual report on these emissions to EPA in September 2011. The adoption of any regulations that require reporting of GHGs or otherwise limits emissions of GHGs from our refinery could require us to incur significant costs and expenses or changes in operations and such requirements also could adversely affect demand for the refined petroleum products that we produce.

Hazardous Substances and Wastes

The Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), also known as the “Superfund” law, and comparable state laws impose liability without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. Such classes of persons include the current and past owners and operators of sites where a hazardous substance was released, and companies that disposed or arranged for disposal of hazardous substances at offsite locations, such as landfills. Under CERCLA, these “responsible persons” may be subject to joint and several, strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, for costs incurred by third parties and for the costs of certain environmental and health studies. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances into the environment. In the course of our operations, we generate wastes or handle substances that may be regulated as hazardous substances, and we could become subject to liability under CERCLA and comparable state laws.

We also may incur liability under the Resource Conservation and Recovery Act (“RCRA”), and comparable state and local laws, which impose requirements related to the handling, storage, treatment and disposal of solid and hazardous wastes. In the course of our operations, we generate petroleum product wastes and ordinary industrial wastes, such as paint wastes, waste solvents and waste oils that may be regulated as hazardous wastes. In addition, our operations also generate solid wastes, which are regulated under RCRA and state law.

Our refinery site has been used for refining activities for many years. Although prior owners may have used operating and waste disposal practices that were standard in the industry at the time, petroleum hydrocarbons and various wastes have been released on or under our refinery site. There has been remediation of soil and groundwater contamination beneath the refinery for many years, and we are required to continue to monitor and perform corrective actions for this contamination until the applicable regulatory standards have been achieved. This remediation is being overseen by the MPCA pursuant to a compliance agreement entered into by Marathon and the agency in 2007. Based on current investigative and remedial activities, we believe that the contamination can be controlled or remedied without having a material adverse effect on our financial condition. However, such costs are often unpredictable, and there can be no assurance that future costs will not become material. We currently anticipate that we will incur costs of approximately $375,000 in 2012 and an additional $1.7 million through the year 2023 in connection with continued monitoring and remediation of this contamination at the refinery.

Water Discharges

The Federal Water Pollution Control Act of 1972, as amended, also known as the Clean Water Act, and analogous state laws impose restrictions and stringent controls on the discharge of pollutants, including oil, into federal and state waters. Such discharges are prohibited, except in accordance with the terms of a permit issued by the EPA or the MPCA. Any unpermitted release of pollutants, including crude oil as well as refined products, could result in penalties, as well as significant remedial obligations. The spill prevention, control, and countermeasure requirements of federal and state laws require containment, such as berms or similar structures, to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak.

The refinery’s wastewater treatment plant utilizes two lagoons. Prior to our ownership of the refinery, Marathon reported to us and to the MPCA several instances in which concentrations of benzene in the wastewater flowing into the first lagoon exceeded the level that could potentially subject the lagoon to regulation as a hazardous waste unit. Since December 2010, we have experienced only three exceedances of benzene discharges into the lagoons and none since March 2011. We have reported the three known instances that have occurred during our period of ownership to the MPCA, and the refinery has engaged in discussions with the MPCA regarding the implications and appropriate responses to these instances. If the benzene level was exceeded, the refinery could be subject to fines and penalties, and if no exemption from hazardous waste regulation applies, the refinery may be required to incur additional capital and operating costs and expenses. The MPCA initiated enforcement against Marathon and us relating to the instances of potentially excessive concentrations of benzene entering the lagoon that occurred during each company’s respective period of ownership. Marathon settled with the State of Minnesota in November 2011. The MPCA enforcement against us remains pending. There can be no assurance that any fines, penalties, costs and expenses that we may incur will not become material. Under the agreements that we entered into with Marathon at the time of the acquisitions, we have the ability to seek reimbursement from Marathon on certain capital costs and expenses that we may incur in connection with any such enforcement action.

Environmental Capital and Maintenance Projects

A number of capital projects are planned for continued environmental compliance at our refinery. For example, in April of 2010, the MPCA issued a new permit that will govern stormwater discharges at the refinery. This new permit included a new effluent standard for total suspended solids (“TSS”). We plan to spend approximately $1.0 million in 2012 in order that the refinery will comply with the TSS standard by 2013, within the time allowed by the permit. We plan to spend approximately $475,000 over the next four years on a number of additional, smaller capital projects at the refinery related to environmental compliance. Additionally, we are currently evaluating upgrades to the refinery’s wastewater treatment plant, potentially including changes to the process used to treat the wastewater, construction of new tanks, closure of one or more existing lagoons, and dredging and disposal of sludge that has accumulated in the lagoons. Depending on the final scope of the wastewater treatment plant upgrades, which will be subject to approval and permitting by the MPCA, we estimate that costs could be as high as $39.5 million over the next two years, beginning in 2012. Pursuant to the agreements entered into in connection with the Marathon Acquisition, Marathon may reimburse us for a portion of the costs and expenses incurred in these wastewater treatment plant upgrades.

Health, Safety and Maintenance

We are subject to the requirements of the federal Occupational Safety and Health Act (“OSHA”) and comparable state occupational safety laws. These laws and the implementing regulations strictly govern the protection of the health and safety of employees. In addition, OSHA’s hazard communication standard requires that information be maintained about hazardous materials used or produced in our operations and that this information be available to employees and contractors and, where required, to state and local government authorities and to local residents. We provide all required information to employees and contractors on how to avoid or protect against exposure to hazardous materials present in our operations. Also, we maintain safety, training and maintenance programs as part of our ongoing efforts to ensure compliance with applicable laws and regulations. We believe that the refinery is in substantial compliance with OSHA and similar state laws, including general industry standards, recordkeeping and reporting, hazard communication and process safety management. The refinery is currently in the process of installing Safety Instrumented Systems to enhance its safety program, and the estimated incremental costs for these installations are $12.4 million over the next two years. The refinery also plans to spend approximately $1.2 million in 2012, with additional costs in future years, depending on project scheduling, to replace relief valves to improve safety. Furthermore, the refinery has budgeted approximately $3.8 million in 2012 for additional safety and process safety management projects.

Pipelines

We own three pipelines: (1) the “Aranco Pipeline,” which connects the refinery to a pipeline owned by Magellan, (2) a 16” pipeline connecting the refinery to the Cottage Grove tank farm and (3) a 12” pipeline connecting the refinery to the Cottage Grove tank farm. Potential environmental liabilities associated with pipeline operation include costs incurred for remediating spills or releases and maintaining the integrity of the pipeline to prevent such spills and releases. Under a lease agreement, Magellan operates the Aranco Pipeline and bears the responsibility and costs for any leaks or spills from the Aranco Pipeline, as well as for maintenance activities.

We also own an equity interest in the Minnesota Pipe Line Company, which owns and operates the pipeline that provides the primary supply of crude oil to the refinery. The Minnesota Pipe Line Company bears the responsibility and costs for any leaks or spills from the pipeline, as well as for maintenance activities.

Retail Business

Our retail business operates convenience stores with fuel stations in Minnesota, Wisconsin, and South Dakota. Each retail station has underground fuel storage tanks, which are subject to federal, state and local regulations. Complying with these underground storage tank regulations can be costly. The operation of underground storage tanks also poses environmental risks, including the potential for fuel releases and soil and groundwater contamination. We are currently completing the investigation and remediation of reported leaks from underground storage tanks at a number of our convenience stores. We currently anticipate that the known contamination at these stores can be remediated for approximately $160,000 through the end of 2012, and an additional cost of approximately $210,000 through the end of 2015. It is possible that we may identify more leaks or contamination in the future that could result in fines or civil liability for us, as well as remediation obligations and expenses. States, including Minnesota, have established funds to reimburse some expenses associated with remediating leaks from underground storage tanks, but such state reimbursement funds may not cover all remediation costs.

Other Government Regulation

Our transportation activities are subject to regulation by multiple governmental agencies. Our projected expenditures related to the Minnesota Pipeline reflect the recurring costs resulting from compliance with these regulations, and these costs may increase due to future acquisitions, changes in regulation, changes in use, ongoing expenditures to maintain reliability and efficiency or discovery of existing but unknown compliance issues. Further, the regulatory burden on the industry increases the cost of doing business and affects profitability. Additional proposals and proceedings that affect the oil industry are regularly considered by Congress, the states, FERC and the courts. We cannot predict when or whether any such proposals may become effective or what impact such proposals may have.

The ICA and its implementing regulations give FERC authority to regulate the rates and the terms and conditions of service of interstate common carrier oil pipelines, such as the Minnesota Pipeline. The ICA and its implementing regulations require that tariff rates and terms and conditions of service of interstate common carrier oil pipelines be just and reasonable and not unduly discriminatory or preferential. The ICA also requires that oil pipeline tariffs setting forth transportation rates and the rules and regulations governing transportation services be filed with FERC.

In October 1992, Congress passed the Energy Policy Act of 1992 (“EPAct”), which, among other things, required FERC to issue rules to establish a simplified and generally applicable ratemaking methodology for petroleum pipelines and to streamline procedures in petroleum pipeline proceedings. FERC responded to this mandate by establishing a methodology for petroleum pipelines to change their rates within prescribed ceiling levels that are tied to an inflation index. Pipelines are allowed to raise their rates to the rate ceiling level generated by application of the index. If the methodology reduces the ceiling level such that it is lower than a pipeline’s filed rate, the pipeline must reduce its rate to conform with the lower ceiling unless doing so would reduce a rate “grandfathered” by EPAct to below the grandfathered level. A pipeline must, as a general rule, use the indexing methodology to change its rates. FERC, however, retained cost-of-service ratemaking, market based rates, agreement with an unaffiliated shipper, and settlement as alternatives to the indexing approach that may be used in certain specified circumstances. The Minnesota Pipeline currently uses the indexing methodology to set its tariff rates. In order for the Minnesota Pipeline to increase rates beyond the maximum allowed by the indexing methodology, it must file a cost-of-service justification, obtain approval from an unaffiliated party that intends to ship on the pipeline (with respect to initial rates for any new service), obtain approval from all current shippers (i.e., settlement), or obtain prior approval to file market-based rates. We do not control the board of managers of the Minnesota Pipe Line Company and thus do not control the decision-making with respect to tariff changes for the Minnesota Pipeline.

FERC’s indexing methodology is subject to review every five years. In an order issued in December 2010, FERC announced that, effective July 1, 2011, the index would equal the change in the producer price index for finished goods plus 2.65% (previously, the index was equal to the change in the producer price index for finished goods plus 1.3%). This index is to be in effect through July 2016. The current or any revised indexing formula could hamper our ability to recover our costs because: (1) the indexing methodology is tied to an inflation index; (2) it is not based on pipeline-specific costs; and (3) it could be reduced in comparison to the current formula. Further, shippers may protest rate increases made within the ceiling levels, but such protests must show that the portion of the rate increase resulting from application of the index is substantially in excess of the pipeline’s increase in costs from the previous year and that the pipeline is substantially over-recovering its cost of service. Shippers may also file complaints against index-based rates, but such complaints must show that the pipeline is substantially over-recovering its cost of service and that application of the index substantially exacerbates that over-recovery. In addition, due to the common carrier regulatory obligation applicable to interstate oil pipelines, capacity must be prorated among shippers in an equitable manner in accordance with the tariff then in effect in the event there are nominations in excess of capacity. Therefore, nominations by new shippers or increased nominations by existing shippers may reduce the capacity available to us.

EPAct deemed petroleum pipeline rates in effect for the 365-day period ending on the date of enactment of EPAct that had not been subject to complaint, protest or investigation during that 365-day period to be just and reasonable under the ICA (“grandfathered”). There are grandfathered rates underlying Minnesota Pipeline’s current rates. Absent a successful challenge against the grandfathered rates, these rates act as a floor below which the pipeline’s rates cannot be lowered. Generally, shippers challenging grandfathered rates must show that a substantial change has occurred since the enactment of EPAct in either the economic circumstances of the oil pipeline, or in the nature of the services provided, that were a basis for the rate. EPAct places no such limit on challenges to a provision of an oil pipeline tariff as unduly discriminatory or preferential. If a shipper were to successfully challenge the grandfathered portion of the Minnesota Pipeline’s rates, the Minnesota Pipeline would no longer benefit from the floor provided by these grandfathered rates and could adversely affect the Minnesota Pipe Line Company’s financial position, cash flows and results of operations.

Under certain circumstances, including a change in FERC’s ratemaking methodology for oil pipelines or a protest or complaint filed by a shipper, FERC could limit the Minnesota Pipe Line Company’s ability to set rates based on its costs, could order it to reduce its rates, and/or could require the payment of refunds and/or reparations to shippers. Rate regulation or a successful challenge to the rates the Minnesota Pipeline charges could adversely affect its financial position, cash flows, or results of operations. Conversely, reduced rates on the Minnesota Pipeline will reduce the rates we are charged as a shipper for transportation of crude oil on the Minnesota Pipeline into our refinery. If FERC found the Minnesota Pipeline’s terms of service to be contrary to statutory requirements, FERC could impose conditions it considers appropriate and/or impose penalties. Further, FERC could declare non-jurisdictional facilities to be common carrier facilities and require that common carrier access be provided or otherwise alter the terms of service and/or rates of such facilities, to the extent applicable.

The Aranco Pipeline, currently leased to and operated by Magellan, is part of Magellan’s interstate pipeline system and, as a result, we are not required to maintain a tariff with respect to the Aranco Pipeline. If this lease were to be terminated and the pipeline were used to transport crude oil or petroleum products in interstate commerce, the Aranco Pipeline would be subject to the interstate common carrier regulatory regime discussed above in the context of the Minnesota Pipeline and we would be required to comply with such regulation in order to operate the Aranco Pipeline. In addition, if the 16” and/or 12” pipeline connecting the refinery to the Cottage Grove tank farm were to provide interstate crude oil or petroleum product transportation service, they would be subject to the same interstate common carrier regulatory regime discussed above.

The Federal Trade Commission, FERC and the Commodity Futures Trading Commission hold statutory authority to monitor certain segments of the physical and futures energy commodities markets. These agencies have imposed broad regulations prohibiting fraud and manipulation of such markets. With regard to our physical sales of oil or other energy commodities, and any related hedging activities that we undertake, we are required to observe the market-related regulations enforced by these agencies, which hold substantial enforcement authority. Failure to comply with such regulations, as interpreted and enforced, could have a material adverse effect on our business, results of operations, and financial condition.

Our petroleum pipeline facilities are also subject to regulation by the U.S. Department of Transportation with respect to their design, installation, testing, construction, operation, replacement and management. We are also subject to the requirements of the Federal Occupational Safety and Health Act and other comparable federal and state statutes that address employee health and safety. Compliance costs associated with these regulations can potentially be significant, particularly if higher industry and regulatory safety standards are imposed in the future.

Legal Proceedings

We are not currently a party to any legal proceedings that, if determined adversely against us, individually or in the aggregate, would have a material adverse effect on our financial position, results of operations or cash flows. Marathon, however, is a named defendant in certain lawsuits, investigations and claims arising in the ordinary course of conducting the business relating to the assets we acquired from Marathon, including certain environmental claims and employee-related matters. For a discussion of certain environmental settlements and consent decrees relating to the assets we acquired from Marathon, see “—Environmental Regulations.” While the outcome of these lawsuits, investigations and claims against Marathon cannot be predicted with certainty, we do not expect these matters to have a material adverse impact on our business, results of operations, cash flows or financial condition. We have not assumed any liabilities arising out of these lawsuits, investigations and claims against Marathon. Marathon also has indemnification obligations to us pursuant to the agreements entered into in connection with the Marathon Acquisition. Marathon’s indemnification obligation resulting from any breach of representations and warranties generally are limited by an indemnification deductible of $25 million and an indemnification ceiling of $100 million and are guaranteed by Marathon Petroleum. In addition, from time to time, we are involved in lawsuits, investigations and claims arising out of our operations in the ordinary course of business.

Intellectual Property

We hold and use certain trade secret and confidential information related specifically to our refining operations. In addition, we are party to various process license agreements that allow us to use certain intellectual property rights of third parties in our refining operations pursuant to fully-paid up licenses. We do not own any patents relating to the refining business but license a limited number of patents from Marathon based on the previous use of such patents in our refining operations.

Employees

As of March 31, 2012, we employed 2,665 people, including 419 employees associated with the operations of our refining business and 2,196 employees associated with the operations of our retail business. Our future success will depend partially on our ability to attract, retain and motivate qualified personnel. We are party to collective bargaining agreements covering approximately 182 of our 419 employees associated with the operations of our refining business and 21 of our 2,196 employees associated with the operations of our retail business. The collective bargaining agreements covering the employees associated with our refining and retail businesses expire in December 2013 and August 2012, respectively. We consider our relations with our employees to be satisfactory.

Properties

Our principal executive offices are located at 38C Grove Street, Suite 100, Ridgefield, Connecticut 06877. The location and general character of our principal refineries, retail locations and other important physical properties have been described by segment under “—Our Refining Business” and “—Our Retail Business.” We believe that our properties and facilities are generally adequate for our operations and that our facilities are maintained in a good state of repair. We are the lessee under a number of cancelable and non-cancelable leases for certain properties. Our leases are discussed more fully in Note 17 to our audited consolidated financial statements.

MANAGEMENT

Our Management

Our general partner manages our operations and activities subject to the terms and conditions specified in our partnership agreement. Our general partner will be indirectly owned by ACON Refining, TPG Refining and certain members of our management team. The operations of our general partner in its capacity as general partner are managed by its board of directors. Actions by our general partner that are made in its individual capacity will be made by its owners, and not by the board of directors of our general partner. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. The executive officers of our general partner will manage our day-to-day activities consistent with the policies and procedures adopted by the board of directors of our general partner.

Limited partners will not be entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation. Our partnership agreement contains various provisions which replace default fiduciary duties under applicable law with contractual corporate governance standards. See “The Partnership Agreement.” Our general partner will be liable, as a general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made expressly non-recourse to it. Our general partner therefore may cause us to incur indebtedness or other obligations that are non-recourse to it.

Whenever our general partner makes a determination or takes or declines to take an action in its individual, rather than representative, capacity, it is entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to us, any limited partner or assignee, and it is not required to act in good faith or pursuant to any other standard imposed by our partnership agreement or under Delaware law or any other law. Examples include the exercise of its call right, its voting rights and its determination whether or not to consent to any merger or consolidation of the partnership.

As a publicly traded partnership, we qualify for, and intend to rely on, certain exemptions from the NYSE’s corporate governance requirements, including the requirement that a majority of the board of directors of our general partner consist of independent directors and the requirement that the board of directors of our general partner have a nominating/corporate governance committee that is composed entirely of independent directors. While not required by NYSE rules, the board of directors of our general partner intends to have a compensation committee; however, our compensation committee may not be composed entirely of independent directors.

As a result of these exemptions, our general partner’s board of directors will not be comprised of a majority of independent directors, our general partner’s compensation committee may not be comprised entirely of independent directors and our general partner’s board of directors does not currently intend to establish a nominating/corporate governance committee. Accordingly, unitholders will not have the same protections afforded to equityholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Board Committees

As required by our partnership agreement, the board of directors of our general partner will maintain a conflicts committee, comprised of independent directors that will determine if the resolution of a conflict of interest with our general partner or its affiliates is fair and reasonable to us. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. The members of the conflicts committee may not be directors, officers or employees of our general partner or any person controlling our general partner, including ACON Refining and TPG Refining, and must meet the independence standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our partnership agreement. In addition, as required by the Exchange Act and the listing standards of the NYSE, the board of directors of our general partner will maintain an audit committee comprised of at least three independent directors. The audit committee may also serve as the conflicts committee.

The board of directors of our general partner will have at least one independent director to serve on the audit committee prior to our units being listed for trading on the NYSE, at least one additional independent director to serve on the audit committee within 90 days after listing of our units on the NYSE and a third independent director to serve on the audit committee not later than one year following the listing of our units on the NYSE.

This committee will oversee, review, act on and report to the board of directors of our general partner on various auditing and accounting matters, including: the selection of our independent accountants, the scope of our audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the audit committee will oversee our compliance programs relating to the legal and regulatory requirements as they relate to financial reporting.

Upon completion of this offering, the compensation committee will operate pursuant to a written charter. This committee will establish salaries, incentives and other forms of compensation for officers and certain other employees of our general partner.

Executive Officers and Directors

We are managed and operated by the board of directors and executive officers of our general partner. In this prospectus, we refer to the executive officers of our general partner as “our executive officers.” The following table sets forth the names, positions and ages of our executive officers and directors:

Name	Age (as of December 31, 2011)	Title
Dan F. Smith	65	Chairman of the Board of Directors
Mario E. Rodriguez	44	Chief Executive Officer and Director
Hank Kuchta	55	President, Chief Operating Officer and Director
Bernard W. Aronson	65	Director
Jonathan Ginns	47	Director
Michael MacDougall	40	Director
Eric Liaw	31	Director
Thomas Hofmann	60	Director
Scott D. Josey	54	Director
David Bonczek	42	Vice President and Chief Financial Officer
Greg Mullins	59	President, St. Paul Park Refining Company

Set forth below is a description of the backgrounds of our directors and executive officers.

Dan F. Smith has served as Chairman of the board of directors of our general partner since                      and Northern Tier Energy LLC since November 2011 and as a director of Northern Tier Energy LLC since May 2011. Mr. Smith is the former chairman, president and chief executive officer of Lyondell Chemical Company. He began his career with ARCO (Atlantic Richfield Company) in 1968 as an engineer. He was elected president of Lyondell Chemical Company in August 1994, chief executive officer in December 1996 and chairman of the board of directors in May 2007. Mr. Smith retired in December 2007 from Lyondell Chemical Company following the acquisition of Lyondell by Basell Polyolefins. Mr. Smith also served as chief executive officer of Equistar Chemicals, LP from December 1997 through December 2007 and as chief executive officer of Millennium Chemicals Inc. from November 2004 until December 2007. Equistar and Millennium are wholly owned subsidiaries of Lyondell. Since retiring from Lyondell in December 2007, Mr. Smith has served as a director of a number of companies. Mr. Smith has been a director of Cooper Industries, PLC since 1998, chairman and a director of Kraton Performance Polymers, Inc. since 2008, chairman and a director of Valerus Compression Services, L.P. since 2010, and chairman and a director of Nexeo Solutions, LLC since 2011. He also serves as a member of the College of Engineering Advisory Council at Lamar University. Mr. Smith is a graduate of Lamar University with a B.S. degree in chemical engineering.

Mr. Smith brings valuable expertise to the board due to his extensive executive experience at the highest levels, including more than ten years of experience as the chief executive officer of a major chemical company.

Mario E. Rodriguez has served as Chief Executive Officer and a director of our general partner since                      and of Northern Tier Energy LLC since December 2010. Mr. Rodriguez founded NTR Partners LLC, an investment partnership focused on the petroleum refining sector, in 2006. Mr. Rodriguez served as president and chief executive officer of NTR Partners LLC from 2006 to 2010 and was chief executive officer of NTR Acquisition Co., an AMEX-hosted company formed for the acquisition of refining assets, from 2006 to 2009. Prior to founding NTR Partners LLC, Mr. Rodriguez was a managing director in the Global Energy Investment Banking Division of Citigroup Global Markets from 2000 to 2006. Prior to Citigroup, he was a Vice President in the Natural Resources & Power Group of J.P. Morgan & Co. and a Consultant in the Energy Directorate of Arthur D. Little, Inc. He received a B.S. in mechanical engineering from Universidad Simon Bolivar, Caracas, Venezuela and an M.B.A. from Harvard Business School.

These experiences, combined with Mr. Rodriguez’s talent for leadership and his long-term strategic perspective, offer significant benefits to Northern Tier Energy LP as a large and complex company.

Hank Kuchta has served as President and Chief Operating Officer and a director of our general partner since                      and of Northern Tier Energy LLC since December 2010. Since January 2010, Mr. Kuchta has been an independent director of the general partner of TransMontaigne G.P., LLC. Since 2006, Mr. Kuchta has been a member of NTR Partners LLC. Mr. Kuchta served as a director as well as president and chief operating officer of NTR Acquisition Co. from 2006 to 2009. Prior to NTR Partners LLC, Mr. Kuchta served as president of Premcor, Inc. from 2003 until 2005 and as chief operating officer of Premcor, Inc. from 2002 until 2005. In 2002, Mr. Kuchta served as executive vice president-refining of Premcor. Premcor operated four refineries in the United States and had approximately 750,000 bpd of refining capacity at the time of its sale to Valero Energy Corporation in April 2005. From 2001 until 2002, Mr. Kuchta served as business development manager for Phillips 66 Company following Phillips’ 2001 acquisition of Tosco Corporation. Prior to Phillips, Mr. Kuchta served in various corporate, commercial and refining positions at Tosco Corporation from 1993 to 2001. Before joining Tosco, Mr. Kuchta spent 12 years at Exxon Corporation in various refining, engineering and financial positions, including assignments overseas. He holds a B.S. in chemical engineering from Wayne State University.

Mr. Kuchta’s extensive operational experience in the refining industry gives him an appreciation for the business practices that are critical to the success of a growing business such as ours.

Bernard W. Aronson has served as a director of our general partner since                      and of Northern Tier Energy LLC since December 2010. Mr. Aronson co-founded ACON Investments LLC in 1996 and has served as managing partner of ACON Investments, L.L.C. since 1996. He has previously served as international advisor to Goldman, Sachs & Co., executive speechwriter and special assistant to the Vice President of the United States and Assistant Secretary of State for Inter-American Affairs. Following his State Department service from 1989 to 1993, he was presented the Distinguished Service Award by the Secretary of State, the State Department’s highest honor. Mr. Aronson has served on the board of directors of Hyatt Hotels Corp since 2004, Liz Claiborne Inc. since 1998, Royal Caribbean Cruise Lines since 1993, and Chroma Oil & Gas since 2008. He chairs the governance committee of Hyatt. He served as director and chair of the governance committee of Mariner Energy Inc. until November 2010 when Mariner Energy merged with Apache Oil and Gas. Mr. Aronson also serves on the board of directors of The National Democratic Institute for International Affairs and the Maryland/D.C. chapter of the Nature Conservancy. He is a member of the Council on Foreign Relations and the Inter-American Dialogue. Mr. Aronson graduated with honors from the University of Chicago.

Mr. Aronson has significant corporate governance experience as a result of having served on a number of public company boards of directors and board committees. He also brings valuable knowledge of the energy industry as a result of his services on the board of directors of Mariner Energy.

Jonathan Ginns has served as a director of our general partner since                      and of Northern Tier Energy LLC since December 2010. Mr. Ginns co-founded ACON Investments LLC in 1996 and has served as managing partner of ACON Investments, L.L.C since 1996. Mr. Ginns has served on a number of public and private boards of directors. He has served on the board of directors of Signal International Inc. since 2003, Milagro Exploration since 2007 and Chroma Oil & Gas Corp since 2008. Mr. Ginns received an M.B.A. from the Harvard Business School, and a B.A. from Brandeis University.

Mr. Ginns’ background as a member of multiple public company boards of directors and familiarity with the energy industry are both assets to the board.

Michael MacDougall has served as a director of our general partner since                      and of Northern Tier Energy LLC since December 2010. Mr. MacDougall is a TPG Partner. Mr. MacDougall leads TPG’s global energy and natural resources investing efforts. Prior to joining TPG in 2002, Mr. MacDougall was a vice president in the Principal Investment Area of the Merchant Banking Division of Goldman, Sachs & Co., where he focused on private equity and mezzanine investments. He is a director of Amber Holdings (successor to certain assets of Alinta Energy), Copano Energy, L.L.C., Energy Future Holdings Corp. (formally TXU Corp.), Graphic Packaging Holding Company, Harvester Holdings, L.L.C., Nexeo Solutions, LLC and Maverick American Natural Gas, LLC, and the general partner of Valerus Compression Services, L.P. He is also a member of the board of directors of the Dwight School Foundation, Islesboro Affordable Property, The Opportunity Network and The University of Texas Development Board. Mr. MacDougall received his B.B.A., with highest honors, from The University of Texas at Austin and received his M.B.A., with distinction, from Harvard Business School.

Mr. MacDougall’s extensive transactional and investment banking experience, his experience as a private equity investor and his experience as a director of other public companies enable Mr. MacDougall to provide valuable insight regarding complex financial and strategic issues in our industry.

Eric Liaw has served as a director of our general partner since                      and of Northern Tier Energy LLC since December 2010. Mr. Liaw is a TPG Vice President. Mr. Liaw is focused on TPG’s global energy and natural resources investing efforts. Prior to joining TPG in 2008, Mr. Liaw attended

Harvard Business School from 2006 to 2008. Prior to attending Harvard Business School, Mr. Liaw was an associate at Bain Capital from 2004 to 2006, where he focused on private equity investments. He is a director of Harvester Holdings, L.L.C. and the general partner of Valerus Compression Services, L.P. Mr. Liaw received his B.A., with highest honors, and B.B.A., with highest honors, from the University of Texas at Austin and received his M.B.A., with distinction, from Harvard Business School.

Mr. Liaw’s knowledge of the energy and natural resources industry, his transactional experience as a private equity investor, and his experience on the boards of Harvester Holdings, L.L.C. and the general partner of Valerus Compression Services, L.P. make him a valuable asset to the board.

Thomas Hofmann has served as a director of our general partner since                      and of Northern Tier Energy LLC since May 2011. Since December 2008, Mr. Hofmann has been retired. Mr. Hofmann served as senior vice president and chief financial officer of Sunoco, Inc., an oil refining and marketing company, from January 2002 to December 2008. Mr. Hofmann also serves as a director of West Pharmaceuticals Services, Inc. and a director of the general partner of Penn Virginia Resource Partners, L.P. In the last five years, he has also served on the board of directors of the general partner of Sunoco Logistics Partners, L.P. and VIASYS Healthcare Inc. Mr. Hofmann received a B.S. degree from the University of Delaware and a master’s degree from Villanova University.

As the former chief financial officer of Sunoco, Inc., Mr. Hofmann has substantial experience and knowledge regarding financial issues related to energy companies and the energy industry. His extensive financial, management and strategic experiences allow him to provide critical insights to the board.

Scott D. Josey has served as a director of our general partner since                      and of Northern Tier Energy LLC since May 2011. Since October 2011, Mr. Josey has been the chief executive officer of Sequitur Energy Management LLC, which performs management oversight services for exploration and production companies. Mr. Josey has owned Chromatic Industries since May 2011, which provides engineered valves to the energy industry. Mr. Josey is the former chairman, president and chief executive officer of Mariner Energy, Inc. He served as the chairman of the board of Mariner Energy, Inc. from August 2001 until November 2010, when Mariner merged with Apache Corporation. He was appointed chief executive officer of Mariner in October 2002 and president in February 2005. From 2000 to 2002, he served as vice president of Enron North America Corp. and co-managed its Energy Capital Resources group. From 1995 to 2000, Mr. Josey provided investment banking services to the oil and gas industry and portfolio management services to institutional investors as a co-founder of Sagestone Capital Partners. From 1993 to 1995, he was a director with Enron Capital & Trade Resources Corp. in its energy investment group. From 1982 to 1993, he worked in all phases of drilling, production, pipeline, corporate planning and commercial activities at Texas Oil and Gas Corp. Since February 2011, Mr. Josey has served as a director of Apache Corporation and currently serves on the executive committee. He is a member of the board and chairman of the compensation committee of the Association of Former Students of Texas A&M University and is also a member of the Society of Petroleum Engineers and the Independent Petroleum Association of America. Mr. Josey obtained a B.S. degree in mechanical engineering from Texas A&M University, his M.B.A. from the University of Texas at Austin and his M.S. in petroleum engineering from the University of Houston.

Mr. Josey has spent his entire 30-year career in the oil and gas industry and as the former chief executive officer of Mariner Energy, Inc., he gained extensive management, financial and technical expertise in the energy field, which brings valuable experience to the board.

David Bonczek has served as Vice President and Chief Financial Officer of our general partner since                      and of Northern Tier Energy LLC since August 2011. Mr. Bonczek previously served as the chief accounting officer for Northern Tier Energy LLC from March to August 2011. Prior to joining Northern Tier Energy LLC, Mr. Bonczek was assistant corporate controller at Chemtura Corporation, a NYSE-listed company, from April 2008 through March 2011. From September 1998 through March 2008, Mr. Bonczek held finance management positions within Eastman Kodak including corporate controller of their Kodak Polychrome Graphics joint venture. Mr. Bonczek began his career with KPMG where his last position was senior manager in their audit practice. Mr. Bonczek received a B.S. degree in accounting from Binghamton University, and he is a Certified Public Accountant.

Greg Mullins has served as President, St. Paul Park Refining Company, since December 2010. Mr. Mullins has a B.S. in chemical engineering from Wayne State University and worked for Marathon Petroleum from 1978 until January 2008. From January 2008 until August 2010, Mr. Mullins was retired. From August 2010 until joining St. Paul Park Refining Co. LLC in December 2010, Mr. Mullins performed consulting work for NTR Partners LLC. During his career with Marathon, Mr. Mullins worked at several of Marathon’s refineries as well as the Findlay, Ohio corporate offices. He has extensive experience in all aspects of refinery operations and management as well as major project development and project management. He has developed and managed refining capital and expense budgets, worked in business development, and led Marathon’s due diligence team for the prospective purchase of BP’s Lima refinery. He developed and sponsored the Detroit refinery expansion while incorporating the requirements for ultra low sulfur fuels while staging the refinery to include significantly larger volumes of heavy, sour Canadian crudes. Mr. Mullins is currently a member of the American Institute of Chemical Engineers, served as an expert panel member for the 2007 National Petroleum Refiners Association Q & A, a former member of the American Petroleum Institute Operating Practices Committee and chaired the Wayne State University Industrial Advisory Board for the Chemical and Metallurgical Engineering Department from 2002 to 2007.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements (“CD&A”) of our named executive officers for 2011 (as set forth in the Summary Compensation Table below) should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion.

Summary of Our Executive Compensation Program

Our executive compensation program has generally been overseen by our board of directors or an informal subcommittee of our board of directors, along with significant input from our senior management team. The ultimate responsibility for making decisions relating to the compensation of our named executive officers differs depending on the compensation element at issue. As of December 31, 2011, our board of directors generally made all decisions regarding salary, a subcommittee of our board of directors addressed overall compensation for Messrs. Rodriguez and Kuchta (our chief executive officer and our president and chief operating officer, respectively), and our senior management team made recommendations to the board of directors regarding all elements of compensation.

We determined that for our fiscal year ended December 31, 2011, the following individuals met the standards of a “named executive officer” for the 2011 fiscal year:

•	Mario Rodriguez—Chief Executive Officer;

•	Hank Kuchta—President and Chief Operating Officer;

•	David Bonczek—Vice President and Chief Financial Officer;

•	Neal Murphy—Former Chief Financial Officer; and

•	Greg Mullins—President, St. Paul Park Refining Company.

Mr. Murphy left our company on August 22, 2011 and was succeeded in the role of Chief Financial Officer by Mr. Dave Bonczek. We have determined that as of December 31, 2011, no other individual met the standards necessary to classify him or her as a “named executive officer.”

Objectives of Our Executive Compensation Program

We have, and will continue to design, an executive compensation program with the following objectives:

•	The recruitment and retention of talented individuals for key leadership positions;

•	The linking of compensation to an executive’s individual performance and our financial performance; and

•	The alignment of our executives’ compensation opportunities with our short-term and long-term financial objectives.

Key Components of Our Compensation Policy

In furtherance of our objectives for our executive compensation program, we have created both fixed and variable compensation elements for our compensation program. We desire to provide a certain level of fixed elements, such as salary and health and welfare benefits, in order to provide stability and reliability to our executives. These fixed compensation elements are important because they allow our executives to keep their main focus on our business objectives. However, we believe that variable compensation elements, such as annual cash bonuses and equity incentive awards, allow us to incentivize and reward our executives in years where they have provided us with superior services, and this “pay for performance” concept aligns the executive’s goals with those of our unitholders. In connection with our commencement of operations following the consummation of the Marathon Acquisition, our named executive officers received compensation in the following forms during the 2011 fiscal year:

•	Base salary;

•	Annual bonus awards;

•	Long-term equity incentive awards in the form of profits interests in NTI Management Company, L.P (“NTI Management”), one of our affiliates that is owned by certain members of our management team;

•	Severance and change in control provisions;

•	Participation in a cash balance retirement plan; and

•	Participation in broad-based retirement, health and welfare benefits.

Mr. Bonczek was the only named executive officer to receive NTI Management profits interest awards during the 2011 year. The remaining named executive officers received NTI Management profits interest awards during the 2010 year in connection with the close of the Marathon Acquisition (see “—Long-Term Equity-Based Incentives” below for more details).

The design of our long-term equity incentive awards will likely be modified on a going forward basis, as we intend to implement a new equity-based incentive compensation plan during the 2012 year. See “—2012 Long Term Incentive Plan” below for more details. We have not historically benchmarked any compensation elements against a particular peer group, but we anticipate that an analysis of our peers’ executive compensation packages will occur after the completion of this offering in order to more closely gauge our competitiveness to that of our peer companies. In January 2012 our board of directors engaged Pearl Meyer & Partners (“PMP”), an independent compensation consulting firm, to review our current compensation programs and to assist us in identifying our peer group. PMP completed its review in May 2012, but as of the date of this filing our board of directors is still reviewing the results and has not made any material compensation decisions for the 2012 year based upon the findings of the PMP report.

The structure of each of the compensation elements provided to our named executive officers during the 2011 fiscal year and the current 2012 fiscal year, where applicable, is described in detail below

Components of Executive Compensation Program

Base Salary

Each named executive officer’s base salary is a fixed component of compensation and does not vary depending on the level of performance achieved. Base salaries are determined for each named executive based on his or her position and responsibility. Our board of directors generally reviews the base salaries for each named executive annually as well as at the time of any promotion or significant change in job responsibilities, and in connection with each review it considers individual and company performance over the course of that year. Our board of directors and our named executive officers worked together to determine appropriate levels of base salary compensation for our named executive officers at our operations following the Marathon Acquisition. They utilized our internal human resources staff to look at publicly available information regarding salaries at various companies within our industry, although a formal peer group or market median was not targeted in making these determinations.

With respect to Messrs. Rodriguez and Kuchta, their base salaries are set forth in formal employment agreements that we entered into on December 1, 2010. Mr. Rodriguez has a base salary of $500,000 per year, while Mr. Kuchta has a base salary of $450,000 per year. Messrs. Rodriguez and Kuchta’s employment agreements provide that our board of directors will set and review their base salaries, and that our board of directors may increase, but not decrease, their base salaries at any time.

Mr. Murphy’s base salary was set forth in the offer letter that we provided to him at the time of his employment, in the amount of $350,000. Messrs. Bonczek and Mullins also received offer letters prior to beginning their employment with us. Mr. Bonczek originally received his offer letter on February 7, 2011, when he was hired as our Chief Accounting Officer and Corporate Controller. We increased the annual base salary set forth in Mr. Bonczek’s offer letter from $235,000 to $270,000 as of August 29, 2011, in order to reflect the change in his position to Chief Financial Officer. Our offer letter to Mr. Mullins was dated December 1, 2010, and provides him with an annual base salary of $275,000.

The base salary earned by each named executive officer for the 2011 fiscal year is set forth in the Summary Compensation Table below. Following our annual review of each named executive officer’s base salary, we increased the annual base salaries of Messrs. Bonczek and Mullins to $300,000 and $295,000, respectively, effective February 27, 2012.

Bonuses

Each of the named executive officers will be eligible to receive annual bonus payments pursuant to an incentive compensation plan (the “Bonus Plan”), which is designed to encourage our employees to achieve our business objectives and to attract and retain key employees through the opportunity for substantial performance-related incentive compensation. For the 2011 calendar year, the Bonus Plan was designed to fully align employee interests with those of our unitholders through primary focus on financial performance, namely earnings before interest, taxes, depreciation, and amortization (“EBITDA”). While the financial drivers of the 2011 Bonus Plan, such as EBITDA, represented our primary performance measurement, our compensation committee retained the right to exercise full discretion to apply other financial or performance measures in determining the payment amount of any individual’s bonus award following its review of our performance during the 2011 year.

The 2011 Bonus Plan set a target bonus award for each participant based upon a percentage of that individual’s base salary: the percentage of salary for the 2011 target Bonus Plan awards was 100% with respect to Messrs. Rodriguez and Kuchta, 70% for Mr. Bonczek, 65% for Mr. Mullins, and would have been 70% for Mr. Murphy had he been employed at the end of the 2011 year. Senior management team participants will generally earn 0% to 200% of their target bonus amount under the Bonus Plan subject to any discretionary adjustments made by our compensation committee. Once a performance metric for the plan is chosen, the compensation committee will assign threshold, target and maximum levels applicable to the performance metric to act as guidelines at the end of the performance period, which will be each full calendar year. If applicable performance targets are earned at a threshold level, the general payout for senior management team participants will be 40% of the target bonus; if performance targets are earned at target, 100% of the target bonus will typically be paid; and if performance targets are earned at maximum levels, up to 200% of the target bonus may be paid.

When making decisions regarding the 2011 amounts to be paid to each named executive officer, our compensation committee reviewed our EBITDA results for the 2011 year, the general target bonus amounts that had been previously set for each executive, and our overall performance during the 2011 year. With respect to the bonus award for Mr. Bonczek, his target bonus amount was prorated for the fact that he served in his position for approximately 80% of the applicable calendar year. The compensation committee recognized that our refinery team members put forth exceptional efforts during the 2011 year, and as Mr. Mullins is the head of our refinery team, the compensation committee determined to provide Mr. Mullins with a bonus percentage of approximately 150% of his original target bonus amount for the year. The compensation committee then determined that the payments received by Messrs. Rodriguez and Kutcha should be consistent with the general base salary percentages that were paid in bonuses to many of our vice president level employees, so they awarded 2011 bonus payments to Messrs. Rodriguez and Kutcha that were approximately 60% of their respective base salaries. Actual amounts paid during the first quarter of 2012 are set forth in our Summary Compensation Table below.

No participant will be entitled to any payments under the Bonus Plan until the individual’s award is approved by our compensation committee. We expect that our compensation committee will approve all awards to be granted within the first fifteen business days after our outside auditors approve our year-end earnings release for the applicable year. A participant should also by and large be employed on the date that the awards are paid to employees generally in order to receive an award payment, although our compensation committee has the discretion to award a pro-rata payment in the event of a participant’s death, disability, or retirement.

Long-Term Equity-Based Incentives

During the 2010 fiscal year, the named executive officers (other than Mr. Bonczek, who received his grant during the 2011 calendar year) received units in NTI Management, which is a limited partner of Northern Tier Investors, LP (“NTI LP”). See “Prospectus Summary—Organizational Structure” for a description of our relationship to NTI LP. The incentive units were granted to the members of our then-current senior management team on December 1, 2010 following the close of the Marathon Acquisition. The NTI Management units granted were Class C units, which are designed as profits interests rather than capital interests. Class C units are further divided into series, from Class C1 to Class C5 units, which correspond to Class C1 to Class C5 units in NTI LP that NTI Management received from NTI LP. Profits interests in NTI LP have no value for tax purposes on the date of grant, but instead are designed to gain value only after NTI LP has realized a certain level of returns for the holders of other classes of NTI LP’s equity. Under the NTI LP partnership agreement, distributions with respect to NTI LP units are made first to Class A common unit holders, until such holders have received a full return of their capital contributions to NTI LP. Distributions are next made to Class A unit holders, Class C1 unit holders and Class D unit holders in accordance with their sharing percentages, until the Class C2 unit threshold is met. Once the Class C2 unit threshold is met, the holders of Class C2 units become eligible to receive distributions alongside the Class A unit holders, the Class C1 unit holders and the Class D unit holders. This process of adding an additional Class C level to the distribution chain continues until Class C5 unit holders are included. Notwithstanding the preceding, once distributions to Class A unit holders from NTI LP equal an aggregate sum of $3.5 million plus 200% of their capital contributions, then distributions will be made solely to holders of Class D units until the Class D unit holders receive $3.5 million. Following the satisfaction of the distribution thresholds described in the preceding sentence, holders of NTI Management units receive distributions from NTI Management that correspond to the distributions made to NTI Management by NTI LP. All Class C units in NTI Management are subject to a five-year vesting schedule, which will lapse in equal 20% installments on each anniversary of the grant date of the units. The vesting schedule may be accelerated in certain situations, which is described in more detail within the “Potential Payments Upon Termination or a Change in Control” section below.

Messrs. Rodriguez and Kuchta each received a grant of Class C2, Class C3, Class C4 and Class C5 units in NTI Management in December 2010 upon the closing of the Marathon Acquisition. Messrs. Murphy and Mullins received grants of Class C1, Class C2 and Class C3 units in NTI Management in 2010. Messrs. Rodriguez and Kuchta chose to reserve the grant of Class C1 units for other executive officers due to the fact that the Class C1 units will receive a payout, if at all, at an earlier date than the remaining classes of units. Messrs. Rodriguez and Kuchta agreed to receive the Class C4 and Class C5 units, which will pay out at a later date, in order to show their commitment to our company and their intent to remain employed for a significant period of time. Mr. Bonczek received grants of Class C1, Class C2 and Class C3 units in NTI Management on March 14, 2011 in connection with his entry into employment with us. The actual number of units and the value associated with a potential payment of Mr. Bonczek’s units is described in greater detail in the “Grants of Plan-Based Awards for the 2011 Fiscal Year” table below.

We believe that overall business success creates meaningful value to both our unitholders and, through their equity holdings, our executives. During the 2012 year, our board of directors determined that the Class C NTI Management units were satisfying our goal of aligning executive and unitholder interests, and granted Messrs. Bonczek and Mullins additional Class C NTI Management units. Dave Bonczek received 113, 906 Class C1 units, and 190,008 each of Class C2 and C3 units. Greg Mullins received 57,759 Class C1 units, and 96,320 each of Class C2 and C3 units. The NTI Management Class C units that were granted to our named executive officers from 2010 to 2012 were intended to provide an immediate and significant alignment between our executives and the success of our business. The information provided with respect to these NTI Management Class C units is provided in order to comply with the disclosure rules of the SEC regarding historical and current material compensation items, but we do not expect that additional grants of NTI Management Class C units or other NTI Management units will comprise a part of our executive compensation program following this offering. We intend to adopt a new equity-based incentive compensation plan during 2012 for our employees and non-employee directors. We intend to design the new equity-based incentive compensation plan in a manner that will allow us to align the interests of our employees and directors with those of our unitholders as well as present incentives to our employees and directors to provide superior service to us. See “—2012 Long Term Incentive Plan” below for more details.

Severance and Change in Control Benefits

We maintained certain agreements with our named executive officers during the 2011 fiscal year that provided for severance and/or change in control protections. We believe that severance protection provisions create important retention tools for us, as post-termination payments allow employees to leave our employment with value in the event of certain terminations of employment that were beyond their control. Post-termination payments allow management to focus their attention and energy on making the best objective business decisions that are in our interest without allowing personal considerations to cloud the decision-making process. Further, we believe that change in control protections maximize unitholder value by encouraging the named executive officers to review objectively any proposed transaction in determining whether such proposal or termination is in the best interest of our unitholders, whether or not the executive will continue to be employed. Executive officers at other companies in our industry and the general market against which we compete for executive talent commonly have post-termination payments, and we have provided this benefit to the named executive officers in order to remain competitive in attracting and retaining skilled professionals in our industry.

A more detailed description of the severance and change in control provisions that we provide to our named executive officers can be found in the “Potential Payments Upon Termination or a Change in Control” section below.

Other Benefits

We provide our employees, including our named executive officers, with health and welfare benefits, as well as certain retirement plans. We currently maintain a plan intended to qualify under section 401(k) of the Code, where employees are allowed to contribute portions of their base compensation into a retirement account. We provide a matching contribution in amounts up to 7.0% of the employees’ eligible compensation, and an additional 2.0% non-elective annual contribution that will not vest until the end of a three-year period of service. The amounts that we contributed to each named executive officer’s account for the 2011 year are reflected in the Summary Compensation Table below.

We adopted a cash balance retirement plan for our employees in November 2011, which is a defined benefit pension plan. Plan benefits are 5% of eligible annual compensation, plus a specified interest credit. Participant account balances are subject to a three-year cliff vesting schedule. The first contribution to the cash balance plan trust was made in December 2011, and we intend to make required contributions during or before the third quarter in 2012. Named executive officer account balances at the end of 2011 are listed in the Pension Benefits table.

We believe that our named executive officers should operate under substantially similar conditions as our employees generally, thus we do not generally provide perquisites to our named executive officers.

Other Compensation Items

Unit Ownership Guidelines and Hedging Policies.    We do not currently have any unit ownership guidelines or hedging policies in place at this time, although we expect that our compensation committee will consider this issue in the near future.

Clawback Policies.    If required by the Sarbanes-Oxley Act of 2002 and/or by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any incentive or equity-based award provided to one of our employees shall be conditioned on repayment or forfeiture in accordance with applicable law, any company policy, and any relevant provisions in the applicable award agreement.

2012 Long-Term Incentive Plan

In order to incentivize our management following the completion of this offering to continue to grow our business, our general partner intends to adopt a new long-term incentive plan, the Northern Tier Energy LP 2012 Long Term Incentive Plan (the “2012 LTIP”), prior to the effective date of this public offering, for the benefit of employees and directors of us, our general partner and each of the affiliates of us and our general partner, who perform services for us. Each of the named executive officers will be eligible to participate in the 2012 LTIP. The 2012 LTIP will provide us with the flexibility to grant unit options, restricted units, phantom units, unit appreciation rights, cash awards, distribution equivalent rights, substitute awards, and other unit-based awards, or any combination of the foregoing. These awards are intended to align the interests of plan participants (including the named executive officers) with those of our unitholders and to give plan participants the opportunity to share in our long-term performance. At the time of this filing we have not granted any awards under the 2012 LTIP or made any decisions about specific grants to our named executive officers.

Units Reserved Under the Plan

The 2012 LTIP will initially limit the number of common units that may be delivered pursuant to vested awards to          common units. Units cancelled, settled in cash, forfeited or withheld to satisfy exercise prices or tax withholding obligations will be available for delivery pursuant to other awards. The common units delivered pursuant to such awards may be common units acquired in the open market or acquired from any affiliate or other person, or any combination of the foregoing, as determined in the discretion of the committee (as defined below).

Administration of the Plan

The 2012 LTIP will be administered by the board of directors of our general partner or an alternative committee appointed by the board of directors of our general partner, which we refer to together as the committee. The committee may also delegate its duties as appropriate. The general partner’s board of directors or the committee may terminate or amend the 2012 LTIP or any part of the 2012 LTIP at any time with respect to any common units for which a grant has not yet been made, including increasing the number of common units that may be granted, subject to the requirements of the exchange upon which the units are listed at that time or other applicable law. However, no change other than changes pursuant to a subdivision or consolidation of units, a recapitalization, or a change in control or other “corporate event”, may be made that would materially reduce the rights or benefits of a participant without the consent of the participant. The 2012 LTIP will expire upon the earlier of (i) its termination by the board of directors of our general partner, (ii) the date common units are no longer available under the 2012 LTIP for grants, or (iii) the tenth anniversary of the date the 2012 LTIP is approved by our general partner.

Awards

In General.    The committee may make grants of unit options, restricted units, phantom units, unit appreciation rights, distribution equivalent rights, substitute awards, cash awards and other unit-based awards, or any combination of the foregoing, which grants shall contain such terms as the committee shall determine, including terms governing the service period and/or performance conditions pursuant to which any such awards will vest and/or be settled, as applicable. The number of common units subject to awards will be determined by the committee. When considering the type and number of awards to make under the 2012 LTIP, the committee will consider its general compensation policies and philosophies.

Unit Options.    Unit options are options to acquire common units at a specified price. The exercise price of each option granted under the 2012 LTIP will be stated in the option agreement and may vary; provided, however, that, the exercise price for an option must not be less than 100% of the fair market value per common unit as of the date of grant of the option unless that option award is intended to otherwise comply with the requirements of Section 409A of the Code. Options may be exercised in the manner and at such times as the committee determines for each option, unless that option award is determined to be subject to Section 409A of the Code, where the option award will be subject to any necessary timing restrictions imposed by the Code or federal regulations. The committee will determine the methods and form of payment for the exercise price of an option and the methods and forms in which common units will be delivered to a participant.

Restricted Units.    A restricted unit is a common unit that vests over a period of time and during that time is subject to forfeiture. The committee will be able to make grants of restricted units containing such terms as it shall determine, including the period over which restricted units will vest, or whether the restricted unit will entitle the holder to receive cash distribution rights during the vesting period for the award.

Phantom Units.    A phantom unit entitles the grantee to receive a common unit upon or within the fifteen day period following the phantom unit’s vesting date or, in the discretion of the committee, a cash payment equivalent to the fair market value of a common unit calculated on the day the phantom units vest. The committee will be able to make grants of phantom units containing such terms as it shall determine, including the period over which phantom units vest.

Unit Appreciation Rights (“UAR”).    A UAR is the right to receive, in cash or in common units, as determined by the committee, an amount equal to the excess of the fair market value of one common unit on the date of exercise over the grant price of the UAR. The committee will be able to make grants of UARs and will determine the time or times at which a UAR may be exercised in whole or in part. The exercise price of each UAR granted under the 2012 LTIP will be stated in the UAR agreement and may vary; provided, however, that, the exercise price must not be less than 100% of the fair market value per common unit as of the date of grant of the UAR unless that UAR award is intended to otherwise comply with the requirements of Section 409A of the Code.

Distribution Equivalent Rights (“DER”).    The committee will be able to grant DERs in tandem with awards under the 2012 LTIP (other than an award of restricted units or a unit award). DERs entitle the participant to receive cash equal to the amount of any cash distributions made by us during the period the DER is outstanding. Payment of a DER issued in connection with another award may be subject to the same vesting terms as the award to which it relates or different vesting terms, in the discretion of the committee.

Substitute Awards.    The 2012 LTIP will permit the grant of awards in substitution for similar awards held by individuals who become employees or directors as a result of a merger, consolidation or acquisition by us, an affiliate of another entity or the assets of another entity. Such substitute awards that are unit options or UARs may have exercise prices less than 100% of the fair market value per common unit on the date of the substitution if such substitution complies with Section 409A of the Code and its regulations, and other applicable laws and exchange rules.

Cash Awards and Other Unit-Based Awards.    The 2012 LTIP will permit the grant of cash awards or other unit-based awards, which are awards that may be based, in whole or in part, on the value or performance of a common unit or are denominated or payable in common units. Upon settlement, the unit-based award may be paid in common units, cash or a combination thereof, as provided in the award agreement.

Performance Awards.    The committee may condition the right to exercise or receive an award under the 2012 LTIP, or may increase or decrease the amount payable with respect to an award, based on the attainment of one or more performance conditions deemed appropriate by the committee.

Other Provisions

Tax Withholding.    Unless other arrangements are made, the committee will be authorized to withhold from any award, from any payment due under any award, or from any compensation or other amount owing to a participant the amount (in cash, units, units that would otherwise be issued pursuant to such award, or other property) of any applicable taxes payable with respect to the grant of an award, its settlement, its exercise, the lapse of restrictions applicable to an award or in connection with any payment relating to an award or the transfer of an award and to take such other actions as may be necessary to satisfy the withholding obligations with respect to an award.

Anti-Dilution Adjustments.    If any “equity restructuring” event occurs that could result in an additional compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) if adjustments to awards with respect to such event were discretionary, the committee will equitably adjust the number and type of units covered by each outstanding award and the terms and conditions of such award to equitably reflect the restructuring event, and the committee will adjust the number and type of units with respect to which future awards may be granted. With respect to a similar event that would not result in a FASB ASC Topic 718 accounting charge if adjustment to awards were discretionary, the committee shall have complete discretion to adjust awards in the manner it deems appropriate. In the event the committee makes any adjustment in accordance with the foregoing provisions, a corresponding and proportionate adjustment shall be made with respect to the maximum number of units available under the 2012 LTIP and the kind of units or other securities available for grant under the 2012 LTIP. Furthermore, in the case of (i) a subdivision or consolidation of the common units (by reclassification, split or reverse split or otherwise), (ii) a recapitalization, reclassification or other change in our capital structure or (iii) any other reorganization, merger, combination, exchange or other relevant change in capitalization of our equity, then a corresponding and proportionate adjustment shall be made in accordance with the terms of the 2012 LTIP, as appropriate, with respect to the maximum number of units available under the 2012 LTIP, the number of units that may be acquired with respect to an award, and, if applicable, the exercise price of an award in order to prevent dilution or enlargement of awards as a result of such events.

Change of Control.    Upon a “change of control” (as defined in the 2012 LTIP and as summarized below), the committee may, in its discretion, (i) remove any forfeiture restrictions applicable to an award, (ii) accelerate the time of exercisability or vesting of an award, (iii) require awards to be surrendered in exchange for a cash payment, (iv) cancel unvested awards without payment or (v) make adjustments to awards as the committee deems appropriate to reflect the change of control. For purposes of the 2012 LTIP, a “change of control” occurs (a) when any person or group, other than us, our general partner or an affiliate of either us or of our general partner, becomes the beneficial owner of 50% or more of the voting power of the voting securities of us or our general partner, (b) upon the approval of a plan of complete liquidation of us or our general partner, (c) upon the sale or other disposition of all or substantially all of our general partner’s assets or our assets, (d) when our current general partner or an affiliate of our current general partner ceases to be our general partner, or (e) upon any other event as described in an award agreement with respect to an award under the 2012 LTIP. Further, if an award granted under the 2012 LTIP constitutes a “deferral of compensation” under Section 409A of the Code, a “change of control” will not be deemed to occur unless that event also constitutes a “change in the ownership of a corporation”, a “change in the effective control of a corporation”, or a “change in the ownership of a substantial portion of a corporation’s assets”, in each case within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations promulgated under Section 409A of the Code, as applied to non-corporate entities.

Summary Compensation Table

The table below sets forth the annual compensation earned during the 2011 fiscal year (and for those individuals that were also considered named executive officers during the 2010 year, the 2010 fiscal year) by our “named executive officers.” When the year “2010” is used in the table below, the reference reflects only amounts that were paid between the period of December 1, 2010 (the date that we commenced operations in connection with the Marathon Acquisition) and December 31, 2010 (the “Short Year”).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Change in Pension Value	All Other Compensation(4)	Total ($)
Mario Rodriguez	2011	500,000	300,000	—	12,250	25,846	838,096
Chief Executive Officer	2010	41,667	—	2,307,504	—		2,349,171

Neal Murphy(5)	2011	249,038	—	—	—	89,250	338,288
Chief Financial Officer	2010	29,167	—	731,722	—		760,889

Hank Kuchta	2011	450,000	270,000	—	12,250	21,749	753,999
President and Chief Operating Officer	2010	37,500	—	1,887,958	—		1,925,458

David Bonczek(5)	2011	192,211	150,000	121,488	6,312	7,572	477,583
Vice President and Chief Financial Officer

Greg Mullins	2011	275,000	290,000	—	11,421	13,327	589,748
President, St. Paul Park Refining Company

(1)	Amounts in this column for the 2010 year reflect the salary earned by each of the executive officers during the Short Year. Annual base salaries for the 2010 year were $500,000, $350,000 and $450,000 for Messrs. Rodriguez, Murphy and Kuchta respectively.
(2)	The amounts reported in this column for the 2011 year reflect the amount of the 2011 Bonus Plan awards that we paid out during the first quarter of 2012. In addition to the bonuses paid pursuant to the 2011 Bonus Plan, Mr. Mullins received a one-time sign-on bonus of $25,000.
(3)	Despite the fact that profits interests such as the NTI Management Class C units do not require the payment of an exercise price, we believe that these awards are economically similar to stock options due to the fact that they have no value for tax purposes at grant and will obtain value only as the price of the underlying security rises, and as such, are required to be reported in this title under the “Option Awards” column. No “options” in the traditional sense have been granted to our named executive officers during the Short Year or the 2011 fiscal year. Amounts included reflect the grant date fair value of the NTI Management Class C units granted to the named executive officers on December 1, 2010, or with respect to Mr. Bonczek, March 14, 2011, computed in accordance with FASB ASC Topic 718. As each 2010 NTI Management Class C unit was granted during the Short Year, the amount shown in the table above for the 2010 year is the full grant date fair value rather than any proportionate share of the awards. The assumptions used to calculate these values for 2010 and 2011 grants were as follows: (a) the expected term was 6.5 years; (b) current price of the underlying unit was $1.00; (c) the expected volatility was 40.6%; (d) the expected dividend yield was 0.0%; and (e) the risk-free investment rate was 2.7%.

(4)	Other than with respect to Mr. Murphy, amounts included here reflect the contribution that each named executive officer received from us in the form of matching contributions into their 401(k) plan accounts for the 2011 year. In addition, we paid a life insurance premium on behalf of Mr. Rodriguez to Banner Life in the amount of $9,346, and on behalf of Mr. Kuchta to MetLife in the amount of $4,599. The amount disclosed for Mr. Murphy consists of the first installment of his separation payment that was paid to him on November 22, 2011 under a separation agreement that he entered in to with us following his resignation (described in greater detail below).
(5)	Mr. Murphy is no longer an employee, and has been succeeded by Mr. Dave Bonczek. Mr. Bonczek was previously our Chief Accounting Officer before he became our Chief Financial Officer on August 22, 2011. Amounts reflected in Mr. Bonczek’s “salary” column reflect payments with respect to his previous salary ($235,000) from February 7, 2011 to August 29, 2011, and payments with respect to his current salary ($270,000) from August 29, 2011 to December 31, 2011.

Grants of Plan-Based Awards for the 2011 Fiscal Year

Name	Grant Date	Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
David Bonczek
Class C1 Units	3/14/2011	60,000	N/A	26,897
Class C2 Units	3/14/2011	145,000	N/A	52,528
Class C3 Units	3/14/2011	145,000	N/A	42,063

(1)	As explained in Footnote 3 to the Summary Compensation Table above, awards reflected in this column represent the number of NTI Management Class C units granted to Mr. Bonczek (the only named executive officer that received such awards during the 2011 fiscal year), rather than actual “option” awards.
(2)	Amounts reflected in this column reflect the grant date fair value of the NTI Management Class C units in accordance with FASB ASC Topic 718.

Narrative Description to the Summary Compensation Table and the Grant of Plan-Based Awards Table for the 2011 Fiscal Year

We entered into formal employment agreements with Messrs. Rodriguez and Kuchta on December 1, 2010. Both employment agreements have a term of employment of one year, with automatic one-year renewals, absent notice by either the executive or us of the intention not to renew the agreement. Mr. Rodriguez has an annual base salary of $500,000, Mr. Kuchta has an annual base salary of $450,000, and each executive has an annual cash incentive bonus target of 100% of their respective annual base salary. The employment agreements for each executive set forth their December grant of NTI Management Class C units, described in greater detail above. Messrs. Rodriguez and Kuchta are eligible to participate in our employee benefit programs, plans and practices in accordance with the terms and conditions of the individual plans, and we provide a life insurance benefit to each of the executives in an amount that will equal no less than 200% of their respective base salaries. The employment agreements contain severance protections, standard confidentiality, non-solicitation and non-compete provisions, each of which is described in greater detail in the “Potential Payments Upon a Termination or Change in Control” section below.

We sent an offer letter to Mr. Murphy on November 22, 2010 that generally set forth the terms and conditions that governed his employment relationship with us, although his offer letter estimated that December 1, 2010 would be the effective employment date applicable to him. Mr. Murphy had an annual base salary of $350,000. The offer letter set forth the number of NTI Management Class C units that Mr. Murphy received on December 1, 2010, although the material terms and conditions of the NTI Management Class C units are set forth in individual award agreements and the NTI Management partnership agreement. The offer letter stated that Mr. Murphy would be eligible to participate in all applicable employee benefit plans that we maintain, subject to the terms and conditions of the individual plans. Mr. Murphy was also eligible to receive certain relocation benefits in connection with his move to Ridgefield, Connecticut, up to $100,000, which included temporary living assistance and moving costs that occurred during the first twenty-four months of his employment with us. Upon Mr. Murphy’s resignation in August, we entered into a new separation agreement with him that governs his severance arrangements; please see the “Potential Payments Upon Termination or a Change in Control” section below for more details.

The offer letters provided to Messrs. Bonczek and Mullins contained substantially similar provisions regarding compensation and benefits to the offer letter for Mr. Murphy described above. Mr. Bonczek’s offer letter originally provided him with a salary of $235,000, which was increased to $270,000 by our board of directors in August of 2011 in order to reflect his new position as Chief Financial Officer. The potential severance benefits for Mr. Bonczek are further described in the “Potential Payments Upon a Termination or Change in Control” below. Mr. Mullins offer letter was provided to him on December 1, 2010, and set forth his base salary of $275,000.

Each of the named executive officers hold NTI Management Class C units that are subject to a five year, equal installment vesting schedule. The potential acceleration or forfeiture events relating to these units are described in greater detail within the “Potential Payments Upon a Termination or Change in Control” section below.

Percentage of Salary in Comparison to Total Compensation

Name	Salary Percentage of Total Compensation
Mario Rodriguez	95%
Hank Kuchta	95%
David Bonczek	72%
Greg Mullins(*)	92%

(*)	Mr. Mullins’ bonus taken into account for this calculation did not include his one-time signing bonus that was paid during the 2011 year.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information on the current NTI Management Class C units held by the named executive officers. This table includes unvested NTI Management Class C units. The vesting dates for each award are shown in the accompanying footnotes.

	Option Award(1)
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Mario Rodriguez
Class C2 Units(2)	1,210,000	N/A	N/A
Class C3 Units(2)	1,210,000	N/A	N/A
Class C4 Units(2)	2,145,000	N/A	N/A
Class C5 Units(2)	2,145,000	N/A	N/A

Hank Kuchta
Class C2 Units(2)	990,000	N/A	N/A
Class C3 Units(2)	990,000	N/A	N/A
Class C4 Units(2)	1,755,000	N/A	N/A
Class C5 Units(2)	1,755,000	N/A	N/A

David Bonczek
Class C1 Units(3)	60,000	N/A	N/A
Class C2 Units(3)	145,000	N/A	N/A
Class C3 Units(3)	145,000	N/A	N/A

Greg Mullins
Class C1 Units(2)	160,000	N/A	N/A
Class C2 Units(2)	240,000	N/A	N/A
Class C3 Units(2)	240,000	N/A	N/A

(1)	As explained above, the applicable equity awards that are disclosed in these tables are NTI Management Class C units rather than traditional “option” awards.
(2)	Each unexercisable unit reflected in this row has the same vesting schedule, which will vest in equal installments on December 1, 2012, 2013, 2014 and 2015.
(3)	Each unexercisable unit reflected in this row has the same vesting schedule, which will vest in equal installments on March 14, 2012, 2013, 2014, 2015 and 2016.

Option Exercises and Stock Vested in the 2011 Fiscal Year

	Option Awards(1)
Name	Number of Units Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)
Mario Rodriguez	1,677,550	0
Hank Kuchta	877,500	0
Greg Mullins	160,000	0

(1)	As explained above, the applicable equity awards that are disclosed in these tables are NTI Management Class C units rather than traditional “option” awards. The numbers shown here reflect only the number of NTI Management units that became vested during the 2011 year. The NTI Management Units were not designed with exercise features, therefore there was no settlement associated with the vesting of the units.

(2)	Amounts shown in this column reflect our best estimate of the value of the NTI Management Class C units that each named executive officer received upon the vesting of the awards.

Pension Benefits

Each of the named executive officers is eligible to participate in the cash balance pension plan that we adopted during November 2011.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During 2011 Fiscal Year ($)
Mario Rodriguez	Northern Tier Energy Retirement Plan	1.08	12,250	—
Neal Murphy	Northern Tier Energy Retirement Plan	.72	0	—
Hank Kuchta	Northern Tier Energy Retirement Plan	1.08	12,250	—
David Bonczek	Northern Tier Energy Retirement Plan	.80	6,312	—
Greg Mullins	Northern Tier Energy Retirement Plan	1.08	11,421	—

The Northern Tier Energy Retirement Plan (the “Plan”) is a funded, tax-qualified, noncontributory defined benefit pension plan that covers certain employees. Eligible employees under the Plan include all employees with benefit classifications of refinery, corporate or terminal who have attained age 21 and completed three months of service. Excluded employees include all those with other benefit classification codes, temporary employees, independent contractors and collectively bargained employees under an agreement that does not provide for participation in the Plan. The Plan is designed as a cash balance plan wherein a participant’s account is credited each year with a pay credit and an interest credit such that increases and decreases in the value of the Plan’s investments do not directly affect the benefit amounts promised to participants.

As of the end of the Plan year, the Plan provides for a pay credit equal to 5% of Compensation (as defined below) for each participant who has completed an hour of service during the Plan year. If a participant’s employment is terminated during the Plan year, he is entitled to the pay credit as of the date of termination. Compensation under the Plan includes wages under Section 3401(a) of the Code excluding severance pay, sign-on bonuses, or any signing bonuses paid to collectively bargained employees.

In addition, each calendar month, the Plan also provides for an interest credit equal to the participant’s account balance times the one plus the applicable interest rate to the 1/12th power minus 1. Participants are not entitled to interest credits beginning on or after the annuity starting date unless the benefit is paid solely to satisfy Section 401(a)(9) of the Code or during the Plan year of termination. The applicable interest rate is the average annual yield on 30-year U.S. Treasury bonds for September of the immediately preceding calendar year. For 2012, the interest crediting rate will be 3.65%.

A participant is 100% vested in his or her account upon completion of three years of vesting service (includes service with Marathon Oil Company based on the most recent date of hire). If a participant terminates for a reason other than death or disability before completion of this time period, he or she forfeits all benefits under the Plan. If a participant attains normal retirement age, dies or becomes disabled, then he or she is entitled to 100% vesting. A participant attains normal retirement age at age 65. A participant is deemed to be disabled if he or she qualifies for benefits under the long-term disability plan or qualifies for Federal Social Security disability benefits.

The amount of benefit payable with respect to a participant will be his or her vested account balance if payable in lump sum or the actuarially equivalent of such balance if paid in another form; however, where a participant terminated after attaining his or her normal retirement date, the benefit is the greater of the vested account balance or the actuarial increase in such balance as of the end of the preceding Plan year (or, of later, his or her normal retirement date). The normal form of distribution is a qualified joint and survivor annuity if the participant is married on his or her annuity starting date or a single life annuity if he or she is unmarried on that date. Optional forms of distribution include as follows: (1) lump sum, (2) single life annuity, (3) qualified joint and survivor annuity, or (4) the optional joint and survivor annuity.

Nonqualified Deferred Compensation

We do not currently maintain a plan or arrangement that provides for nonqualified deferred compensation benefits.

Potential Payments Upon Termination or a Change in Control

We provide our named executive officers with certain severance and change in control benefits. The rationale for providing these benefits to our executives is described in detail in the CD&A above.

Employment Agreements and Offer Letters

On termination of Messrs. Rodriguez and Kuchta employment by us or the executive due to a notice of non-renewal, the executive will receive any earned but yet unpaid base salary, any earned but yet unpaid bonus for the year that precedes the year in which his termination occurs, reimbursement of any business expenses incurred and all employee benefits he may be entitled to receive under our employee benefit plans (the “Accrued Rights”), and a pro-rata portion of any annual performance bonus that the executive would have been entitled to receive for the year in which the termination occurs (the “Pro-rata Bonus”). If we deliver the notice of non-renewal to the executive, he will also receive continued base salary payments for a period of twenty-four months.

In the event that Messrs. Rodriguez or Kuchta is terminated by us without Cause or by the executive with Good Reason (each term defined below), the executive will be entitled to the Accrued Rights, his Pro-rata Bonus, his annual base salary for the twenty-four month period following the date of his termination of employment and certain health care continuation benefits for the eighteen-month period following the date of termination of his employment (the “Medical Benefits”). If the executive incurs Disability (as defined below) during their employment with us, he will receive the Accrued Rights, the Medical Benefits, any amounts that may be payable to them pursuant to any long-term disability plan that we may maintain at the time of their termination from service due to that Disability (that will be paid through insurance policies rather than by the company directly), and continued payments of their base salary for the period of time, if any, that our short-term disability policy covering the executive is in effect before the long-term disability policy becomes effective. A termination of employment for Cause or due to death will result solely in the payment of any Accrued Rights. “Cause” is generally defined for Messrs. Rodriguez and Kuchta as (1) the executive’s failure to comply with any reasonable instruction from our board of directors; (2) the executive’s misconduct, resulting from willful or grossly negligent conduct, which is materially injurious to us or our affiliates; (3) the executive’s intentional or knowingly fraudulent act against us, our customers, clients or employees; (4) the executive’s material breach of his employment agreement; or (5) the executive being charged with, convicted of, or pleading guilty or no contest to a felony or a crime involving fraud, dishonesty or moral turpitude. “Good Reason” is defined in the employment agreements as: (1) our failure to continue the executive in his current position, or to reelect or reappoint the executive to our board of directors,

(2) our material breach of the employment agreement, (3) a substantial adverse reduction in the executive’s duties or responsibilities, or (4) our relocation of our business offices more than twenty miles away from its present location. Messrs. Rodriguez and Kuchta may be considered to have incurred a “Disability” if they meet the definition for such term in our long-term disability plan in effect at such time.

Messrs. Rodriguez and Kuchta will only receive the severance benefits described above upon the executive’s execution of a general release in our favor, and subject to his continued compliance with the restrictive covenants in his employment agreement. Each of the executives will be subject to restrictive covenants following his termination of employment, including non-compete, non-disclosure of confidential information and non-solicitation provisions, in the case of the non-compete provision, for a one year period and in the case of the non-solicitation provision, for a two year period.

If an executive is a “specified employee” under Section 409A of the Code at the time of his termination of employment, there are certain severance payments that could create an excise tax for the executive officer if the timing of that payment occurs immediately following his termination of employment. In the event that Messrs. Rodriguez or Kuchta is deemed to be a “specified employee” and the severance or any portion of the severance payment due to them would create excise taxes under Section 409A of the Code, their employment agreements state that we will defer the payment of that amount until the date that is six months following the executive’s termination of employment.

The offer letter we provided to Mr. Bonczek states that if his employment is terminated in connection with a change in control, he will receive severance in an amount equal to six (6) months of his then-current annual base salary, and he would become immediately vested in any outstanding equity awards held at the time of the termination, if any (other than the NTI Management Class C units). In the event that Mr. Bonczek’s employment is terminated for any other reason (other than for Cause), or resigns for Good Reason (each term defined as follows), he would receive severance in the amount of six (6) months of his then-current annual base salary. The offer letter defines “Cause” as Mr. Bonczek’s willful and continuous failure to substantially perform his duties (other than in connection with a physical or mental incapacity), his gross misconduct or gross negligence, or his conviction of, or entrance of a plea of, guilty or nolo contendere to a felony. A “Good Reason” termination means: (1) a material diminution of Mr. Bonczek’s position, duties or responsibilities, in the title or office that he holds, or our failure to see him reelected to that position; (2) a reduction in his base salary or target incentive opportunity; (3) a material reduction in his employee benefits; (4) without his express consent, our relocation of the place at which he provides services to us by more than 40 miles from Ridgefield, Connecticut; or (5) a material breach of the provisions of the his offer letter.

Mr. Mullins’ offer letter did not contain severance or change in control provisions or protections during the 2011 year.

Mr. Murphy resigned his employment with us on August 22, 2011. We entered into a Separation Agreement and Release of Claims agreement (the “Separation Agreement”) with Mr. Murphy on November 2, 2011 that provided Mr. Murphy with a cash separation payment in the amount of $357,000, provided that he continues to comply with certain confidentiality clauses regarding our business or propriety information. The separation payment will be divided into four separate and equal payments, the first and second of which occurred on November 22, 2011 and February 22, 2012, respectively. The remaining installments shall be paid on each of May 22, 2012 and August 22, 2012. The severance payment represents the full and final settlement of any amounts that may be due to Mr. Murphy in relation to his employment with us.

During the 2012 year our board of directors reviewed the offer letters that we provided to Messrs. Bonczek and Mullins upon the beginning of their employment, and made certain modifications to the severance benefits that were contained within Mr. Bonczek’s letter, as well as added severance benefits to Mr. Mullins’ letter. Both Messrs. Bonczek and Mullins will receive a severance payment equal to one (1) year of their respective then-current annual base salaries, and the acceleration of vesting for any outstanding equity awards, in the event that the executive is terminated in connection with a change in control. In the event that the executive’s employment is terminated for any other reason (other than for Cause), or he resigns for Good Reason, he would receive a severance payment equal to one (1) year of his then-current annual base salary. These benefits were not in effect as of December 31, 2011, thus the numbers in the table below reflect the amounts that each executive would have been entitled to receive as of December 31, 2011 under their original offer letters.

NTI Management Class C Unit Agreements

Class C unit agreements and the NTI Management partnership agreement set forth the treatment of the NTI Management Class C units upon a termination of employment or a change in control.

The normal five-year NTI Management Class C unit vesting schedule will be accelerated upon the occurrence of an MoM Event (defined below) prior to the termination of an executive’s employment by us, NTI LP or any of our subsidiaries or the subsidiaries of NTI LP. Full acceleration would also occur in the event that the holder is terminated without Cause or terminates for Good Reason (each term as defined below) in the two-year period following a Change in Control (as defined below). The NTI Management Class C units would also receive partial accelerated vesting upon the holder’s death or Disability (as defined below), as the holder would be credited with one additional year of service. All other terminations of employment would result in forfeiture of unvested units. Once a NTI Management Class C unit becomes vested, it will remain outstanding unless and until it is repurchased by NTI Management in accordance with the procedures set forth in the NTI Management partnership agreement. NTI Management’s partnership agreement generally states that NTI Management will have the right, but not the obligation, to repurchase the Class C units upon a termination of the holder’s employment for any reason. Any such repurchase would use the fair market value of the Class C unit on the date that NTI Management exercises its right to repurchase that unit, except in the case of a termination for Cause or in the event that the holder joins a competitor within a twelve-month period, in which case the purchase price would be the lower of the fair market value or any purchase or strike price assigned to the unit. “Fair market value” is determined by the general partner of NTI Management in good faith based upon the liquidation value of the Class C units at the time of repurchase.

The NTI Management partnership agreement defines an “MoM Event” as the distribution of an amount that, when distributed pursuant to the normal distribution process set forth in the NTI LP partnership agreement (described above in the CD&A), results in the holders of the Class A common units receiving total distributions in an amount equal to 200% of their capital contributions. We do not expect that this offering will trigger an MoM Event for the NTI Management Class C units. The term “Cause” is defined in the NTI Management partnership agreement in substantially the same terms as that found in Messrs. Rodriguez and Kuchta’s employment agreements described above. A “Good Reason” termination will generally occur if there is a material reduction to the executive’s base salary, authority, duties or responsibilities, a material change to the executive’s primary work location, or we take any other action that constitutes a material breach of our employment relationship with that executive. A “Change in Control” will be deemed to occur upon (1) a liquidation, dissolution or winding up of us, Northern Tier Holdings or NTI LP; (2) a transfer by NTI LP or its subsidiaries of all or substantially all of the consolidated assets of NTI LP and its subsidiaries; or (3) a business combination or reorganization of NTI LP or its subsidiaries with any other person where more than fifty percent of the combined voting power of the surviving entity’s stock outstanding prior to the transaction is not owned, directly or indirectly, by NTI LP.

The table below shows our best estimate of the amount of payments and benefits that each of the named executive officers would receive upon a termination of employment or a change in control if that event had occurred on December 31, 2011. Amounts payable upon any event will not be determinable until the actual occurrence of any particular event. Estimates below do not include the value of any Accrued Rights, vacation, sick or holiday pay, as all such amounts have been assumed to be paid current at the time of the event in question.

Executive	Termination of Employment due to Our Non-Renewal of Employment Agreement ($)	Termination of Employment for Cause ($)	Termination of Employment without Cause or for Good Reason ($)	Termination of Employment for Disability ($)(5)	Termination of Employment for Death ($)(6)	Termination of employment without Cause or Good Reason within a Two Year Period of a Change in Control (7)($)	MoM Event ($)
Mario Rodriguez
Base Salary and Bonus(1)	1,300,000	N/A	1,300,000	250,000	1,300,000	1,300,000	N/A
Continued Medical(2)	N/A	N/A	15,716	15,716	N/A	15,716	N/A
Accelerated Equity(3)	N/A
Total	1,300,000		1,315,716	265,716	1,300,000	1,315,716

Hank Kuchta
Base Salary and Bonus(1)	1,170,000	N/A	1,170,000	225,000	900,000	1,170,000	N/A
Continued Medical(2)	N/A	N/A	0	0	N/A	0	N/A
Accelerated Equity(3)	N/A
Total	1,170,000		1,170,000	225,000	900,000	1,170,000

David Bonczek
Base Salary(4)	N/A	N/A	135,000	135,000	0	135,000	N/A
Accelerated Equity(3)	N/A
Total		0	135,000	135,000	0	135,000

Greg Mullins
Base Salary	N/A	N/A	N/A	137,500	N/A	N/A	N/A
Accelerated Equity(3)	N/A
Total	0	0	0	137,500	0	0	0

(1)	Amounts in this row reflect a continuation of the executive’s base salary for a period of twenty-four months, assuming that the executive has signed a proper release form in our favor. While Messrs. Rodriguez and Kuchta would receive a Pro-Rata Bonus in the event of a termination of employment during the year, a termination occurring on December 31, 2011 would have resulted in a payment equal to the full amount of the bonus that they received for the 2011 year ($300,000 and $270,000 respectively).
(2)	Continued medical payments were calculated for Mr. Rodriguez by multiplying our cost for his medical benefits as of December 31, 2011. Our costs for Mr. Rodriguez and his family are currently $604.45 per two-week pay period. Mr. Kuchta would not have been eligible to receive any continued medical benefits from us as of December 31, 2011, as he was still being covered by a previous employer’s medical plans. Our obligation to cover him and his family may change in future years.
(3)	Amounts reflect the accelerated value of NTI Management Class C units that would have accelerated on December 31, 2012 based upon the assumed initial public offering price of $ per share (the mid-point of the estimated price range set forth on the cover page of this prospectus, and our best estimate of the value of the NTI Management Class C units at this time).
(4)	Amounts in this row reflect a payment equal to six months of Mr. Bonczek’s salary as of December 31, 2011.
(5)	Our company’s long-term disability benefit plan (“LTD Plan”) will provide benefits to employees following a 180 day period of short-term disability. The LTD Plan will provide up to 60% of base pay up to a maximum of $20,000 per month, which will not be paid by us but by an insurance company. Amounts shown here reflect only the continuation of base salary payments that we will provide to the executives during their 180 days of short term disability.
(6)	While we would not provide any further base salary or bonus amounts to the estates of Messrs. Rodriguez and Kuchta upon their termination of employment due to a death, their estates would receive the payout of the life insurance policy that we maintain on behalf of each of the executives. We pay the premiums on these policies, but the payment of the policy proceeds to the executive’s estate would come directly from the insurance company rather than us. We have assumed that the policy is worth exactly two times the amount of each executive’s annual base salary as of December 31, 2011.
(7)	Amounts reflected in the “Base Salary and Bonus” row, as well as the “Continued Medical” row, are the same amounts as those reflected in the “Termination of Employment without Cause or for Good Reason” column, as these amounts will be paid upon these termination events with or without change in control under their employment agreements; however, amounts would only be paid once.

Director Compensation

During the 2011 fiscal year each of our non-employee directors received a pro-rata portion of a $60,000 annual cash retainer. The annual cash retainer was paid in quarterly installments for each period that the non-employee director provided services to us. Each non-employee director also received a grant of Class B profits interest awards in NTI LP, which were designed with a vesting schedule that will lapse in equal installments on the first and second anniversaries of the grant date.

We have adopted a director compensation program that will generally cover each of our non-employee directors during the 2012 fiscal year. During each period that such a director serves on our board of directors, he or she will receive an annual cash retainer fee of $60,000 which will be paid in quarterly installments. Each non-employee director will also receive an annual award of equity-based awards under the 2012 LTIP. Directors will also be reimbursed for certain reasonable expenses in connection with their services to us. We have not determined or set any additional fees for participation on committees at this time. Dan F. Smith, as chairman of our Board, will receive an annual cash retainer of $100,000, effective as of May 9, 2012. Also on May 9, 2012 Mr. Smith received a one-time grant of 300,000 Class B profits interest awards in NTI LP.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Dan F. Smith	45,000	72,668	117,668
Thomas Hofmann	45,000	72,668	117,668
Scott D. Josey	30,000	72,668	102,668

(1)	Amounts in this row reflect the actual amount received by each director during the 2011 year, which consists of three retainer fee installments for Messrs. Smith and Hofmann, and two retainer fee installments for Mr. Josey.
(2)	Each of the directors received their grant of Class B profits interests in NTI LP on May 27, 2011. Despite the fact that profits interests such as the Class B profits interest awards in NTI LP do not require the payment of an exercise price, we believe that these awards are economically similar to stock options due to the fact that they have no value for tax purposes at grant and will obtain value only as the price of the underlying security rises, and as such, are required to be reported in this title under the “Option Awards” column. Please note that no “options” in the traditional sense have been granted to our directors during 2011 fiscal year. Amounts included reflect the grant date fair value of the units computed in accordance with FASB ASC Topic 718. The assumptions used to calculate these values for were as follows: (a) the expected term was 5.8 years; (b) current price of the underlying unit was $1.99; (c) the expected volatility was 49.6%; (d) the expected dividend yield was 0.0%; and (e) the risk-free investment rate was 2.5%. The number of outstanding Class B profits interest awards in NTI LP held as of December 31, 2011 are as follows: Mr. Smith, 75,000; Mr. Hofmann, 75,000; and Mr. Josey, 75,000.

Risk Assessment

Our board of directors has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. Our board of directors has reviewed and discussed the design features, characteristics, and performance metrics utilized at our company and our approval mechanisms of total compensation for all employees, including salaries, incentive plans, and equity-based compensation awards, to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on us.

Our compensation philosophy and culture support the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout our organization and with all levels of employees. These compensation policies and practices are centrally designed and administered. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market.

•

Our compensation mix is balanced among (i) fixed components like salary and benefits, and (ii) annual and long-term incentives that will only reward our executives upon our overall financial performance, business unit financial performance, operational measures and individual performance.

•

The compensation committee has discretion to reduce annual or performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our unitholders.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

After this offering, Northern Tier Holdings will own an aggregate             of common units and              PIK units, representing approximately             % of the total outstanding units (approximately             % if the underwriters exercise their option to purchase additional common units in full). Our general partner will be indirectly owned by ACON Refining, TPG Refining and certain members of our management team.

The terms of the transactions and agreements disclosed in this section were determined by and among affiliated entities and, consequently, are not the result of arm’s length negotiations. These terms are not necessarily as favorable to us as the terms that could have been obtained from unaffiliated third parties.

Distributions and Payments to Our General Partner and its Affiliates

The following table summarizes the distributions and payments made or to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and any liquidation of Northern Tier Energy LP.

Formation Stage

The consideration received by our general partner and its affiliates in connection with the contribution of Northern Tier Energy LLC by Northern Tier Holdings to Northern Tier Energy LP

•    The non-economic general partner interest to be issued to our general partner;

•                common units to be issued to Northern Tier Holdings (assuming the underwriters do not exercise their option to purchase additional common units);

•             PIK units to be issued to Northern Tier Holdings;

•    $         million of net proceeds from this offering. Any net proceeds received from the exercise of the underwriters’ option to purchase additional common units will be distributed to Northern Tier Holdings. See “Use of Proceeds;” and

•    A success fee in the aggregate amount of $6.0 million. See “—Agreements with Affiliates of Our Central Partner—Management Services Agreement.”

Operational Stage

Distributions to affiliates of our general partner

We expect to make distributions each quarter to our unitholders, including Northern Tier Holdings. Distributions on our units will be in cash, but during the PIK period, the board of directors of our general partner will make distributions on the PIK units in the form of additional PIK units. See “How We Make Distributions.”

Payments to our general partner and its affiliates

Neither our general partner nor its affiliates will receive any management fee in connection with the management of our business, but we will reimburse our general partner and its affiliates for all expenses they incur and payments they make on our behalf. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us.

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions.

Agreements with Affiliates of Our General Partner

In connection with our formation, we will enter into several agreements with affiliates of our general partner that govern the business relations among us, our general partner and such affiliates. In connection with the transactions that we will enter into to effect this offering, we intend to enter into new agreements with affiliates of our general partner. The agreements being amended include our partnership agreement, the terms of which are more fully described under “The Partnership Agreement” and elsewhere in this prospectus.

Contribution Agreement

In connection with the IPO Transactions, we intend to enter into a contribution, conveyance and assumption agreement with various affiliates of our general partner in order to facilitate the consummation of the IPO Transactions. Pursuant to this agreement, (1) Northern Tier Holdings and our general partner will execute an amended and restated partnership agreement; (2) Northern Tier Holdings and our general partner will contribute all of the membership interests in Northern Tier Energy LLC to us; and (3) we will issue common units and PIK units and distribute a portion of the net proceeds from this offering to Northern Tier Holdings.

Registration Rights Agreement

In connection with this offering, we will enter into an amended and restated registration rights agreement with Northern Tier Investors, LLC, Northern Tier Holdings, ACON Refining, TPG Refining NTR Partners LLC, and NTR Partners II LLC and NTI Management Company, L.P. Under the registration rights agreement, Northern Tier Holdings, ACON Refining and TPG Refining can cause Northern Tier Energy LP to register their common units and PIK units under the Securities Act and to maintain a shelf registration statement effective with respect to such units. In addition, under the agreement, Northern Tier Holdings, ACON Refining, TPG Refining and NTI Management Company are entitled to participate in certain other registration statements and offerings conducted on behalf of Northern Tier Energy LP or third parties. See “Common Units Eligible for Future Sale”. We have no current intentions to register the PIK units for resale; however, we may be required to do so by Northern Tier Holdings under the registration rights agreement described above.

Management Services Agreement

In 2010, Northern Tier Energy LLC entered into a management services agreement with ACON Management and TPG Management pursuant to which they provided Northern Tier Energy LLC with ongoing management, advisory and consulting services, which agreement was amended and restated in January 2012. In connection with the entry into the management services agreement, ACON Management and TPG Management received a one-time aggregate transaction fee of $12.5 million, as well as reimbursements of out-of-pocket expenses incurred by them in connection with the Marathon Acquisition. Pursuant to the amended and restated management services agreement, ACON Management and TPG Management also received quarterly management fees equal to 1% of our “Adjusted EBITDA” (as defined in the agreement) for the previous quarter (subject to a minimum quarterly fee of $500,000), as well as reimbursements for out-of-pocket expenses incurred by them in connection with providing such management services. ACON Management and TPG Management were also entitled to specified success fees in connection with advice they provided in relation with certain corporate transactions. ACON Management and TPG Management will receive a success fee in the aggregate amount of $6.0 million upon the closing of this offering. This management services agreement will terminate in connection with the closing of this offering.

Historical Transactions

ACON Refining and TPG Refining are equal owners of 97.5% of the partnership interests in Northern Tier Investors LP. An entity owned by certain members of our management team holds the remaining 2.5% partnership interests in Northern Tier Investors LP. ACON Refining and TPG Refining made capital contributions to Northern Tier Investors LP totaling an aggregate of $195 million and an entity owned by certain members of our management team made capital contributions of $5 million.

Transactions with Marathon

From time to time, we may enter into related person transactions in the ordinary course of business.

During the Predecessor period, our related persons included:

•	Marathon, which refines, markets and transports crude oil and petroleum products, primarily in the Midwest, Upper Great Plains, U.S. Gulf Coast and southwestern regions of the United States.

•	Marathon Oil Company, which is a wholly owned subsidiary of Marathon Oil. It purchases or produces crude oil in the United States that is used at Marathon’s refineries.

•	Marathon Petroleum Company Canada, Ltd., which is a wholly owned subsidiary of Marathon. It purchases crude oil in Canada to be used at Marathon’s refineries.

•	Marathon Petroleum Trading Canada LLC, which is a wholly owned subsidiary of Marathon. It purchases crude oil in Canada to be used at Marathon’s refineries.

•	Minnesota Pipe Line Company, in which we own a 17% interest. Minnesota Pipe Line Company owns and operates the Minnesota Pipeline.

•	Pilot Travel Centers LLC (“PTC”), in which Marathon sold its 50% interest in October 2008. PTC owns and operates travel centers in the United States.

•

Speedway SuperAmerica LLC (“SSA”), which changed its name to Speedway LLC, and is a wholly-owned subsidiary of Marathon Petroleum. Under the Predecessor, SSA was the owner of SuperAmerica branded convenience stores that were sold to us as part of the Marathon Acquisition.

We have historically sold refined products to Marathon. Refined product sales to Marathon were recorded at intercompany transfer prices that were market-based prices. There were no related party sales for periods subsequent to the Marathon Acquisition. Revenues from sales to related parties totaled $210.1 million for the eleven months ended November 30, 2010, which represented 6.6% of total revenues for that period. For more information on these related party sales, see Note 3 to our audited consolidated financial statements.

During the Predecessor period, we made purchases from our related parties, including:

•

purchases from Marathon Oil Company, Marathon Petroleum Company Canada, Ltd. and Marathon Petroleum Trading Canada LLC consisting primarily of crude oil. Purchases from Marathon Oil Company are recorded at contracted prices that are market-based. Purchases from Marathon Petroleum Company Canada, Ltd. and Marathon Petroleum Trading Canada LLC are recorded at contracted prices based on their acquisition cost, plus an administrative fee;

•	purchases from Marathon consisting primarily of refined products and refinery feedstocks, certain general and administrative costs and costs associated with employees associated with our refining segment participating in Marathon’s multi-employer benefit plans. Refined product and refinery feedstock purchases from Marathon are recorded at intercompany transfer prices that are market-based prices;

•	purchases from Minnesota Pipe Line Company consisting primarily of crude oil transportation services, which are based on published tariffs; and

•	purchases from SSA consisting of certain overhead costs and costs associated with employees associated with our retail segment participating in SSA’s multi-employer benefit plans.

There were no related party purchases for periods subsequent to the Marathon Acquisition. Purchases from related parties totaled $1,378.3 million for the eleven months ended November 30, 2010. For more information on these related party purchases, see Note 3 to our audited consolidated financial statements.

Marathon has provided certain services to us such as marketing, crude acquisition, engineering, human resources, insurance, treasury, accounting, tax, legal, procurement and information technology services. Charges for these services were allocated based on usage or other methods, such as headcount, capital employed or store count, which management believes to be reasonable. There were no related party purchases for periods subsequent to the Marathon Acquisition. Related party purchases reflect charges for these services of $26.5 million for the eleven months ended November 30, 2010.

Until November 30, 2010, we participated in Marathon’s centralized cash management programs under which cash receipts were remitted to and cash disbursements were funded by Marathon or SSA. All intercompany activity associated with the transfer of cash was included in the net investment value.

For the eleven months ended November 30, 2010, we were considered to have participated in multi-employer benefit plans of Marathon. Our allocated share of Marathon’s employee benefit plan expenses, including costs related to stock-based compensation plans, was included in related party purchases and was $21.5 million for the eleven months ended November 30, 2010. There were no related party purchases for periods subsequent to the Marathon Acquisition. Expenses for employee benefit plans other than stock-based compensation plans were allocated to us primarily as a percentage of salary and wage expense. For the stock-based compensation plans, we were charged with the expenses directly attributed to our employees, which were $0.3 million for the eleven months ended November 30, 2010. For more information on these related party transactions, see Note 3 to our audited consolidated financial statements.

Transactions with Marathon

Our refinery supplies the gasoline and diesel sold in 90 independently owned and operated Marathon branded convenience stores in our marketing area. In connection with the Marathon Acquisition, we entered into an agreement with Marathon to supply substantially all of the gasoline and diesel requirements for the 90 independently owned and operated Marathon branded convenience stores in our marketing area. For the year ended December 31, 2011, Marathon purchased $275 million of gasoline and diesel pursuant to this agreement. In addition, Marathon was issued $80 million of noncontrolling preferred interests in Northern Tier Holdings in connection with the Marathon Acquisition. Under the terms of the settlement agreement with Marathon, Marathon will receive approximately $40 million of the net proceeds from this offering and Northern Tier Holdings will redeem Marathon’s existing preferred interest with a portion of the net proceeds from this offering and issue Marathon a new $45 million noncontrolling preferred interest in Northern Tier Holdings. The settlement is contingent upon the consummation of this offering.

Other Related Person Transactions

Chet Kuchta is our Vice President, Supply and has served in that position since August 2011. He is the brother of Hank Kuchta, our President and Chief Operating Officer and a member of our board of directors. During 2011, Mr. Chet Kuchta received aggregate compensation in the amount of $180,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following sets forth certain information with respect to the beneficial ownership of our common units and PIK units that will be issued and outstanding immediately after the closing of this offering and the IPO Transactions and held by:

•	each unitholder known by us to be the beneficial owner of more than 5% of our common units;

•	our general partner;

•	each of the directors and named executive officers of our general partner; and

•	all of the executive officers and directors of our general partner as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investments power with respect to such securities. Except as otherwise indicated, we believe that all persons listed below have sole voting and investment power with respect to the units beneficially owned by them, except to the extent this power may be shared with a spouse, based on information provided to us by such persons. Unless otherwise indicated by us, the address of each person or entity named in the table is 38C Grove Street, Suite 100, Ridgefield, Connecticut 06877.

Name of Beneficial Owner and Management	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned	PIK Units Beneficially Owned	Percentage of PIK Units Beneficially Owned	Percentage of Common and PIK Units Beneficially Owned
Northern Tier Holdings LLC(1)
ACON Refining Partners, L.L.C.(2)
TPG Refining, L.P.(3)
Mario E. Rodriguez(4)
Hank Kuchta(4)
Bernard W. Aronson
Jonathan Ginns(2)
Michael MacDougall(5)
Eric Liaw(6)
Scott D. Josey
Thomas Hofmann
Dan F. Smith
Neal Murphy(7)
All directors and executive officers as a group (11 persons)

*	Represents less than 1%.
(1)	All of the common interests in Northern Tier Holdings are owned by Northern Tier Investors, LLC, a Delaware limited liability company, the sole member of which is Northern Tier Investors LP, a Delaware limited partnership. All of the limited partnership interests in Northern Tier Investors LP are held by ACON Refining (48.75%), TPG Refining (48.75%) and certain members of our management team (2.5%). All of the limited liability company interests in the general partner of Northern Tier Investors LP, NTI GenPar LLC, a Delaware limited liability company, are held equally by ACON Refining and TPG Refining. Marathon will hold a $45 million preferred interest in Northern Tier Holdings.
(2)

ACON Management is the managing member of AIP V GenPar, L.L.C., which in turn is the managing member of ACON Refining Partners, L.L.C. (“ARP”). ACON Management may be deemed, pursuant to Rule 13d-3 under the Exchange Act, to beneficially own all of the securities held by ARP. Jonathan Ginns, Ken Brotman, Bernard Aronson, Daniel Jinich and Guillermo Bron are managing members and sole equity holders of ACON Management, and therefore, Messrs. Ginns, Brotman, Aronson, Jinich and Bron may be deemed to be the beneficial owners of, with indirect voting and dispositive authority over, the equity securities held by ACON Refining Partners, L.L.C. Messrs. Ginns, Brotman, Aronson, Jinich and Bron disclaim beneficial ownership of the securities of ARP except to the extent of their pecuniary interest therein. The address of ACON Management and Messrs. Ginns, Brotman, Aronson, Jinich and Bron is c/o ACON Funds Management, L.L.C., 1133 Connecticut Avenue, NW, Suite 700, Washington, D.C. 20036.

(3)	The general partner of TPG Refining, L.P. is TPG VI AIV SLP SD, L.P., a Delaware limited partnership, whose general partner is TPG VI AIV SLP SD Advisors, LLC, a Delaware limited liability company, whose general partner is TPG Holdings II, L.P., a Delaware limited partnership, whose general partner is TPG Holdings II-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc. (“Group Advisors”), a Delaware corporation. David Bonderman and James G. Coulter are officers, directors and sole shareholders of Group Advisors and may therefore be deemed to be the beneficial owners of the common units and PIK units held by Northern Tier Holdings. Messrs. Bonderman and Coulter disclaim beneficial ownership of such units except to the extent of their pecuniary interest therein. The address of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(4)	Entities controlled by Messrs. Rodriguez and Kuchta may be deemed to share beneficial ownership of the common units and PIK units held by Northern Tier Holdings.
(5)	Mr. MacDougall, who is one of our directors, is a TPG Partner. Mr. MacDougall has no voting or investment power over and disclaims beneficial ownership of the common units and PIK units held by Northern Tier Holdings. The address of Mr. MacDougall is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(6)	Mr. Liaw, who is one of our directors, is a TPG Vice President. Mr. Liaw has no voting or investment power over and disclaims beneficial ownership of the common units and PIK units held by Northern Tier Holdings. The address of Mr. Liaw is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(7)	Mr. Murphy departed our company on August 22, 2011.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its owners, on the one hand, and us and our public unitholders, on the other hand. Conflicts may arise as a result of the duties of our general partner to act for the benefit of its owners, which may conflict with our interests and the interests of our public unitholders. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a duty to manage us in a manner that it believes is in our best interests. Our partnership agreement specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and the partnership.

Whenever a conflict arises between our general partner and its owners, on the one hand, and us and our public unitholders, on the other, the resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action in respect of such conflict of interest is:

•	approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval; or

•	approved by the holders of a majority of the outstanding units, excluding any units owned by the general partner or any of its affiliates.

Our general partner may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of the board of our general partner or from the holders of a majority of the outstanding units as described above. If our general partner does not seek approval from the conflicts committee or from holders of units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. Under our partnership agreement, a determination, other action or failure to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be deemed to be “in good faith” unless our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) believed such determination, other action or failure to act was adverse to the interests of the partnership. See “Management—Board Committees” for information about the conflicts committee of our general partner’s board of directors.

Conflicts of interest could arise in the situations described below, among others.

Our general partner’s affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner is restricted from engaging in any business activities other than those in connection with or incidental to its ownership of interests in us. However, affiliates of our general partner (which include our sponsors) are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Our general partner or its affiliates may acquire, construct or dispose of assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner and its affiliates. As a result, neither our general partner nor any of its affiliates have any obligation to present business opportunities to us.

Our general partner is allowed to take into account the interests of parties other than us (such as our sponsors) in exercising certain rights under our partnership agreement.

Our partnership agreement contains provisions that permissibly reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to any units it owns and its determination whether or not to consent to any merger or consolidation.

Our general partner may, at any time in its sole discretion, take action that would result in the termination of the PIK period.

Our general partner may, at any time in its sole discretion and on terms determined in its sole discretion, redeem, repurchase or refinance, or otherwise amend the indenture governing the senior secured notes in a manner that terminates the PIK period. Under our partnership agreement, such decision will explicitly be deemed not a violation of fiduciary duties that might otherwise be owed by our general partner to the limited partners.

Our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

•

our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was not adverse to the interests of the partnership;

•

our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers or directors acted in bad faith or, in the case of a criminal matter, acted with knowledge that its conduct was unlawful; and

•

in resolving conflicts of interest, it will be presumed that in making its decision our general partner, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. See “—Fiduciary Duties.”

Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders.

The amount of cash that is available for distribution to unitholders is affected by decisions of the board of directors of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	entry into and repayment of current and future indebtedness, including the redemption or defeasance of the senior secured notes;

•	issuance of additional units; and

•	creation, reduction or increase of cash reserves in any quarter.

Our partnership agreement permits us to borrow funds to make a distribution on all outstanding units, and further provides that we and our subsidiaries may borrow funds from our general partner and its affiliates.

Our general partner and its affiliates are not required to own any of our common units. If Northern Tier Holdings were to sell all or substantially all of its common units and PIK units, this would heighten the risk that our general partner would act in ways that are more beneficial to itself and its owners than to our common unitholders.

Upon the closing of this offering, Northern Tier Holdings will own a majority of our outstanding units, but there is no requirement that it continue to do so. Northern Tier Holdings is permitted to sell all of its common units and PIK units. In addition, Northern Tier Holdings may cause our general partner to sell its general partner interest to an unrelated third party. If neither our general partner nor its affiliates owned any common units or PIK units, this would heighten the risk that our general partner would act in ways that are more beneficial to itself and its owners than to our common unitholders.

Common units and PIK units are subject to our general partner’s call right.

If at any time our general partner and its affiliates own more than 80% of the common units and PIK units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of units held by unaffiliated persons at the market price calculated in accordance with the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your common units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or place. See “The Partnership Agreement—Call Right.”

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s length negotiations. Our general partner will determine, in good faith, the terms of any such future transactions.

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

We may choose not to retain separate counsel for ourselves or for the holders of common units.

Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee of our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the conflicts committee in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

•

expending, lending or borrowing money, assuming or guaranteeing or otherwise contracting for, indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our securities, and incurring any other obligations;

•	preparing and transmitting tax, regulatory and other filings, periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	acquiring, disposing, mortgaging, pledging, encumbering, hypothecating or exchanging our assets or merging or otherwise combining us with or into another person;

•	negotiating, executing and performing contracts, conveyances or other instruments;

•	distributing cash;

•	selecting and dismissing employees and agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

•	maintaining insurance for our benefit;

•	forming, acquiring an interest in, and contributing property and lending money to any further limited partnerships, joint ventures, corporations, limited liability companies or other entities;

•

controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating and incurring legal expense and settling claims and litigation;

•	indemnifying any person against liabilities and contingencies to the extent permitted by law;

•

purchasing, selling or otherwise acquiring or disposing of our partnership interests, or the issuing additional options, rights, warrants, appreciation rights, phantom or tracking interests relating to our partnership interests; and

•	entering into agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

See “The Partnership Agreement” for information regarding the voting rights of unitholders.

Fiduciary Duties

Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owners. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards benefit our general partner by enabling it to take into consideration all parties involved in the proposed action. These modifications also strengthen the ability of our general partner to attract and retain experienced and capable directors. These modifications represent a detriment to our public unitholders because they restrict the remedies available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests.

The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These contractual standards reduce the obligations to which our general partner would otherwise be held.

If our general partner does not seek approval from the conflicts committee of its board of directors or the unitholders, excluding any units owned by our general partner or its affiliates, and its board of directors approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

Rights and remedies of limited partners	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of itself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards	The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner’s or other person’s good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render our partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith. We also must provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable. See “The Partnership Agreement—Indemnification.”

DESCRIPTION OF OUR COMMON UNITS

Our Common Units

The common units offered hereby represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights and privileges provided to limited partners under our partnership agreement. For a description of the rights and privileges of holders of our common units to partnership distributions, see “How We Make Distributions” and “Distribution Policy and Restrictions on Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, see “The Partnership Agreement.”

Transfer Agent and Registrar

American Stock Transfer & Trust Company will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our quarterly cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements entered into in connection with our formation and this offering.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records from time to time as necessary to accurately reflect the transfers.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Listing

We have applied to list our common units on the New York Stock Exchange under the symbol “NTI.”

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of cash, see “How We Make Distributions”;

•	with regard to the fiduciary duties of, and standard of care applicable to, our general partner, see “Conflicts of Interest and Fiduciary Duties”;

•	with regard to the authority of our general partner to manage our business and activities, see “Management—Our Management”;

•	with regard to the transfer of common units, see “Description of Our Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, see “Material Federal Income Tax Consequences.”

Organization and Duration

Northern Tier Energy, Inc., was incorporated in October 2011. Northern Tier Energy, Inc. will be converted into Northern Tier Energy LP prior to the consummation of the IPO Transactions. We will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to engaging in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than those related to the refining or retail business and activities now or hereafter customarily conducted in conjunction with this business, our general partner may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. In general, our general partner is authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Distributions

Our partnership agreement specifies the manner in which we will make distributions to holders of our common and PIK units. For a description of these distributions, please read “How We Make Distributions.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a “unit majority” require the approval of a majority of the common units and PIK units, voting as a single class.

At the closing of this offering, Northern Tier Holdings will have the ability to ensure the passage of, as well as the ability to ensure the defeat of, any amendment which requires a unit majority by virtue of its     % ownership of our common units and PIK units.

In voting their units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

The following is a summary of the vote requirements specified for certain matters under our partnership agreement:

Issuance of additional partnership interests	No approval right. See “—Issuance of Additional Partnership Interests.”

Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. See “—Amendment of Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. See”—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. See “—Dissolution.”

Continuation of our partnership upon dissolution	Unit majority. See “—Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units and PIK units, voting as a single class, excluding units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to , 2022 in a manner that would cause a dissolution of our partnership. See “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than two-thirds of the outstanding common units and PIK units, voting as a single class, including units held by our general partner and its affiliates. See “—Withdrawal or Removal of Our General Partner.”

Transfer of the general partner interest	No approval right. See “—Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner	No approval right. See “—Transfer of Ownership Interests in Our General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of such units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine,

shall be exclusively brought in the Court of Chancery of the State of Delaware, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. The enforceability of similar choice of forum provisions in the certificate of incorporation of Delaware corporations has been challenged in legal proceedings, and it is possible that a court could find these types of analogous provisions in a partnership agreement to be inapplicable or unenforceable.

By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

Our subsidiaries conduct business in several states and we and our subsidiaries may conduct business in other states or countries in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right, or exercise of the right by the limited partners as a group, to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled or are senior in right of distribution to the common units. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership units, whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units), to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common units and PIK units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below under “—No Unitholder Approval,” our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon completion of this offering, Northern Tier Holdings will own approximately       % of the outstanding units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed);

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•

an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or rights to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of limited partners;

•

are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of common units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce the voting percentage required to take any action, other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased.

For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under Delaware law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval.

Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and our general partner determines that the governing instruments of the new entity provide the limited partners and our general partner with substantially the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•

neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “How We Make Distributions.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2022 without obtaining the approval of the holders of at least a majority of the outstanding units excluding units held by our general partner and its affiliates and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2022, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. See “—Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. See “—Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding units, voting together as a single class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal. At the closing of this offering, our general partner and its affiliates will own approximately             % of the outstanding common units and PIK units (and approximately             % if the underwriters exercise their option to purchase additional common units in full).

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of the general partner interest. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due to the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in Our General Partner

At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of PIK Units

By transfer of PIK units in accordance with our partnership agreement, each transferee of PIK units will be admitted as a limited partner with respect to such interest transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•

gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of PIK units as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

PIK units are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred PIK units.

Until a PIK unit has been transferred on our books, we and the transfer agent may be treated as the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Northern Tier Energy GP LLC as our general partner or from otherwise changing our management. See “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. See “—Voting Rights.”

Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding common units and PIK units, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners or to us, to acquire all, but not less than all, of the common units and PIK units held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice.

The purchase price in the event of such an acquisition is the greater of:

(1)	the highest price paid by our general partner or any of its affiliates for common units or PIK units purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase such units; and

(2)	the average of the daily closing prices of the common units or PIK units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed.

As a result of our general partner’s right to purchase outstanding common units and PIK units, a holder of common units or PIK units may have its units purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See “Material Federal Income Tax Consequences—Disposition of Units.”

Non-Taxpaying Holders; Redemption

If our general partner, with the advice of counsel, determines that the tax status (or lack of proof thereof) of one or more of our limited partners or their owners has, or is reasonably likely to have, a material adverse effect on the rates chargeable to customers by us or our subsidiaries with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the federal income tax status of our limited partners (and their owners, to the extent relevant); and

•

permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to federal, state or local laws or regulations that create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our limited partner (and their owners, to the extent relevant); and

•

permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by our general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our unitholders and to act upon matters for which approvals may be solicited. Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Partnership Interests.” However, if at any time any person or group, other than our general partner and its affiliates or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Except as our partnership agreement otherwise provides, common units and PIK units will vote together, and will otherwise be treated, as a single class.

Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of units in accordance with our partnership agreement, each transferee of units will be admitted as a limited partner with respect to the units transferred when such transfer and admission are reflected in our books and records. Except as described above under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, we will indemnify the following persons in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages, or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a director, officer, fiduciary, trustee, general partner, manager or managing member of us or any of our subsidiaries, our general partner or any departing general partner or any of their affiliates;

•

any person who is or was serving as a director, officer, employee, agent, fiduciary, trustee, general partner, manager or managing member of another person owing a fiduciary duty to us or any of our subsidiaries;

•	any person who controls our general partner or any departing general partner; or

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. The partnership agreement does not limit the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner and its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available a report containing our unaudited consolidated financial statements within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder of a unit with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist it in determining its federal and state tax liability and in filing its federal and state income tax returns, regardless of whether it supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, upon reasonable demand and at his own expense, have furnished to it:

•	a current list of the name and last known address of each record holder;

•

information as to the amount of cash, and a description and statement of the agreed value of any other capital contribution, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•

information regarding the status of our business and financial condition (provided that obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13 of the Exchange Act); and

•	any other information regarding our affairs that our general partner determines is just and reasonable.

Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in us, do not have rights to receive information from us or any of the persons we indemnify as described under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from the limited partners’ trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests, could damage us or our business or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

In connection with this offering, we will enter into an amended and restated registration rights agreement with Northern Tier Investors, LLC, Northern Tier Holdings, ACON Refining, TPG Refining, NTR Partners LLC, NTR Partners II LLC and NTI Management Company, L.P. Under the registration rights agreement, Northern Tier Holdings, ACON Refining and TPG Refining can cause Northern Tier Energy LP to register their common units and PIK units under the Securities Act and to maintain a shelf registration statement effective with respect to such units. In addition, under the agreement, Northern Tier Holdings, ACON Refining, TPG Refining and NTI Management Company are entitled to participate in certain other registration statements and offerings conducted on behalf of Northern Tier Energy LP or third parties. See “Common Units Eligible for Future Sale.” We have no current intentions to register the PIK units for resale; however, we may be required to do so by Northern Tier Holdings under the registration rights agreement described above.

COMMON UNITS ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering, there will be                  common units outstanding,                      of which will be owned by Northern Tier Holdings, assuming the underwriters do not exercise their option to purchase additional common units; if they exercise such option in full, Northern Tier Holdings will own                  common units. The sale of these common units could have an adverse impact on the price of our common units or on any trading market that may develop.

The                  common units sold in this offering (or                  common units if the underwriters exercise their option to purchase additional common units in full) will generally be freely transferable without restriction or further registration under the Securities Act. However, any common units held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act pursuant to Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of ours to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the class of securities outstanding; or

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 by our affiliates are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned common units for at least six months, would be entitled to sell those common units under Rule 144 without regard to the volume, manner of sale and notice requirements of Rule 144 so long as we comply with the current public information requirement for the next six months after the six-month holding period expires.

Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. Any issuance of additional common units or other equity interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the distributions to and market price of, common units then outstanding. See “The Partnership Agreement—Issuance of Additional Partnership Interests.”

In connection with this offering, we will enter into an amended and restated registration rights agreement with Northern Tier Investors, LLC, Northern Tier Holdings, ACON Refining, TPG Refining, NTR Partners LLC, NTR Partners II LLC and NTI Management Company, L.P. Under the registration rights agreement, Northern Tier Holdings, ACON Refining and TPG Refining can cause Northern Tier Energy LP to register their common units and PIK units under the Securities Act and to maintain a shelf registration statement effective with respect to such units. In addition, under the agreement, Northern Tier Holdings, ACON Refining, TPG Refining and NTI Management Company are entitled to participate in certain other registration statements and offerings conducted on behalf of Northern Tier Energy LP or third parties. We have no current intentions to register the PIK units for resale; however, we may be required to do so by Northern Tier Holdings under the registration rights agreement described above.

We, our general partner, the directors and executive officers of our general partner, and our sponsors have agreed not to sell any common units until 180 days after the date of this prospectus, subject to certain exceptions. See “Underwriters” for a description of these lock-up provisions.

In addition, we intend to file a registration statement on Form S-8 under the Securities Act to register common units issuable under our long-term incentive plan. This registration statement is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Units issued under our long-term incentive plan will be eligible for resale in the public market without restriction after the effective date of the Form S-8 registration statement, subject to Rule 144 limitations applicable to affiliates.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material federal income tax consequences that may be relevant to prospective common unitholders. To the extent this section discusses federal income taxes, that discussion is based upon current provisions of the Code, Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to “we” or “us” are references to the partnership and its subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), whose functional currencies are the U.S. dollar and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships, entities treated as partnerships for federal income tax purposes, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, IRAs, employee benefit plans, real estate investment trusts or mutual funds. Accordingly, because each unitholder may have unique circumstances beyond the scope of the discussion herein, we encourage each unitholder to consult such unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences that are particular to that unitholder resulting from ownership or disposition of its units.

We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which such units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution. Furthermore, our tax treatment, or the tax treatment of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which might be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please see “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please see “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please see “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

We expect to be treated as a partnership for federal income tax purposes and, therefore, generally will not be liable for federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if no cash distributions are made to the unitholder. Distributions by us to a unitholder generally will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed to a unitholder exceeds the unitholder’s adjusted tax basis in its units.

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes (i) income and gains derived from the refining, transportation, processing and marketing of crude oil, natural gas and products thereof, (ii) interest (other than from a financial business), (iii) dividends, (iv) gains from the sale of real property and (v) gains from the sale or other disposition of capital assets held for the production of qualifying income. We estimate that less than     % of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership and each of our partnership or limited liability company subsidiaries, other than Northern Tier Retail Holdings LLC and Northern Tier Energy Holdings LLC, or any of their subsidiaries, will be treated as a partnership or will be disregarded as an entity separate from us for federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

(1)	Neither we nor any of our partnership or limited liability company subsidiaries, other than Northern Tier Retail Holdings LLC and Northern Tier Energy Holdings LLC, has elected to be treated as a corporation for federal income tax purposes;

(2)	For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(3)	Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with our refining operations, our purchases of crude oil or our sales of refinery products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then distributing that stock to our unitholders in liquidation of their units. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Accordingly, our taxation as a corporation would materially reduce our cash distributions to unitholders and thus would likely substantially reduce the value of our units. In addition, any distribution made to a unitholder would be treated as (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in our units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of short sales, please see “—Tax Consequences of Unit Ownership—Treatment of Short Sales.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Rather, each unitholder will be required to report on its income tax return its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution. The income we allocate to common unitholders will generally be taxable as ordinary income.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of units in this offering who owns those units from the date of closing of this offering through the record date for distributions for the period ending                     , will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be     % or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of taxable income to cash distributions to the common unitholders will increase. These estimates are based upon the assumption that earnings from operations will approximate the amount required to make the anticipated quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of the units. For example, the ratio of taxable income to cash distributions to a purchaser of units in this offering will be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	the earnings from operations exceeds the amount required to make anticipated quarterly distributions on all units, yet we only distribute the anticipated quarterly distributions on all units; or

•

we make a future offering of units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Basis of Units

A unitholder’s tax basis in its units initially will be the amount it paid for those units plus its initial share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions to it, by its share of our losses, any decreases in its share of our nonrecourse liabilities and its share of our expenditures that are neither deductible nor required to be capitalized.

Treatment of Distributions

Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions are of cash or marketable securities that are treated as cash and exceed the unitholder’s tax basis in its units, in which case the unitholder will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a unitholder’s share of our “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease the unitholder’s share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please see “Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for an allocable portion of the non-pro rata distribution. This latter deemed exchange generally will result in the unitholder’s realization of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

The deduction by a unitholder of its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder who is an individual, estate, trust or corporation (if more than 50% of the corporation’s stock is owned directly or indirectly by or for five or fewer individuals or a specific type of tax exempt organization), the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment.

A unitholder subject to the basis and at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions as a result of a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used.

In addition to the basis and at risk limitations, passive activity loss limitations generally limit the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Such term generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder, we are authorized to pay those taxes and treat the payment as a distribution of cash to the relevant unitholder. Where the relevant unitholder’s identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our unitholders in accordance with their percentage interests in us. If we have a net loss, our items of income, gain, loss and deduction will be allocated first among our unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and thereafter to our general partner.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units by us (a “Book-Tax Disparity”). In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, generally must have “substantial economic effect” as determined under Treasury Regulations. If an allocation does not have substantial economic effect, it will be reallocated to our unitholders on the basis of their interests in us, which will be determined by taking into account all the facts and circumstances, including:

•	our partners’ relative contributions to us;

•	the interests of all of our partners in our profits and losses;

•	the interest of all of our partners in our cash flow; and

•	the rights of all of our partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will have substantial economic effect.

Treatment of Liquidation and Termination

In general, if we liquidate or terminate the partnership and sell all of our assets, any gain or loss recognized upon such sale generally will be allocated among our unitholders in the manner described under “—Allocation of Income, Gain, Loss and Deduction.” Please read “—Treatment of Distributions” for a discussion of the termination of any distributions that may result from a liquidation of the partnership. For a general discussion of the events and circumstances of a liquidation and termination of the partnership, please read “The Partnership Agreement—Termination and Dissolution” and “The Partnership Agreement—Liquidation and Distribution of Proceeds.”

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the unitholder, and (ii) any cash distributions received by the unitholder as to those units would be fully taxable, possibly as ordinary income.

Due to lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder whose units are loaned to a short seller to cover a short sale of our units. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please see “—Disposition of Units—Recognition of Gain or Loss.”

Alternative Minimum Tax

If a unitholder is subject to federal alternative minimum tax, such tax will apply to such unitholder’s distributive share of any items of our income, gain, loss or deduction. The current alternative minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors with respect to the impact of an investment in our units on their alternative minimum tax liability.

Tax Rates

Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 35%; and 15%, respectively. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

A 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts will apply for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We expect to have in place an effective election under Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchased units under Section 743(b) of the Code to reflect the unit purchase price. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase. The Section 743(b) adjustment does not apply to a person who purchases units directly from us. For purposes of this discussion, a unitholder’s basis in our assets will be considered to have two components: (1) its share of the tax basis in our assets as to all unitholders (“common basis”) and (2) its Section 743(b) adjustment to that tax basis (which may be positive or negative).

Under Treasury Regulations, a Section 743(b) adjustment attributable to property depreciable under Section 168 of the Code, such as our storage assets, may be amortizable over the remaining cost recovery period for such property, while a Section 743(b) adjustment attributable to properties subject to depreciation under Section 167 of the Code, must be amortized straight-line or using the 150% declining balance method. As a result, if we owned any assets subject to depreciation under Section 167 of the Code, the amortization rates could give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing units from other unitholders.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with these or any other Treasury Regulations. Please see “—Uniformity of Units.” Consistent with this authority, we intend to treat properties depreciable under Section 167, if any, in the same manner as properties depreciable under Section 168 for this purpose. These positions are consistent with the methods employed by other publicly traded partnerships but are inconsistent with the existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach.

The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please see “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please see “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our partners holding interests in us prior to this offering. Please see “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain.

Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please see “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discount we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis for the units sold. A unitholder’s amount realized will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such units. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, primarily inventory items and depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, a unitholder may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined quarterly, will be prorated on a monthly basis and will be subsequently apportioned among the common unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of our units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or purchases any of our units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have terminated our partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 will result in us filing two tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure the IRS may allow, among other things, a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity could result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6), which is not anticipated to apply to a material portion of our assets. Any non-uniformity could have a negative impact on the value of the units. Please see “—Tax Consequences of Unit Ownership—Section 754 Election.”

If necessary to preserve the uniformity of our units, our partnership agreement permits our general partner to take positions in filing our tax returns even when contrary to a literal application of regulations like the one described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. The general partner does not anticipate needing to take such positions, but if they were necessary, Vinson & Elkins L.L.P. would be unable to opine as to validity of such filing positions in the absence of direct and controlling authority.

A unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please see “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders who are tax-exempt entities or non-U.S. persons should consult their tax advisor before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of their ownership of our units. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. We believe that currently less than 50% of our assets consist of U.S. real property interests. However, because this determination depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that our current analysis is correct or that the percentage of our assets consisting of U.S. real property interests will not equal or exceed 50% in the future.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

Neither we, nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible, and such a contention could negatively affect the value of the units. The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of its own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to its returns.

Partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of common unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the common unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2)	a statement regarding whether the beneficial owner is:

(a)	a non-U.S. person;

(b)	a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(c)	a tax-exempt entity;

(3)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(4)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1)	for which there is, or was, “substantial authority;” or

(2)	as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the relevant facts on our returns. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company). The penalty is increased to 40% in the event of a gross valuation misstatement. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly our unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single tax year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly our unitholders’ tax return) would be audited by the IRS. Please see “—Administrative Matters—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, our unitholders may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope. significantly narrower exceptions, and potentially greater amounts than described above at “—Administrative Matters—Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to federal income taxes, unitholders will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which the unitholder is a resident. We currently conduct business or own property in several states, each of which imposes an income tax on corporations and a personal income tax. Moreover, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns that may be required of it.

INVESTMENT IN NORTHERN TIER ENERGY LP BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1)	the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(2)	the entity is an “operating company,” meaning it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3)	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above and IRAs.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (1) and (2) above.

Plan fiduciaries contemplating a purchase of common units are encouraged to consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the common units being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of common units indicated in the following table. Goldman, Sachs & Co., Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters.

Underwriters	Number of Common Units
Goldman, Sachs & Co.
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
UBS Securities LLC
J.P. Morgan Securities LLC
Marquarie Capital (USA) Inc.

Total

The underwriters are committed to take and pay for all of the common units being offered, if any are taken, other than the units covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional                 common units from us to cover sales by the underwriters of a greater number of units than the total number set forth in the table above. They may exercise that option for 30 days. If any common units are purchased pursuant to this option, the underwriters will severally purchase common units in approximately the same proportion as set forth in the table above.

The following table shows the per unit and total underwriting discount to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units.

Paid by Us

	No Exercise	Full Exercise
Per Unit	$	$
Total	$	$

Common units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any units sold by the underwriters to securities dealers may be sold at a discount of up to $         per unit from the initial public offering price. After the initial offering of the units, the representatives may change the offering price and the other selling terms. The offering of the common units by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our executive officers and directors and Northern Tier Holdings have agreed with the underwriters, subject to certain exceptions, including an exception for sales of common units to satisfy tax withholding and other obligations in connection with the equity awards issued under our LTIP, not to dispose of or hedge any of their common units or securities convertible into or exchangeable for common units during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See “Common Units Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to the offering, there has been no public market for our common units. The initial public offering price has been negotiated between us and the representatives. Among the factors to be considered in determining the initial public offering price of the common units, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We intend to apply to list our common units on the NYSE under the symbol “            .” In order to meet one of the requirements for listing the common units on the NYSE, the underwriters have undertaken to sell lots of 100 or more units to a minimum of 400 beneficial holders.

In connection with the offering, the underwriters may purchase and sell common units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of units than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional units for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional common units or purchasing units in the open market. In determining the source of units to cover the covered short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase additional units pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional units for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common units made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because a representative has repurchased units sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common units, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common units. As a result, the price of the common units may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of units offered.

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $        .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. We have entered into hedge agreements with J. Aron & Company, an affiliate of Goldman, Sachs & Co., and Macquarie Bank Limited, an affiliate of Macquarie Capital (USA) Inc. As described in “Use of Proceeds,” a portion of the proceeds of this offering will be used for general partnership purposes, including to pay $92 million to J. Aron & Company, an affiliate of Goldman, Sachs & Co., for losses incurred during the quarter ending June 30, 2012 as a result of resetting the price of certain derivative contracts. If we do not complete this offering, the loss from resetting the price of our derivative contracts will be paid to the counterparty on the same monthly schedule as the original contracts were scheduled to settle.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships to the issuer. The underwriters and their respective affiliates may also communicate independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Because the Financial Industry Regulatory Authority, or FINRA, views our common units as interests in a direct participation program, the offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Notice to Prospective Investors in the EEA

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

Our partnership may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (FSMA) that is not a “recognised collective investment scheme” for the purposes of FSMA (CIS) and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

(1)	if our partnership is a CIS and is marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001, as amended (the CIS Promotion Order) or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(2)	otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000

(Financial Promotion) Order 2005, as amended (the Financial Promotion Order) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

(3)	in both cases (1) and (2) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as “relevant persons”).

Our partnership’s common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to our partnership.

Notice to Prospective Investors in Switzerland

This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be distributed in connection with any such public offering. We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (CISA). Accordingly, our common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be made available through a public offering in or from Switzerland. Our common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

Notice to Prospective Investors in Germany

This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Capital Investment Act (Vermôgensanlagengesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this document and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 2 no. 4 of the German Capital Investment Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

The offering does not constitute an offer to sell or the solicitation of an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

LEGAL MATTERS

The validity of the common units offered by this prospectus and certain other legal matters will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. The underwriters are being represented by Cleary Gottlieb Steen & Hamilton LLP, New York, New York and Baker Botts L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements as of December 31, 2011 and 2010 and for the year ended December 31, 2011 and for the period from June 23, 2010 (date of inception) to December 31, 2010 of Northern Tier Energy LLC, Successor, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements for the eleven months ended November 30, 2010 and for the year ended December 31, 2009 of the St. Paul Park Refinery & Retail Marketing Business, a component of Marathon Oil Corporation, Predecessor, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to our common units offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the common units offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of these materials may be obtained, upon payment of a duplicating fee, from the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

As a result of the offering, we will become subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our unitholders with annual reports containing financial statements certified by an independent public accounting firm. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above, as well as on our website, www.ntenergy.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our units.

INDEX TO FINANCIAL STATEMENTS

Page

Northern Tier Energy LLC (Successor)

Consolidated Financial Statements for the Three Months Ended March 31, 2012 and 2011
Consolidated Balance Sheet (Unaudited)	F-2
Consolidated Statements of Operations and Comprehensive Loss (Unaudited)	F-3
Consolidated Statements of Cash Flows (Unaudited)	F-4
Notes to Consolidated Financial Statements (Unaudited)	F-5

Northern Tier Energy LLC (Successor) and St. Paul Park Refinery and Retail Marketing Business (Predecessor)

Consolidated Financial Statements for the Year Ended December 31, 2011 and from June 23, 2010 (inception date) to December 31, 2010 and Combined Financial Statements for the Eleven Months Ended November 30, 2010 and the Year Ended December 31, 2009

Report of Independent Registered Accounting Firm (Successor statements)	F-21
Report of Independent Registered Accounting Firm (Predecessor statements)	F-22
Consolidated and Combined Balance Sheets	F-23
Consolidated and Combined Statements of Income	F-24
Consolidated and Combined Statements of Cash Flows	F-25
Consolidated and Combined Statements of Member’s Interest and Net Investment Interest	F-26
Notes to Consolidated and Combined Financial Statements	F-27

NORTHERN TIER ENERGY LLC

CONSOLIDATED BALANCE SHEETS

(in millions)

	March 31, 2012	December 31, 2011	Pro Forma March 31, 2012 (Note 1)
	(unaudited)		(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$64.1	$123.5	$64.1
Receivables, less allowance for doubtful accounts	126.6	81.9	126.6
Inventories	163.6	154.1	163.6
Other current assets	59.5	65.5	59.5

Total current assets	413.8	425.0	413.8

NON-CURRENT ASSETS
Equity method investment	89.2	89.9	89.2
Property, plant and equipment, net	388.4	391.2	388.4
Intangible assets	35.4	35.4	35.4
Other assets	35.9	57.3	35.9

Total Assets	$962.7	$998.8	$962.7

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$176.2	$207.4	$176.2
Accrued liabilities	77.4	30.3	117.4
Derivative liability	185.5	109.9	185.5

Total current liabilities	439.1	347.6	479.1

NON-CURRENT LIABILITIES
Long-term debt	290.0	290.0	290.0
Lease financing obligation	11.9	11.9	11.9
Derivative liability	12.5	—	12.5
Other liabilities	90.2	37.1	90.2

Total liabilities	843.7	686.6	883.7

Commitments and contingencies (Note 18)
EQUITY
Comprehensive loss	(0.4)	(0.4)	(0.4)
Member’s interest	119.4	312.6	79.4

Total Liabilities and Equity	$962.7	$998.8	$962.7

The accompanying notes are an integral part of these consolidated financial statements.

NORTHERN TIER ENERGY LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in millions, unaudited)

	Three Months Ended
	March 31, 2012	March 31, 2011
REVENUE(a)	$999.1	$940.2

COSTS, EXPENSES AND OTHER
Cost of sales(a)	839.8	779.0
Direct operating expenses	60.7	61.9
Turnaround and related expenses	3.5	3.3
Depreciation and amortization	8.5	7.3
Selling, general and administrative	20.3	18.4
Formation costs	—	2.5
Contingent consideration loss (income)	65.7	(31.8)
Other income, net	(2.1)	(1.1)

OPERATING INCOME	2.7	100.7

Realized losses from derivative activities	(52.9)	(52.2)
Loss on early extinguishment of derivatives	(44.6)	—
Unrealized losses from derivative activities	(88.4)	(262.9)
Interest expense, net	(10.4)	(10.0)

LOSS BEFORE INCOME TAXES	(193.6)	(224.4)

Income tax provision	—	(0.1)

NET LOSS AND COMPREHENSIVE LOSS	$(193.6)	$(224.5)

(a) Excise taxes included in revenue and cost of sales	$65.6	$56.7

The accompanying notes are an integral part of these consolidated financial statements.

NORTHERN TIER ENERGY LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions, unaudited)

	Three Months Ended
Increase (decrease) in cash	March 31, 2012	March 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(193.6)	$(224.5)
Adjustments to reconcile net loss to net cash (used by) provided by operating activities:
Depreciation and amortization	8.5	7.3
Stock-based compensation expense	0.4	0.3
Contingent consideration loss (income)	65.7	(31.8)
Unrealized loss from derivative activities	88.4	262.9
Loss on early retirement of derivatives	44.6	—
Changes in assets and liabilities, net:
Accounts receivable	(45.0)	18.5
Inventories	(9.5)	(40.0)
Other current assets	8.8	19.9
Accounts payable and accrued expenses	(23.5)	81.0
Other, net	0.4	0.7

Net cash (used by) provided by operating activities	(54.8)	94.3

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(5.4)	(6.0)
Acquisition, net of cash acquired	—	(112.8)
Return of capital from investments	0.8	1.0

Net cash used in investing activities	(4.6)	(117.8)

CASH FLOWS FROM FINANCING ACTIVITIES
Other financing activities, net	—	—

Net cash provided by financing activities	—	—

CASH AND CASH EQUIVALENTS
Change in cash and cash equivalents	(59.4)	(23.5)
Cash and cash equivalents at beginning of period	123.5	72.8

Cash and cash equivalents at end of period	$64.1	$49.3

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Description of the Business

Northern Tier Energy LLC (“NTE” or the “Company”) is an independent downstream energy company with refining, retail and pipeline operations that serve the Petroleum Administration for Defense District II (“PADD II”) region of the United States. The Company is a Delaware limited liability company and is a wholly owned subsidiary of Northern Tier Holdings LLC (“NT Holdings” or the “Member”). NT Holdings is wholly owned by Northern Tier Investors LLC (“NTI”). Additionally, NT Holdings has issued preferred stock that is solely owned by an indirect subsidiary of Marathon Petroleum Corporation (“Marathon Petroleum”). Marathon Petroleum was a wholly owned subsidiary of Marathon Oil Corporation (“Marathon Oil”) until June 30, 2011. NTI, NT Holdings and the Company were formed by ACON Refining Partners L.L.C. and TPG Refining L.P. and certain members of management (collectively, the “Investors”) during 2010. Predecessor interests represent the St. Paul Park Refinery and Retail Marketing Business formerly owned and operated by subsidiaries of Marathon Oil. These subsidiaries, Marathon Petroleum Company, LP (“MPC LP”), Speedway LLC (“Speedway”) and MPL Investments LLC, are together referred to as “MPC” or “Marathon” and are subsidiaries of Marathon Petroleum. Effective December 1, 2010, the Company acquired the business from Marathon for approximately $608 million (the “Acquisition”).

The Company includes the operations of the St. Paul Park Refining Co. LLC (“SPPR”) and Northern Tier Retail LLC (“NTR”). The Company also includes Northern Tier Bakery LLC (“NTB”), SuperAmerica Franchising LLC (“SAF”), a 17% interest in MPL Investments Inc. (“MPLI”) and a 17% interest in Minnesota Pipe Line Company, LLC (“Minnesota Pipe Line”). MPLI owns 100% of the preferred interest in Minnesota Pipe Line which owns and operates a 455,000 barrels per day crude oil pipeline in Minnesota (see Note 2).

SPPR, which is located in St. Paul Park, Minnesota, has total crude oil throughput capacity of 74,000 barrels per calendar day. Refinery operations include crude fractionation, catalytic cracking, hydrotreating, reforming, alkylation, sulfur recovery and a hydrogen plant. The refinery processes predominately North Dakota and Canadian crude oils into products such as gasoline, diesel, jet fuel, kerosene, asphalt, propane, propylene and sulfur. The refined products are sold to markets primarily located in the Upper Great Plains of the United States.

NTR operates 166 convenience stores under the SuperAmerica brand. SAF supports 67 franchised stores which also utilize the SuperAmerica brand. The SuperAmerica stores are primarily located in Minnesota and Wisconsin and sell gasoline, merchandise, and in some locations, diesel fuel. There is a wide range of merchandise sold at the stores including prepared foods, beverages and non-food items. The merchandise sold includes a significant number of proprietary items.

NTB prepares and distributes food products under the SuperMom’s Bakery brand primarily to SuperAmerica branded retail outlets.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for the periods reported have been included. Operating results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012, or for any other period.

The condensed consolidated balance sheet at December 31, 2011 has been derived from the audited financial statements of the Company at that date but does not include all of the information and footnotes required by GAAP for complete financial statements. The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated and combined financial statements and notes thereto included in the Company’s 2011 financial statements.

Unaudited Pro Forma Balance Sheet

Included in our Consolidated Balance Sheets is an unaudited pro forma balance sheet as of March 31, 2012. The pro forma balance sheet adjusts the March 31, 2012 consolidated balance sheet to reflect the Company’s dividend to NT Holdings (see Note 20—Subsequent Events) as if it were declared and payable as of March 31, 2012.

Subsequent Events

Events and transactions subsequent to the balance sheet date have been evaluated through May 29, 2012, the date these consolidated financial statements were available to be issued, for potential recognition or disclosure in the financial statements.

2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

Principles of Consolidation and Combination

The Company was incorporated on June 23, 2010. NTI entered into the Acquisition agreement with Marathon on October 6, 2010 and closed the Acquisition on December 1, 2010. Accordingly, the accompanying financial statements present the consolidated accounts of such acquired businesses. All significant intercompany accounts have been eliminated in these consolidated and combined financial statements.

The Company’s common interest in Minnesota Pipe Line is accounted for using the equity method of accounting in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 323. Income from equity method investment represents the Company’s proportionate share of net income available to common owners generated by Minnesota Pipe Line.

The equity method investment is assessed for impairment whenever changes in facts or circumstances indicate a loss in value has occurred. When the loss is deemed to be other than temporary, the carrying value of the equity method investment is written down to fair value, and the amount of the write-down is included in net income. See Note 7 for further information on the Company’s equity investment.

MPLI owns all of the preferred membership units of Minnesota Pipe Line. This investment in MPLI which provides the Company no significant influence over Minnesota Pipe Line is accounted for as a cost method investment. The investment in MPLI is carried at a cost of $6.9 million as of March 31, 2012 and December 31, 2011 and is included in other noncurrent assets on the consolidated balance sheets.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates. In addition, significant estimates were used in accounting for the Acquisition under the purchase method of accounting.

Operating Segments

The Company has two reportable operating segments:

•	Refining—operates the St. Paul Park, Minnesota, refinery, terminal and related assets, including the Company’s interest in MPLI and Minnesota Pipe Line, and

•	Retail—operates 166 convenience stores primarily in Minnesota and Wisconsin. The Retail segment also includes the operations of NTB and SAF.

See Note 19 for further information on the Company’s operating segments.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. Such assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected undiscounted future cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset.

When property, plant and equipment depreciated on an individual basis are sold or otherwise disposed of, any gains or losses are reported in net income. Gains on the disposal of property, plant and equipment are recognized when earned, which is generally at the time of closing. If a loss on disposal is expected, such losses are generally recognized when the assets are classified as held for sale.

Expenditures for routine maintenance and repair costs are expensed when incurred. Refinery process units require periodic major maintenance and repairs that are commonly referred to as “turnarounds.” The required frequency of the maintenance varies by unit, but generally is every two to six years depending on the processing unit involved. Turnaround costs are expensed as incurred.

Derivative Financial Instruments

The Company is exposed to earnings and cash flow volatility based on the timing and change in refined product prices and crude oil prices. To manage these risks, the Company uses derivative instruments associated with the purchase or sale of crude oil and refined products. Crack spread option and swap contracts are used to hedge the volatility of refining margins. The Company also may use futures contracts to manage price risks associated with inventory quantities above or below target levels. The Company does not enter into derivative contracts for speculative purposes. All derivative instruments are recorded in the consolidated balance sheet at fair value and are classified depending on the maturity date of the underlying contracts. Changes in the fair value of its contracts are accounted for by marking them to market and recognizing any resulting gains or losses in its statements of income. These gains and losses are reported within operating activities on the consolidated statements of cash flows.

Excise Taxes

The Company is required by various governmental authorities, including federal and state, to collect and remit taxes on certain products. Such taxes are presented on a gross basis in revenues and costs and expenses in the consolidated and combined statements of income. These taxes totaled $65.6 million and $56.7 million for the three months ended March 31, 2012 and 2011, respectively.

Income Taxes

The Company and its subsidiaries are limited liability companies and are therefore pass-through entities for income tax purposes. As a result, the Company does not incur federal or state income taxes.

Reclassification

Certain reclassifications have been made to the prior year financial information in order to conform to the Company’s current presentation.

Accounting Developments

On January 1, 2012 we adopted ASU No. 2011-05, “Comprehensive Income (ASC Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”), which amends current comprehensive income guidance. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of shareholders’ equity. Instead, the Company must report comprehensive income in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. Also effective January 1, 2012 we adopted ASU 2011-12 “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (“ASU 2011-12”). ASU 2011-12 defers the effectiveness for the requirement to present on the face of our financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income beginning with our first quarter 2013 reporting. Our presentation of comprehensive income in this quarterly report complies with these accounting standards.

In December 2011, the FASB issued ASU No. 2011-11, “Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). ASU 2011-11 retains the existing offsetting requirements and enhances the disclosure requirements to allow investors to better compare financial statements prepared under U.S. GAAP with those prepared under IFRS. This new guidance is to be applied retrospectively. ASU 2011-11 will be effective for the Company’s quarterly and annual financial statements beginning with our first quarter 2013 reporting. The Company believes that the adoption of ASU 2011-11 will not have a material impact on its consolidated financial statements.

3. RELATED PARTY TRANSACTIONS

The Investors, which include ACON Investments L.L.C. and TPG Refining, are related parties of the Company. Minnesota Pipe Line is also a related party of the Company. Subsequent to the Acquisition (see Note 4), the Company entered into a crude oil supply and logistics agreement with a third party and no longer has direct purchases from Minnesota Pipe Line.

Upon completion of the Acquisition, the Company entered into a management services agreement with the Investors pursuant to which they provide the Company with ongoing management, advisory and consulting services. The Investors also receive quarterly management fees equal to 1%

of the Company’s “Adjusted EBITDA” (as defined in the agreement) for the previous quarter (subject to a minimum annual fee of $2 million), as well as reimbursements for out-of pocket expenses incurred by them in connection with providing such management services. The Company also pays the Investors’ specified success fees in connection with advice they provide in relation with certain corporate transactions. The Company incurred management fees relating to these services of $0.5 million for both the three months ended March 31, 2012 and 2011.

4. ACQUISITION

As previously described in Note 1, effective December 1, 2010, the Company acquired the business from MPC for $608 million. The Acquisition was accounted for by the purchase method of accounting for business combinations. Included in this amount was the estimated fair value of earn-out payments of $54 million as of the Acquisition date. Of the $608 million purchase price, $361 million was paid in cash as of December 31, 2010 and $80 million was satisfied by issuing MPC a perpetual payment in kind preferred interest in NT Holdings. The residual purchase price of $113 million (excluding the contingent earn-out consideration) was paid during the three months ended March 31, 2011.

The Company would be required to pay Marathon the earn-out payments if the Company’s Adjusted EBITDA (as defined in the agreement, the “Agreement Adjusted EBITDA”) exceeds $165 million less, among other things, any rental expense related to the real estate lease arrangement (described below) during any year in each of the next eight years following the Acquisition. Agreement Adjusted EBITDA adjusts for, among other items, (i) any unrealized gains or losses relating to derivative activities, (ii) any gains or losses generated by the liquidation of any LIFO inventory layers, (iii) any losses related to lower of cost or market inventory adjustments, and (iv) any gains on the sale of property, plant or equipment and certain other assets. Marathon would receive 40% of the amount by which Agreement Adjusted EBITDA exceeds the specified threshold in any year during the eight years following the Acquisition not to exceed $125 million over the eight years following the Acquisition. The Acquisition agreement also includes a margin support component that would require Marathon to pay the Company up to $30 million per year to the extent the Agreement Adjusted EBITDA is below $145 million less, among other things, any rental expense related to the real estate lease arrangement (described below), in either of the first two twelve month periods ending November 30, 2011 or 2012 up to a maximum of $60 million. Any such payments made by Marathon would have increased the amount that we may be required to pay Marathon over the earn-out period (see Note 18). Subsequent fair value adjustments to these collective contingent consideration arrangements (earn-out arrangement and margin support arrangement) will be recorded in the statement of income based on quarterly remeasurements. See Note 12 for further information on the Company’s fair value measurements and Note 20 regarding a potential settlement of the arrangements reached subsequent to March 31, 2012.

The cash component of the purchase price along with acquisition related costs were financed by an approximate $180 million cash investment by the Investors and aggregate borrowings of $290 million. See Note 11 for a description of the Company’s financing arrangements.

Concurrent with the Acquisition, the following transactions also occurred:

•

Certain Marathon assets (including real property interests and land related to 135 of the SuperAmerica convenience stores and the SuperMom’s bakery) were sold to a third party equity real estate investment trust. In connection with the closing of the Acquisition, the Company is leasing these properties from the real estate investment trust on a long-term basis.

•	A third-party purchased substantially all of the crude oil inventory associated with operations of the refinery directly from Marathon.

MPC agreed to provide the Company with administrative and support services subsequent to the Acquisition pursuant to a transition services agreement, including finance and accounting, human resources, and information systems services, as well as support services generally for a period of up to eighteen months in connection with the transition from being a part of MPC’s systems and infrastructure to having its own systems and infrastructure. The transition services agreement required the Company to pay MPC for the provision of the transition services, as well as to reimburse MPC for compensation paid to MPC employees providing such transition services. In addition, under the agreement, Marathon provided support services for the operation of the refining and retail business segments, using the employees that were ultimately expected to be transitioned to the Company. The Company was obligated to reimburse MPC for the compensation paid to MPC employees providing such operations services, plus the agreed burden rates. For the three months ended March 31, 2011, the Company recognized expenses of approximately $7.7 million related to administrative and support services. The Company also paid $6.7 million in December 2010 of which $1.7 million was amortized during the three months ended March 31, 2011. The majority of transition services were completed as of December 31, 2011 and, as such, the three months ended March 31, 2012 include no transition service charges from Marathon.

5. INCOME TAXES

For the period subsequent to the Acquisition, the Company is a pass through entity for federal income tax purposes. As a result, there are no federal income taxes incurred. For the three months ended March 31, 2012 and 2011, the Company incurred state income taxes of less than $0.1 million and $0.1 million, respectively.

6. INVENTORIES

(in millions)	March 31, 2012	December 31, 2011
Crude oil and refinery feedstocks	$5.5	$9.1
Refined products	123.7	109.1
Merchandise	20.7	21.1
Supplies and sundry items	13.7	14.8

Total	$163.6	$154.1

The LIFO method accounted for 79% and 77% of total inventory value at March 31, 2012 and December 31, 2011, respectively. Current acquisition costs were estimated to exceed the LIFO inventory value by $12.8 million and $20.0 million at March 31, 2012 and December 31, 2011, respectively.

7. EQUITY METHOD INVESTMENT

The Company has a 17% common interest in Minnesota Pipe Line. The carrying value of this equity method investment was $89.2 million and $89.9 million at March 31, 2012 and December 31, 2010, respectively.

As of March 31, 2012 and December 31, 2011, the carrying amount of the equity method investment was $6.8 million and $6.9 million higher than the underlying net assets of the investee, respectively. The Company is amortizing this difference over the remaining life of Minnesota Pipe Line’s primary asset (the fixed asset life of the pipeline).

Distributions received from Minnesota Pipe Line were $3.4 million and $2.2 million for the three months ended March 31, 2012 and 2011, respectively. Equity income from Minnesota Pipe Line was $2.8 million and $2.4 million for the three months ended March 31, 2012 and 2011, respectively.

8. PROPERTY, PLANT AND EQUIPMENT

Major classes of property, plant and equipment (“PP&E”) consisted of the following:

(in millions)	Estimated Useful Lives	March 31, 2012	December 31, 2011
Land		$8.7	$8.7
Retail stores and equipment	2 - 22 years	50.9	50.4
Refinery and equipment	5 - 24 years	324.8	318.1
Software	5 years	15.8	14.7
Other equipment	2 - 7 years	2.3	1.9
Precious metals		10.5	10.5
Assets under construction		14.2	17.4

		427.2	421.7
Less: accumulated depreciation		38.8	30.5

Property, plant and equipment, net		$388.4	$391.2

PP&E included gross assets acquired under capital leases of $12.0 million and $12.5 million at March 31, 2012 and December 31, 2011, respectively, with related accumulated depreciation of $0.9 million and $1.4 million, respectively.

9. INTANGIBLE ASSETS

Intangible assets were ascribed value as a result of the Acquisition and are comprised of franchise rights amounting to $19.8 million and trademarks amounting to $15.6 million at both March 31, 2012 and December 31, 2011. These assets have an indefinite life and therefore are not amortized, but rather are tested for impairment annually or sooner if events or changes in circumstances indicate that the fair value of the intangible asset has been reduced below carrying value.

10. DERIVATIVES

The Company is subject to crude oil and refined product market price fluctuations caused by supply conditions, weather, economic conditions and other factors. In October 2010, at the request of the Company, MPC initiated a crack spread derivative strategy to mitigate refining margin risk on a portion of the business’ 2011 and 2012 projected refinery production. In connection with the Acquisition, derivative instruments executed pursuant to this strategy, along with all corresponding rights and obligations, were assumed by the Company. The Company also may periodically use futures contracts to manage price risks associated with inventory quantities above or below target levels.

Under the derivative strategy, the Company agrees to buy or sell an amount equal to a fixed price times a certain number of barrels, and to buy or sell in return an amount equal to a specified variable price times the same amount of barrels. Physical volumes are not exchanged and these contracts are net settled with cash. The contracts are not being accounted for as hedges for financial reporting purposes. The Company recognizes all derivative instruments as either assets or liabilities at fair value on the balance sheet and any related net gain or loss is recorded as a gain or loss in the derivative activity caption on the consolidated statements of income. Observable quoted prices for similar assets or liabilities in active markets (Level 2 as described in Note 12) are considered to determine the fair values for the purpose of marking to market the derivative instruments at each period end. At March 31, 2012 and December 31, 2011, the Company had open commodity derivative instruments consisting of crude oil futures to buy 15 million and 17 million barrels, respectively, and refined products futures and swaps to sell 15 million and 17 million barrels, respectively, primarily to protect the value of refining margins through 2012 and 2013. For the three months ended March 31, 2012 and 2011, there were losses related to derivative activities of $185.9 million and $315.1 million, respectively. Of these total losses, $97.5 million and $52.2 million represented realized losses on settled contracts (including early extinguishments as noted below) and $88.4 million and $262.9 million represented unrealized losses on open contracts for the three months ended March 31, 2012 and 2011, respectively.

The Company has entered into arrangements to settle a portion of its existing derivative instruments ahead of their respective expiration dates. The cash payments for the early extinguishment of these derivative instruments have been deferred and will come due beginning in December 2012 and continue through December 2013. The early extinguishments are treated as a current period loss as of the date of extinguishment. During the three months ended March 31, 2012 the Company incurred $44.6 million of realized losses related to these early extinguishments. Interest accrues on the early extinguishment liability at rates of 4.5% on $19.5 million and 8.5% on $25.1 million. Interest expense related to these liabilities in the quarter ended March 31, 2012 was $0.4 million.

The following table summarizes the fair value amounts of the Company’s outstanding derivative instruments by location on the balance sheet as of March 31, 2012 and December 31, 2011:

(in millions)	Balance Sheet Classification	March 31, 2012	December 31, 2011
Commodity swaps and futures	Current liabilities	$185.5	$109.9
Commodity swaps and futures	Noncurrent liabilities	12.5	—

		$198.0	$109.9

Under the Company’s crack spread derivative strategy, the Company is exposed to credit risk in the event of nonperformance by its counterparty on these derivative instruments. The counterparties are large financial institutions with credit ratings of at least A- by Standard and Poor’s and A2 by Moody’s. In the event of default, the Company would potentially be subject to losses on a derivative instrument’s mark-to-market gains. The Company does not expect nonperformance on any of its derivative instruments.

The Company has provided letters of credit for a fixed dollar amount under its asset-based revolving credit facility (as discussed in Note 11) to the counterparty on the derivative instruments utilized under the crack spread derivative strategy. The Company is not subject to any margin calls for these crack spread derivatives and the counterparty does not have the right to demand any additional collateral beyond the aforementioned fixed dollar letters of credit. Any outstanding collateral is released to the Company upon settlement of the related derivative instrument.

11. DEBT

In connection with the Acquisition, the Company entered into various financing arrangements including $290.0 million of 10.50% Senior Secured Notes due December 1, 2017 (“Secured Notes”) and a $300 million secured asset-based revolving credit facility (“ABL Facility”).

Secured Notes

The Secured Notes are guaranteed, jointly and severally, on a senior secured basis by all of the Company’s existing and future direct and indirect subsidiaries; however, not on a full and unconditional basis as a result of subsidiaries being able to be released as guarantors under certain customary circumstances for such arrangements. A subsidiary guarantee can be released under customary circumstances, including (a) the sale of the subsidiary, (b) the subsidiary is declared “unrestricted,”

(c) the legal or covenant defeasance or satisfaction and discharge of the indenture, or (d) liquidation or dissolution of the subsidiary. Separate condensed consolidating financial information is not included as the Company does not have independent assets or operations. The Company is required to make interest payments on June 1 and December 1 of each year, commencing on June 1, 2011. There are no scheduled principal payments required prior to the notes maturing on December 1, 2017. Borrowings bear interest at 10.50%.

At any time prior to the maturity date of the notes, the Company may, at its option, redeem all or any portion of the notes for the outstanding principal amount plus unpaid interest and a make-whole premium as defined in the indenture. If the Company experiences a change in control or makes certain asset dispositions, as defined under the indenture, the Company may be required to repurchase all or part of the notes plus unpaid interest and in certain cases pay a redemption premium.

The Secured Notes contain a number of covenants that, among other things, restrict the ability, subject to certain exceptions, of the Company and its subsidiaries to sell or otherwise dispose of assets, including capital stock of subsidiaries, incur additional indebtedness or issue preferred stock, repay other indebtedness, pay dividends and distributions or repurchase capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, engage in certain transactions with affiliates, change the business conducted by itself and its subsidiaries, and enter into agreements that restrict dividends from restricted subsidiaries.

ABL Facility

The ABL Facility provides for revolving credit financing through December 1, 2015 in an aggregate principal amount of up to $300 million (of which $150 million may be utilized for the issuance of letters of credit and up to $30 million may be short-term borrowings upon same-day notice, referred to as swingline loans) and may be increased up to a maximum aggregate principal amount of $400 million, subject to borrowing base availability and lender approval. Availability under the ABL Facility at any time will be the lesser of (a) the aggregate commitments under the ABL Facility or (b) the borrowing base, less any outstanding borrowings and letters of credit. The borrowing base is calculated based on a percentage of eligible accounts receivable, petroleum inventory and other assets.

Borrowings under the ABL Facility bear interest, at the Company’s option, at either (a) an alternative base rate, plus an applicable margin (ranging between 1.75% and 2.25%) or (b) a LIBOR rate plus applicable margin (ranging between 2.75% and 3.25%). The alternate base rate is the greater of (a) the prime rate, (b) the Federal Funds Effective rate plus 50 basis points, or (c) one-month LIBOR rate plus 100 basis points and a spread of up to 225 basis points based upon percentage utilization of this facility. In addition to paying interest on outstanding borrowings, the Company is also required to pay an annual commitment fee ranging from 0.375% to 0.625% and letter of credit fees.

As of March 31, 2012 and December 31, 2011, the availability under the ABL Facility was $156.7 million and $108.0 million, respectively. This availability is net of $61.6 million in outstanding letters of credit at both March 31, 2012 and December 31, 2011. The Company had no borrowings under the ABL Facility at March 31, 2012 or December 31, 2011.

The ABL Facility has a minimum fixed charge coverage ratio financial covenant requirement of at least 1.0 to 1.0. The covenant is operative when the Company’s availability under the facility is less than the greater of (a) 15% of the lesser of the $300 million commitment amount or the borrowing base or (b) $22.5 million.

The ABL Facility also contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and its subsidiaries to sell or otherwise dispose of assets, incur additional indebtedness or issue preferred stock, pay dividends and distributions or repurchase capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, and engage in certain transactions with affiliates.

12. FAIR VALUE MEASUREMENTS

As defined in accounting guidance, fair value is the price that would be received for the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting guidance describes three approaches to measuring the fair value of assets and liabilities: the market approach, the income approach and the cost approach, each of which includes multiple valuation techniques. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to measure fair value by converting future amounts, such as cash flows or earnings, into a single present value amount using current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace the service capacity of an asset. This is often referred to as current replacement cost. The cost approach assumes that the fair value would not exceed what it would cost a market participant to acquire or construct a substitute asset of comparable utility, adjusted for obsolescence.

Accounting guidance does not prescribe which valuation technique should be used when measuring fair value and does not prioritize among the techniques. Accounting guidance establishes a fair value hierarchy that prioritizes the inputs used in applying the various valuation techniques. Inputs broadly refer to the assumptions that market participants use to make pricing decisions, including assumptions about risk. Level 1 inputs are given the highest priority in the fair value hierarchy while Level 3 inputs are given the lowest priority. The three levels of the fair value hierarchy are as follows:

•

Level 1—Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2—Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

•	Level 3—Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management’s best estimate of fair value.

The Company uses a market or income approach for recurring fair value measurements and endeavors to use the best information available. Accordingly, valuation techniques that maximize the use of observable inputs are favored. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy.

The Company’s current asset and liability accounts contain certain financial instruments, the most significant of which are trade accounts receivables and trade payables. The Company believes the carrying values of its current assets and liabilities approximate fair value. The Company’s fair value assessment incorporates a variety of considerations, including the short-term duration of the instruments, the Company’s historical incurrence of insignificant bad debt expense and the Company’s expectation of future insignificant bad debt expense, which includes an evaluation of counterparty credit risk.

The following table provides the assets and liabilities carried at fair value measured on a recurring basis at March 31, 2012 and December 31, 2011:

	Balance at March 31, 2012	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Unobservable inputs (Level 3)
(in millions)
ASSETS
Cash and cash equivalents	$64.1	$64.1	$—	$—
Other assets
Contingent consideration—margin support	2.8	—	—	2.8

	$66.9	$64.1	$—	$2.8

LIABILITIES
Derivative liability—current	$185.5	$—	$185.5	$—
Derivative liability—long-term	12.5	—	12.5	—
Accrued liabilities
Contingent consideration—earn-out	31.7	—	—	31.7
Other liabilities
Contingent consideration—earn-out	47.5	—	—	47.5

	$277.2	$—	$198.0	$79.2

	Balance at December 31, 2011	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Unobservable inputs (Level 3)
(in millions)
ASSETS
Cash and cash equivalents	$123.5	$123.5	$—	$—
Other assets
Contingent consideration—margin support	20.2	—	—	20.2

	$143.7	$123.5	$—	$20.2

LIABILITIES
Derivative liability—current	$109.9	$—	$109.9	$—
Other liabilities
Contingent consideration—earn-out	30.9	—	—	30.9

	$140.8	$—	$109.9	$30.9

The impacts of changes in the fair value of these arrangements are recorded in the statements of income as contingent consideration income, net. The Company recorded a $65.7 million non-cash charge during the three months ended March 31, 2012 and $31.8 million of contingent consideration income during the three months ended March 31, 2011 related to changes in the fair value of the Company’s Level 3 contingent consideration arrangements.

Our contingent consideration agreements (margin support and earn out) are reported at fair value using Level 3 inputs due to such agreements not having observable market prices. The fair value of the agreements are determined based on a Monte Carlo simulation prepared by a third party service provider using management projections of future period EBITDA levels.

The significant unobservable inputs used in the fair value measurement of our Level 3 agreements are the management projections of EBITDA. In developing these management projections, the Company uses the forward market prices for various crude oil types, other feedstocks and refined products and applies its historical operating performance metrics against those forward market prices to develop its projected future EBITDA. Significant increases (decreases) in the projected future EBITDA levels would result in significantly higher (lower) fair value measurements.

Assets not recorded at fair value on a recurring basis, such as property, plant and equipment, intangible assets and cost method investments are recognized at fair value when they are impaired. During both the three months ended March 31, 2012 and 2011, there were no adjustments to the fair value of such assets. The Company recorded assets acquired and liabilities assumed in the Acquisition at fair value.

The carrying value of debt, which is reported on the Company’s consolidated balance sheets, reflects the cash proceeds received upon its issuance, net of subsequent repayments. The fair value of the Secured Notes disclosed below was determined based on quoted prices in active markets (Level 1).

	March 31, 2012		December 31, 2011
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Secured Notes	$290.0	$319.7	$290.0	$316.5

13. ASSET RETIREMENT OBLIGATIONS

The following table summarizes the changes in asset retirement obligations:

(in millions)	Three months Ended March 31, 2012	Three months Ended March 31, 2011
Asset retirement obligation balance at beginning of period	$1.5	$2.1
Accretion expense (included in depreciation and amortization)	0.1	0.1

Asset retirement obligation balance at end of period	$1.6	$2.2

14. STOCK-BASED COMPENSATION

NTI sponsors an equity participation plan which provides for the grant of profit interest units to certain employees and independent non-employee directors of the Company. The plan has reserved approximately 29 million units for issuance under the plan. The exercise price for a unit shall not be less than 100% of the fair market value of our equity units on the date of grant. Units vest in annual installments over a period of five years after the date of grant and expire ten years after the date of grant.

A summary of profit interest unit activity is set forth below:

	Number of Units (in millions)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at December 31, 2011	24.2	$1.87	9.2
Granted	1.2	2.70

Outstanding at March 31, 2012	25.4	$1.91	8.8

The estimated weighted average fair value as of grant date of units granted during the three months ended March 31, 2012 and 2011 were $0.88 and $0.35, respectively, based upon the following assumptions:

	2012	2011
Expected life (years)	6.5	6.5
Expected volatility	55.5%	40.6%
Expected dividend yield	0.0%	0.0%
Risk-free interest rate	1.4%	2.7%

The weighted average expected life for the grants is calculated using the simplified method, which defines the expected life as the average of the contractual term of the options and the weighted average vesting period. Expected volatility for the grants is based primarily on the historical volatility of a representative group of peer companies for a period consistent with the expected life of the awards.

As of March 31, 2012, and 2011, the total unrecognized compensation cost for profit interest units was $7.7 million and $6.7 million, respectively. This non-cash expense will be recognized on a straight-line basis through 2016.

15. DEFINED BENEFIT PLAN

During 2011, the Company also began to sponsor a defined benefit cash balance pension plan (the “Cash Balance Plan”) for eligible employees. Company contributions are made to the cash account of the participants equal to 5.0% of eligible compensation. Participants’ cash accounts also receive interest credits each year based upon the average thirty year United States Treasury bond rate published in September preceding the respective plan year. Participants become fully vested in their accounts after three years of service. The Plan was not in place during the three months ended March 31, 2011. The net periodic benefit cost related to the Cash Balance Plan for the three months ended March 31, 2012 of $0.4 million related primarily to current period service costs.

16. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information is as follows:

	Three Months Ended
(in millions)	March 31, 2012	March 31, 2011
Net cash from operating activities included:
Interest paid	$1.1	$1.0
Noncash investing and financing activities include:
Capital expenditures included in accounts payable	$—	$0.8

17. LEASING ARRANGEMENTS

As described in Note 4, concurrent with the Acquisition, certain Marathon assets (including real property interests and land related to 135 of the SuperAmerica convenience stores and the SuperMom’s bakery) were sold to a third party equity real estate investment trust. In connection with the closing of the Acquisition, the Company has assumed the leasing of these properties from the real estate investment trust on a long-term basis.

In accordance with ASC 840-40, the Company determined that subsequent to the sale, it had a continuing involvement for a portion of these property interests due to potential environmental obligations or due to subleasing arrangements. For these respective properties, the fair value of the assets and the related financing obligation will remain on the Company’s consolidated balance sheet until the end of the lease term or until the continuing involvement is resolved. The assets are included in property, plant and equipment and are being depreciated over their remaining useful lives. The lease payments relating to these property interests are recognized as interest expense. During 2011, the Company’s continuing involvement ended for a subset of these stores and, as such, the related fair value of the assets and the financing obligation for these stores have been removed from the Company’s consolidated balance sheet.

The remainder of properties sold to the third party real estate investment trust are treated as operating leases. The Company also leases a variety of facilities and equipment under other operating leases, including land and building space, office equipment, vehicles, rail tracks for storage of rail tank cars near the refinery and numerous rail tank cars.

18. COMMITMENTS AND CONTINGENCIES

The Company is the subject of, or party to, contingencies and commitments involving a variety of matters. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the Company’s consolidated and combined financial statements. However, management believes that the Company will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably.

Contingent Consideration

As described in Note 4, the Acquisition provides for contingent consideration, or earn-out payments, that could result in additional payments of up to a total of $125 million to MPC over an eight year period ending December 1, 2018 based on operating performance. The Acquisition agreement also includes a margin support component that requires Marathon to pay the Company up to $30 million per year to the extent the Agreement Adjusted EBITDA is below $145 million less, among other things, any rental expense related to the real estate lease arrangement, in either of the first two twelve month periods ending November 30, 2011 or 2012 up to a maximum of $60 million. Any such payments made by Marathon will increase the amount that we may be required to pay Marathon over the earn-out period. See Note 12 for additional information relating to the fair value of contingent arrangements related to the Acquisition. In addition to the estimated values related to future periods discussed in Note 12, the Company has recorded a receivable of $30.0 million as of March 31, 2012 and December 31, 2011 relating to the margin support component of the contingent consideration arrangement for the first twelve months ended November 30, 2011. MPC has disputed approximately $12 million of this amount. Subsequent to March 31, 2012 the Company reached a potential settlement on this dispute (see Note 20).

Environmental Matters

The Company is subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At March 31, 2012 and December 31, 2011, liabilities for remediation totaled $4.7 million and $4.7 million, respectively. These liabilities are expected to be settled over at least the next 10 years. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed. Furthermore, environmental remediation costs may vary from estimates because of changes in laws, regulations and their interpretation; additional information on the extent and nature of site contamination; and improvements in technology. Receivables for recoverable costs from the state, under programs to assist companies in clean-up efforts related to underground storage tanks at retail marketing outlets, were $0.3 million and $0.2 million at March 31, 2012 and December 31, 2011, respectively.

Franchise Agreements

In the normal course of its business, SAF enters into ten year license agreements with the operators of franchised SuperAmerica brand retail outlets. These agreements obligate SAF or its affiliates to provide certain services including information technology support, maintenance, credit card processing and signage for specified monthly fees.

Guarantees

Certain agreements related to assets sold in the normal course of business contain performance and general guarantees, including guarantees regarding inaccuracies in representations, warranties, covenants and agreements, and environmental and general indemnifications that require the Company to perform upon the occurrence of a triggering event or condition. These guarantees and indemnifications were part of the normal course of selling assets. The Company has assumed these guarantees and indemnifications upon the Acquisition. However, in certain cases, Marathon Petroleum Company LP has also provided an indemnification in favor of the Company.

The Company is not typically able to calculate the maximum potential amount of future payments that could be made under such contractual provisions because of the variability inherent in the guarantees and indemnities. Most often, the nature of the guarantees and indemnities is such that there is no appropriate method for quantifying the exposure because the Company has little or no past experience associated with the underlying triggering event upon which a reasonable prediction of the outcome can be based. The Company is not currently making any payments relating to such guarantees or indemnifications.

19. SEGMENT INFORMATION

The Company has two reportable operating segments: Refining and Retail. Each of these segments is organized and managed based upon the nature of the products and services they offer. The segment disclosures reflect management’s current organizational structure.

•	Refining—operates the St. Paul Park, Minnesota, refinery, terminal and related assets, including the Company’s interest in MPLI and Minnesota Pipe Line, and

•	Retail—operates 166 convenience stores primarily in Minnesota and Wisconsin. The Retail segment also includes the operations of NTB and SAF.

Operating results for the Company’s operating segments are as follows:

(in millions)	Refining	Retail	Other	Total
Three months ended March 31, 2012
Revenues
Customer	$654.5	$344.6	$—	$999.1
Intersegment	240.0	—	—	240.0

Segment revenues	894.5	344.6	—	1,239.1
Elimination of intersegment revenues	—	—	(240.0)	(240.0)

Total revenues	$894.5	$344.6	$(240.0)	$999.1

Income (loss) from operations	$78.7	$(0.4)	$(75.6)	$2.7
Income from equity method investment	$2.8	$—	$—	$2.8
Depreciation and amortization	$5.8	$1.8	$0.9	$8.5
Capital expenditures	$4.9	$0.3	$0.2	$5.4

(in millions)	Refining	Retail	Other	Total
Three months ended March 31, 2011
Revenues
Customer	$599.5	$340.7	$—	$940.2
Intersegment	245.7	—	—	245.7

Segment revenues	845.2	340.7	—	1,185.9
Elimination of intersegment revenues	—	—	(245.7)	(245.7)

Total revenues	$845.2	$340.7	$(245.7)	$940.2

Income (loss) from operations	$78.5	$(2.4)	$24.6	$100.7
Income from equity method investment	$1.4	$—	$—	$1.4
Depreciation and amortization	$5.1	$1.9	$0.3	$7.3
Capital expenditures	$5.0	$0.1	$0.9	$6.0

Intersegment sales from the Refining segment to the Retail segment consist primarily of sales of refined products which are recorded based on contractual prices that are market based. Revenues from external customers are nearly all in the United States.

Total assets by segment were as follows:

(in millions)	Refining	Retail	Other	Total
At March 31, 2012	$682.8	$133.7	$146.2	$962.7

At December 31, 2011	$655.2	$219.8	$123.8	$998.8

All property, plant and equipment are located in the United States.

20. SUBSEQUENT EVENTS

On May 4, 2012, the Company entered into a settlement agreement with Marathon in connection with the contingent consideration agreement (see Note 18). Under the terms of this settlement agreement, Marathon will receive $40 million of the net proceeds from Northern Tier Energy LP’s initial public offering, and Northern Tier Holdings will redeem Marathon’s existing preferred interest with a portion of the net proceeds from this offering and issue Marathon a new $45 million preferred interest in Northern Tier Holdings in consideration for relinquishing all claims with respect to earn-out payments under the contingent consideration agreement. The Company has also agreed, pursuant to the settlement agreement, to relinquish all claims to margin support payments under the contingent consideration agreement. The settlement agreement is contingent upon the consummation of Northern Tier Energy LP’s initial public offering by no later than December 31, 2012.

On May 18, 2012 the Company declared a dividend and on May 22, 2012 the Company issued a dividend to NT Holdings in the amount of $40.0 million.

During the second quarter of 2012, the Company reset the price of its derivative contracts for the period of July 2012 through December 2012 and recognized a loss of approximately $92 million. The Company plans to use a portion of the net proceeds of the initial public offering of Northern Tier Energy LP to settle this obligation. If this offering is not completed, the loss from resetting the price of the derivative contracts will be paid to the counterparty on the same monthly schedule as the original contracts were scheduled to settle.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Northern Tier Energy LLC:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and member’s interest present fairly, in all material respects, the financial position of Northern Tier Energy LLC and its subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for the year ended December 31, 2011 and for the period from June 23, 2010 (date of inception) to December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Houston, Texas
April 10, 2012

Report of Independent Registered Public Accounting Firm

To Marathon Oil Corporation:

In our opinion, the accompanying combined statements of income, cash flows and net investment present fairly, in all material respects, the results of operations and cash flows of the St. Paul Refinery & Retail Marketing Business, a component of Marathon Oil Corporation, for the eleven month period ended November 30, 2010 and the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Houston, Texas

April 12, 2011, except for the change in the composition of reportable segments discussed in Note 19 to the combined financial statements, as to which the date is December 12, 2011.

NORTHERN TIER ENERGY LLC

CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31, 2011	December 31, 2010
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$123.5	$72.8
Receivables, less allowance for doubtful accounts	81.9	100.2
Inventories	154.1	156.4
Other current assets	65.5	28.7

Total current assets	425.0	358.1

NON-CURRENT ASSETS
Equity method investment	89.9	92.4
Property, plant and equipment, net	391.2	386.3
Intangible assets	35.4	35.4
Other assets	57.3	58.4

Total Assets	$998.8	$930.6

LIABILITIES AND MEMBER’S INTEREST

CURRENT LIABILITIES
Accounts payable	$207.4	$183.4
Accrued liabilities	30.3	20.5
Derivative liability	109.9	45.6

Total current liabilities	347.6	249.5

NON-CURRENT LIABILITIES
Long-term debt	290.0	290.0
Lease financing obligation	11.9	24.5
Derivative liability	—	22.4
Other liabilities	37.1	59.2

Total liabilities	686.6	645.6

Commitments and contingencies (Note 18)
EQUITY
Member’s interest	312.2	285.0

Total Liabilities and Member’s Interest	$998.8	$930.6

The accompanying notes are an integral part of these consolidated and combined financial statements.

NORTHERN TIER ENERGY LLC

CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

(in millions)

	Successor		Predecessor
	Year Ended December 31, 2011	June 23, 2010 (inception date) to December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009
REVENUE(a)	$4,280.8	$344.9	$3,195.2	$2,940.5

COSTS, EXPENSES AND OTHER
Cost of sales(a)	3,508.0	307.5	2,697.9	2,507.9
Direct operating expenses	260.3	21.4	227.0	238.3
Turnaround and related expenses	22.6	—	9.5	0.6
Depreciation and amortization	29.5	2.2	37.3	40.2
Selling, general and administrative	90.7	6.4	59.6	64.7
Formation costs	7.4	3.6	—	—
Contingent consideration income	(55.8)	—	—	—
Other (income) expense, net	(4.5)	0.1	(5.4)	(1.1)

OPERATING INCOME	422.6	3.7	169.3	89.9

Realized losses from derivative activities	(310.3)	—	—	—
Unrealized losses from derivative activities	(41.9)	(27.1)	(40.9)	—
Bargain purchase gain	—	51.4	—	—
Interest expense, net	(42.1)	(3.2)	(0.3)	(0.4)

EARNINGS BEFORE INCOME TAXES	28.3	24.8	128.1	89.5

Income tax provision	—	—	(67.1)	(34.8)

NET EARNINGS	$28.3	$24.8	$61.0	$54.7

(a)Excise taxes included in revenue and cost of sales	$242.9	$25.1	$271.8	$289.6

The accompanying notes are an integral part of these consolidated and combined financial statements.

NORTHERN TIER ENERGY LLC

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(in millions)

	Successor		Predecessor
Increase (decrease) in cash	Year Ended December 31, 2011	June 23, 2010 (inception date) to December 31 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$28.3	$24.8	$61.0	$54.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	29.5	2.2	37.3	40.2
Stock-based compensation expense	1.6	0.1	0.3	0.3
Bargain purchase gain	—	(51.4)	—	—
Equity method investment, net	—	0.6	0.6	0.3
Contingent consideration income	(55.8)	—	—	—
Unrealized loss from derivative activities	41.9	27.1	40.9	—
Deferred taxes	—	—	(0.8)	0.5
Changes in assets and liabilities, net:
Accounts receivable	18.3	(100.2)	(16.3)	(14.7)
Inventories	2.3	38.6	2.5	(6.8)
Other current assets	(6.8)	(27.7)	—	—
Accounts payable and accrued expenses	146.4	86.4	23.8	31.2
Receivables from and payables to related parties	—	—	(1.2)	23.8
Other, net	3.6	(0.5)	(2.7)	(0.1)

Net cash provided by operating activities	209.3	—	145.4	129.4

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(45.9)	(2.5)	(29.8)	(29.0)
Acquisition, net of cash acquired	(112.8)	(360.8)	—	—
Disposals of assets	—	—	0.4	0.7
Return of capital from investments	2.4	—	0.1	3.3

Net cash used in investing activities	(156.3)	(363.3)	(29.3)	(25.0)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from senior secured notes	—	290.0	—	—
Borrowings from revolving credit arrangement	95.0	—	—	—
Repayments of revolving credit arrangement	(95.0)	—	—	—
Financing costs	—	(34.1)	—	—
Investment from members	—	180.2	—	—
Distributions to Member’s Interest	(2.3)	—	—	—
Distributions to Marathon, net	—	—	(115.4)	(103.9)

Net cash (used in) provided by financing activities	(2.3)	436.1	(115.4)	(103.9)

CASH AND CASH EQUIVALENTS
Change in cash and cash equivalents	50.7	72.8	0.7	0.5
Cash and cash equivalents at beginning of period	72.8	—	6.0	5.5

Cash and cash equivalents at end of period	$123.5	$72.8	$6.7	$6.0

The accompanying notes are an integral part of these consolidated and combined financial statements.

NORTHERN TIER ENERGY LLC

CONSOLIDATED AND COMBINED STATEMENTS OF MEMBER’S INTEREST AND NET INVESTMENT

(in millions)

	Equity
	Net Investment	Member’s Interest
Balance at January 1, 2009 (Predecessor)	$415.5	$—

Net earnings	54.7	—
Distributions to Marathon, net	(104.0)	—

Balance at December 31, 2009 (Predecessor)	366.2	—

Net earnings	61.0	—
Distributions to Marathon, net	(114.8)	—

Balance at November 30, 2010 (Predecessor)	$312.4	$—

Balance at June 23, 2010 (Successor Inception Date)	$—	$—
Net earnings	—	24.8
Capital contribution	—	260.1
Stock-based compensation	—	0.1

Balance at December 31, 2010 (Successor)	—	285.0

Net earnings	—	28.3
Capital distributions	—	(2.3)
Other comprehensive loss	—	(0.4)
Stock-based compensation	—	1.6

Balance at December 31, 2011 (Successor)	$—	$312.2

The accompanying notes are an integral part of these consolidated and combined financial statements.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Description of the Business

Northern Tier Energy LLC (“NTE” or the “Company”) is an independent downstream energy company with refining, retail and pipeline operations that serve the Petroleum Administration for Defense District II (“PADD II”) region of the United States. The Company is a Delaware limited liability company and is a wholly owned subsidiary of Northern Tier Holdings LLC (“NT Holdings” or the “Member”). NT Holdings is wholly owned by Northern Tier Investors LLC (“NTI”). Additionally, NT Holdings has issued preferred stock that is solely owned by an indirect subsidiary of Marathon Petroleum Corporation (“Marathon Petroleum”). Marathon Petroleum was a wholly owned subsidiary of Marathon Oil Corporation (“Marathon Oil”) until June 30, 2011. NTI, NT Holdings and the Company were formed by ACON Investments L.L.C. and TPG Refining, L.P. and certain members of management (collectively, the “Investors”) during 2010.

Predecessor interests represent the St. Paul Park Refinery & Retail Marketing Business formerly owned and operated by subsidiaries of Marathon Oil. These subsidiaries, Marathon Petroleum Company LP (“MPC LP”), Speedway LLC (“Speedway”) and MPL Investments LLC, are together referred to as “MPC” or “Marathon” and are subsidiaries of Marathon Petroleum. Predecessor interests are hereinafter referred to as the “Predecessor.” Effective December 1, 2010, the Company acquired the Predecessor business from Marathon for approximately $608 million (the “Acquisition”).

The Company includes the operations of the St. Paul Park Refining Co. LLC (“SPPR”) and Northern Tier Retail LLC (“NTR”). The Company also includes Northern Tier Bakery LLC (“NTB”), SuperAmerica Franchising LLC (“SAF”), a 17% interest in MPL Investments Inc. (“MPLI”) and a 17% interest in Minnesota Pipe Line Company, LLC (“Minnesota Pipe Line”). MPLI owns 100% of the preferred interest in Minnesota Pipe Line which owns and operates a 455,000 barrels per day crude oil pipeline in Minnesota (see Note 2).

SPPR, which is located in St. Paul Park, Minnesota, has total crude oil throughput capacity of 74,000 barrels per calendar day. Refinery operations include crude fractionation, catalytic cracking, hydrotreating, reforming, alkylation, sulfur recovery and a hydrogen plant. The refinery processes predominately North Dakota and Canadian crude oils into products such as gasoline, diesel, jet fuel, kerosene, asphalt, propane, propylene and sulfur. The refined products are sold to markets primarily located in the Upper Great Plains of the United States.

NTR operates 166 convenience stores under the SuperAmerica brand. SAF supports 67 franchised stores which also utilize the SuperAmerica brand. The SuperAmerica stores are primarily located in Minnesota and Wisconsin and sell gasoline, merchandise, and in some locations, diesel fuel. There is a wide range of merchandise sold at the stores including prepared foods, beverages and non-food items. The merchandise sold includes a significant number of proprietary items.

NTB prepares and distributes food products under the SuperMom’s Bakery brand primarily to SuperAmerica branded retail outlets.

Basis of Presentation

The accompanying consolidated and combined financial statements present separately the financial position, results of operations, cash flows and changes in equity for both the Company and the Predecessor. In connection with the Acquisition, further described in Note 4, a new accounting basis was established for the Company as of the acquisition date based upon the fair value of the assets acquired and liabilities assumed, in accordance with the guidance for business combinations. Financial information for the pre- and post-acquisition periods has been separated by a line on the face of the consolidated and combined financial statements to highlight the fact that the financial information for such periods have been prepared under two different historical-cost bases of accounting. For all periods prior to the closing of the Acquisition, the accompanying combined financial statements reflect all assets, liabilities, revenues, expenses and cash flows directly attributable to the Predecessor.

Subsequent Events

Events and transactions subsequent to the balance sheet date have been evaluated through April 10, 2012, the date these consolidated and combined financial statements were available to be issued, for potential recognition or disclosure in the financial statements.

2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

Principles of Consolidation and Combination

Prior to the closing of the Acquisition, the Predecessor was legally held by multiple subsidiaries and affiliates of Marathon Oil. As such, the accompanying Predecessor financial statements present the combined accounts of such businesses for all periods prior to the Acquisition. The Company was incorporated on June 23, 2010. NTI entered into the Acquisition agreement with Marathon on October 6, 2010. After the closing of the Acquisition on December 1, 2010, the Company acquired the stock or net assets of those Predecessor businesses from NTI. Accordingly, the accompanying financial statements present the consolidated accounts of such acquired businesses for all periods subsequent to December 1, 2010. The Company had no operating activities between its June 23, 2010 inception date and the date the Predecessor businesses were acquired although it incurred various transaction and formation costs which have been included in the total successor period of June 23, 2010 through December 31, 2010 (the “Successor Period”).

All significant intercompany accounts have been eliminated in these consolidated and combined financial statements.

The Company’s and the Predecessor’s 17% common interest in Minnesota Pipe Line is accounted for using the equity method of accounting in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 323. Income from equity method investment represents the Company’s and the Predecessor’s proportionate share of net income available to common owners generated by Minnesota Pipe Line.

The equity method investment is assessed for impairment whenever changes in facts or circumstances indicate a loss in value has occurred. When the loss is deemed to be other than temporary, the carrying value of the equity method investment is written down to fair value, and the amount of the write-down is included in net income. See Note 7 for further information on the Company’s equity investment.

MPLI owns all of the preferred membership units of Minnesota Pipe Line. This investment in MPLI which provides the Company (and previously, the Predecessor) no significant influence over Minnesota Pipe Line is accounted for as a cost method investment. The investment in MPLI is carried at a cost of $6.9 million as of December 31, 2011 and $7.0 as of December 31, 2010 and is included in other noncurrent assets on the consolidated balance sheets.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated and combined financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates. In addition, significant estimates were used in accounting for the Acquisition under the purchase method of accounting.

The Predecessor financial statements include allocations of general, administrative and overhead costs of Marathon that are attributable to the Predecessor’s operations. Management believes the assumptions and allocations underlying the combined financial statements are reasonable. However, these combined financial statements do not include all of the actual expenses that would have been incurred had the Predecessor been a stand-alone entity during the periods presented and do not reflect the Predecessor’s combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented.

Operating Segments

The Company has two reportable operating segments:

•	Refining—operates the St. Paul Park, Minnesota, refinery, terminal and related assets, including the Company’s interest in MPLI and Minnesota Pipe Line, and

•	Retail—operates 166 convenience stores primarily in Minnesota and Wisconsin. The Retail segment also includes the operations of NTB and SAF.

See Note 19 for further information on the Company’s operating segments.

Revenue Recognition

Revenues are recognized when products are shipped or services are provided to customers, title is transferred, the sales price is fixed or determinable and collectability is reasonably assured. Revenues are recorded net of discounts granted to customers. Shipping and other transportation costs billed to customers are presented on a gross basis in revenues and cost of sales.

Rebates from vendors are recognized as a reduction of cost of sales when the initiating transaction occurs. Incentives that are derived from contractual provisions are accrued based on past experience and recognized in cost of sales.

Excise Taxes

The Company (and previously, the Predecessor) is required by various governmental authorities, including federal and state, to collect and remit taxes on certain products. Such taxes are presented on a gross basis in revenues and costs and expenses in the consolidated and combined statements of income. These taxes totaled $242.9 million for the year ended December 31, 2011, $25.1 million for the Successor Period, $271.8 million for the eleven months ended November 30, 2010 and $289.6 million for the year ended December 31, 2009.

Refined Product Exchanges

The Company (and previously, the Predecessor) enters into exchange contracts whereby it agrees to deliver a particular quantity and quality of refined products at a specified location and date to a particular counterparty and to receive from the same counterparty a particular quantity and quality of refined products at a specified location on the same or another specified date. The exchange receipts and deliveries are nonmonetary transactions, with the exception of associated grade or location differentials that are settled in cash. These transactions are not recorded as revenue because they involve the exchange of refined product inventories held for sale in the ordinary course of business to facilitate sales to customers. The exchange transactions are recognized at the carrying amount of the inventory transferred plus any cash settlement due to grade or location differentials.

Advertising

The Company (and previously, the Predecessor) expenses the costs of advertising as incurred. Advertising expense was $1.0 million for the year ended December 31, 2011, less than $0.1 million for the Successor Period, $2.6 million for the eleven months ended November 30, 2010 and $2.1 million for the year ended December 31, 2009.

Income Taxes

After the Acquisition, the Company and its subsidiaries are limited liability companies and are therefore pass-through entities for federal income tax purposes. As a result, the Company does not incur federal income taxes. The Predecessor’s taxable income has historically been included in the consolidated U.S. federal income tax returns of Marathon Oil and also in a number of state income tax returns, which were filed as consolidated returns.

For the Predecessor, the provision for income taxes was computed as if the Predecessor were a stand-alone tax-paying entity and as if it paid the amount of its current federal and state tax liabilities to Marathon Oil in each period. As such, the accrual and payment of the current federal and state tax liabilities are recorded within the net investment in the combined financial statements of the Predecessor in the period incurred.

Deferred tax assets and liabilities were recognized based on temporary differences between the financial statement carrying amounts of the Predecessor’s assets and liabilities and their tax bases as reported in Marathon Oil’s tax filings with the respective taxing authorities. The realization of deferred tax assets was assessed periodically based on several interrelated factors. These factors include the Predecessor’s expectation to generate sufficient future taxable income in order to utilize tax credits and operating loss carry-forwards.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents.

Receivables and Allowance for Doubtful Accounts

Receivables of the Company (and previously, the Predecessor) primarily consist of customer accounts receivable. The accounts receivable are due from a diverse base including companies in the petroleum industry, airlines and the federal government. The allowance for doubtful accounts is reviewed quarterly for collectability. All customer receivables are recorded at the invoiced amounts and generally do not bear interest. When it becomes probable the receivable will not be collected, the balances for customer receivables are charged directly to bad debt expense. The allowance for doubtful accounts was less than $0.1 million as of December 31, 2011 and 2010.

Inventories

Inventories are carried at the lower of cost or market value. Cost of inventories is determined primarily under the last-in, first-out (“LIFO”) method. However, the Company (and previously, the

Predecessor) maintains some inventories whose cost is primarily determined using the first-in, first-out method. The Company has LIFO pools for crude oil and other feedstocks and for refined products in its Refining segment and a LIFO pool for refined products in its Retail segment for inventory held by the retail stores.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. Such assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected undiscounted future cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset.

When property, plant and equipment depreciated on an individual basis are sold or otherwise disposed of, any gains or losses are reported in net income. Gains on the disposal of property, plant and equipment are recognized when earned, which is generally at the time of closing. If a loss on disposal is expected, such losses are generally recognized when the assets are classified as held for sale.

Expenditures for routine maintenance and repair costs are expensed when incurred. Refinery process units require periodic major maintenance and repairs that are commonly referred to as “turnarounds.” The required frequency of the maintenance varies by unit, but generally is every two to six years depending on the processing unit involved. Turnaround costs are expensed as incurred.

Internal-Use Software Development Costs

The Company capitalizes certain external and internal computer software costs incurred during the application development stage. The application development stage generally includes software design and configuration, coding, testing and installation activities. Training and maintenance costs are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. Capitalized software costs are depreciated over the estimated useful life of the underlying project on a straight-line basis, generally not exceeding five years.

Intangible Assets

Intangible assets primarily include a retail marketing trade name and franchise agreements. These assets have an indefinite life and therefore are not amortized, but rather are tested for impairment annually and when events or changes in circumstances indicate that the fair value of the intangible asset has been reduced below carrying value.

Financing Costs

Financing origination fees are deferred and classified within other assets on the consolidated balance sheet. Amortization is provided on a straight-line basis over the term of the agreement, which approximates the effective interest method.

Derivative Financial Instruments

The Company (and previously, the Predecessor) is exposed to earnings and cash flow volatility based on the timing and change in refined product prices and crude oil prices. To manage these risks, the Company uses derivative instruments associated with the purchase or sale of crude oil and refined products. Crack spread option contracts are used to hedge the volatility of refining margins. The Company also may use futures contracts to manage price risks associated with inventory quantities above or below target levels. The Company does not enter into derivative contracts for speculative purposes. All derivative instruments are recorded in the consolidated balance sheet at fair value and are classified depending on the maturity date of the underlying contracts. Changes in the fair value of its contracts are accounted for by marking them to market and recognizing any resulting gains or losses in its statements of income. These gains and losses are reported within operating activities on the consolidated statements of cash flows.

Environmental Costs

Environmental expenditures are capitalized if the costs mitigate or prevent future contamination or if the costs improve environmental safety or efficiency of the existing assets. The Company (and previously, the Predecessor) provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. The timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure and are discounted when the estimated amounts are reasonably fixed and determinable. If recoveries of remediation costs from third parties are probable, a receivable is recorded and is discounted to net present value when the estimated amount is reasonably fixed and determinable.

Asset Retirement Obligations

The fair value of asset retirement obligations is recognized in the period in which the obligations are incurred if a reasonable estimate of fair value can be made. Conditional asset retirement obligations for removal and disposal of fire-retardant material from certain refining assets have been recognized. The amounts recorded for such obligations are based on the most probable current cost projections. Asset retirement obligations have not been recognized for the removal of materials and equipment from or the closure of certain refinery, pipeline, terminal and retail marketing assets because the fair value cannot be reasonably estimated since the settlement dates of the obligations are indeterminable.

Current inflation rates and credit-adjusted-risk-free interest rates are used to estimate the fair value of asset retirement obligations. Depreciation of capitalized asset retirement costs and accretion of asset retirement obligations are recorded over time. Depreciation is determined on a straight-line basis, while accretion escalates over the lives of the assets.

Employee Benefit Plans

The Predecessor’s employees participated in various employee benefit plans of Marathon. These plans include qualified, non-contributory defined benefit retirement plans, employee savings plans, employee and retiree medical and life insurance plans, dental plans and other such benefits. For the purposes of the combined financial statements, the Predecessor was considered to be participating in multi-employer benefit plans of Marathon. As a participant in multi-employer benefit plans, the Predecessor recognized as expense in each period the required allocations from Marathon, and it did not recognize any employee benefit plan liabilities.

Subsequent to the Acquisition, the majority of the Predecessor’s employees still participated in the employee benefit plans of Marathon under a transition services agreement. See Note 4 for a further description of this transition services agreement.

Any employee not covered under an employee benefit plan of Marathon participates in retirement plans, medical and life insurance plans, dental plans and other such benefits sponsored by the Company (see Note 15).

Stock-Based Compensation

The Company recognizes compensation expense for stock-based awards issued over the requisite service period for each separately vesting tranche, as if multiple awards were granted. Stock-based compensation costs are measured at the date of grant, based on the fair value of the award. Stock-based compensation expense recognized was $1.6 million, $0.1 million, $0.3 million and $0.3 million for the year ended December 31, 2011, the Successor Period ended December 31, 2010, the eleven months ended November 30, 2010, and the year ended December 31, 2009, respectively.

Net Investment

The net investment represents a net balance reflecting Marathon’s initial investment in the Predecessor and subsequent adjustments resulting from the operations of the Predecessor and various transactions between the Predecessor and Marathon. The balance is the result of the Predecessor’s participation in Marathon’s centralized cash management programs under which the Predecessor’s cash receipts were remitted to and all cash disbursements were funded by Marathon. Other transactions affecting the net investment include general, administrative and overhead costs incurred by Marathon that are allocated to the Predecessor. There are no terms of settlement or interest charges associated with the net investment balance.

Comprehensive Income

The Company has unrecognized prior service cost related to its defined benefit cash balance plan as of December 31, 2011 (see Note 15). This unrecognized prior service cost of $0.4 million is recognized directly to member’s interest as an element of other comprehensive income. The Predecessor has reported no comprehensive income due to the absence of items of other comprehensive income in the periods presented.

Concentrations of Risk

The Predecessor is exposed to related party risk as a portion of both sales revenues and costs are derived from transactions with Marathon Oil’s subsidiaries and affiliates. Sales to related parties for eleven months ended November 30, 2010 and for the year ended December 31, 2009 were both 7% of total sales. For the eleven months ended November 30, 2010 and for the year ended December 31, 2009 purchases from related parties were both 45% of total costs and expenses.

The Company (and previously, the Predecessor) is exposed to credit risk in the event of nonpayment by customers. The creditworthiness of customers is subject to continuing review. No single non-related party customer accounts for more than 10% of annual revenues.

Crude oil is the principal raw material for the Company and the majority of the crude oil processed is delivered to the refinery through a pipeline that is owned by Minnesota Pipe Line, a related party. A prolonged disruption of that pipeline’s operations would materially impact the Company’s ability to economically obtain raw materials.

The Company (and previously, the Predecessor) is exposed to concentrated geographical risk as most of its operations are conducted in certain states.

Accounting Developments

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve

Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS,” (“ASU 2011-04”). ASU 2011-04 changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements to ensure consistency between U.S. GAAP and International Financial Reporting Standards (“IFRS”). ASU 2011-04 also expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This new guidance is to be applied prospectively. ASU 2011-04 will be effective for the Company’s quarterly and annual financial statements beginning with our first quarter 2012 reporting. The Company believes that the adoption of this standard will not materially impact its consolidated financial statements because the guidance only provides for enhanced disclosure requirements.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (ASC Topic 220): Presentation of Comprehensive Income,” (“ASU 2011-05”) which amends current comprehensive income guidance. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of shareholders’ equity. Instead, the Company must report comprehensive income in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. ASU 2011-05 will be effective for the Company’s quarterly and annual financial statements beginning with our first quarter 2012 reporting. However, in December 2011 the FASB issued ASU 2011-12 Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. ASU 2011-12 defers the effectiveness for the requirement to present on the face of our financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income. The Company believes that the adoption of ASU 2011-05, as amended by ASU 2011-12, will not have a material impact on its consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-11, “Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). ASU 2011-11 retains the existing offsetting requirements and enhances the disclosure requirements to allow investors to better compare financial statements prepared under U.S. GAAP with those prepared under IFRS. This new guidance is to be applied retrospectively. ASU 2011-11 will be effective for the Company’s quarterly and annual financial statements beginning with our first quarter 2013 reporting. The Company believes that the adoption of ASU 2011-11 will not have a material impact on its consolidated financial statements.

3. RELATED PARTY TRANSACTIONS

The Investors, which include ACON Investments L.L.C. and TPG Refining, L.P., are related parties of the Company. Minnesota Pipe Line is also a related party of the Company. Subsequent to the Acquisition (see Note 4), the Company entered into a crude oil supply and logistics agreement with a third party and no longer has direct purchases from Minnesota Pipe Line.

Related parties for the Predecessor include the following:

•	Marathon Oil Company (“MOC”), which is a wholly owned subsidiary of Marathon Oil. MOC purchases or produces crude oil in the United States that is used at MPC’s refineries.

•

MPC LP, which changed its name from Marathon Petroleum Company LLC on October 1, 2010, was a wholly owned subsidiary of Marathon Oil. MPC LP refines, markets and transports crude oil and petroleum products, primarily in the Midwest, Upper Great Plains, Gulf Coast and southwestern regions of the United States.

•	Marathon Petroleum Trading Canada LLC (“MP Trading Canada”), which was a wholly owned subsidiary of MPC LP. MP Trading Canada purchases crude oil in Canada to be used at MPC LP’s refineries.

•

Minnesota Pipe Line, in which Marathon owned (and now the Company owns) a 17 percent interest. Minnesota Pipe Line owns and operates a crude oil pipeline running from Clearbrook, Minnesota to Pine Bend, Minnesota.

•	Speedway was a wholly owned subsidiary of Marathon Oil. Under the Predecessor, Speedway was the owner of the SuperAmerica branded convenience stores that were sold to NTR as part of the Acquisition.

Predecessor revenues from related parties for the eleven months ended November 30, 2010 were $210.1 million and $216.7 million for the year ended December 31, 2009 and represented sales to MPC LP. Related party sales to MPC LP consisted primarily of sales of refined products. Refined product sales to MPC LP were recorded at intercompany transfer prices that were market-based prices.

Predecessor purchases from related parties were as follows:

(in millions)	Eleven Months Ended November 31, 2010	Year Ended December 31, 2009
MOC	$276.9	$155.6
MPC LP	67.5	64.2
MP Trading Canada	992.3	1,027.7
Minnesota Pipe Line	25.3	26.4
Speedway	16.3	16.4

Total	$1,378.3	$1,290.3

Related party purchases from MOC and MP Trading Canada consisted primarily of crude oil. Purchases from MOC were recorded at contracted prices that were market-based. Purchases from MP Trading Canada were recorded at contracted prices based on MP Trading Canada’s acquisition cost, plus an administrative fee. Related party purchases from MPC LP consisted primarily of purchases of refined products and refinery feedstocks, certain general and administrative costs, and costs associated with the Refining segment participating in MPC LP’s multi-employer benefit plans. Refined product and refinery feedstock purchases from MPC LP were recorded at intercompany transfer prices that were market-based prices. Related party purchases from Minnesota Pipe Line consisted primarily of crude oil transportation services which were based on published tariffs. Related party purchases from Speedway consisted of certain overhead costs and costs associated with the Retail segment participating in Speedway’s multi-employer benefit plans.

MPC LP and Speedway provided certain services to the Predecessor such as marketing, crude acquisition, engineering, human resources, insurance, treasury, accounting, tax, legal, procurement and information technology services. Charges for these services were allocated based on usage or other methods, such as headcount, capital employed or store count, which management believes to be reasonable. Related party purchases reflect charges for these services of $26.5 million and $29.1 million for the eleven months ended November 30, 2010 and the year ended December 31, 2009, respectively. The allocation methods included in the combined income statements were consistently applied.

For the purposes of the combined financial statements, the Predecessor was considered to participate in multi-employer benefit plans of MPC LP and Speedway. The Predecessor’s allocated share of MPC LP and Speedway’s employee benefit plan expenses, including costs related to stock-based compensation plans, is included in related party purchases and was $21.5 million and $20.3 million for the eleven months ended November 30, 2010 and the year ended December 31, 2009, respectively. Expenses for employee benefit plans other than stock-based compensation plans were allocated to the Predecessor primarily as a percentage of salary and wage expense. For the stock-based compensation plans, the Predecessor was charged with the expenses directly attributed to its employees which were $0.3 million for the eleven months ended November 30, 2010 and the year ended December 31, 2009.

Upon completion of the Acquisition, the Company entered into a management services agreement with the Investors pursuant to which they provide the Company with ongoing management, advisory and consulting services. The Investors also receive quarterly management fees equal to 1% of the Company’s “Adjusted EBITDA” (as defined in the agreement) for the previous quarter (subject to a minimum annual fee of $2 million), as well as reimbursements for out-of pocket expenses incurred by them in connection with providing such management services. The Company also pays the Investors’ specified success fees in connection with advice they provide in relation with certain corporate transactions. For the year ended December 31, 2011, the Company incurred fees relating to these services of $2.1 million.

4. ACQUISITION

As previously described in Note 1, effective December 1, 2010, the Company acquired the Predecessor business from MPC for $608 million. Included in this amount was the estimated fair value of earn-out payments of $54 million as of the Acquisition date. Of the $608 million purchase price, $361 million was paid in cash as of December 31, 2010 and $80 million was satisfied by issuing MPC a perpetual payment in kind preferred interest in NT Holdings. The residual purchase price of $113 million (excluding the contingent earn-out consideration) was paid during the three months ended March 31, 2011.

The Company will be required to pay Marathon the earn-out payments if the Company’s Adjusted EBITDA (as defined in the agreement, the “Agreement Adjusted EBITDA”) exceeds $165 million less, among other things, any rental expense related to the real estate lease arrangement (described below) during any year in each of the next eight years following the Acquisition. Agreement Adjusted EBITDA adjusts for, among other items, (i) any unrealized gains or losses relating to derivative activities, (ii) any gains or losses generated by the liquidation of any LIFO inventory layers, (iii) any losses related to lower of cost or market inventory adjustments, and (iv) any gains on the sale of property, plant or equipment and certain other assets. Marathon will receive 40% of the amount by which Agreement Adjusted EBITDA exceeds the specified threshold in any year during the eight years following the Acquisition not to exceed $125 million over the eight years following the Acquisition. The Acquisition agreement also includes a margin support component that requires Marathon to pay the Company up to $30 million per year to the extent the Agreement Adjusted EBITDA is below $145 million less, among other things, any rental expense related to the real estate lease arrangement (described below), in either of the first two twelve month periods ending November 30, 2011 or 2012 up to a maximum of $60 million. Any such payments made by Marathon will increase the amount that we may be required to pay Marathon over the earn-out period (see Note 18). Subsequent fair value adjustments to these collective contingent consideration arrangements (earn-out arrangement and margin support arrangement) will be recorded in the statement of income based on quarterly remeasurements. See Note 12 for further information on the Company’s fair value measurements.

The cash component of the purchase price along with acquisition related costs were financed by an approximate $180 million cash investment by the Investors and aggregate borrowings of $290 million. See Note 11 for a description of the Company’s financing arrangements.

Concurrent with the Acquisition, the following transactions also occurred:

•	Certain Marathon assets (including real property interests and land related to 135 of the SuperAmerica convenience stores and the SuperMom’s bakery) were sold to a third party equity real estate investment trust. In connection with the closing of the Acquisition, the Company is leasing these properties from the real estate investment trust on a long-term basis.

•	A third-party purchased substantially all of the crude oil inventory associated with operations of the refinery directly from Marathon.

The Acquisition was accounted for by the purchase method of accounting for business combinations. The excess of the estimated fair value of the net assets acquired over total purchase consideration was recorded as an estimated bargain purchase gain during 2010. This gain was a result of the market dynamics from the time the purchase price was agreed upon compared to the market as of the closing date of the Acquisition.

The accompanying consolidated financial statements include the following fair value allocation of the purchase of the net assets acquired:

(in millions)
Total consideration	$608.0
Allocation of consideration:
Store cash acquired	0.6
Inventory	195.0
Property, plant and equipment	385.0
Minnesota Pipe Line investment	93.0
MPLI investment	7.0
Intangible assets	35.4
Margin support contract	17.3
Derivative liability	(40.9)
Lease financing obligation	(24.5)
Other, net	(8.5)

Bargain purchase gain	$(51.4)

At this time, the valuations and other studies needed to provide a final basis for estimating the fair value of the net assets acquired have been completed.

MPC agreed to provide the Company with administrative and support services subsequent to the Acquisition pursuant to a transition services agreement, including finance and accounting, human resources, and information systems services, as well as support services generally for a period of up to eighteen months in connection with the transition from being a part of MPC’s systems and infrastructure to having its own systems and infrastructure. The transition services agreement required the Company to pay MPC for the provision of the transition services, as well as to reimburse MPC for compensation paid to MPC employees providing such transition services. In addition, under the agreement, Marathon provided support services for the operation of the refining and retail business segments, using the employees that were ultimately expected to be transitioned to the Company. The Company was obligated to reimburse MPC for the compensation paid to MPC employees providing such operations services, plus the agreed burden rates. MPC was obligated to provide these services to the Company for twelve months from the Acquisition date, but the services could be extended for an additional six months beyond the initial twelve month period, if necessary. The transition services agreement may be terminated by a mutual agreement of the parties, and the Company or MPC may also unilaterally terminate the agreement upon a material breach by the other party. For the year ended December 31, 2011, the Company has recognized expenses of approximately $15.0 million related to administrative and support services. The Company also paid $6.7 million in December 2010 of which $6.1 million was amortized during 2011 as these services were incurred. The majority of transition services have been completed as of December 31, 2011.

5. INCOME TAXES

For the period subsequent to the Acquisition, the Company is a pass through entity for federal income tax purposes. As a result, there are no federal income taxes incurred. For the year ended December 31, 2011 and the Successor Period ended December 31, 2010 the Company incurred state income taxes of less than $0.1 million.

For all periods prior to the Acquisition, the taxable results of the Predecessor were included in the consolidated U.S. federal and various state and local tax returns of Marathon Oil. Also, in certain state, local and foreign jurisdictions, the Predecessor filed on a stand-alone basis. The tax provisions and related balance sheet disclosures for the period prior to the closing of the Acquisition have been prepared assuming the Predecessor was a stand-alone taxpayer for the periods presented.

The components of the Predecessor’s income tax provision are as follows:

	Predecessor
(in millions)	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009
Income Tax Provision
Federal
Current	$51.2	$25.9
Deferred	(0.6)	0.4

	$50.6	$26.3
State and local
Current	$16.7	$8.4
Deferred	(0.2)	0.1

	$16.5	$8.5
Total
Current	$67.9	$34.3
Deferred	(0.8)	0.5

	$67.1	$34.8

A reconciliation of the federal statutory income tax rate (35 percent) for the Predecessor applied to income before income taxes to the provision for income taxes is as follows:

	Predecessor
(in millions)	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009
Statutory rate applied to income before taxes	$44.8	$31.3
State and local income taxes, net of federalincome tax effects	10.7	5.5
Domestic manufacturing deductions	(2.6)	(1.2)
Valuation allowance for capital loss carryforward	14.3	—
Dividend received deduction	(0.2)	(0.9)
Other, net	0.1	0.1

Actual income tax provision	$67.1	$34.8

As further described in Note 10, net income for the eleven months ended November 30, 2010 included unrealized losses of $40.9 million related to derivative instruments held on November 30, 2010. For income tax purposes, MPC must classify gains and losses on these instruments as capital gains and losses. These capital losses may only be deducted for tax purposes to the extent of capital gains. For the purposes of the combined financial statements, management believes it is more likely than not that the Predecessor will not generate sufficient future capital gains to realize the capital losses. As such, a valuation allowance has been provided for the full value of the tax benefits related to these unrealized losses.

The results of Speedway, SuperMom’s LLC and the interest in Minnesota Pipe Line were included in the income tax returns of MPC LP prior to January 1, 2010. Beginning in 2010, the activity of these businesses was included in Marathon Oil’s income tax returns. MPC LP and Marathon Oil are continuously undergoing examination of their U.S. federal income tax returns by the Internal Revenue Service. Such audits have been completed through the 2007 tax year. MPC LP and Marathon Oil believe they have made adequate provision for federal income taxes and interest which may become payable for years not yet settled. Further, MPC LP and Marathon Oil are routinely involved in Minnesota tax audits. MPC LP and Marathon Oil believe all other audits will be resolved within the amounts paid and/or provided for these liabilities.

The Company (and previously, the Predecessor) follows the provisions of ASC 740 related to accounting for uncertainties in income taxes. No unrecognized tax benefits are recorded by the Company as of December 31, 2011 and 2010.

6. INVENTORIES

(in millions)	December 31, 2011	December 31, 2010
Crude oil and refinery feedstocks	$9.1	$24.3
Refined products	109.1	102.7
Merchandise	21.1	14.8
Supplies and sundry items	14.8	14.6

Total	$154.1	$156.4

The LIFO method accounted for 77% and 81% of total inventory value at December 31, 2011 and 2010, respectively. Current acquisition costs were estimated to exceed the LIFO inventory value by $20.0 million and $2.1 million at December 31, 2011 and 2010, respectively. During 2011, reductions in quantities of crude oil and refinery feedstocks inventory resulted in a liquidation of LIFO inventory quantities acquired at lower costs in prior years. The 2011 LIFO liquidation resulted in a decrease in cost of sales of approximately $4.1 million. As a result of LIFO inventory liquidations in prior periods, cost of sales decreased and income from operations increased by $2.1 million, $2.1 million and $1.7 million for the Successor Period ended December 31, 2010, the eleven months ended November 30, 2010, and the year ended December 31, 2009, respectively.

7. EQUITY METHOD INVESTMENT

The Company (and previously, the Predecessor) has a 17% common interest in Minnesota Pipe Line. The carrying value of this equity method investment was $89.9 million and $92.4 million at December 31, 2011 and 2010, respectively.

Summarized financial information for Minnesota Pipe Line is as follows:

	Successor		Predecessor
(in millions)	Year Ended December 31, 2011	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009
Revenues	$115.6	$8.7	$101.6	$101.5
Operating costs and expenses	53.8	7.4	36.8	55.6
Income from operations	43.2	1.3	42.4	18.4
Net income	43.2	1.3	42.4	18.4
Net income available to common shareholders	33.5	0.5	33.6	8.7

	Successor
(in millions)	December 31, 2011	December 31, 2010
Balance sheet data:
Current assets	$12.1	$8.0
Noncurrent assets	492.8	507.6

Total assets	$504.9	$515.6

Current liabilities	$16.6	$13.8
Noncurrent liabilities	0.1	0.2

Total liabilities	$16.7	$14.0

Members capital	$488.2	$501.6

As of December 31, 2011 and 2010, the carrying amount of the equity method investment was $6.9 million and $7.1 million higher than the underlying net assets of the investee, respectively. The Company is amortizing this difference over the remaining life of Minnesota Pipe Line’s primary asset (the fixed asset life of the pipeline).

Distributions received from Minnesota Pipe Line were $8.0 million for the year ended December 31, 2011, $0.7 for the Successor Period ended December 31, 2010, $6.0 million for the eleven months ended November 30, 2010 and $1.4 million for the year ended December 31, 2009.

8. PROPERTY, PLANT AND EQUIPMENT

Major classes of property, plant and equipment (“PP&E”) consisted of the following:

(in millions)	Estimated Useful Lives	December 31, 2011	December 31, 2010
Land		$8.7	$8.7
Retail stores and equipment	2 - 22 years	50.4	61.2
Refinery and equipment	5 - 24 years	318.1	271.2
Software	5 years	14.7	—
Other equipment	2 - 7 years	1.9	1.8
Precious metals		10.5	10.5
Assets under construction		17.4	35.1

		421.7	388.5
Less: accumulated depreciation		30.5	2.2

Property, plant and equipment, net		$391.2	$386.3

PP&E included gross assets acquired under capital leases of $12.5 million and $12.5 million with related amounts of accumulated depreciation and amortization of $1.4 million and less than $0.1 million at December 31, 2011 and 2010, respectively.

9. INTANGIBLE ASSETS

Intangible assets were ascribed value as a result of the Acquisition and are comprised of franchise rights amounting to $19.8 million and trademarks amounting to $15.6 million at both December 31, 2011 and 2010. These assets have an indefinite life and therefore are not amortized, but rather are tested for impairment annually or sooner if events or changes in circumstances indicate that the fair value of the intangible asset has been reduced below carrying value.

10. DERIVATIVES

The Company is subject to crude oil and refined product market price fluctuations caused by supply conditions, weather, economic conditions and other factors. In October 2010, at the request of the Company, MPC initiated a crack spread derivative strategy to mitigate refining margin risk on a portion of the business’ 2011 and 2012 projected refinery production. In connection with the Acquisition, derivative instruments executed pursuant to this strategy, along with all corresponding rights and obligations, were assumed by the Company. The Company also may periodically use futures contracts to manage price risks associated with inventory quantities above or below target levels.

Under the derivative strategy, the Company agrees to buy or sell an amount equal to a fixed price times a certain number of barrels, and to buy or sell in return an amount equal to a specified variable price times the same amount of barrels. Physical volumes are not exchanged and these contracts are net settled with cash. The contracts are not being accounted for as hedges for financial reporting purposes. The Company recognizes all derivative instruments as either assets or liabilities at fair value on the balance sheet and any related net gain or loss is recorded as a gain or loss in the derivative activity caption on the consolidated and combined statements of income. Observable quoted prices for similar assets or liabilities in active markets (Level 2 as described in Note 12) are considered to determine the fair values for the purpose of marking to market the derivative instruments at each period end. At December 31, 2011, the Company had open commodity derivative instruments consisting of crude oil futures to buy 17 million barrels and refined products futures and swaps to sell 17 million barrels primarily to protect the value of refining margins through 2012. For the year ended December 31, 2011, there were losses related to derivative activities of $352.2 million. Of these total losses, $310.3 million represented realized losses on settled contracts and $41.9 million represented unrealized losses on open contracts for the year ended December 31, 2011.

At December 31, 2010, the Company had open commodity derivative instruments consisting of crude oil futures and finished product swaps on 35 million barrels. For the Successor Period ended December 31, 2010 and for the eleven months ended November 30, 2010, there were unrealized losses related to derivative activities of $27.1 million and $40.9 million, respectively.

The following table summarizes the fair value amounts of the Company’s outstanding derivative instruments by location on the balance sheet as of December 31, 2011 and 2010:

(in millions)	Balance Sheet Classification	December 31, 2011	December 31, 2010
Commodity swaps and futures	Current liabilities	$109.9	$45.6
Commodity swaps and futures	Noncurrent liabilities	—	22.4

		$109.9	$68.0

Under the Company’s crack spread derivative strategy, the Company is exposed to credit risk in the event of nonperformance by its counterparty on these derivative instruments. The counterparty is a large financial institution with a credit rating of at least A- by Standard and Poor’s and A1 by Moody’s. In the event of default, the Company would potentially be subject to losses on a derivative instrument’s mark-to-market gains. The Company does not expect nonperformance on any of its derivative instruments.

The Company has provided letters of credit for a fixed dollar amount under its asset-based revolving credit facility (as discussed in Note 11) to the counterparty on the derivative instruments utilized under the crack spread derivative strategy. The Company is not subject to any margin calls for these crack spread derivatives and the counterparty does not have the right to demand any additional collateral beyond the aforementioned fixed dollar letters of credit. Any outstanding collateral is released to the Company upon settlement of the related derivative instrument.

11. DEBT

In connection with the Acquisition, the Company entered into various financing arrangements including $290.0 million of 10.50% Senior Secured Notes due December 1, 2017 (“Secured Notes”) and a $300 million secured asset-based revolving credit facility (“ABL Facility”).

Secured Notes

The Secured Notes are guaranteed, jointly and severally, on a senior secured basis by all of the Company’s existing and future direct and indirect subsidiaries; however, not on a full and unconditional basis as a result of subsidiaries being able to be released as guarantors under certain customary circumstances for such arrangements. A subsidiary guarantee can be released under customary circumstances, including (a) the sale of the subsidiary, (b) the subsidiary is declared “unrestricted,” (c) the legal or covenant defeasance or satisfaction and discharge of the indenture, or (d) liquidation or dissolution of the subsidiary. Separate condensed consolidating financial information is not included as the Company does not have independent assets or operations. The Company is required to make interest payments on June 1 and December 1 of each year, commencing on June 1, 2011. There are no scheduled principal payments required prior to the notes maturing on December 1, 2017. Borrowings bear interest at 10.50%.

At any time prior to the maturity date of the notes, the Company may, at its option, redeem all or any portion of the notes for the outstanding principal amount plus unpaid interest and a make-whole premium as defined in the indenture. If the Company experiences a change in control or makes certain asset dispositions, as defined under the indenture, the Company may be required to repurchase all or part of the notes plus unpaid interest and in certain cases pay a redemption premium.

The Secured Notes contain a number of covenants that, among other things, restrict the ability, subject to certain exceptions, of the Company and its subsidiaries to sell or otherwise dispose of assets, including capital stock of subsidiaries, incur additional indebtedness or issue preferred stock, repay other indebtedness, pay dividends and distributions or repurchase capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, engage in certain transactions with affiliates, change the business conducted by itself and its subsidiaries, and enter into agreements that restrict dividends from restricted subsidiaries.

ABL Facility

The ABL Facility provides for revolving credit financing through December 1, 2015 in an aggregate principal amount of up to $300 million (of which $150 million may be utilized for the issuance of letters of credit and up to $30 million may be short-term borrowings upon same-day notice, referred to as swingline loans) and may be increased up to a maximum aggregate principal amount of $400 million, subject to borrowing base availability and lender approval. Availability under the ABL Facility at any time will be the lesser of (a) the aggregate commitments under the ABL Facility or (b) the borrowing base, less any outstanding borrowings and letters of credit. The borrowing base is calculated based on a percentage of eligible accounts receivable, petroleum inventory and other assets.

Borrowings under the ABL Facility bear interest, at the Company’s option, at either (a) an alternative base rate, plus an applicable margin (ranging between 1.75% and 2.25%) or (b) a LIBOR rate plus applicable margin (ranging between 2.75% and 3.25%). The alternate base rate is the greater of (a) the prime rate, (b) the Federal Funds Effective rate plus 50 basis points, or (c) one-month LIBOR rate plus 100 basis points and a spread of up to 225 basis points based upon percentage utilization of this facility. In addition to paying interest on outstanding borrowings, the Company is also required to pay an annual commitment fee ranging from 0.375% to 0.625% and letter of credit fees.

As of December 31, 2011, the availability under the ABL Facility was $108.0 million. This availability is net of $61.6 million in outstanding letters of credit. The Company had no borrowings under the ABL Facility at December 31, 2011 and 2010.

The ABL Facility has a minimum fixed charge coverage ratio financial covenant requirement of at least 1.0 to 1.0. The covenant is operative when the Company’s availability under the facility is less than the greater of (a) 15% of the lesser of the $300 million commitment amount or the borrowing base or (b) $22.5 million.

The ABL Facility also contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and its subsidiaries to sell or otherwise dispose of assets, incur additional indebtedness or issue preferred stock, pay dividends and distributions or repurchase capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, and engage in certain transactions with affiliates.

12. FAIR VALUE MEASUREMENTS

As defined in accounting guidance, fair value is the price that would be received for the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting guidance describes three approaches to measuring the fair value of assets and liabilities: the market approach, the income approach and the cost approach, each of which includes multiple valuation techniques. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to measure fair value by converting future amounts, such as cash flows or earnings, into a single present value amount using current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace the service capacity of an asset. This is often referred to as current replacement cost. The cost approach assumes that the fair value would not exceed what it would cost a market participant to acquire or construct a substitute asset of comparable utility, adjusted for obsolescence.

Accounting guidance does not prescribe which valuation technique should be used when measuring fair value and does not prioritize among the techniques. Accounting guidance establishes a fair value hierarchy that prioritizes the inputs used in applying the various valuation techniques. Inputs broadly refer to the assumptions that market participants use to make pricing decisions, including assumptions about risk. Level 1 inputs are given the highest priority in the fair value hierarchy while Level 3 inputs are given the lowest priority. The three levels of the fair value hierarchy are as follows:

•	Level 1—Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2—Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

•	Level 3—Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management’s best estimate of fair value.

The Company uses a market or income approach for recurring fair value measurements and endeavors to use the best information available. Accordingly, valuation techniques that maximize the use of observable inputs are favored. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy.

The Company’s current asset and liability accounts contain certain financial instruments, the most significant of which are trade accounts receivables and trade payables. The Company believes the carrying values of its current assets and liabilities approximate fair value. The Company’s fair value assessment incorporates a variety of considerations, including the short-term duration of the instruments, the Company’s historical incurrence of insignificant bad debt expense and the Company’s expectation of future insignificant bad debt expense, which includes an evaluation of counterparty credit risk.

The following table provides the assets and liabilities carried at fair value measured on a recurring basis at December 31, 2011 and 2010:

(in millions)	Balance at December 31, 2011	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Unobservable inputs (Level 3)
ASSETS
Cash and cash equivalents	$123.5	$123.5	$—	$—
Other assets
Contingent consideration—margin support	20.2	—	—	20.2

	$143.7	$123.5	$—	$20.2

LIABILITIES
Derivative liability—current	$109.9	$—	$109.9	$—
Other liabilities
Contingent consideration—earn-out	30.9	—	—	30.9

	$140.8	$—	$109.9	$30.9

(in millions)	Balance at December 31, 2010	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Unobservable inputs (Level 3)
ASSETS
Cash and cash equivalents	$72.8	$72.8	$—	$—
Other assets
Contingent consideration—margin support	17.3	—	—	17.3

	$90.1	$72.8	$—	$17.3

LIABILITIES
Derivative liability—current	$45.6	$—	$45.6	$—
Derivative liability—long-term	22.4	—	22.4	—
Other liabilities
Contingent consideration—earn-out	53.8	—	—	53.8

	$121.8	$—	$68.0	$53.8

The Company determines the fair value of its contingent consideration arrangements (margin support and earn-out) based on a probability-weighted income approach derived from financial performance estimates. The impacts of changes in the fair value of these arrangements are recorded in the statements of income as contingent consideration income, net. Changes in the fair value of the Company’s Level 3 contingent consideration arrangements during the year ended December 31, 2011 were due to updated financial performance estimates and are as follows:

(in $ millions)	Margin Support	Earnout	Net Impact
Fair Value at December 31, 2010	$17.3	$(53.8)	$(36.5)
Transfer to Receivable from MPC (included in other current assets)	(30.0)	—	(30.0)
Change in fair value of remaining years	32.9	22.9	55.8

Fair Value at December 31, 2011	$20.2	$(30.9)	$(10.7)

Assets not recorded at fair value on a recurring basis, such as property, plant and equipment, intangible assets and cost method investments are recognized at fair value when they are impaired. During the year ended December 31, 2011, there were no adjustments to the fair value of such assets. The Company recorded assets acquired and liabilities assumed in the Acquisition at fair value.

The carrying value of debt, which is reported on the Company’s consolidated balance sheets, reflects the cash proceeds received upon its issuance, net of subsequent repayments. The fair value of the Secured Notes disclosed below was determined based on quoted prices in active markets.

	December 31, 2011		December 31, 2010
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Secured Notes	$290.0	$316.5	$290.0	$299.4

13. ASSET RETIREMENT OBLIGATIONS

The following table summarizes the changes in asset retirement obligations:

	Successor		Predecessor
(in millions)	Year Ended December 31, 2011	June 23, 2010 (inception date) to December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009
Asset retirement obligation balance at beginning of period	$2.1	$2.1	$3.3	$3.3
Revisions of previous estimates	(0.9)	—	—	(0.1)
Accretion expense (included in depreciation and amortization)	0.3	—	0.2	0.2
Liabilities settled	—	—	(0.1)	(0.1)

Asset retirement obligation balance at end of year	$1.5	$2.1	$3.4	$3.3

As a result of the Acquisition, the asset retirement obligation of the Predecessor was adjusted to a fair value of $2.1 million. Accretion expense for the year ended December 31, 2011 and the Successor Period ended December 31, 2010 was $0.3 million and less than $0.1 million, respectively.

14. STOCK-BASED COMPENSATION

NTI sponsors an equity participation plan which provides for the grant of profit interest units to certain employees and independent non-employee directors of the Company. The plan has reserved approximately 29 million units for issuance under the plan. The exercise price for a unit shall not be less than 100% of the fair market value of our equity units on the date of grant. Units vest in annual installments over a period of five years after the date of grant and expire ten years after the date of grant.

A summary of profit interest unit activity is set forth below:

	Number of Units (in millions)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at inception	—	$—
Granted	22.7	1.78

Outstanding at December 31, 2010	22.7	1.78	9.9
Granted	3.5	2.23
Cancelled	(2.0)	(1.38)

Outstanding at December 31, 2011	24.2	$1.87	9.2

The estimated weighted average fair value as of grant date of units granted during 2011 and 2010 was $0.57 and $0.30, respectively, based upon the following assumptions:

	2011	2010
Expected life (years)	5.75 - 6.5	6.5
Expected volatility	40.6% - 49.6%	40.6%
Expected dividend yield	0.0%	0.0%
Risk-free interest rate	2.5% - 2.7%	2.7%

The weighted average expected life for the grants is calculated using the simplified method, which defines the expected life as the average of the contractual term of the options and the weighted average vesting period. Expected volatility for the grants is based primarily on the historical volatility of a representative group of peer companies for a period consistent with the expected life of the awards.

For the year ended December 31, 2011 and the Successor Period ended December 31, 2010, the Company recognized $1.6 million and $0.1 million, respectively, of compensation costs related to profit interest units. As of December 31, 2011, the total unrecognized compensation cost for profit interest units was $7.0 million. This non-cash expense will be recognized on a straight line basis through 2016.

15. EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

During 2011, the Company began sponsoring qualified defined contribution plans (collectively, the “Retirement Savings Plans”) for eligible employees. Eligibility is based upon a minimum age requirement and a minimum level of service. Participants may make contributions for a percentage of their annual compensation subject to Internal Revenue Service limits. The Company provides a matching contribution at the rate of 100% of up to between 4.5% and 7.0% (depending on the participant group) of a participant’s contribution. The Company also provides a non-elective fixed annual contribution of 2.0% to 3.5% of eligible compensation depending on the participant group. Total Company contributions to the Retirement Savings Plans were $0.6 million for the year ended December 31, 2011.

Defined Benefit Plan

During 2011, the Company also began to sponsor a defined benefit cash balance pension plan (the “Cash Balance Plan”) for eligible employees. Company contributions are made to the cash account of the participants equal to 5.0% of eligible compensation. Participants’ cash accounts also receive interest credits each year based upon the average thirty year United States Treasury bond rate published in September preceding the respective plan year. Participants become fully vested in their accounts after three years of service.

Funded Status and Net Period Benefit Costs

The changes to the benefit obligation, fair value of plan assets and funded status of the Cash Balance Plan for the year ended December 31, 2011 were as follows:

(in millions)	Year Ended December 31, 2011
Change in benefit obligation:
Benefit obligation at beginning of year	$—
Service cost	0.1
Plan amendments	0.4

Benefit obligation at end of year	$0.5

Change in plan assets:
Fair value of plan assets at beginning of year	$—
Employer contributions	0.1

Fair value of plan assets at end of year	$0.1

Reconciliation of funded status:
Fair value of plan assets at end of year	$0.1
Benefit obligation at end of year	0.5

Funded status at end of year	$(0.4)

At December 31, 2011, the projected benefit obligations exceeded the fair value of plan assets by $0.4 million. This unfunded pension obligation is classified in other liabilities on the consolidated balance sheet.

The components of net period benefit cost and other amounts recognized in member’s interest related to the Cash Balance Plan for the year ended December 31, 2011 were as follows:

Year Ended December 31, 2011
Components of net periodic benefit cost:
Service cost	$0.1

Net periodic benefit cost	$0.1

Changes recognized in member’s interest:
Prior service cost	$0.4

Total changes recognized in member’s interest	$0.4

Assumptions

The weighted average assumptions used to determine the Company’s benefit obligation are as follows:

December 31, 2011
Discount rate	4.75%
Rate of compensation increase	4.00%

The weighted average assumptions used to determine the net period benefit cost are as follows:

Year Ended December 31, 2011
Discount rate	5.00%
Expected long-term rate of return on plan assets	4.50%
Rate of compensation increase	4.00%

The assumptions used in the determination of the Company’s obligations and benefit cost are based upon management’s best estimates as of the annual measurement date. The discount rate utilized was based upon bond portfolio curves over a duration similar to the Cash Balance Plan’s expected future cash flows as of the measurement date. The expected long-term rate of return on plan assets is the weighted average rate of earnings expected of the funds invested or to be invested based upon the targeted investment strategy for the plan. The assumed average rate of compensation increase is the average annual compensation increase expected over the remaining employment periods for the participating employees.

Contributions, Plan Assets and Estimated Future Benefit Payments

Employer contributions were made during December 2011 based upon ERISA’s minimum required funding amounts. These contributions were invested entirely into a money market fund which is deemed a Level 1 asset as described in Note 12. The Company expects funding requirements of approximately $0.4 million during 2012.

At December 31, 2011, anticipated benefit payments to participants from the Cash Balance Plan in future years are as follows:

(in millions)
2012	$—
2013	0.1
2014	0.2
2015	0.3
2016	0.4
2017-2021	3.8

16. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information is as follows:

	Successor		Predecessor
(in millions)	Year Ended December 31, 2011	June 23, 2010 (inception date) to December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009
Net cash from operating activities included:
Interest paid	$37.9	$—	$—	$—
Income taxes paid through MPC LP and Speedway	—	—	67.9	34.3

Noncash investing and financing activities include:
PP&E recognized (derecognized) in sale leaseback	$(12.1)	$24.5	$—	$—
Acquisition consideration funded by Investors	—	80.0	—	—
PP&E contributions by (distributions to) Marathon	—	—	0.6	(0.1)

17. LEASING ARRANGEMENTS

As described in Note 4, concurrent with the Acquisition, certain Marathon assets (including real property interests and land related to 135 of the SuperAmerica convenience stores and the SuperMom’s bakery) were sold to a third party equity real estate investment trust. In connection with the closing of the Acquisition, the Company has assumed the leasing of these properties from the real estate investment trust on a long-term basis.

In accordance with ASC 840-40, the Company determined that subsequent to the sale, it had a continuing involvement for a portion of these property interests due to potential environmental obligations or due to subleasing arrangements. For these respective properties, the fair value of the assets and the related financing obligation will remain on the Company’s consolidated balance sheet until the end of the lease term or until the continuing involvement is resolved. The assets are included in property, plant and equipment and are being depreciated over their remaining useful lives. The lease payments relating to these property interests are recognized as interest expense. During 2011, the Company’s continuing involvement ended for a subset of these stores and, as such, the related fair value of the assets and the financing obligation for these stores have been removed from the Company’s consolidated balance sheet.

The remainder of properties sold to the third party real estate investment trust are treated as operating leases. The Company (and previously, the Predecessor) also leases a variety of facilities and equipment under other operating leases, including land and building space, office equipment, vehicles, rail tracks for storage of rail tank cars near the refinery and numerous rail tank cars.

Future minimum commitments for operating lease obligations having an initial or remaining non-cancelable lease terms in excess of one year are as follows:

(in millions)
2012	$22.2
2013	21.9
2014	21.7
2015	21.2
2016	20.9
Thereafter	180.3

Total noncancelable operating lease payments	$288.2

Rental expense was $24.2 million, $2.2 million, $5.3 million and $5.2 million for the year ended December 31, 2011, the Successor Period ended December 31, 2010, the eleven month period ended November 30, 2010, and for the year ended December 31, 2009, respectively. Rental expense includes operating leases with initial or remaining non-cancelable terms of less than one year.

18. CONTINGENCIES AND COMMITMENTS

The Company and the Predecessor are the subject of, or party to, contingencies and commitments involving a variety of matters. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the Company’s consolidated and combined financial statements. However, management believes that the Company will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably.

Contingent Consideration

As described in Note 4, the Acquisition provides for contingent consideration, or earn-out payments, that could result in additional payments of up to a total of $125 million to MPC over an eight year period ending December 1, 2018 based on operating performance. The Acquisition agreement also includes a margin support component that requires Marathon to pay the Company up to $30 million per year to the extent the Agreement Adjusted EBITDA is below $145 million less, among other things, any rental expense related to the real estate lease arrangement, in either of the first two twelve month periods ending November 30, 2011 or 2012 up to a maximum of $60 million. Any such payments made by Marathon will increase the amount that we may be required to pay Marathon over the earn-out period. See Note 12 for additional information relating to the fair value of contingent arrangements related to the Acquisition. As of December 31, 2011, the Company has recorded a receivable of $30.0 million relating to the margin support component of the contingent consideration arrangement for the first twelve months ended November 30, 2011. MPC has disputed approximately $12 million of this amount. While the Company cannot predict the resolution of the dispute at this time, management believes the outcome will not have a material effect on the Company’s consolidated financial position or liquidity.

Environmental Matters

The Company and the Predecessor are subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At December 31, 2011 and 2010, liabilities for remediation totaled $4.7 million and $3.5 million, respectively. These liabilities are expected to be settled over at least the next 10 years. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed. Furthermore, environmental remediation costs may vary from estimates because of changes in laws, regulations and their interpretation; additional information on the extent and nature of site contamination; and improvements in technology. Receivables for recoverable costs from the state, under programs to assist companies in clean-up efforts related to underground storage tanks at retail marketing outlets, were $0.2 million at both December 31, 2011 and 2010.

Franchise Agreements

In the normal course of its business, SAF enters into ten year license agreements with the operators of franchised SuperAmerica brand retail outlets. These agreements obligate SAF or its affiliates to provide certain services including information technology support, maintenance, credit card processing and signage for specified monthly fees.

Guarantees

Over the years, the Predecessor has sold various assets in the normal course of business. Certain of the related agreements contain performance and general guarantees, including guarantees regarding inaccuracies in representations, warranties, covenants and agreements, and environmental and general indemnifications that require the Predecessor to perform upon the occurrence of a triggering event or condition. These guarantees and indemnifications are part of the normal course of selling assets. The Company has assumed these guarantees and indemnifications upon the Acquisition. However, in certain cases, MPC has also provided an indemnification in favor of the Company.

The Company is not typically able to calculate the maximum potential amount of future payments that could be made under such contractual provisions because of the variability inherent in the guarantees and indemnities. Most often, the nature of the guarantees and indemnities is such that there is no appropriate method for quantifying the exposure because the Company has little or no past experience associated with the underlying triggering event upon which a reasonable prediction of the outcome can be based. The Company is not currently making any payments relating to such guarantees or indemnifications.

19. SEGMENT INFORMATION

The Company has two reportable operating segments: Refining and Retail. Each of these segments is organized and managed based upon the nature of the products and services they offer. The segment disclosures reflect management’s current organizational structure.

•	Refining—operates the St. Paul Park, Minnesota, refinery, terminal and related assets, including the Company’s interest in MPLI and Minnesota Pipe Line, and

•	Retail—operates 166 convenience stores primarily in Minnesota and Wisconsin. The Retail segment also includes the operations of NTB and SAF.

The Company’s interest in MPLI and Minnesota Pipe Line were previously presented within the “Other” segment by the Predecessor. Additionally, the Company’s presentation of certain sales to franchisees is different from the Predecessor’s practice. All Predecessor period information has been recast to conform to the current presentation.

Operating results for the Company’s operating segments are as follows:

(in millions)	Refining	Retail	Other	Total
Year ended December 31, 2011
Revenues
Customer	$2,761.0	$1,519.8	$—	$4,280.8
Intersegment	1,043.1	—	—	1,043.1

Segment revenues	3,804.1	1,519.8	—	5,323.9
Elimination of intersegment revenues	—	—	(1,043.1)	(1,043.1)

Total revenues	$3,804.1	$1,519.8	$(1,043.1)	$4,280.8

Income from operations	$388.2	$14.0	$20.4	$422.6
Income from equity method investment	$5.7	$—	$—	$5.7
Depreciation and amortization	$21.5	$7.2	$0.8	$29.5
Capital expenditures	$33.9	$9.2	$2.8	$45.9

(in millions)	Refining	Retail	Other	Total
Period ended December 31, 2010 (Successor)
Revenues
Customer	$242.0	$102.9	$—	$344.9
Intersegment	70.2	—	—	70.2

Segment revenues	312.2	102.9	—	415.1
Elimination of intersegment revenues	—	—	(70.2)	(70.2)

Total revenues	$312.2	$102.9	$(70.2)	$344.9

Income (loss) from operations	$9.1	$0.5	$(5.9)	$3.7
Income from equity method investment	$0.1	$—	$—	$0.1
Depreciation and amortization	$1.7	$0.5	$—	$2.2
Capital expenditures	$2.5	$—	$—	$2.5

(in millions)	Refining	Retail	Other	Total
Eleven months ended November 30, 2010 (Predecessor)
Revenues
Customer	$1,778.3	1,206.8	—	$2,985.1
Intersegment	811.4	—	—	811.4
Related parties	210.1	—	—	210.1

Segment revenues	2,799.8	1,206.8	—	4,006.6
Elimination of intersegment revenues	—	—	(811.4)	(811.4)

Total revenues	$2,799.8	$1,206.8	$(811.4)	$3,195.2

Income from operations	$142.8	$26.5	$—	$169.3
Income from equity method investment	$5.4	$—	$—	$5.4
Depreciation and amortization	$24.9	$12.4	$—	$37.3
Capital expenditures	$29.4	$0.4	$—	$29.8

(in millions)	Refining	Retail	Other	Total
Year ended December 31, 2009 (Predecessor)
Revenues
Customer	$1,594.6	1,129.2	—	$2,723.8
Intersegment	719.4	—	—	719.4
Related parties	216.7	—	—	216.7

Segment revenues	2,530.7	1,129.2	—	3,659.9
Elimination of intersegment revenues	—	—	(719.4)	(719.4)

Total revenues	$2,530.7	$1,129.2	$(719.4)	$2,940.5

Income from operations	$70.6	$19.3	$—	$89.9
Income from equity method investment	$1.1	$—	$—	$1.1
Depreciation and amortization	$26.0	$14.2	$—	$40.2
Capital expenditures	$26.1	$2.9	$—	$29.0

Intersegment sales from the Refining segment to the Retail segment consist primarily of sales of refined products which are recorded based on contractual prices that are market based. Revenues from external customers are nearly all in the United States.

Total assets by segment were as follows:

(in millions)	Refining	Retail	Other	Total
At December 31, 2011	$655.2	$219.8	$123.8	$998.8

At December 31, 2010	$667.7	$136.7	$126.2	$930.6

All property, plant and equipment are located in the United States.

APPENDIX A

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

NORTHERN TIER ENERGY LP

-i-

-ii-

-iii-

-iv-

FIRST AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF NORTHERN TIER ENERGY LP

THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NORTHERN TIER ENERGY LP dated as of , 2012, is entered into by and between Northern Tier Energy GP LLC, a Delaware limited liability company, as the General Partner, and Northern Tier Holdings LLC, a Delaware limited liability company, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(b)(i) or 6.1(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

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“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.5(d), in both cases as determined by the General Partner.

“Agreement” means this First Amended and Restated Agreement of Limited Partnership of Northern Tier Energy LP, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Board of Directors” means the board of directors of the General Partner.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Minnesota shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

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“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that is contributed or deemed contributed to the Partnership by, or on behalf of, a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Partnership Interests. The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Eligibility Trigger” is defined in Section 4.8(a)(ii).

“Closing Date” means the first date on which Common Units are issued and delivered by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing

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bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include any PIK Common Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer or employee of any Affiliate of the General Partner or a director of any Affiliate of the General Partner (other than any Group Member), (c) is not a holder of any ownership interest in the General Partner or any of its Affiliates, including any Group Member, other than Common Units, PIK Common Units and awards that are granted to such director under the LTIP and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading (or, if the Common Units are not listed or admitted on any National Securities Exchange, the New York Stock Exchange).

“Contributed Property” means each property, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution Agreement, dated as of , 2012, among the General Partner, the Partnership, and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(b)(xi).

“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

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“Deferred Issuance and Distribution” means both (a) the issuance by the Partnership of a number of additional Common Units that is equal to the excess, if any, of (x) [            ] over (y) the aggregate number, if any, of Common Units actually purchased by and issued to the Underwriters pursuant to the Underwriters’ Option on the Option Closing Date(s), and (b) a distribution of cash in an amount equal to the total amount of cash contributed by the Underwriters to the Partnership on or in connection with any Option Closing Date with respect to Common Units issued by the Partnership upon the applicable exercise of the Underwriters’ Option as described in Section 5.3(b), if any.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Derivative Instruments” means options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative instruments relating to, convertible into or exchangeable for Partnership Interests.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligibility Certificate” is defined in Section 4.8(b).

“Eligible Holder” means a Limited Partner whose (a) U.S. federal income tax status would not, in the determination of the General Partner, have the material adverse effect described in Section 4.8(a)(i) or (b) nationality, citizenship or other related status would not, in the determination of the General Partner, create a substantial risk of cancellation or forfeiture as described in Section 4.8(a)(ii).

“Event of Withdrawal” is defined in Section 11.1(a).

“General Partner” means Northern Tier Energy GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the management interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to ownership or profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

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“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Indemnitee” means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of (i) any Group Member, a General Partner or any Departing General Partner or (ii) any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Ineligible Holder” is defined in Section 4.8(c).

“Initial Limited Partners” means the Organizational Limited Partner (with respect to the Common Units and PIK Common Units received by it pursuant to Section 5.2) and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

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“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement, including any Common Units issued pursuant to the exercise of the Underwriters’ Option.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Initial Limited Partner and each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, PIK Common Units or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“LTIP” means the Long-Term Incentive Plan of the General Partner, as may be amended, or any equity compensation plan successor thereto.

“Merger Agreement” is defined in Section 14.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such

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contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liability either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5 but shall not include any items specially allocated under Section 6.1(b).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5 but shall not include any items specially allocated under Section 6.1(b).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Northern Tier Holdings” means Northern Tier Holdings LLC, a Delaware limited liability company.

“Notice of Election to Purchase” is defined in Section 15.1(b).

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Underwriters’ Option.

“Organizational Limited Partner” means Northern Tier Holdings, in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

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“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates, including (i) Northern Tier Holdings (ii) TPG Refining, L.P. and any of its Affiliates and (iii) ACON Refining Partners L.L.C. and any of its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

“Underwriters’ Option” means the option to purchase additional Common Units granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Northern Tier Energy LP, a Delaware limited partnership.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

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“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interests, but shall exclude Derivative Instruments.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Percentage Interest” means as of any date of determination (a) as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder, by (B) the total number of Outstanding Units and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“PIK Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to PIK Common Units in this Agreement. A PIK Common Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“PIK Period” means the period beginning on the date of the closing of the Initial Offering until the date that is the earlier of (i) [            ] and (ii) the date on which the Senior Secured Notes have been redeemed, repurchased, defeased or retired, or the indenture governing the Senior Secured Notes has been amended in a manner that, as determined by the General Partner, results in such agreement no longer materially restricting the amount of cash or cash equivalents the Partnership may distribute to all Unitholders.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests and (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

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“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership that commences immediately after the Closing Date, the portion of such fiscal quarter after the Closing Date.

“Rate Eligibility Trigger” is defined in Section 4.8(a)(i).

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the closing of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the closing of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.8(a).

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-178457) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(iv), Section 6.1(b)(v), Section 6.1(b)(vi), Section 6.1(b)(vii) or Section 6.1(b)(ix).

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

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“Senior Secured Notes” means Northern Tier Energy LLC’s and Northern Tier Finance Corporation’s $290 million 10.5% senior secured notes due 2017.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” is defined in Section 14.2(b)(ii).

“Trading Day” means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer” is defined in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriters’ Option” means the option to purchase additional Common Units granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Underwriting Agreement” means that certain Underwriting Agreement, dated as of , 2012, among the Underwriters, the Partnership, the General Partner and the other parties thereto, providing for the purchase of Common Units by the Underwriters.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units and PIK Common Units but shall not include the General Partner Interest.

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“Unitholders” means the holders of Units.

“Unit Majority” means at least a majority of the Outstanding Common Units and PIK Common Units, voting as a single class.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Withdrawal Opinion of Counsel” is defined in Section 11.1(b).

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

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Section 2.2 Name. The name of the Partnership shall be “Northern Tier Energy LP.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 38C Grove Street, Suite 100, Ridgefield, Connecticut 06877, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 38C Grove Street, Suite 100, Ridgefield, Connecticut 06877, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business.

Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

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Section 2.6 Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further , that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. All actions taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

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Section 3.3 Outside Activities of the Limited Partners. Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4 Rights of Limited Partners

(a) In addition to other rights provided by this Agreement or by applicable law (other than Section 17-305(a) of the Delaware Act, the obligations of which are expressly replaced in their entirety by the provisions below), and except as limited by Section 3.4(b) and (c), each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense, to obtain:

(i) true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied to the extent the Limited Partner is furnished the Partnership’s most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Securities Exchange Act);

(ii) a current list of the name and last known business, residence or mailing address of each Record Holder;

(iii) a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and

(iv) such other information regarding the affairs of the Partnership as the General Partner determines is just and reasonable.

(b) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

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(c) Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;

REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates. Notwithstanding anything to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.4(e), if Common Units are evidenced by Certificates, on or after the date on which PIK Common Units are converted into Common Units pursuant to the terms of Section 6.4, the Record Holders of such PIK Common Units (i) if the PIK Common Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units or (ii) if the PIK Common Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

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(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders. The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

Section 4.4 Transfer Generally.

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(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in such Partner and the term “transfer” shall not mean any such disposition.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

(b) The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(c) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

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(d) The General Partner and its Affiliates shall have the right at any time to transfer their PIK Common Units and Common Units to one or more Persons.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) The General Partner may at its option transfer all or any part of its General Partner Interest without Unitholder approval.

(b) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under the Delaware Act of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Restrictions on Transfers.

(a) Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited

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Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) Nothing contained in this Agreement, other than Section 4.7(a), shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

Section 4.8 Eligibility Certificates; Ineligible Holders.

(a) If at any time the General Partner determines, with the advice of counsel, that:

(i) the U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners or their beneficial owners has or is reasonably likely to have a material adverse effect on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body (a “Rate Eligibility Trigger”); or

(ii) any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner (a “Citizenship Eligibility Trigger”);

then, the General Partner may adopt such amendments to this Agreement as it determines to be necessary or appropriate to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary or appropriate to reduct risk of the occurence of a material adverse effect on the rates that can be charged to customers by any Group Member or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of the Limited Partner and, to the extent relevant, their beneficial owners as the General Partner determines to be necessary or appropriate to eliminate or mitigate a significant risk of cancellation or forfeiture of any properties or interests therein of a Group Member.

(b) Such amendments may include provisions requiring all Partners to certify as to their (and their beneficial owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as a Partner (any such required certificate, an “Eligibility Certificate”).

(c) Such amendments may provide that any Partner who fails to furnish to the General Partner within a reasonable period requested proof of its (and its beneficial owners’)

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status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner (or its beneficial owner) is not an Eligible Holder (an “Ineligible Holder”), the Partnership Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner shall be substituted and treated as the owner of all Partnership Interests owned by an Ineligible Holder.

(d) The General Partner shall, in exercising voting rights in respect of Partnership Interests held by it on behalf of Ineligible Holders, cast such votes in the same manner and in the same ratios as the votes of Partners (including the General Partner and its Affiliates) in respect of Partnership Interests other than those of Ineligible Holders are cast.

(e) Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for for purposes hereof as a purchase by the Partnership from the Ineligible Holder of the portion of his Partnership Interest representing his right to receive his share of such distribution in kind.

(f) At any time after he can and does certify that he has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Partnership Interests of such Ineligible Holder not redeemed pursuant to Section 4.9, such Ineligible Holder be admitted as a Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Partner and shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the owner in respect of such Ineligible Holder’s Partnership Interests.

Section 4.9 Redemption of Partnership Interests of Ineligible Holders.

(a) If at any time a Partner fails to furnish an Eligibility Certificate or other information requested within the period of time specified in amendments adopted pursuant to Section 4.8 or if upon receipt of such Eligibility Certificate, the General Partner determines, with the advice of counsel, that a Partner is an Ineligible Holder, the Partnership may, unless the Partner establishes to the satisfaction of the General Partner that such Partner is an Eligible Holder or has transferred his Limited Partner Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Partner, at his last address designated on the records of the Partnership or the Transfer Agent, as applicable, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon

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redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Partnership Interests of the class to be so redeemed multiplied by the number of Partnership Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 8% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) The Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Partner at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.8(a) shall also be applicable to Partnership Interests held by a Partner as nominee of a Person determined to be an Ineligible Holder.

(c) Nothing in this Section 4.8(a) shall prevent the recipient of a notice of redemption from transferring his Partnership Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Partnership Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder. If the transferee fails to make such certification, such redemption will be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Organizational Contributions. In connection with the formation of the Partnership under the Delaware Act, the General Partner has been admitted as the General Partner of the Partnership. The Organizational Limited Partner made an initial Capital

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Contribution to the Partnership in the amount of $[            ] in exchange for a Limited Partner Interest equal to a 100% Percentage Interest and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, and effective with the admission of another Limited Partner to the Partnership, the interests of the Organizational Limited Partner will be redeemed as provided in the Contribution Agreement and the initial Capital Contribution of the Organizational Limited Partner will be refunded. One-hundred percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contribution will be allocated and distributed to the Organizational Limited Partner.

Section 5.2 Contributions by the Organizational Limited Partner. On the Closing Date and pursuant to the Contribution Agreement, the Organizational Limited Partner shall contribute to the Partnership, as a Capital Contribution, 100% of the membership interests in Northern Tier Energy, LLC in exchange for Common Units, PIK Common Units and the right to receive the Deferred Issuance and Distribution.

Section 5.3 Contributions by Initial Limited Partners.

(a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

(b) Upon the exercise, if any, of the Underwriters’ Option, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

Section 5.4 Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax)

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computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the property’s Carrying Value as of such date.

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(v) Any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property or Adjusted Property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(vi) The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c) (i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii) Immediately prior to the transfer of a PIK Common Unit or of a PIK Common Unit that has converted into a Common Unit pursuant to Section 6.4(b) by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this Section 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its PIK Common Units or converted PIK Common Units will (A) first, be allocated to the PIK Common Units or converted PIK Common Units to be transferred in an amount equal to the product of (x) the number of such PIK Common Units or converted PIK Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any PIK Common Units or converted PIK Common Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained PIK Common Units or converted PIK Common Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred PIK Common Units or converted PIK Common Units will have a balance equal to the amount allocated under clause (A).

(d) (i) Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property or the issuance of Partnership Interests as consideration for the provision of services, the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of an issuance of Partnership

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Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time, and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual or deemed distribution other than a distribution made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.6 Issuances of Additional Partnership Interests and Derivative Instruments.

(a) The Partnership may issue additional Partnership Interests and Derivative Instruments for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to

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share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Instruments pursuant to this Section 5.6, including Common Units issued in connection with the Deferred Issuance and Distribution, (ii) the issuance of Common Units pursuant to Section 6.4 and PIK Common Units, (iii) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holder of such Limited Partner Interest and (iv) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d) No fractional Units shall be issued by the Partnership; provided, however, the foregoing shall not apply to PIK Common Units distributable in respect of each quarter pursuant to Section 6.4(a). For purposes of Common Units issuable upon the conversion of the PIK Common Units pursuant to Section 6.4(b), (i) if more than one PIK Common Unit shall be surrendered for conversion at one time by or for the same Unitholder, the number of Common Units issuable upon conversion of those PIK Common Units shall be computed on the basis of the aggregate number of PIK Common Units so surrendered and (ii) any fractional Common Units issuable upon the conversion of the PIK Common Units shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded to the next higher Common Unit).

Section 5.7 Limited Preemptive Right. Except as provided in this Section 5.7 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

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Section 5.8 Splits and Combinations.

(a) Subject to Section 5.8(d), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

(b) Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) Except as set forth in Section 5.6(d), the Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6(d) and this Section 5.8(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.9 Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act.

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ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below.

(a) Net Income and Net Loss. Net Income or Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Income or Net Loss for such taxable period) shall be allocated to the Unitholders on a Pro Rata basis.

(b) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(b), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(b) with respect to such taxable period (other than an allocation pursuant to Section 6.1(b)(vi) and Section 6.1(b)(vii)). This Section 6.1(b)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(b)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(b), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(b), other than Section 6.1(b)(i) and other than an allocation pursuant to Section 6.1(b)(vi) and Section 6.1(b)(vii), with respect to such taxable period. This Section

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6.1(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(b)(iii) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(b)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(b)(iv) were not in this Agreement.

(v) Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(b)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(b)(iv) and this Section 6.1(b)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

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(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.5, and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity; Changes in Law. For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(b)(x) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership.

(xi) Curative Allocation.

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(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. In exercising its discretion under this Section 6.1(b)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(b)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(b)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(b)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deduction shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(b)(x)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(c) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General

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Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e) All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f) Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each Quarter and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Underwriters’ Option is exercised in full or the expiration of the Underwriters’ Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such item is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(g) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

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Section 6.3 Distributions; Distributions to Record Holders.

(a) The General Partner may adopt a cash distribution policy, which it may change from time to time without amendment to this Agreement. Distributions will be made as and when declared by the General Partner. Distributions, if any, by the Partnership shall be made to the Unitholders, Pro Rata.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all Partnership assets shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(d) All distributions made by the Partnership, under this Agreement or otherwise, shall be subject to Sections 17-607 and 17-804 of the Delaware Act.

Section 6.4 Special Provisions Relating to the PIK Common Units.

(a) In lieu of any cash distributions pursuant to Section 6.3, any distributions in respect of a PIK Common Unit held by a Unitholder in respect of any Quarter during the PIK Period shall be made in a number of PIK Common Units totaling: (x) the cash or cash equivalents that would otherwise be distributed in respect of such PIK Common Unit over (y) the volume-weighted average price on the National Securities Exchange on which the Common Units are traded for the 10 days immediately preceding the ex-dividend date for the associated distribution in respect of the Common Units during such Quarter. Distributions of PIK Common Units will be treated for all purposes of this Agreement as if the cash or cash equivalent of such PIK Common Unit had been distributed to the holder of such PIK Common Units and thereafter recontributed by such holder to the Partnership.

(b) All of the Outstanding PIK Common Units shall automatically convert into Common Units on a one-for-one basis on the first Business Day following the end of the PIK Period.

(c) Notwithstanding any other provision of this Agreement, all the then Outstanding PIK Common Units may convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms, of Section 11.4.

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(d) Except as otherwise provided in this Article VI, the holder of a PIK Common Unit shall have all of the rights and obligations of a Unitholder holding Common Units. Immediately upon the conversion of PIK Common Units into Common Units pursuant to Section 6.4, a Unitholder holding PIK Common Units shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted PIK Common Units; provided, however, that such converted PIK Common Units shall remain subject to the provisions of Sections 6.1(b)(x).

(e) A Unitholder holding a PIK Common Unit that has converted into a Common Unit pursuant to Section 6.4(b), shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder, until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of a Common Unit sold in the Initial Offering. In connection with the condition imposed by this Section 6.4(e), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and power to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no other Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

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(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 or Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of Partnership cash or cash equivalents or PIK Common Units, as the case may be;

(vii) the selection, employment, retention and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership Group and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time);

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

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(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange;

(xiii) the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Instruments;

(xiv) the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member; and

(xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Each of the Partners and each other Person who acquires an interest in a Partnership Interest and each other Person who is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (in the case of each agreement other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own behalf or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners, the other Persons who acquire a Partnership Interest and the Persons who are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any fiduciary or other duty existing at law, in equity or otherwise that the General Partner may owe the Partnership, the Limited Partners, the other Persons who acquire an interest in a Partnership Interest or the Persons who are otherwise bound by this Agreement.

Section 7.2 Replacement of Fiduciary Duties.

Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement purports or is interpreted (a) to have the effect of replacing, restricting or eliminating the duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner or any other Indemnitee to the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is

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bound by this Agreement, or (b) to constitute a waiver or consent by the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement to any such replacement or restriction, such provision shall be deemed to have been approved by the Partnership, all the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement.

Section 7.3 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Partner.

Section 7.4 Restrictions on the General Partner’s Authority. Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.5 Reimbursement of the General Partner.

(a) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person (including Affiliates of the General Partner), to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses reasonably allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the General

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Partner or any member of the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment for such management fee exceeds the amount of such fee.

(b) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees, officers, consultants and directors of the General Partner or its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, officers, consultants and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(a). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(b) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.6 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (C) the direct or indirect provision of management, advisory, and administrative services to its Affiliates or to other Persons.

(b) Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business

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and activities of any Group Member. No such business interest or activity shall constitute a breach of this Agreement, any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever to the Partnership or other Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or any Person who is otherwise bound by this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership or any other Group Member, any Partner, any person who acquires a Partnership Interest or any other Person who is otherwise bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to any Group Member.

(d) The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise expressly provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.6(d) with respect to the General Partner shall not include any Group Member.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

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(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of an Indemnitee and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnitee in connection with the Partnership’s activities or such Indemnitee’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

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(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners or any other Persons who have acquired interests in a Partnership Interest or is otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal. In the case where an Indemnitee is liable for damages, those damages shall only be direct damages and shall not include punitive damages, consequential damages or lost profits.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable, to the fullest extent permitted by law, to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, for its reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

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Section 7.9 Standards of Conduct and Modification of Duties.

(a) Whenever the General Partner, the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliates of the General Partner cause the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any higher standard contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination, other action or failure to act by the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) will be deemed to be in good faith unless the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) believed such determination, other action or failure to act was adverse to the interests of the Partnership. In any proceeding brought by the Partnership, any Limited Partner, or any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith.

(b) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any fiduciary duty or other duty existing at law, in equity or otherwise or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who otherwise is bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement or any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, “at the option of the General Partner,” “in its sole discretion” or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(c) Whenever a potential conflict of interest exists or arises between the General Partner or any Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person

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who is bound by this Agreement on the other hand, the General Partner may in its discretion submit any resolution or course of action with respect to such conflict of interest for (i) Special Approval or (ii) approval by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates). If such course of action or resolution receives Special Approval or approval of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), then such course of action or resolution shall be conclusively deemed approved by the Partnership, all the Partners, each Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any fiduciary or other duty existing at law, in equity or otherwise or obligation of any type whatsoever.

(d) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

(e) Notwithstanding anything to the contrary in this Agreement, the General Partner may, in its sole discretion, cause any Group Member to take any and all actions (including raising necessary funds through borrowings or the issuance of additional Partnership Interests) necessary to redeem, repurchase, defease or retire the Senior Secured Notes or to amend the indenture governing the Senior Secured Notes, in each case such that the PIK Period is terminated, and any such action taken by the General Partner for the purpose of, or resulting in, the termination of the PIK Period shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any fiduciary or other duty existing at law, in equity or otherwise or obligation of any type whatsoever.

(f) The Partners, and each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10 Other Matters Concerning the General Partner and Indemnitees.

(a) The General Partner and any other Indemnitee may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

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(b) The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of any Group Member.

Section 7.11 Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.12 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

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ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2 Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) As soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b) As soon as practicable, but in no event later than 50 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(c) The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

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ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or years that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4 Withholding; Tax Payments.

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(a) The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

(b) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

(a) A Person shall be admitted as a Limited Partner and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Limited Partner Interest and becomes the Record Holder of such Limited Partner Interests in accordance with the provisions of Article IV or Article V hereof. Upon the issuance by the Partnership of Common Units and PIK Common Units to the Organizational Limited Partner and the Underwriters as described in Article V in connection with the Initial Offering, such parties will be automatically admitted to the Partnership as Initial Limited Partners in respect of the Common Units or PIK Common Units issued to them.

(b) By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.8, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission

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of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.8.

(c) The name and mailing address of each Record Holder shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(d) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a) and (b)

Section 10.2 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

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(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at

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11:59 pm, prevailing Eastern Time, on [            ], 2022, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Units (excluding Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 11:59 pm, prevailing Eastern Time, on [            ], 2022, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a Unit Majority (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon

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admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing General Partner. In the event the General Partner withdraws or is removed, upon the admission of a successor General Partner, the General Partner Interest of the Departing General Partner shall be cancelled.

Section 11.4 Conversion of PIK Common Units. Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist, the PIK Common Units held by any Person will immediately and automatically convert into Common Units on a one-for-one basis, provided (i) neither such Person nor any of its Affiliates voted any of its Units in favor of the removal and (ii) such Person is not an Affiliate of the successor General Partner.

Section 11.5 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, 11.2 or 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

(b) an election to dissolve the Partnership by the General Partner that is approved by a Unit Majority;

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(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership After Dissolution. Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a Unit Majority. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a Unit Majority. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed

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to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a Unit Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

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Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any other Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

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(d) a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or Derivative Instruments pursuant to Section 5.6;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or 7.1(a);

(k) a merger, conveyance or conversion pursuant to Section 14.3(d); or

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(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, and, in declining to propose or approve an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or 13.3, a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on the Partnership’s website.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement (other than Section 11.2 or Section 13.4) that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or requires a vote or approval of Partners (or a subset of Partners) holding a specified Percentage Interest required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of in the case of any provision of this Agreement reducing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or the affirmative vote of Partners whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced, as applicable.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

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(c) Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Percentage Interests of all Limited Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of Partners (including the General Partner and its Affiliates) holding at least 90% of the Percentage Interests of all Limited Partners.

Section 13.4 Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

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Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7 Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes. The transaction of business at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9 Quorum and Voting. The holders of a majority, by Percentage Interest, of Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy

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shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest. At any meeting of the Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Partners holding Partnership Interests that, in the aggregate, represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Partners holding Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of law or amendment to this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by Partners holding the required Percentage Interest specified in this Agreement. In the absence of a quorum any meeting of Partners may be adjourned from time to time by the affirmative vote of Partners with at least a majority, by Percentage Interest, of the Partnership Interests entitled to vote at such meeting (including Partnership Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner), as the case may be, that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote at such meeting were present and voted (unless such provision conflicts

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with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Partnership Interests held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Partnership Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Partnership Interests acting by written consent without a meeting.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Partnership Interests on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Partnership Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Partnership Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Partnership Interests.

(b) With respect to Partnership Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Partnership Interests are registered, such other Person shall, in exercising the voting rights in respect of such Partnership Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Partnership Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(a) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

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ARTICLE XIV

MERGER OR CONSOLIDATION

Section 14.1 Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

Section 14.2 Procedure for Merger or Consolidation.

(a) Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of equity interests represented by

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certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners.

(a) Except as provided in Section 14.3(d) and Section 14.3(e), the General Partner, upon its approval of the Merger Agreement shall direct that the Merger Agreement and the merger or consolidation contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c) Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

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(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5 Effect of Merger or Consolidation.

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(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. For purposes of this Section 15.1, Common Units and PIK Common Units shall be treated as a single class of Limited Partner Interests.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60,

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days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report

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to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

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Section 16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.

Section 16.9 Applicable Law; Forum, Venue and Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding;

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(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.10 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12 Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER: NORTHERN TIER ENERGY GP LLC

By:
Name: Title:

ORGANIZATIONAL LIMITED PARTNER: NORTHERN TIER HOLDINGS LLC

By:
Name: Title:

SIGNATURE PAGE

NORTHERN TIER ENERGY LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

EXHIBIT A

to the First Amended and Restated

Agreement of Limited Partnership of

Northern Tier Energy LP

Certificate Evidencing Common Units

Representing Limited Partner Interests in

Northern Tier Energy LP

No.	Common Units

In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of Northern Tier Energy LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Northern Tier Energy LP, a Delaware limited partnership (the “Partnership”), hereby certifies that                                      (the “Holder”) is the registered owner of              Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located 38C Grove Street, Suite 100, Ridgefield, Connecticut 06877. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF NORTHERN TIER ENERGY LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF NORTHERN TIER ENERGY LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE NORTHERN TIER ENERGY LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). NORTHERN TIER ENERGY GP LLC (THE “GENERAL PARTNER”), THE GENERAL PARTNER OF NORTHERN TIER ENERGY LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF NORTHERN TIER ENERGY LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY

THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such person when any such transfer or admission is reflected on the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of the Partnership Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into the Partnership Agreement and (iv) makes the consents, acknowledgements and waivers contained in the Partnership Agreement, with or without the execution of the Partnership Agreement by the Holder.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Northern Tier Energy LP

Countersigned and Registered by:	By:	Northern Tier Energy GP LLC

American Stock Transfer and Trust Company, N.A., As Transfer Agent and Registrar	By:

Name:

Title:

By:

Name:

Title:

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM - as tenants in common TEN ENT - as tenants by the entireties JT TEN - as joint tenants with right of survivorship and not as tenants in common	UNIF GIFT/TRANSFERS MIN ACT __________ Custodian _________ (Cust) (Minor) Under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF

NORTHERN TIER ENERGY LP

FOR VALUE RECEIVED,              hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of Northern Tier Energy LP

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular. without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

(Signature) (Signature)

APPENDIX B

GLOSSARY OF INDUSTRY TERMS USED IN THIS PROSPECTUS

The terms defined in this section are used throughout this prospectus:

“3:2:1 crack spread” refers to the approximate refining margin resulting from processing three barrels of crude oil to produce two barrels of gasoline and one barrel of distillate;

“Barrel” refers to common unit of measure in the oil industry, which equates to 42 gallons;

“Barrels per stream day” as defined by the EIA, represents the maximum number of barrels of input that a distillation facility can process within a 24-hour period when running at full capacity under optimal crude and product slate conditions with no allowance for downtime.

“Blendstocks” refers to various compounds that are combined with gasoline or diesel from the crude oil refining process to make finished gasoline and diesel; these may include natural gasoline, fluid catalytic cracking unit or FCCU gasoline, ethanol, reformate or butane, among others;

“Bpd” refers to an abbreviation for barrels per calendar day, which is defined by the EIA as the amount of input that a distillation facility can process under usual operating conditions reduced for regular limitations that may delay, interrupt, or slow down production such as downtime due to such conditions as mechanical problems, repairs, and slowdowns;

“Catalyst” refers to a substance that alters, accelerates, or instigates chemical changes, but is neither produced, consumed nor altered in the process;

“Coke” refers to a coal-like substance that is produced during the refining process;

“Complexity” refers to the number, type and capacity of processing units at a refinery, measured by the Nelson index, which is often used as a measure of a refinery’s ability to process lower cost crude oils into higher value light refined products, including transportation fuels, such as gasoline and distillates;

“Crack spread” refers to a simplified calculation that measures the difference between the price for light products and crude oil;

“Distillates” refers to primarily diesel, kerosene and jet fuel;

“Ethanol” refers to a clear, colorless, flammable oxygenated hydrocarbon. Ethanol is typically produced chemically from ethylene, or biologically from fermentation of various sugars from carbohydrates found in agricultural crops and cellulosic residues from crops or wood. It is used in the United States as a gasoline octane enhancer and oxygenate;

“Feedstocks” refers to petroleum products, such as crude oil, that are processed and blended into refined products;

“Group 3 3:2:1 crack spread” refers to the 3:2:1 crack spread calculated using the market value of PADD II Group 3 conventional gasoline and ultra low sulfur diesel against the market value of NYMEX WTI;

“Light products” refers to the group of refined products with lower boiling temperatures, including gasoline and distillates;

B-1

“OSHA Recordable Rate” means the injury frequency rate reported by the Company to OSHA, which is equal to the number of recordable injures in a particular period multiplied by 200,000 and divided by the total hours worked in such period, including both employees and contractors;

“PADD II” refers to the Petroleum Administration for Defense District II region of the United States, which covers the following states: Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, South Dakota, Ohio, Oklahoma, Tennessee and Wisconsin;

“Refined products” refers to petroleum products, such as gasoline, diesel and jet fuel, which are produced by a refinery;

“Sour crude oil” refers to a crude oil that is relatively high in sulfur content, requiring additional processing to remove the sulfur. Sour crude oil is typically less expensive than sweet crude oil;

“Sweet crude oil” refers to a crude oil that is relatively low in sulfur content, requiring less processing to remove the sulfur. Sweet crude oil is typically more expensive than sour crude oil;

“Throughput” refers to the volume processed through a unit or a refinery;

“Turnaround” refers to a periodically required standard procedure to refurbish and maintain a refinery that involves the shutdown and inspection of major processing units and occurs every three to four years on industry average;

“Upper Great Plains” refers to a portion of PADD II region and includes Minnesota, North Dakota, South Dakota and Wisconsin;

“WTI” refers to West Texas Intermediate crude oil, a light, sweet crude oil, characterized by an American Petroleum Institute gravity, or API gravity, between 39 and 41 and a sulfur content of approximately 0.4 weight percent that is used as a benchmark for other crude oils; and

“Yield” refers to the percentage of refined products that is produced from crude oil and other feedstocks.

B-2

Common Units

Representing Limited Partner Interests

Northern Tier Energy LP

Goldman, Sachs & Co.	Barclays	BofA Merrill Lynch

Credit Suisse	Deutsche Bank Securities	UBS Investment Bank

J.P. Morgan Macquarie Capital

Through and including                     , 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding the underwriting discount and the success fee payable to ACON Management and TPG Management) payable by us in connection with the registration of the common units offered hereby. With the exception of the SEC registration fee, FINRA filing fee and NYSE listing fee), the amounts set forth below are estimates.

SEC registration fee		$22,920
FINRA filing fee		20,500
NYSE listing fee		*
Accountants’ fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees		3,500
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

ITEM 14. Indemnification of Directors and Officers

The section of the prospectus entitled “The Partnership Agreement—Indemnification” is incorporated herein by reference and discloses that we will generally indemnify our executive officers and the directors and officers of our general partner and our sponsors to the fullest extent permitted by law against all losses, claims, damages or similar events. Subject to any terms, conditions or restrictions set forth in the amended and restated partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Northern Tier Energy GP LLC, our general partner, provides for the indemnification of its directors and officers against liabilities they incur in their capacities as such. The Registrant may enter into indemnity agreements with each of its current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrar’s limited liability company agreement and to provide additional procedural protections.

The underwriting agreement that we expect to enter into with the underwriters, to be filed as Exhibit 1.1 to this registration statement, will contain indemnification and contribution provisions.

ITEM 15. Recent Sales of Unregistered Securities

On October 24, 2011, Northern Tier Energy, Inc. issued 100 shares of common stock, par value $0.01 per share, to Northern Tier Investors, LLC for $1.00. The issuance of such shares of common stock was not registered under the Securities Act, because the shares were offered and sold in a transaction exempt from registration under Section 4(2) of the Securities Act.

ITEM 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description
*1.1	Form of Underwriting Agreement.

**2.1	Formation Agreement, dated October 6, 2010, by and among Marathon Petroleum Company LP, Speedway SuperAmerica LLC and Northern Tier Investors, LLC.

**2.2	St. Paul Park Refining Co. LLC Contribution Agreement, dated October 6, 2010, by and among Marathon Petroleum Company LP, St. Paul Park Refining Co. LLC and Northern Tier Investors, LLC.

**2.3	Northern Tier Retail LLC Contribution Agreement, dated October 6, 2010, by and among Speedway SuperAmerica LLC, Northern Tier Retail LLC and Northern Tier Investors, LLC.

**2.4	Northern Tier Bakery LLC Contribution Agreement, dated October 6, 2010, by and among Speedway SuperAmerica LLC, SuperMom’s LLC, Northern Tier Retail LLC and Northern Tier Investors, LLC.

*3.1	Certificate of Limited Partnership of Northern Tier Energy LP.

3.2	Form of First Amended and Restated Limited Partnership Agreement of Northern Tier Energy LP (included as Appendix A to the Prospectus).

**4.1	Indenture, dated as of December 1, 2010, by and among Northern Tier Energy LLC, Northern Tier Finance Corporation, the subsidiary guarantors parties thereto and Deutsche Bank Trust Company Americas.

*5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

*8.1	Opinion of Vinson & Elkins L.L.P. relating to tax matters.

*10.1	Form of Contribution, Conveyance and Assumption Agreement.

*10.2	Form of Amended and Restated Registration Rights Agreement.

**10.3

Credit Agreement, dated December 1, 2010, by and among the financial institutions party thereto, J.P. Morgan Chase Bank, N.A., Bank of America, N.A., Macquarie Capital (USA) Inc., Royal Bank of Canada and SunTrust Bank, St. Paul Park Refining Co. LLC, Northern Tier Bakery LLC, Northern Tier Retail LLC, SuperAmerica Franchising LLC, Northern Tier Energy LLC and each other subsidiary of Northern Tier Energy LLC from time to time party thereto (Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed on December 13, 2011).

**10.4	Employment Agreement between Northern Tier Energy LLC and Mario Rodriguez (Incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 filed on December 13, 2011).

**10.5	Employment Agreement between Northern Tier Energy LLC and Hank Kuchta (Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 filed on December 13, 2011).

**10.6	Offer Letter between Northern Tier Energy LLC and Neal Murphy, dated November 22, 2010 (Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 filed on December 13, 2011).

**10.7	Offer Letter between Northern Tier Energy LLC and Dave Bonczek, dated February 7, 2011 (Incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 filed on December 13, 2011).

Exhibit Number	Description

**10.8

NTI Management Company, L.P. Class C Profit Unit Grant between NTI GenPar LLC and Neal Murphy (Incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 filed on December 13, 2011).

**10.9

Amended and Restated Management Services Agreement, dated as of January 1, 2012, by and among Northern Tier Energy, LLC, TPG VI Management, LLC and ACON Funds Management L.L.C. (Incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 filed on February 10, 2012).

*10.10	Form of Long-Term Incentive Plan of Northern Tier Energy GP LLC.

†**10.11

Amended and Restated Crude Oil Supply Agreement dated March 29, 2012, by and between J.P. Morgan Commodities Canada Corporation and St. Paul Park Refining Co. LLC. (Incorporated by reference to Exhibit 10.9 of Amendment No. 2 to Northern Tier Energy LLC’s Registration Statement on Form S-4 filed on April 20, 2012).

**10.12

Settlement Agreement and Release dated May 4, 2012, by and between Northern Tier Energy LLC and Marathon Petroleum Company LP. (Incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1 filed on May 7, 2012.)

**21.1	List of subsidiaries of Northern Tier Energy LP.

23.1	Consent of PricewaterhouseCoopers LLP (pertaining to Northern Tier Energy LLC).

23.2	Consent of PricewaterhouseCoopers LLP (pertaining to St. Paul Park Refinery and Retail Marketing Business).

*23.3	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

*23.4	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).

**24.1	Power of Attorney (included on the signature page of the initial filing of this registration statement).

*	To be filed by amendment.
**	Previously filed.
†	Certain portions have been omitted pursuant to a pending confidential treatment request. Omitted information has been separately filed with the Securities and Exchange Commission.

ITEM 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ridgefield, State of Connecticut, on May 30, 2012.

Northern Tier Energy, Inc.

By:	/s/ PETER T. GELFMAN
Peter T. Gelfman
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ MARIO E. RODRIGUEZ* Mario E. Rodriguez	Chief Executive Officer and Director (Principal Executive Officer)	May 30, 2012

/s/ DAVID BONCZEK* David Bonczek	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2012

/s/ HANK KUCHTA* Hank Kuchta	President, Chief Operating Officer and Director	May 30, 2012

/s/ DAN F. SMITH Dan F. Smith	Director and Chairman	May 30, 2012

/s/ BERNARD W. ARONSON* Bernard W. Aronson	Director	May 30, 2012

/s/ JONATHAN GINNS* Jonathan Ginns	Director	May 30, 2012

/s/ THOMAS HOFMANN* Thomas Hofmann	Director	May 30, 2012

/s/ SCOTT D. JOSEY* Scott D. Josey	Director	May 30, 2012

/s/ ERIC LIAW* Eric Liaw	Director	May 30, 2012

/s/ MICHAEL MACDOUGALL* Michael MacDougall	Director	May 30, 2012

*By:	/s/ PETER T. GELFMAN
Peter T. Gelfman Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
*1.1	Form of Underwriting Agreement.

**2.1	Formation Agreement, dated October 6, 2010, by and among Marathon Petroleum Company LP, Speedway SuperAmerica LLC and Northern Tier Investors, LLC.

**2.2	St. Paul Park Refining Co. LLC Contribution Agreement, dated October 6, 2010, by and among Marathon Petroleum Company LP, St. Paul Park Refining Co. LLC and Northern Tier Investors, LLC.

**2.3	Northern Tier Retail LLC Contribution Agreement, dated October 6, 2010, by and among Speedway SuperAmerica LLC, Northern Tier Retail LLC and Northern Tier Investors, LLC.

**2.4	Northern Tier Bakery LLC Contribution Agreement, dated October 6, 2010, by and among Speedway SuperAmerica LLC, SuperMom’s LLC, Northern Tier Retail LLC and Northern Tier Investors, LLC.

*3.1	Certificate of Limited Partnership of Northern Tier Energy LP.

3.2	Form of First Amended and Restated Limited Partnership Agreement of Northern Tier Energy LP (included as Appendix A to the Prospectus).

**4.1	Indenture, dated as of December 1, 2010, by and among Northern Tier Energy LLC, Northern Tier Finance Corporation, the subsidiary guarantors parties thereto and Deutsche Bank Trust Company Americas.

*5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

*8.1	Opinion of Vinson & Elkins L.L.P. relating to tax matters.

*10.1	Form of Contribution, Conveyance and Assumption Agreement.

*10.2	Form of Amended and Restated Registration Rights Agreement.

**10.3

Credit Agreement, dated December 1, 2010, by and among the financial institutions party thereto, J.P. Morgan Chase Bank, N.A., Bank of America, N.A., Macquarie Capital (USA) Inc., Royal Bank of Canada and SunTrust Bank, St. Paul Park Refining Co. LLC, Northern Tier Bakery LLC, Northern Tier Retail LLC, SuperAmerica Franchising LLC, Northern Tier Energy LLC and each other subsidiary of Northern Tier Energy LLC from time to time party thereto (Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed on December 13, 2011).

**10.4	Employment Agreement between Northern Tier Energy LLC and Mario Rodriguez (Incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 filed on December 13, 2011).

**10.5	Employment Agreement between Northern Tier Energy LLC and Hank Kuchta (Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 filed on December 13, 2011).

**10.6	Offer Letter between Northern Tier Energy LLC and Neal Murphy, dated November 22, 2010 (Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 filed on December 13, 2011).

**10.7	Offer Letter between Northern Tier Energy LLC and Dave Bonczek, dated February 7, 2011 (Incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 filed on December 13, 2011).

**10.8

NTI Management Company, L.P. Class C Profit Unit Grant between NTI GenPar LLC and Neal Murphy (Incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 filed on December 13, 2011).

Exhibit Index - i

Exhibit Number	Description

**10.9

Amended and Restated Management Services Agreement, dated as of January 1, 2012, by and among Northern Tier Energy, LLC, TPG VI Management, LLC and ACON Funds Management L.L.C. (Incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 filed on February 10, 2012).

*10.10	Form of Long-Term Incentive Plan of Northern Tier Energy GP LLC.

†**10.11

Amended and Restated Crude Oil Supply Agreement dated March 29, 2012, by and between J.P. Morgan Commodities Canada Corporation and St. Paul Park Refining Co. LLC. (Incorporated by reference to Exhibit 10.9 of Amendment No. 2 to Northern Tier Energy LLC’s Registration Statement on Form S-4 filed on April 20, 2012).

**10.12

Settlement Agreement and Release dated May 4, 2012, by and between Northern Tier Energy LLC and Marathon Petroleum Company LP. (Incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1 filed on May 7, 2012.)

**21.1	List of subsidiaries of Northern Tier Energy LP.

23.1	Consent of PricewaterhouseCoopers LLP (pertaining to Northern Tier Energy LLC).

23.2	Consent of PricewaterhouseCoopers LLP (pertaining to St. Paul Park Refinery and Retail Marketing Business).

*23.3	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

*23.4	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).

**24.1	Power of Attorney (included on the signature page of the initial filing of this registration statement).

*	To be filed by amendment.
**	Previously filed.
†	Certain portions have been omitted pursuant to a pending confidential treatment request. Omitted information has been separately filed with the Securities and Exchange Commission.

Exhibit Index - ii

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1 of Northern Tier Energy, Inc. of our report dated April 10, 2012 relating to the consolidated financial statements of Northern Tier Energy LLC, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

May 30, 2012

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1 of Northern Tier Energy, Inc. of our report dated April 12, 2011, except for the change in segments described in Note 19 as to which the date is December 12, 2011, relating to the combined financial statements of the St. Paul Park Refinery & Retail Marketing Business, a component of Marathon Oil Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

May 30, 2012